     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 5, 1998

                                                      REGISTRATION NO. 333-55755
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                           FALCON HOLDING GROUP, L.P.
                           FALCON FUNDING CORPORATION
           (Exact Name of Registrants as Specified in Their Charters)

                DELAWARE                              4841                 95-4408577
               CALIFORNIA                             4841                 95-4681480
   (States or Other Jurisdictions of      (Primary Standard Industrial  (I.R.S. Employer
     Incorporation or Organization)       Classification Code Number)    Identification
                                                                            Numbers)

                      10900 WILSHIRE BOULEVARD--15TH FLOOR
                         LOS ANGELES, CALIFORNIA 90024
                                 (310) 824-9990
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrants' Principal Executive Offices)
                           --------------------------

                          STANLEY S. ITSKOWITCH, ESQ.
                           FALCON HOLDING GROUP, INC.
                      10900 WILSHIRE BOULEVARD--15TH FLOOR
                         LOS ANGELES, CALIFORNIA 90024
                                 (310) 824-9990
      (Name, Address, Including Zip Code, and Telephone Number, Including
                 Area Code, of Registrants' Agent for Service)
                           --------------------------

                Please address a copy of all communications to:

                              EDWARD J. O'CONNELL
                                THOMAS D. TWEDT
                         Dow, Lohnes & Albertson, PLLC
                        1200 New Hampshire Avenue, N.W.
                             Washington, D.C. 20036
                                 (202) 776-2000
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                           FALCON HOLDING GROUP, L.P.

 [LOGO]
                           FALCON FUNDING CORPORATION

    OFFER TO EXCHANGE 8.375% SERIES B SENIOR DEBENTURES DUE 2010 FOR ANY AND ALL OUTSTANDING 8.375% SERIES A SENIOR DEBENTURES DUE 2010 AND TO EXCHANGE 9.285% SERIES B SENIOR DISCOUNT DEBENTURES DUE 2010 FOR ANY AND ALL OUTSTANDING 9.285% SERIES A SENIOR DISCOUNT DEBENTURES DUE 2010


    THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 10, 1998, UNLESS EXTENDED.


    Falcon Holding Group, L.P., a Delaware limited partnership ("FHGLP"), and Falcon Funding Corporation, a California corporation ("FFC," and each of FHGLP and FFC being sometimes referred to herein individually as an "Issuer" and collectively as the "Issuers"), hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange (i) $1,000 original principal amount of 8.375% Series B Senior Debentures due 2010 of the Issuers (the "Senior Exchange Debentures") for each $1,000 original principal amount of the Issuers' issued and outstanding 8.375% Series A Senior Debentures due 2010 (the "Old Senior Debentures," and collectively with the Senior Exchange Debentures, the "Senior Debentures"), and (ii) $1,000 original principal amount at maturity of 9.285% Series B Senior Discount Debentures due 2010 of the Issuers (the "Senior Discount Exchange Debentures," and collectively with the Senior Exchange Debentures, the "Exchange Debentures") for each $1,000 original principal amount at maturity of the Issuers' issued and outstanding 9.285% Series A Senior Discount Debentures due 2010 (the "Old Senior Discount Debentures," and collectively with the Senior Discount Exchange Debentures, the "Senior Discount Debentures") (the Old Senior Discount Debentures and the Old Senior Debentures being sometimes referred to herein collectively as the "Old Debentures," and the Old Debentures and the Exchange Debentures being sometimes referred to herein collectively as the "Debentures"). As of the date of this Prospectus, $375,000,000 aggregate original principal amount of the Old Senior Debentures are outstanding, and $435,250,000 aggregate original principal amount at maturity of the Old Senior Discount Debentures are outstanding.

    The form and terms of the Exchange Debentures are the same as the form and terms of the corresponding Old Debentures except that (i) the issuance of the Exchange Debentures will have been registered under the Securities Act and, therefore, the Exchange Debentures will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Debentures will not be entitled to certain rights of holders of Old Debentures under the Registration Rights Agreement (as defined). The Exchange Debentures will evidence the same debt as the Old Debentures (which they replace) and will be issued under and be entitled to the benefits of the Indenture, dated as of April 3, 1998 (the "Indenture"), by and among the Issuers and U.S. Trust Company of New York, as Trustee, governing the Old Debentures. See "The Exchange Offer" and "Description of the Debentures."


    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Debentures being tendered for exchange. The Exchange Offer will expire at 5:00 p.m., New York City time, on September 10, 1998, unless the Issuers, in their sole discretion, extend the Exchange Offer (as such date may be so extended, the "Expiration Date"), in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Old Debentures tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.


    SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AUGUST 6, 1998

    The Old Senior Discount Debentures were originally issued at a price of $633.29 per $1,000 original principal amount at maturity, and each Senior Discount Exchange Denbenture will be issued with original issue discount for federal income tax purposes and will have an Accreted Value equal to that of the Old Senior Discount Debenture exchanged therefor. No interest on the Senior Discount Debentures will be payable prior to April 15, 2003; PROVIDED, HOWEVER, that any time prior to April 15, 2003, the Issuers may elect to commence accrual of cash interest on any interest payment date, in which case the outstanding principal amount at maturity of a Senior Discount Debenture will be reduced to the Accreted Value of such Debenture as of such interest payment date and interest will be payable semiannually in cash on each interest payment date thereafter.

    The Debentures will mature on April 15, 2010. The Debentures will be redeemable at the option of the Issuers, in whole or in part, at any time on or after April 15, 2003, in the case of Senior Debentures, initially at 104.188% of the principal amount thereof and, in the case of Senior Discount Debentures, initially at 104.643% of the Accreted Value thereof, in each case plus accrued and unpaid interest, if any, to the date of redemption, declining to 100% of their principal amount, plus accrued and unpaid interest, if any, on or after April 15, 2006. In addition, at any time prior to April 15, 2001, the Issuers may redeem up to 35% of the aggregate principal amount or Accreted Value, as applicable, of the Debentures with the net cash proceeds of one or more sales by the Company of its Capital Stock (as defined) (other than Redeemable Capital Stock (as defined)) at a redemption price, in the case of Senior Debentures, equal to 108.375% of the principal amount thereof and, in the case of Senior Discount Debentures, equal to 109.285% of the Accreted Value thereof, in each case plus accrued and unpaid interest, if any, to the date of redemption. In the event of a Change of Control (as defined), the holders of the Debentures will have the right to require the Issuers to purchase their Debentures at a price equal to 101% of their principal amount or Accreted Value, as the case may be, plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance, however, that the Company will have sufficient funds to pay the purchase price for all of the Debentures that might be delivered by holders in connection with a Change of Control. In addition, this provision may not afford holders of the Debentures protection in the event of certain highly leveraged transactions.

    If the TCI Contribution (as defined) is not consummated on or before June 30, 1999, the interest rate on the Senior Debentures will increase by 0.75% per annum, the Discount Debentures will bear cash interest on the Accreted Value thereof (in addition to accretion of principal) at a rate of 0.75% per annum until April 15, 2003, and thereafter the interest rate on the Senior Discount Debentures will increase by 0.75% per annum; provided that such additional interest will no longer be payable if the TCI Contribution is consummated on or before December 31, 1999.

    Although the Debentures are designated as senior obligations of the Issuers, FHGLP currently has no indebtedness that is subordinated to the Debentures. In addition, as described in greater detail below, because FHGLP is a holding company, the Debentures effectively are subordinated in right of payment to all of the outstanding indebtedness of FHGLP's subsidiaries. The Debentures will be joint and several senior unsecured obligations of the Issuers, will rank PARI PASSU in right of payment with all existing and future senior unsecured obligations of the Issuers and will be senior in right of payment to all subordinated indebtedness of the Issuers. The Issuers do not currently have any plans to incur any such subordinated indebtedness with respect to which the Debentures would be senior in right of payment. FHGLP is a holding company that has no material operations and conducts substantially all of its business through subsidiaries. As a result, FHGLP's ability to make interest and principal payments when due to the holders of the Debentures is dependent upon the receipt of sufficient funds from FHGLP's subsidiaries. The Debentures will be the obligations of the Issuers only, and the Issuers' subsidiaries will not have any obligation to pay any amounts due under the Debentures. Therefore, the Debentures will be effectively subordinated to all existing and future indebtedness and other liabilities of the Issuers' subsidiaries. As of March 31, 1998, after giving pro forma effect to the Offering (as defined), the refinancing of the Bank Credit Agreement (as defined) with proceeds from the New Credit Facility (as defined), the repurchase of all of the Notes pursuant to both the Notes Tender (as defined) and the Notes Redemption (as defined), and the consummation of the TCI Transaction, (i) the Issuers (excluding indebtedness of their subsidiaries) would not have had any indebtedness outstanding other than the Debentures (representing aggregate indebtedness of approximately $650.6 million as of the date of issuance) and (ii) the Issuers' subsidiaries would have had $936.5 million of indebtedness outstanding, all of which would have been effectively senior to the Debentures. In addition, the New Credit Facility is collateralized by a pledge of the partnership and other equity interests of substantially all of FHGLP's subsidiaries and a negative pledge on the assets of such subsidiaries, subject to a subsequent grant of a security interest in such assets if the TCI Transaction has not closed by December 31, 1998.

    FFC is a wholly owned subsidiary of FHGLP and was incorporated solely for the purpose of serving as a co-issuer of the Debentures. FFC does not have any material operations or assets and will not have any revenues. Prospective purchasers of the Debentures should not expect FFC to participate in servicing the principal, interest, premium, if any, or any other payment obligations on the Debentures.

    The Exchange Offer is being made pursuant to the Registration Rights Agreement, dated as of April 3, 1998 (the "Registration Rights Agreement"), among the Issuers and Morgan Stanley & Co. Incorporated, Lazard Freres & Co. LLC, Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancAmerica Robertson Stephens, BancBoston Securities Inc., Chase Securities Inc., CIBC Oppenheimer, NationsBanc Montgomery Securities LLC and TD Securities (USA) Inc., as the Placement Agents for the initial offering of the Old Debentures (the "Placement Agents"). Upon consummation of the Exchange Offer, holders of Old Debentures that were not prohibited from participating in the Exchange Offer and did not tender their Old Debentures will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Debentures and, accordingly, such Old Debentures will continue to be subject to the restrictions on transfer contained in the legend thereon.

    Based upon interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters issued to third parties (including EXXON CAPITAL HOLDINGS CORP., SEC No-Action Letter (April 13, 1989); MORGAN STANLEY & CO. INC., SEC No-Action Letter (June 5,
1991); and SHEARMAN & STERLING, SEC No-Action Letter (July 2, 1993)), the Issuers believe that the Exchange Debentures issued pursuant to the Exchange Offer in exchange for Old Debentures may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")), without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Debentures are acquired in the ordinary course of such holder's business and that at the time of the consummation of the Exchange Offer such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Debentures. See "The Exchange Offer--Resale of the Exchange Debentures." Holders of Old Debentures wishing to accept the Exchange Offer must represent to the Issuers, as required by the Registration Rights Agreement, that such conditions have been met and that such holder is not an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act. Each broker-dealer that is the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of Exchange Debentures received by such broker-dealer for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by any person subject to the prospectus delivery requirements of the Securities Act (other than a Participating Broker Dealer (an "Excluded Participating Broker Dealer") who either (x) acquired Debentures other than for its own account as a result of market-making activities or other trading activities or (y) has entered into any arrangement or understanding with any Issuer or any affiliate of any Issuer to distribute the Exchange Debentures). See "Plan of Distribution."

    The Old Debentures were originally issued and sold on April 3, 1998 in an offering of $375,000,000 aggregate original principal amount of the Senior Debentures and $435,250,000 aggregate original Principal Amount at Maturity of the Discount Debentures (the "Offering"). The Offering was exempt from registration under the Securities Act in reliance upon the exemptions provided by Section 4(2), Rule 144A and Regulation S of the Securities Act. Accordingly, the Old Debentures may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

    The Issuers have not entered into any arrangement or understanding with any person to distribute the Exchange Debentures to be received in the Exchange Offer, and to the best of the Issuers' information and belief, each person participating in the Exchange Offer is acquiring the Exchange Debentures in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the Exchange Debentures to be received in the Exchange Offer. Any holder who is an "affiliate" of the Issuers (within the meaning of Rule 405 under the Securities Act), who does not acquire the Exchange Debentures in the ordinary course of business or who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Debentures could not rely on the position of the staff of the Commission enunciated in the no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Issuers.

    There has not previously been any public market for the Old Debentures or the Exchange Debentures. Although the Debentures are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market, there can be no assurance that an active market for the Exchange Debentures will develop. Moreover, to the extent that Old Debentures are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Debentures could be adversely affected. The Company has been advised by the Placement Agents that they presently intend to make a market in the Exchange Debentures. However, the Placement Agents are not obligated to do so, and any market-making activity with respect to the Exchange Debentures may be discontinued at any time without notice. See "Risk Factors--Lack of Public Market for the Debentures."

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUERS ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD DEBENTURES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


    UNTIL NOVEMBER 5, 1998 (90 DAYS AFTER COMMENCEMENT OF THE EXCHANGE OFFER), ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE DEBENTURES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


    The Exchange Debentures will be available initially only in book-entry form and the Issuers expect that the Exchange Debentures issued pursuant to the Exchange Offer will be represented by one or more Global Debentures (as defined), which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Debentures will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. After the initial issuance of the Global Debentures, Debentures in certificated form will be issued in exchange for the Global Debentures only under limited circumstances as set forth in the Indenture. See "Description of the Debentures--Book-Entry; Delivery and Form."

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................   17
The TCI Transaction.......................................................   26
Use of Proceeds...........................................................   30
Capitalization............................................................   31
Selected Consolidated Financial Data......................................   32
Pro Forma Condensed Combined Financial Data...............................   34
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   44
Business..................................................................   56
Legislation and Regulation................................................   76
Management................................................................   83
Certain Relationships and Related Transactions............................   91
Security Ownership of Certain Beneficial Owners and Management............   94
Description of the Partnership Agreements.................................   96
Description of Certain Indebtedness.......................................  108
The Exchange Offer........................................................  112
Description of the Debentures.............................................  122
Federal Income Tax Considerations.........................................  153
Plan of Distribution......................................................  158
Legal Matters.............................................................  159
Experts...................................................................  159
Available Information.....................................................  159
Index to Financial Statements.............................................  F-1


                            ------------------------

    THIS PROSPECTUS INCLUDES "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES ACT. ALL STATEMENTS REGARDING THE ISSUERS' EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS ARE FORWARD LOOKING STATEMENTS. ALTHOUGH THE ISSUERS BELIEVE THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD LOOKING STATEMENTS ARE REASONABLE, THE ISSUERS CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD LOOKING STATEMENTS ATTRIBUTABLE TO THE ISSUERS OR PERSONS ACTING ON THE ISSUERS' BEHALF, ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND HISTORICAL AND PRO FORMA FINANCIAL STATEMENTS AND THE DEBENTURES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, THE "COMPANY" REFERS TO FALCON HOLDING GROUP, L.P., A DELAWARE LIMITED PARTNERSHIP ("FHGLP"), AND ITS SUBSIDIARIES (INCLUDING CONSOLIDATED PARTNERSHIPS) UNLESS THE CONTEXT REQUIRES OTHERWISE. THE COMPANY HAS ENTERED INTO A DEFINITIVE AGREEMENT WITH TCI FALCON HOLDINGS, LLC ("TCI"), AN AFFILIATE OF TELE-COMMUNICATIONS, INC., FALCON COMMUNICATIONS, L.P., A NEWLY ORGANIZED HOLDING COMPANY ("NEW FALCON"), THE EXISTING PARTNERS OF FHGLP AND INVESTORS IN FALCON VIDEO (AS DEFINED) TO CONSOLIDATE UNDER THE COMMON OWNERSHIP AND CONTROL OF NEW FALCON SUBSTANTIALLY ALL OF THE COMPANY'S EXISTING CABLE OPERATIONS (THE "FALCON SYSTEMS") AND CERTAIN CABLE TELEVISION SYSTEMS OWNED AND OPERATED BY AFFILIATES OF TCI (THE "TCI SYSTEMS"). FHGLP WILL RETAIN ITS OWNERSHIP INTERESTS (RANGING FROM 0.5% TO 1.0%) IN THE SYSTEMS UNDER THE MANAGEMENT OF ENSTAR COMMUNICATIONS CORPORATION ("ENSTAR"), AN INDIRECT SUBSIDIARY OF FHGLP (THE "ENSTAR SYSTEMS"), AS WELL AS CERTAIN OTHER NON-OPERATING ASSETS THAT WILL NOT BE TRANSFERRED TO NEW FALCON. FHGLP WILL OWN, SUBJECT TO POSSIBLE ADJUSTMENT PURSUANT TO THE CONTRIBUTION AGREEMENT (AS DEFINED), WHICH SPECIFIES THE ASSETS THAT WILL BE CONTRIBUTED TO NEW FALCON, APPROXIMATELY 53% OF THE EQUITY OF NEW FALCON AND WILL SERVE AS THE MANAGING GENERAL PARTNER OF NEW FALCON. TCI WILL OWN, SUBJECT TO POSSIBLE ADJUSTMENT PURSUANT TO THE CONTRIBUTION AGREEMENT, APPROXIMATELY 47% OF THE EQUITY OF NEW FALCON. IT IS CONTEMPLATED THAT, AS A RESULT OF THE TCI TRANSACTION, THE DEBENTURES WILL BE ASSUMED BY NEW FALCON, WHICH WILL BE SUBSTITUTED FOR FHGLP AS AN OBLIGOR UNDER THE DEBENTURES. THE TCI TRANSACTION IS PRESENTLY EXPECTED TO BE COMPLETED IN THE THIRD QUARTER OF 1998, ALTHOUGH THERE CAN BE NO ASSURANCES AS TO THE SUCCESSFUL COMPLETION OF THE TCI TRANSACTION. SEE "RISK FACTORS--CONDITIONS OF CLOSING THE TCI TRANSACTION" AND "THE TCI TRANSACTION."

                                  THE COMPANY

    The Company owns or manages cable television systems in 26 states. On December 30, 1997, FHGLP entered into a definitive agreement with TCI to consolidate substantially all of the Company's cable television systems and certain systems owned and operated by affiliates of TCI (the "TCI Transaction"). Upon consummation of the TCI Transaction, the Company will be the 13th largest cable television operator in the United States, serving subscribers principally in California, Oregon, Washington, Missouri and Alabama. After giving effect to the TCI Transaction, the Company would have served approximately 1,070,000 basic subscribers at March 31, 1998. Led by Marc B. Nathanson, the Chairman and Chief Executive Officer, and Frank J. Intiso, the President and Chief Operating Officer, the Company's senior management team has an average of over 19 years of experience in the cable industry and has worked together for over a decade.

    The Company's owned cable television systems (the "Owned Systems") are located in 23 states, principally California, Oregon, Missouri, Georgia, North Carolina, Texas and Kentucky. As of March 31, 1998, the Owned Systems passed approximately 1,008,000 homes and served approximately 607,000 basic subscribers. The Company also holds varying equity interests in and manages certain other cable television systems (the "Affiliated Systems" and, together with the Owned Systems, the "Falcon Systems"). The Affiliated Systems are located in 14 states, including South Carolina, Kentucky, Illinois, Washington and Tennessee. As of March 31, 1998, the Affiliated Systems passed approximately 262,000 homes and served approximately 170,000 basic subscribers.

    The Company is a leading operator of cable systems primarily located in small to medium-sized communities and suburban areas surrounding large and medium-sized cities proximate to many of the major television markets in the United States (also known as "Designated Market Areas" or "DMAs"). Management believes that the Company's cable systems generally have higher operating cash flow margins and more predictable operating cash flow and are subject to less risk of increased competition than systems in large urban cities. In many of the Company's markets, consumers have access to only a limited number of over-the-air broadcast television signals. In addition, these markets typically offer fewer competing entertainment alternatives than large urban cities. Management also believes that its cable television systems generally have a more stable customer base and generally have lower labor, operating and system construction costs than systems in urban markets.

    The principal executive offices of the Company are located at 10900 Wilshire Boulevard, 15th Floor, Los Angeles, California 90024, and the Company's telephone number is (310) 824-9990.

BUSINESS STRATEGY

    FOCUS ON SMALL AND MEDIUM-SIZED MARKETS. The Company's business strategy has focused on serving small to medium-sized communities and the suburbs of certain cities. The Company believes that given a similar technical and channel capacity/utilization profile, its cable television systems generally involve less risk of increased competition than systems in large urban cities. The Falcon Systems, taken as a whole, are not dependent on any single local economy, are resistant to regional economic fluctuations, and provide the Company with stable revenue and operating cash flow streams. However, it is the goal of the Company to consolidate its operations in fewer states while continuing its geographic and economic market diversity and maintaining or increasing its current revenue and cash flow.

    CLUSTERING OF CABLE SYSTEM PROPERTIES. Management plans to continue its acquisition strategy by pursuing opportunities to purchase cable television systems in the Company's existing DMAs as well as by entering new DMAs, if and when attractive acquisition opportunities become available. In addition to opportunities to acquire systems, management expects to pursue opportunities to exchange certain of its systems for other cable television properties with both TCI and other cable operators, to further facilitate the Company's clustering strategy, and to concentrate in fewer states.

    REBUILD AND UPGRADE CABLE SYSTEMS. Through the upgrade of its cable plant, including the utilization of addressable technology, fiber optic cable and digital compression, the Company seeks to benefit from providing additional tiers of programming and from the further development of advertising, pay-per-view and home shopping services, as well as possible future services such as Internet access, video-on-demand and other interactive services. Through a significant capital expenditure program, the Company plans to increase this channel capacity in most of its clusters by deploying fiber optic cable, digital compression or both. However, many of the Falcon Systems currently have almost no available channel capacity with which to add new channels or to further expand pay-per-view offerings to customers. See "Risk Factors--Lack of Available Channel Capacity for New Channels or Expanded Services."

    MAXIMIZE REVENUES AND CASH FLOW MARGINS. The Company seeks to maximize revenues by increasing subscriptions to basic, expanded basic, and other tiers of satellite services and premium programming services through a combination of innovative marketing programs, an emphasis on customer service and active community relations. As a result of the Company's success in facilitating revenue growth, combined with operating efficiencies generated by the Company's clustering strategy, economies of scale, volume discounts for cable programming and decentralized management structure, the Company believes its operating cash flow margins have been and continue to be among the highest in the cable television industry. The Company has, however, historically reported net losses. See "Risk Factors--Substantial Leverage; History of Net Losses."

    BENEFIT FROM PARTNERSHIP WITH TCI. The Company expects that it will derive numerous operational synergies from its partnership with TCI, including increased concentration of cable systems, purchasing discounts and other economies arising from more streamlined management of Company assets and those assets contributed by TCI. The Company will also benefit from the expertise and valuable industry knowledge of TCI's Leo J. Hindery, Jr. and William R. Fitzgerald, who will join New Falcon's Advisory Committee upon consummation of the TCI Transaction.

                              THE TCI TRANSACTION

    On December 30, 1997, the Company entered into a definitive agreement with TCI to consolidate substantially all of the Falcon Systems and all of the TCI Systems into New Falcon, a newly organized holding company. Following the consummation of the TCI Transaction, the Company will own approximately 53% and TCI will own approximately 47% of the equity of New Falcon, subject to possible adjustment pursuant to the Contribution Agreement. FHGLP will serve as the managing general partner of New Falcon. Following the consummation of the TCI Transaction, FHGLP will not own any cable television systems. FHGLP will continue to hold its equity ownership interests (ranging from 0.5% to 1.0%) in the Enstar Systems, and New Falcon will manage such systems. FHGLP's only other assets following the TCI Transaction will be its interest in New Falcon and certain immaterial, passive minority investments. See "Business--International Activities" and "--Other Investments."

    Under the terms of the TCI Transaction, TCI will contribute certain cable television systems serving approximately 293,000 basic subscribers in small and medium-sized markets in California, Oregon, Washington, Missouri and Alabama. As adjusted for the TCI Transaction, the concentration of the Company's subscribers will increase to 69% in these five states, resulting in increased capital, personnel, marketing and advertising sales efficiencies. Additionally, the Company's increased concentration will provide greater critical mass to launch new services and enhance revenue opportunities.

    The Company plans to improve and integrate the TCI Systems through the consolidation of certain headends, the streamlining of management and the leveraging of economies of scale for marketing and advertising promotions. Giving pro forma effect to the consummation of the TCI Transaction, certain subscriber and operating data for the Company as of and for the three months ended March 31, 1998 are as follows:

                                                                         PRO FORMA AT MARCH 31, 1998(1)
                                                               --------------------------------------------------
                                                                    FALCON
                                                                  SYSTEMS(2)     TCI SYSTEMS   NEW FALCON SYSTEMS
                                                               ----------------  ------------  ------------------
Homes passed.................................................       1,118,735        438,950         1,557,685
Basic subscribers............................................         681,734        293,266           975,000
Basic penetration............................................           60.9%          66.8%             62.6%
Basic subscribers per headend................................           2,738          6,817             3,339

                                                                 PRO FORMA THREE MONTHS ENDED MARCH 31, 1998(1)
                                                               --------------------------------------------------
                                                                    FALCON
                                                                  SYSTEMS(2)     TCI SYSTEMS   NEW FALCON SYSTEMS
                                                               ----------------  ------------  ------------------
                                                                (IN THOUSANDS OF DOLLARS, EXCEPT PER SUBSCRIBER
                                                                                     DATA)
Total revenues...............................................     $   75,476      $   30,071       $  105,547
Operating loss...............................................     $     (809)     $   (5,347)      $   (6,156)
Net loss.....................................................     $  (25,974)     $  (11,527)      $  (37,501)
EBITDA(3)....................................................         38,610          11,525           50,135
EBITDA margin................................................          51.2%           38.3%            47.5%
Average monthly revenue per basic subscriber.................     $    36.51      $    34.20       $    35.82
Average monthly EBITDA per basic subscriber..................          18.88           13.10            17.14

------------------------
(1) See "Selected Consolidated Financial Data" and "Pro Forma Condensed Combined Financial Data."

(2) Includes Falcon Classic (as defined) and Falcon Video systems, but excludes the Enstar Systems. Substantially all the Falcon Classic systems were acquired in March 1998, and the remaining system was acquired in July 1998. The Falcon Video systems are currently managed by FHGLP as part of the Affiliated Systems, and Falcon Video will become an Owned Subsidiary of New Falcon following consummation of the TCI Transaction. The Falcon Video systems had approximately 70,607 basic subscribers as of March 31, 1998. The Enstar Systems had approximately 95,000 basic subscribers as of March 31, 1998, and the Company will continue to manage the Enstar Systems following consummation of the TCI Transaction.

(3) EBITDA is calculated as operating income before depreciation and amortization. See footnote (6) to "Selected Consolidated Financial Data."

    Upon consummation of the TCI Transaction, it is contemplated that FHGLP's obligations under the Debentures will be assumed by New Falcon, which will be substituted for FHGLP as an obligor thereunder. FHGLP commenced on April 20, 1998 an offer to purchase (the "Notes Tender") all of the $282.2 million aggregate principal amount of the Company's outstanding 11% Senior Subordinated Notes due 2003 (the "Notes"). The Notes Tender expired on May 18, 1998, and FHGLP repurchased approximately $247.8 million aggregate principal amount of the Notes on May 19, 1998 pursuant to the terms of the Notes Tender. The Company will redeem the remaining outstanding Notes prior to October 15, 1998 in accordance with the redemption provisions of the indenture governing the Notes. See "Description of Certain Indebtedness--11% Senior Subordinated Notes due 2003." If the TCI Transaction is consummated before all of the Notes have been redeemed, New Falcon will initially assume (subject to a subsequent assumption by New Falcon II, as described below) the rights and obligations of FHGLP under the Notes. In addition, New Falcon will assume certain other FHGLP and TCI indebtedness. See "Use of Proceeds" and "Capitalization."

    On June 30, 1998, the Company entered into a new $1.5 billion senior bank credit agreement (the "New Credit Facility"), which provides for three committed credit facilities (one revolving credit facility and two term loans) and one uncommitted supplemental credit facility (the terms of which will be negotiated at the time the Company makes a request to draw on such facility). See "Description of Certain Indebtedness--New Credit Facility." The Owned Subsidiaries (as defined), other than Falcon Video, are the initial borrowers under the New Credit Facility. Immediately prior to the TCI Closing (as defined), Falcon Video will use proceeds from borrowings under the New Credit Facility to satisfy in part its obligations under certain financing notes. Upon the TCI Closing, the Company will use proceeds from additional borrowings under the New Credit Facility to refinance any other senior indebtedness of the Company, including without limitation certain existing senior indebtedness of Falcon Video, the initial borrowings of Falcon Video under the New Credit Facility, and the indebtedness of TCI to be assumed by New Falcon at the TCI Closing. See "The TCI Transaction."

    The consummation of the TCI Transaction is subject to, among other things, the satisfaction of customary closing conditions and the receipt of certain third-party and governmental approvals, including the consent of franchising authorities. Although there can be no assurances that such closing conditions will be satisfied or that the TCI Transaction will be consummated, management presently anticipates that the TCI Transaction will be consummated during the third quarter of 1998. See "Risk Factors--Conditions of Closing the TCI Transaction."

    Immediately following the consummation of the TCI Transaction, New Falcon will contribute substantially all of its assets to Falcon Cable Communications, LLC ("New Falcon II"), a newly formed limited liability company wholly owned by New Falcon. New Falcon II will assume certain indebtedness, including any Notes that remain outstanding and any indebtedness outstanding under the New Credit Facility, but excluding the Debentures. New Falcon II will thereupon be substituted for New Falcon as the obligor under the Notes and become the sole borrower under the New Credit Facility. New Falcon II will then contribute the TCI Systems to the Owned Subsidiaries. See "Risk Factors--Dependence on Receipt of Funds From Operating Subsidiaries to Service Debentures; Structural Subordination."

    As part of the TCI Transaction, FHGLP will redeem a specified portion of the partnership interests in FHGLP currently held by certain of the non-management limited partners of FHGLP (the "Redeemed Partners") in exchange for a portion of FHGLP's limited partnership interest in New Falcon (such portion being referred to herein as the "New Falcon Interests"). Following the redemption, TCI will purchase the New Falcon Interests from the Redeemed Partners for cash in the approximate aggregate amount of $154.7 million. See "Risk Factors--Conditions of Closing the TCI Transaction" and "--Obligations of FHGLP to Redeem Limited Partnership Interests."

    New Falcon is a California limited partnership that will operate under the name "Falcon Communications, L.P.," and all of the systems owned and operated by New Falcon will operate under the names "Falcon" or "Falcon Cable TV."

    On June 24, 1998, AT&T Corp. and Tele-Communications, Inc. announced that they have entered into an agreement under which AT&T Corp. would acquire Tele-Communications, Inc. by merger. Although there can be no assurances as to whether this merger will be consummated, the Company does not anticipate that this proposed merger will have any material adverse effect upon the consummation of the TCI Transaction.

    The following chart illustrates in summary form the structure of FHGLP, New Falcon and certain affiliated entities upon consummation of the TCI Transaction (including the assumption by New Falcon of all of the obligations of FHGLP under the Debentures offered hereby).

                             [ORGANIZATIONAL CHART]
    (1) FHGLP will retain its ownership interests (ranging from 0.5% to 1.0%) in the Enstar Systems, as well as certain other non-operating assets. New Falcon will provide management services to, and receive management fees and reimbursement of expenses from, the Enstar Systems.

    (2) Subject to possible adjustment pursuant to the Contribution Agreement.

    (3) On May 19, 1998, FHGLP repurchased approximately $247.8 million aggregate principal amount of the outstanding Notes and prior to October 15, 1998, FHGLP will redeem the approximately $34.4 million remaining outstanding Notes.

    (4) Includes the cable television systems acquired from Falcon Classic.

    (5) These groups are for illustrative purposes only. The systems are, or will be, owned by the Owned Subsidiaries.

                                  RISK FACTORS

    Ownership of the Debentures involves certain risks, including that the Company is, and will continue to be, highly leveraged, that the Company has a history of net losses, that the Debentures will be effectively subordinated to all future and existing indebtedness of the Issuers' subsidiaries and that FHGLP may be required to repurchase certain limited partnership interests in the future. These and other risks are described in detail under "Risk Factors," and holders of the Old Debentures should consider carefully the risks described therein, as well as the other information contained in this Prospectus, before tendering the Old Debentures for the Exchange Debentures.

                              RECENT DEVELOPMENTS

    FHGLP commenced the Notes Tender on April 20, 1998, and the Notes Tender expired on May 18, 1998. FHGLP repurchased approximately $247.8 million aggregate principal amount of the Notes on May 19, 1998 pursuant to the terms of the Notes Tender with borrowings under the Company's prior senior bank credit agreement (the "Bank Credit Agreement"). Under the indenture governing the Notes, FHGLP has the right to redeem all or a portion of the Notes on or after September 15, 1998 at 105.5% of the outstanding principal amount thereof, plus accrued interest, to the redemption date. The Company will redeem the remaining approximately $34.4 million aggregate principal amount of outstanding Notes prior to October 15, 1998 in accordance with the redemption provisions of the indenture governing the Notes (the "Notes Redemption"). The Company will use borrowings under the New Credit Facility to effect the Notes Redemption. In addition, in connection with the Notes Tender, FHGLP solicited and received sufficient consents to amend the indenture governing the Notes to eliminate certain covenants and events of default. See "Description of Certain Indebtedness--11% Senior Subordinated Notes due 2003."

    On June 30, 1998, the Company entered into the New Credit Facility. See "Description of Certain Indebtedness--New Credit Facility." The Company borrowed approximately $425.8 million under the New Credit Facility on June 30, 1998, approximately $329 million of which was used to repay the remaining indebtedness outstanding under the Bank Credit Agreement. The remaining proceeds resulted in an excess cash balance of approximately $90 million (after payment of approximately $4.5 million in fees and expenses related to the New Credit Facility).

                                  THE OFFERING

Old Debentures:                     The Old Debentures were sold by the Issuers on April 3,
                                    1998 to the Placement Agents pursuant to a Placement
                                    Agreement, dated April 3, 1998 (the "Placement
                                    Agreement"), among the Issuers and the Placement Agents.
                                    The Placement Agents subsequently placed the Old
                                    Debentures with (i) qualified institutional buyers
                                    pursuant to Rule 144A under the Securities Act, (ii)
                                    other institutional "accredited investors" (as defined
                                    in Rule 501(a)(1), (2), (3) or (7) under the Securities
                                    Act) and (iii) qualified buyers outside the United
                                    States in reliance upon Regulation S under the
                                    Securities Act.
Registration Rights Agreement:      Pursuant to the Placement Agreement, the Issuers and the
                                    Placement Agents entered into a Registration Rights
                                    Agreement, dated as of April 3, 1998 (the "Registration
                                    Rights Agreement"), which grants the holders of the Old
                                    Debentures certain exchange and registration rights. The
                                    Exchange Offer is intended to satisfy such exchange
                                    rights, which terminate upon the consummation of the
                                    Exchange Offer.

                                     THE EXCHANGE OFFER
Securities Offered:                 $375,000,000 aggregate original principal amount of
                                    8.375% Series B Senior Debentures due 2010 (the "Senior
                                    Exchange Debentures") and $435,250,000 aggregate
                                    original principal amount at maturity of 9.285% Series B
                                    Senior Discount Debentures due 2010 (the "Senior
                                    Discount Exchange Debentures"); PROVIDED, HOWEVER, that
                                    any time prior to April 15, 2003, the Issuers may elect
                                    to commence accrual of cash interest on the Senior
                                    Discount Exchange Debentures on any interest payment
                                    date, in which case the outstanding principal amount at
                                    maturity of a Senior Discount Debenture will be reduced
                                    to the Accreted Value of such Debenture as of such
                                    interest payment date and interest will be payable
                                    semiannually in cash on each interest payment date
                                    thereafter.
The Exchange Offer:                 $1,000 original principal amount of Senior Exchange
                                    Debentures in exchange for each $1,000 original
                                    principal amount of Old Senior Debentures, and $1,000
                                    original principal amount at maturity of Senior Discount
                                    Exchange Debentures in exchange for each $1,000 original
                                    principal amount at maturity of Old Senior Discount
                                    Debentures.The Issuers will issue the Exchange
                                    Debentures on or promptly after the Expiration Date.
                                    Based upon interpretations by the staff of the
                                    Commission set forth in certain no-action letters issued
                                    to third parties (including EXXON CAPITAL HOLDINGS
                                    CORP., SEC No-Action Letter (April 13, 1989); MORGAN
                                    STANLEY & CO. INC., SEC No-Action Letter (June 5, 1991);
                                    and SHEARMAN & STERLING, SEC No-Action Letter (July 2,
                                    1993)), the Issuers believe that Exchange Debentures
                                    issued pursuant to the Exchange Offer in exchange for
                                    Old Debentures may be offered for resale, resold and
                                    otherwise transferred by any holder thereof (other than
                                    any such holder that is an "affiliate" of the Issuers
                                    within the meaning of

                                    Rule 405 under the Securities Act) without compliance
                                    with the registration and prospectus delivery
                                    requirements of the Securities Act, provided that such
                                    Exchange Debentures are acquired in the ordinary course
                                    of such holder's business and that at the time of the
                                    consummation of the Exchange Offer such holder has no
                                    arrangement or understanding with any person to partici-
                                    pate in the distribution of such Exchange Debentures.
                                    Any Participating Broker-Dealer that acquired Old
                                    Debentures for its own account may be a statutory
                                    underwriter. Each Participating Broker-Dealer that
                                    receives Exchange Debentures for its own account
                                    pursuant to the Exchange Offer must acknowledge that it
                                    will deliver a prospectus in connection with any resale
                                    of such Exchange Notes. The Letter of Transmittal states
                                    that by so acknowledging and by delivering a prospectus,
                                    a Participating Broker-Dealer will not be deemed to
                                    admit that it is an "underwriter" within the meaning of
                                    the Securities Act. This Prospectus, as it may be
                                    amended or supplemented from time to time, may be used
                                    by any person subject to the prospectus delivery
                                    requirements of the Securities Act (other than an
                                    Excluded Participating Broker Dealer). The Issuers have
                                    agreed that, for a period of up to 180 days after the
                                    consummation of the Exchange Offer (subject to extension
                                    under certain circumstances), they will use their
                                    reasonable best efforts to keep the Exchange Offer
                                    Registration Statement effective and to amend and
                                    supplement this Prospectus in order to permit this
                                    Prospectus to be lawfully delivered by all persons
                                    subject to the prospectus delivery requirements of the
                                    Securities Act (provided that, as set forth in the
                                    Letter of Transmittal, such persons shall have expressed
                                    that they may be subject to such requirements and have
                                    undertaken to use their reasonable best efforts to
                                    notify Holdings when they are no longer subject to such
                                    requirements). See "Plan of Distribution."
                                    Any holder who is an "affiliate" of the Issuers (within
                                    the meaning of Rule 405 under the Securities Act), who
                                    does not acquire the Exchange Debentures in the ordinary
                                    course of business or who tenders in the Exchange Offer
                                    for the purpose of participating in a distribution of
                                    the Exchange Debentures could not rely on the position
                                    of the staff of the Commission enunciated in the
                                    above-mentioned no-action letters and, in the absence of
                                    an exemption therefrom, must comply with the regis-
                                    tration and prospectus delivery requirements of the
                                    Securities Act in connection with any resale
                                    transaction. Failure to comply with such requirements in
                                    such instance may result in such holder incurring
                                    liability under the Securities Act for which the holder
                                    is not indemnified by the Issuers.
Expiration Date:                    5:00 p.m., New York City time, on September 10, 1998
                                    unless the Exchange Offer is extended, in which case the
                                    term "Expiration Date" means the latest date and time to
                                    which the Exchange Offer is extended.

Principal Amount of and Accreted
  Value on the Exchange Debentures
  and the Old Debentures:           Each Senior Exchange Debenture will have a principal
                                    amount equal to that of the Old Senior Debenture for
                                    which it is exchanged, and each Senior Discount Exchange
                                    Debenture will have an Accreted Value equal to that of
                                    the Old Senior Discount Debenture for which it is
                                    exchanged.
Conditions to the Exchange Offer:   The Exchange Offer is subject to certain customary
                                    conditions, which may be waived by the Issuers. See "The
                                    Exchange Offer-- Conditions."
Procedures for Tendering Old
  Debentures:                       Each holder of Old Debentures wishing to accept the
                                    Exchange Offer must complete, sign and date the
                                    accompanying Letter of Transmittal, or a facsimile
                                    thereof, or transmit an Agent's Message (as defined) in
                                    connection with a book-entry transfer, in accordance
                                    with the instructions contained herein and therein, and
                                    mail or otherwise deliver such Letter of Transmittal, or
                                    such facsimile, or such Agent's Message, together with
                                    the Old Debentures and any other required documentation
                                    to the Exchange Agent (as defined) at the address set
                                    forth herein. By executing the Letter of Transmittal or
                                    Agent's Message, each holder will be deemed to represent
                                    to the Issuers that, among other things, the Exchange
                                    Debentures acquired pursuant to the Exchange Offer are
                                    being obtained in the ordinary course of business of the
                                    person receiving such Exchange Debentures, whether or
                                    not such person is the holder, that neither the holder
                                    nor any such other person has any arrangement or
                                    understanding with any person to participate in the
                                    distribution of such Exchange Debentures and that
                                    neither the holder nor any such other person is an
                                    "affiliate," as defined under Rule 405 of the Securities
                                    Act, of the Issuers. See "The Exchange Offer--Purpose
                                    and Effect of the Exchange Offer" and "--Procedures for
                                    Tendering."
Untendered Old Debentures:          Following the consummation of the Exchange Offer,
                                    holders of Old Debentures eligible to participate but
                                    who do not tender their Old Debentures will not have any
                                    further exchange rights and such Old Debentures will
                                    continue to be subject to certain restrictions on
                                    transfer. Accordingly, the liquidity of the market for
                                    such Old Debentures could be adversely affected.
Consequences of Failure to
  Exchange:                         The Old Debentures that are not exchanged pursuant to
                                    the Exchange Offer will remain restricted securities.
                                    Accordingly, such Old Debentures may be resold only (i)
                                    to the Issuers, (ii) pursuant to Rule 144A or Rule 144
                                    under the Securities Act or pursuant to some other
                                    exemption under the Securities Act, (iii) outside the
                                    United States to a foreign person pursuant to the
                                    requirements of Rule 904 under the Securities Act, or
                                    (iv) pursuant to an effective registration statement
                                    under the Securities Act. See "The Exchange
                                    Offer--Consequences of Failure to Exchange."

Shelf Registration Statement:       If (i) the Issuers determine that the Exchange Offer
                                    would violate applicable law or the applicable
                                    interpretations of the Commission, (ii) the Exchange
                                    Offer is not for any other reason consummated by
                                    September 30, 1998 or (iii) the Exchange Offer has been
                                    completed and, in the opinion of counsel for the
                                    Placement Agents, a registration statement must be filed
                                    and a prospectus must be delivered by the Placement
                                    Agents in connection with any offer or sale of the
                                    Exchange Debentures, the Issuers shall file a shelf
                                    registration statement (the "Shelf Registration
                                    Statement") covering the Old Debentures. The Issuers
                                    have agreed to use their best efforts to maintain the
                                    effectiveness of the Shelf Registration Statement until
                                    the date which is two years from the date of issuance of
                                    the Old Debentures.
Special Procedures for Beneficial
  Owners:                           Any beneficial owner whose Old Debentures are registered
                                    in the name of a broker, dealer, commercial bank, trust
                                    company or other nominee and who wishes to tender should
                                    contact such registered holder promptly and instruct
                                    such registered holder to tender on such beneficial
                                    owner's behalf. If such beneficial owner wishes to
                                    tender on such owner's own behalf, such owner must,
                                    prior to completing and executing the Letter of
                                    Transmittal and delivering its Old Debentures, either
                                    make appropriate arrangements to register ownership of
                                    the Old Debentures in such owner's name or obtain a
                                    properly completed bond power from the registered
                                    holder. The transfer of registered ownership may take
                                    considerable time.
Guaranteed Delivery Procedures:     Holders of Old Debentures who wish to tender their Old
                                    Debentures and whose Old Debentures are not immediately
                                    available or who cannot deliver their Old Debentures,
                                    the Letter of Transmittal or any other documents
                                    required by the Letter of Transmittal to the Exchange
                                    Agent (or comply with the procedures for book-entry
                                    transfer) prior to the Expiration Date must tender their
                                    Old Debentures according to the guaranteed delivery
                                    procedures set forth in "The Exchange Offer--Guaranteed
                                    Delivery Procedures."
Withdrawal Rights:                  Tenders may be withdrawn at any time prior to 5:00 p.m.,
                                    New York City time, on the Expiration Date.
Acceptance of Old Debentures and
  Delivery of Exchange Debentures:  The Issuers will accept for exchange any and all Old
                                    Debentures which are properly tendered in the Exchange
                                    Offer prior to 5:00 p.m., New York City time, on the
                                    Expiration Date. The Exchange Debentures issued pursuant
                                    to the Exchange Offer will be delivered promptly
                                    following the Expiration Date. See "The Exchange
                                    Offer--Terms of the Exchange Offer."
Federal Income Tax Considerations:  The exchange pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. See
                                    "Federal Income Tax Considerations."
Use of Proceeds:                    There will be no cash proceeds to the Issuers from the
                                    exchange pursuant to the Exchange Offer.
Exchange Agent:                     U.S. Trust Company of New York

                            THE EXCHANGE DEBENTURES

General:                            The form and terms of the Exchange Debentures are the
                                    same as the form and terms of the Old Debentures (which
                                    they replace) except that (i) the Exchange Debentures
                                    have been registered under the Securities Act and,
                                    therefore, will not bear legends restricting the
                                    transfer thereof, and (ii) the holders of Exchange
                                    Debentures will not be entitled to certain rights under
                                    the Registration Rights Agreement, including the
                                    provisions providing for an increase in the interest
                                    rate on the Old Debentures in certain circumstances
                                    relating to the timing of the Exchange Offer, which
                                    rights will terminate when the Exchange Offer is
                                    consummated. See "The Exchange Offer--Purpose and Effect
                                    of the Exchange Offer." The Exchange Debentures will
                                    evidence the same debt as the Old Debentures and will be
                                    entitled to the benefits of the Indenture. See
                                    "Description of the Debentures."

Issuers:                            The Exchange Debentures will be the joint and several
                                    obligations of FHGLP and FFC. Upon the consummation of
                                    the TCI Transaction, FHGLP's obligations under the
                                    Exchange Debentures will be assumed by New Falcon, which
                                    will be substituted for FHGLP as an obligor under the
                                    Exchange Debentures.

Senior Exchange Debentures:

Maturity Date:                      April 15, 2010.

Interest Payment Dates:             Cash interest on the Senior Debentures will accrue at a
                                    rate of 8.375% per annum and will be payable
                                    semi-annually in arrears on April 15 and October 15 of
                                    each year until maturity, commencing October 15, 1998.

TCI Contribution:                   If the TCI Contribution is not consummated on or before
                                    June 30, 1999, the interest rate on the Senior
                                    Debentures will thereafter increase by 0.75% per annum;
                                    PROVIDED that such additional interest will no longer be
                                    payable if the TCI Contribution is consummated on or
                                    before December 31, 1999.

Senior Discount Debentures:

Maturity Date:                      April 15, 2010.

Accreted Value and Interest:        The initial Accreted Value of the Senior Discount
                                    Debentures will be $633.29 per $1,000 principal amount
                                    at maturity. The Senior Discount Debentures will accrete
                                    at an annual rate of 9.285% (computed on a semiannual
                                    bond equivalent basis) based on the initial Accreted
                                    Value, calculated from the Issue Date. Cash interest
                                    will not accrue on the Senior Discount Debentures prior
                                    to April 15, 2003; PROVIDED, HOWEVER, that at any time
                                    prior to April 15, 2003, the Issuers may elect to
                                    commence the accrual of cash interest on any Semiannual
                                    Accrual Date (as defined), in which case the outstanding
                                    principal amount at maturity of each Senior Discount
                                    Debenture will be reduced to the Accreted Value of such
                                    Senior Discount

                                    Debenture as of such Semiannual Accrual Date and cash
                                    interest will be payable on such Senior Discount
                                    Debenture on each interest payment date thereafter.
                                    Commencing on April 15, 2003, cash interest on the
                                    Senior Discount Debentures will accrue at a rate of
                                    9.285% per annum and will be payable semiannually in
                                    arrears on April 15 and October 15 of each year until
                                    maturity, commencing October 15, 2003.

Original Issue Discount:            Each Senior Discount Debenture is being offered at an
                                    original issue discount for federal income tax purposes.
                                    Thus, although cash interest is not expected to accrue
                                    on the Senior Discount Debentures prior to April 15,
                                    2003, original issue discount (I.E., the difference
                                    between the stated redemption price at maturity and the
                                    issue price of the Senior Discount Debentures) will
                                    accrete from the issue date of the Senior Discount
                                    Debentures until April 15, 2003 and will be includable
                                    as interest income periodically in a holder's gross
                                    income for federal income tax purposes in advance of
                                    receipt of the cash payments to which the income is
                                    attributable. See "Federal Income Tax Considera-
                                    tions--Original Issue Discount."

TCI Contribution:                   If the TCI Contribution is not consummated on or before
                                    June 30, 1999, (i) from July 1, 1999 until April 15,
                                    2003, the Company will pay cash interest on the Senior
                                    Discount Debentures (in addition to accretion of
                                    principal) equal to 0.75% per annum of the then
                                    outstanding Accreted Value of Senior Discount Debentures
                                    and (ii) from April 15, 2003 until the maturity of the
                                    Senior Discount Debentures, the interest rate on the
                                    Senior Discount Debentures will increase by 0.75% per
                                    annum; PROVIDED that such additional interest will no
                                    longer be payable if the TCI Contribution is consummated
                                    on or before December 31, 1999.

Additional Terms of the
  Debentures:

Ranking:                            The Debentures will be joint and several senior
                                    unsecured obligations of the Issuers ranking PARI PASSU
                                    in right of payment with all other existing and future
                                    senior unsecured obligations of the Issuers. FHGLP is a
                                    holding company that has no material operations and
                                    conducts substantially all of its business through
                                    subsidiaries. As a result, FHGLP's ability to make
                                    interest and principal payments when due to holders of
                                    the Debentures is dependent upon receipt of sufficient
                                    funds from FHGLP's subsidiaries. The Debentures will be
                                    the obligations of the Issuers only, and the Issuers'
                                    subsidiaries will not have any obligation to pay any
                                    amounts due under the Debentures. Therefore, the
                                    Debentures will be effectively subordinated to all
                                    existing and future liabilities of the Issuers'
                                    subsidiaries. As of March 31, 1998, after giving pro
                                    forma effect to the Offering, the refinancing of the
                                    Bank Credit Agreement with proceeds from the New Credit
                                    Facility, the repurchase of all of the Debentures
                                    pursuant to the Debentures Tender and the consummation
                                    of the TCI Transaction, (i) the Issuers (excluding
                                    indebtedness of their

                                    subsidiaries) would not have had any indebtedness
                                    outstanding other than the Debentures and (ii) the
                                    Issuers' subsidiaries would have had $936.5 million of
                                    indebtedness outstanding, all of which would have been
                                    effectively senior to the Debentures. In addition,
                                    subject to certain limitations, the Indenture permits
                                    the Company to incur additional indebtedness that would
                                    be effectively senior to the Debentures.

Optional Redemption:                The Debentures will be redeemable, at the Issuers'
                                    option, in whole or in part, on or after April 15, 2003,
                                    at the redemption prices set forth herein, plus accrued
                                    and unpaid interest, if any, to the date of redemption.
                                    In addition, at any time prior to April 15, 2001, the
                                    Issuers may redeem up to 35% of the aggregate principal
                                    amount or Accreted Value, as applicable, of the
                                    Debentures with the net cash proceeds of one or more
                                    sales by the Company of its Capital Stock (as defined)
                                    (other than Redeemable Capital Stock (as defined)) at a
                                    redemption price, in the case of Senior Debentures,
                                    equal to 108.375% of the principal amount thereof and,
                                    in the case of Senior Discount Debentures, equal to
                                    109.285% of the Accreted Value thereof, in each case
                                    plus accrued and unpaid interest, if any, to the date of
                                    redemption.

Change of Control:                  In the event of a Change of Control, the Issuers must
                                    commence an offer to purchase all of the Debentures then
                                    outstanding at a purchase price equal to 101% of the
                                    principal amount thereof in the case of Senior
                                    Debentures, and 101% of the Accreted Value thereof in
                                    the case of Senior Discount Debentures, in each case
                                    plus accrued interest, if any, to the payment date.
                                    There can be no assurance, however, that the Company
                                    will have sufficient funds to pay the purchase price for
                                    all of the Debentures that might be delivered by holders
                                    in connection with a Change of Control.

Certain Covenants:                  The Indenture will contain certain covenants that will
                                    restrict the ability of the Issuers and certain of their
                                    subsidiaries to, among other things, (i) incur certain
                                    indebtedness, (ii) make certain restricted payments,
                                    (iii) create liens, (iv) pay dividends and make other
                                    distributions, (v) enter into certain transactions with
                                    affiliates or (vi) consummate certain mergers,
                                    consolidations or transfers.

 For additional information concerning the Debentures, see "Description of the
                                  Debentures."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    Set forth below is summary consolidated financial data of the Company for each of the years in the three-year period ended December 31, 1997 and for the three-month periods ended March 31, 1997 and 1998. This data should be read in conjunction with the Company's historical consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The summary consolidated financial data for the three-month periods ended March 31, 1997 and 1998 have been derived from unaudited consolidated financial statements of the Company, which in the opinion of management include all adjustments (consisting of normal recurring adjustments) which are necessary to present fairly the results of operations and financial position for the periods and at the date presented. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year. The unaudited FHGLP pro forma data give effect to
(i) the Offering, (ii) the refinancing of the Bank Credit Agreement with proceeds from the New Credit Facility, (iii) the repurchase of all of the Notes pursuant to both the Notes Tender and the Notes Redemption, and (iv) the acquisition (the "Falcon Classic Acquisition") of certain cable television systems from Falcon Classic Cable Income Properties, L.P. ("Falcon Classic"), as if such transactions had been consummated on January 1, 1997 in the case of the operations statement data and other operating data and on March 31, 1998 in the case of the balance sheet data. The unaudited New Falcon pro forma data give effect to all of the transactions described in the preceding sentence and to the TCI Transaction, including the consolidation of systems currently owned by Falcon Video Communications, L.P. ("Falcon Video"), as if such transactions had been consummated on January 1, 1997 in the case of the operations statement data and other operating data and on March 31, 1998 in the case of the balance sheet data.

                                               YEAR ENDED DECEMBER 31,
                        ---------------------------------------------------------------------
                                                                     FHGLP        NEW FALCON
                                                                   PRO FORMA      PRO FORMA
                          1995(1)       1996(1)         1997        1997(2)        1997(2)
                        -----------   ------------   ----------   ------------   ------------
                                              (IN THOUSANDS OF DOLLARS)
OPERATIONS STATEMENT
  DATA
Revenues..............  $   151,208   $    217,320   $  255,886   $ 274,894      $ 424,994
Costs and expenses....      (71,652)       (97,180)    (122,080)   (132,194)      (215,719)
Depreciation and
  amortization........      (54,386)      (100,415)    (118,856)   (135,054)      (224,617)
                        -----------   ------------   ----------   ------------   ------------
Operating income
  (loss)..............       25,170         19,725       14,950       7,646        (15,342)
Interest expense,
  net(3)..............      (57,777)       (71,602)     (79,137)    (85,894)      (119,925)
Equity in net income
  (loss) of investee
  partnerships........       (5,705)           (44)         443         447            447
Other income, net.....       13,077(4)          814         885         674          1,950
Income tax benefit....      --               1,122        2,021       2,021          2,021
                        -----------   ------------   ----------   ------------   ------------
Loss before
  extraordinary
  item................  $   (25,235)  $    (49,985)  $  (60,838)  $ (75,106)(5)  $(130,849)(5)
                        -----------   ------------   ----------   ------------   ------------
                        -----------   ------------   ----------   ------------   ------------

OTHER OPERATING DATA
EBITDA(6).............  $    79,556   $    120,140   $  133,806   $ 142,700      $ 209,275
EBITDA margin.........        52.6%          55.3%        52.3%       51.9%          49.2%
Total debt to
  EBITDA..............        7.01x(7)        6.62x(7)      6.81x     7.22x          7.50x
Net cash provided by
  operating
  activities..........  $    43,162   $     90,631   $   79,537   $  84,273      $ 140,126
Net cash used in
  investing
  activities..........      (22,674)      (284,247)     (76,287)    (81,307)       (99,512)
Net cash provided by
  (used in) financing
  activities..........      (15,906)       192,199       (2,966)     (2,966)       (40,614)
Capital
  expenditures(8).....       37,149         57,668       76,323      81,155         99,488
Deficiency of earnings
  to fixed
  charges(9)..........      (25,254)       (51,252)     (63,302)    (77,574)      (133,317)

                                THREE MONTHS ENDED MARCH 31,
                        ---------------------------------------------
                                                               NEW
                                                  FHGLP      FALCON
                                                PRO FORMA   PRO FORMA
                          1997      1998(11)     1998(2)     1998(2)
                        ---------   ---------   ---------   ---------

OPERATIONS STATEMENT
  DATA
Revenues..............  $  63,984   $ 64,557    $ 68,136    $105,547
Costs and expenses....    (29,474)   (31,243)    (33,146)    (55,412)
Depreciation and
  amortization........    (29,793)   (31,079)    (33,900)    (56,291)
                        ---------   ---------   ---------   ---------
Operating income
  (loss)..............      4,717      2,235       1,117      (6,156)
Interest expense,
  net(3)..............    (20,384)   (20,487)    (21,408)    (30,433)
Equity in net income
  (loss) of investee
  partnerships........        (71)      (248)       (226)       (226)
Other income, net.....       (163)      (774)     (1,110)     (1,051)
Income tax benefit....        566        365         365         365
                        ---------   ---------   ---------   ---------
Loss before
  extraordinary
  item................  $ (15,335)  $(18,909)   $(21,262)   $(37,501)
                        ---------   ---------   ---------   ---------
                        ---------   ---------   ---------   ---------
OTHER OPERATING DATA
EBITDA(6).............  $  34,510   $ 33,314    $ 35,017    $ 50,135
EBITDA margin.........      53.9%      51.6%       51.4%       47.5%
Total debt to
  EBITDA..............      6.25x      7.51x       7.48x       7.91x
Net cash provided by
  operating
  activities..........  $  15,322   $  2,729    $  3,453    $ 14,479
Net cash used in
  investing
  activities..........    (10,941)   (95,318)    (20,029)    (24,724)
Net cash provided by
  (used in) financing
  activities..........     (7,155)    89,834      16,576      10,245
Capital
  expenditures(8).....     10,624     18,021      19,508      24,111
Deficiency of earnings
  to fixed
  charges(9)..........    (15,940)   (19,319)    (21,672)    (37,911)

                                                                                  AS OF MARCH 31, 1998
                                           AS OF DECEMBER 31, 1997      -----------------------------------------
                                       -------------------------------                   FHGLP       NEW FALCON
                                        1995(1)    1996(1)     1997       ACTUAL     PRO FORMA(2)   PRO FORMA(2)
                                       ---------  ---------  ---------  -----------  -------------  -------------
                                          (IN THOUSANDS OF DOLLARS)
BALANCE SHEET DATA
Cash and cash equivalents............  $  15,050  $  13,633  $  13,917   $  11,162    $     5,000    $     5,000
Total assets.........................    585,258    774,323    740,358     800,326        819,772      1,457,972
Total debt...........................    669,019    885,786    911,221   1,001,054      1,047,715      1,587,157
Redeemable partners' equity(10)......    271,902    271,902    171,373     171,373        171,373         75,000
Partners' deficit....................   (411,681)  (456,499)  (416,755)   (435,664)      (466,778)      (281,358)

------------------------------

 (1) The December 31, 1995 consolidated balance sheet data include the assets and liabilities of Falcon First, Inc. ("Falcon First"), which were acquired on December 28, 1995. The consolidated statement of operations data for the year ended December 31, 1995 exclude the operations of Falcon First due to the proximity of the acquisition date to the end of the year, except that management fees from Falcon First of $1.6 million are included in the consolidated statement of operations data. On July 12, 1996, FHGLP acquired the assets of Falcon Cable Systems Company ("FCSC") and, accordingly, the results of the FCSC systems have been included from July 12, 1996. Management fees and reimbursed expenses received in 1996 by FHGLP from FCSC prior to July 12, 1996 amounted to $1.5 million and $1.0 million, respectively, and are included in the 1996 consolidated statement of operations data. The amounts attributable to management fees and reimbursed expenses received by FHGLP from FCSC in 1995 were $2.6 million and $2.0 million, respectively.

 (2) The unaudited pro forma financial statements and operating data may not be indicative of the results that actually would have occurred if the transactions described above had been completed and in effect for the periods indicated or the results that may be obtained in the future. The unaudited pro forma financial and operating data presented should be read in conjunction with the audited historical financial statements and related notes thereto of FHGLP and the TCI Systems and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. See "Pro Forma Condensed Combined Financial Data."

 (3) Interest expense, net includes payment-in-kind interest expense amounting to $27.1 million, $26.6 million and $20.4 million for the years ended December 31, 1995, 1996 and 1997, respectively, and $7.0 million for the three months ended March 31, 1997. There was no payment-in-kind interest expense for the three months ended March 31, 1998. See Note 7 to FHGLP's consolidated financial statements.

 (4) Other income (expense), net in 1995 includes a gain on sale of marketable securities ($13.3 million).

 (5) The pro forma operations statement data do not reflect the impact of certain non-recurring expenses associated with the transactions. The FHGLP pro forma operations statement data do not include the write-off, as an extraordinary charge, of deferred loan costs of $11.7 and $11.3 million, respectively, at December 31, 1997 and March 31, 1998, related to the extinguishment of the Bank Credit Agreement and the repurchase of the Notes, as well as an approximate $19.8 million in premiums and costs related to the repurchase and redemption of the Notes. Additionally, the New Falcon pro forma operations statement data do not include a one-time charge of approximately $6.6 million in compensation expense related to the payment to certain FHGLP employees of amounts due under the Incentive Plan (as defined), as required by the Contribution Agreement. The pro forma balance sheet data reflect the pro forma effect of these adjustments.

 (6) EBITDA is calculated as operating income before depreciation and amortization. Based on its experience in the cable television industry, FHGLP believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. In addition, the covenants in the primary debt instruments of FHGLP use EBITDA-derived calculations as a measure of financial performance. EBITDA is not a measurement determined under generally accepted accounting principles ("GAAP") and does not represent cash generated from operating activities in accordance with GAAP. EBITDA should not be considered by the reader as an alternative to net income as an indicator of FHGLP's financial performance or as an alternative to cash flows as a measure of liquidity. In addition, the Company's definition of EBITDA may not be identical to similarly titled measures used by other companies.

 (7) Total debt to EBITDA has been computed on a pro forma basis for 1995 to include the EBITDA of Falcon First of $15.9 million, making the combined 1995 EBITDA $95.4 million. Similarly, total debt to EBITDA has also been computed on a pro forma basis for 1996 to include the EBITDA of FCSC of $13.6 million, making the combined 1996 EBITDA $133.8 million. Without these pro forma adjustments, 1995 data would include the debt incurred to acquire Falcon First, but would exclude Falcon First's EBITDA resulting in a debt to EBITDA historical ratio of 8.41x compared to a pro forma ratio of 7.01x, and 1996 data would include the debt to acquire FCSC, but would exclude its EBITDA for the period January 1, 1996 through July 11, 1996 resulting in a total debt to EBITDA historical ratio of 7.37x compared to a pro forma ratio of 6.62x.

 (8) Excluding acquisitions of cable television systems.

 (9) For purposes of this computation, earnings are defined as income (loss) before income taxes and fixed charges, as adjusted for earnings and distributions of less than 50% owned companies accounted for under the equity method. Fixed charges are defined as the sum of (i) total interest costs (including an estimated interest component of rental expenses) and
     (ii) amortization of debt discount and expense.

 (10) FHGLP's Third Amended and Restated Partnership Agreement, dated December 28, 1995 (the "Existing FHGLP Partnership Agreement"), provides that certain limited partners of FHGLP have various liquidity rights, which will be deferred, modified and reduced upon consummation of the TCI Transaction. See "Risk Factors--Obligations of FHGLP to Redeem Limited Partnership Interests," "Description of the Partnership Agreements" and
      Note 2 to FHGLP's consolidated financial statements.

 (11) In March, 1998, FHGLP acquired substantially all of the assets of Falcon Classic and, accordingly, the results of these acquired systems have been included from the date of their acquisition. Management fees and reimbursed expenses received during the three months ended March 31, 1998 by FHGLP from Falcon Classic amounted to $190,000 and $114,000, respectively, and are included in the unaudited statement of operations data. The amounts attributable to management fees and reimbursed expenses received by FHGLP from Falcon Classic in 1997 were $1.3 million and $1.0 million, respectively.

                            SUMMARY SUBSCRIBER DATA

    The following table sets forth certain operating statistics for (i) the Owned Systems on a historical basis, (ii) the Owned Systems held by FHGLP after giving pro forma effect to the Falcon Classic Acquisition and (iii) the Owned Systems to be held by New Falcon after giving pro forma effect to the Falcon Classic Acquisition and the TCI Transaction, including the consolidation of systems currently owned by Falcon Video. Except as described in the preceding sentence with respect to giving pro forma effect to the Falcon Classic Acquisition and the consolidation of the Falcon Video systems, the statistics in the following table do not include the Affiliated Systems and the Enstar Systems. Please refer to "Business--Overview of the Falcon Systems" for the historical operating statistics of the Affiliated Systems and the Enstar Systems.

                                                 DECEMBER 31,
                         -------------------------------------------------------------                  FHGLP     NEW FALCON
                                                                 FHGLP     NEW FALCON                 PRO FORMA    PRO FORMA
                                                               PRO FORMA    PRO FORMA    MARCH 31,    MARCH 31,    MARCH 31,
                           1995(1)      1996(2)      1997       1997(8)       1997        1998(9)      1998(8)       1998
                         -----------  -----------  ---------  -----------  -----------  -----------  -----------  -----------
                                                       (AT END OF PERIOD, EXCEPT AVERAGE DATA)
Homes passed(3)........     691,941      924,030     937,786   1,013,593    1,567,651    1,007,614    1,012,733    1,557,685
Basic subscribers(4)...     442,166      570,708     562,984     611,968      974,772      606,937      611,127      975,000
Basic penetration(5)...       63.9%        61.8%       60.0%       60.4%        62.2%        60.2%        60.3%        62.6%
Premium service
  units(6).............     186,477      203,679     165,960     181,569      308,485      183,234      183,990      305,363
Premium
  penetration(7).......       42.2%        35.7%       29.5%       29.7%        31.6%        30.2%        30.1%        31.3%
Average monthly revenue
  per basic
  subscriber...........   $   32.77    $   34.22   $   36.67   $   36.52    $   35.78    $   36.56    $   36.51    $   35.82

------------------------------

(1) On December 28, 1995, the Company acquired all of the direct and indirect ownership interests in Falcon First that it did not previously own and, as a result, the systems of Falcon First became Owned Systems. On July 1, 1996, the Company sold certain of the Falcon First systems. As a result, comparisons of 1996 and 1995 to prior years must take these changes into account. At December 31, 1997, 1996 and 1995, respectively, Falcon First had approximately 97,549, 96,318 and 114,682 homes passed, 67,601, 68,212 and
    77,258 basic subscribers and 22,230, 29,571 and 36,413 premium service units, respectively. At December 31, 1994, the corresponding totals for Falcon First were 113,403, 75,688 and 38,756, respectively. At July 1, 1996, the Falcon First systems that were sold had approximately 18,957 homes passed, 9,547 basic subscribers and 3,932 premium service units.

(2) On July 12, 1996, the Company acquired the assets of FCSC, and, as a result, the systems of FCSC became Owned Systems. As a result, comparisons of 1996 to prior years must take this change into account. At December 31, 1997 and 1996, respectively, the FCSC systems had approximately 245,807 and 239,431 homes passed, 127,315 and 140,599 basic subscribers and 33,844 and 44,199 premium service units. At December 31, 1995 and 1994, the corresponding totals for the FCSC systems were 233,304 and 228,522 homes passed, 140,642 and 138,196 basic subscribers and 52,694 and 59,732 premium service units.

(3) Homes passed refers to estimates by the Company of the approximate number of dwelling units in a particular community that can be connected to the distribution system without any further extension of principal transmission lines. Such estimates are based upon a variety of sources, including billing records, house counts, city directories and other local sources.

(4) A home with one or more television sets connected to a cable system is counted as one basic subscriber. Bulk accounts are included on a "basic customer equivalent" basis in which the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area.

(5) Calculated as basic subscribers as a percentage of homes passed.

(6) Premium service units include only single channel services offered for a monthly fee per channel and do not include tiers of channels offered as a package for a single monthly fee. Prior to July 1, 1996, The Disney Channel was offered as a premium service. Effective July 1, 1996, it was offered as part of tiered services. As a result, the number of reported premium service units was reduced by this service offering change. The number of Disney Channel premium service units at June 30, 1996, December 31, 1995 and at December 31, 1994 were: Owned Systems 19,124, Affiliated Systems 7,060; Owned Systems 22,613, Affiliated Systems 18,970; and Owned Systems 21,309, Affiliated Systems 29,641, respectively.

(7) Calculated as premium service units as a percentage of basic subscribers. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes for more than one premium service.

(8) Does not include the Falcon Video systems, which had approximately 69,845 basic subscribers as of December 31, 1997 and approximately 70,607 basic subscribers as of March 31, 1998. The Falcon Video systems are currently managed by FHGLP as part of the Affiliated Systems, and Falcon Video will become an Owned Subsidiary of New Falcon following consummation of the TCI Transaction.

(9) In March 1998, FHGLP acquired substantially all of the assets of Falcon Classic. The number of homes passed, basic subscribers and premium service units acquired, which are included in the March 31, 1998 totals, were 70,771, 45,816, and 14,206, respectively.

                                  RISK FACTORS

    OWNERSHIP OF THE DEBENTURES INVOLVES A HIGH DEGREE OF RISK. HOLDERS OF THE OLD DEBENTURES SHOULD CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE TENDERING THE OLD DEBENTURES IN EXCHANGE FOR EXCHANGE DEBENTURES.

SUBSTANTIAL LEVERAGE; HISTORY OF NET LOSSES

    The Company is, and will continue to be, highly leveraged. As of March 31, 1998, after giving pro forma effect to the Offering, the refinancing of the Bank Credit Agreement with proceeds from the New Credit Facility, the repurchase of all of the Notes pursuant to both the Notes Tender and the Notes Redemption and the Falcon Classic Acquisition, the Company would have had approximately $1 billion of debt outstanding and a partners' deficit of $466.8 million. After giving additional pro forma effect to the TCI Transaction, New Falcon would have had approximately $1.6 billion of debt and a partners' deficit of $275.4 million. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, the Indenture will allow the Company to incur additional indebtedness under certain circumstances. See "Description of the Debentures--Covenants." The degree to which the Company is leveraged could have important consequences to the holders of the Debentures, including, but not limited to, the following: (i) increasing the Company's vulnerability to adverse general economic and industry conditions; (ii) affecting the proportion of the Company's operating cash flow required to pay interest, principal and other amounts on indebtedness, thereby reducing the funds available for operations; (iii) impairing the Company's ability to obtain additional financing for future capital expenditures, acquisitions or other general corporate purposes; and (iv) because certain of the Company's indebtedness bears interest at variable rates, increasing the Company's vulnerability to fluctuations in interest rates.

    The Company reported net losses of $25.2 million, $50 million and $60.8 million for the years ended December 31, 1995, 1996 and 1997, respectively, and $18.9 million for the three-month period ended March 31, 1998. Substantial amounts of depreciation and amortization expense and interest expense totaling $112.2 million, $172 million, and $198 million for the years ended December 31, 1995, 1996 and 1997, respectively, and $51.6 million for the three-month period ended March 31, 1998 have contributed and will continue to contribute to the net losses experienced by the Company.

    Historically, cash generated from operating activities and borrowings has been sufficient to fund FHGLP's debt service, working capital obligations and capital expenditure requirements. The Company believes that it will continue to generate cash and obtain financing sufficient to meet such requirements. However, if the Company were unable to meet such requirements, the Company would have to consider refinancing its indebtedness or obtaining new financing. Although in the past the Company has been able both to refinance its indebtedness and to obtain new financing, there can be no assurance that the Company will be able to do so in the future or that, if the Company is able to do so, the terms available will be acceptable to the Company. In the event that the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, the Company would likely have to consider various options, including the sale of certain assets to meet its required debt service, reduction of planned capital expenditures or negotiation with lenders to restructure applicable indebtedness. See "Selected Consolidated Financial Data," "Pro Forma Condensed Combined Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON RECEIPT OF FUNDS FROM OPERATING SUBSIDIARIES TO SERVICE
  DEBENTURES; STRUCTURAL SUBORDINATION

    As a holding company, FHGLP does not hold substantial assets other than its direct or indirect investments in and advances to its operating subsidiaries (the "Owned Subsidiaries"). As a result, FHGLP's ability to make interest and principal payments when due to holders of the Debentures is dependent upon the receipt of sufficient funds from the Owned Subsidiaries.

    Immediately following the consummation of the TCI Transaction, New Falcon will contribute substantially all of its assets to New Falcon II (excluding the capital stock of FFC), subject to certain liabilities and indebtedness (estimated to be approximately $970.9 million in the aggregate as of March 31, 1998) to be assumed by New Falcon II, including the approximately $34.4 million aggregate principal amount Notes that remain outstanding after the Notes Tender and any indebtedness outstanding under the New Credit Facility, but excluding the Debentures. Thus, New Falcon II will be substituted as an obligor under the Notes (which the Company has agreed to redeem prior to October 15, 1998) and will become the sole borrower under the New Credit Facility. New Falcon will be substituted as an obligor under the Debentures and FFC will continue to be an obligor under the Debentures as a wholly owned subsidiary of New Falcon. In addition, the TCI Systems contributed to New Falcon in the TCI Transaction will be contributed by New Falcon II to the Owned Subsidiaries. As a result, New Falcon's ability to make interest and principal payments when due on the Debentures will be dependent on the receipt of sufficient funds from New Falcon II, which in turn will be dependent upon distributions from the Owned Subsidiaries.

RESTRICTIONS IMPOSED BY NEW CREDIT FACILITY ON ABILITY OF SUBSIDIARIES TO MAKE
  DISTRIBUTIONS

    The New Credit Facility imposes substantial restrictions, including the satisfaction of certain financial conditions and the absence of an event of default, on the ability of the Owned Subsidiaries to make distributions to FHGLP. In addition, the New Credit Facility contains similar restrictions with respect to the ability of New Falcon II to make distributions to New Falcon. The ability of the Company or New Falcon II, as the case may be, to comply with such conditions may be affected by events that are beyond their control. Expected increases in the funding requirements of FHGLP combined with limitations on its sources of cash may create liquidity issues for FHGLP in the future. If the maturity of loans under the New Credit Facility were to be accelerated, all indebtedness outstanding thereunder would be required to be paid in full before the Owned Subsidiaries would be permitted to distribute any assets or cash to FHGLP or before New Falcon II would be permitted to make such distributions to New Falcon. Additionally, the Debentures will not be guaranteed by any of the subsidiaries of the Company or New Falcon II and will therefore be effectively subordinated to all indebtedness and other liabilities of such subsidiaries. Furthermore, any right of FHGLP or New Falcon, as the case may be, to receive assets of any of its subsidiaries upon such subsidiary's liquidation or reorganization will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent, if any, that FHGLP or New Falcon, as the case may be, is recognized as a creditor of such subsidiary, in which case the claims of FHGLP or New Falcon, as the case may be, would still be subordinate to the claims of such creditors who hold security in the assets of such subsidiary to the extent of such assets and to the claims of such creditors who hold indebtedness of such subsidiary senior to that held by FHGLP or New Falcon, as the case may be. See "Description of Certain Indebtedness."

CONDITIONS OF CLOSING THE TCI TRANSACTION

    The consummation of the TCI Transaction is subject to, among other things, the satisfaction of customary closing conditions and the receipt of certain third-party and governmental approvals, including the consent of franchising authorities. In addition, if the stay of the cable multiple ownership rules adopted by the Federal Communications Commission (the "FCC") is lifted, and the court decision finding such rules unconstitutional is reversed, and if, as a result of the foregoing, TCI or New Falcon would be in violation of the cable multiple ownership rules, the TCI Transaction may require certain changes in the relationship between FHGLP and TCI or the closing of the TCI Transaction may be delayed or otherwise materially adversely affected. See "Legislation and Regulation--Ownership." Each of TCI and FHGLP also has certain rights to terminate the Contribution Agreement if the closing of the TCI Transaction has not occurred by September 30, 1998, unless the reason for not closing is due to failure to obtain certain franchise consents, in which case the right to terminate does not arise until December 31, 1998. There can be no assurances that such closing conditions will be satisfied or that the TCI Transaction will be completed. This Exchange Offer is not conditioned on the consummation of the TCI Transaction, nor will either Issuer be under any obligation to repurchase any Debentures if the TCI Transaction is not completed. If the TCI Transaction is not consummated, FHGLP would remain an obligor under the Debentures, and the existing liquidity rights of certain non-management limited partners of FHGLP would remain in full effect in accordance with the terms of the Existing FHGLP Partnership Agreement. The obligations of FHGLP to redeem any significant amount of its limited partnership interests would result in a material liquidity demand on FHGLP, and there can be no assurance that FHGLP would be able to raise funds to meet such obligations on terms acceptable to FHGLP, or at all. See "--Obligations of FHGLP to Redeem Limited Partnership Interests."

OBLIGATIONS OF FHGLP TO REDEEM LIMITED PARTNERSHIP INTERESTS

    The Existing FHGLP Partnership Agreement contains provisions that may require FHGLP to purchase substantially all of the limited partnership interests held by certain non-management limited partners. Redemption of such limited partner interests is at the option of the holders, subject to certain timing requirements set forth in the Existing FHGLP Partnership Agreement. In contemplation of the TCI Transaction, by agreement of the non-management limited partners, the dates on which FHGLP may be obligated to purchase their interests pursuant to the liquidity rights were tolled in accordance with the Contribution Agreement. The new dates are determined by adding to the original dates the number of days in the period beginning on December 1, 1997 and ending ninety days after the earlier of December 31, 1998 or the date that the Contribution Agreement is terminated in accordance with its terms. As a result, assuming that the TCI Transaction is not consummated and that the Contribution Agreement is not terminated prior to December 31, 1998, FHGLP may be required to purchase limited partnership interests constituting approximately 60% of the common equity of FHGLP during the period of January 2000 to October 2000. If the Contribution Agreement is terminated prior to December 31, 1998, FHGLP may be required to redeem certain partnership interests earlier than the dates set forth above. Subject to certain customary exceptions, the Contribution Agreement may not be terminated without the consent of FHGLP prior to December 31, 1998. The redemption values of all partnership interests (other than FHGLP's Class C preferred partnership interests, which had a liquidation value of $51.4 million at December 31, 1997) will generally be determined through a third party appraisal mechanism, as specified in the Existing FHGLP Partnership Agreement, at the time such interests are redeemed, or through negotiation. The estimated redemption value of such non-preferred partnership interests at March 31, 1998 was approximately $120 million, based upon preliminary estimates by management which are subject to change. For more details regarding rights and value of interests held by various groups of FHGLP's limited partners, please refer to
Note 2 of FHGLP's consolidated financial statements for the year ended December 31, 1997. The actual redemption amount will be determined as provided in the Existing FHGLP Partnership Agreement and may be greater than or less than management's estimate, and such variations could be significant. Factors which could cause significant variations in the redemption amount include without limitation, material changes in the business or operations of FHGLP and unforseen changes in the economic or regulatory environment.

    Upon consummation of the TCI Transaction, the Existing FHGLP Partnership Agreement will be terminated, and the existing liquidity rights of the non-management partners will expire and be replaced by certain new put rights provided to the non-management limited partners in the New FHGLP Partnership Agreement. Under the New FHGLP Partnership Agreement (to which New Falcon will be a party), New Falcon may be required to purchase limited partnership interests of the non-management partners in FHGLP constituting approximately 48% of the partnership interests of FHGLP, and these put rights become exercisable eight years after the consummation of the TCI Transaction. In addition to these liquidity rights, the non-management limited partners have certain rights to require incorporation of FHGLP for the purpose of effecting an initial public offering.

    Certain of the Company's debt agreements (including the New Credit Facility) restrict the Company's ability to (i) make distributions to fund the purchase of the limited partnership interests pursuant to the liquidity provisions of the Existing FHGLP Partnership Agreement, (ii) incur indebtedness or issue debt securities in connection with such purchase, and (iii) sell a substantial portion of its assets. The Indenture for the Debentures does not restrict the Company's ability to make distributions to fund the purchase of such limited partnership interests of the non-management partners of FHGLP so long as the Company is otherwise in compliance with the covenant in the Indenture relating to the incurrence of indebtedness. See "Description of the Debentures." The obligations of FHGLP to redeem any significant amount of its limited partnership interests would result in a material liquidity demand on FHGLP, and there can be no assurance that FHGLP would be able to raise funds to meet such obligations on terms acceptable to FHGLP, or at all. If FHGLP fails to purchase certain partnership interests within a specified period after FHGLP's purchase obligations arise, absent an alternative arrangement with the partners, FHGLP may be required to liquidate. With respect to the liquidity rights under the New FHGLP Partnership Agreement, certain of the Company's loan agreements may restrict the ability of FHGLP or New Falcon to obtain funds to satisfy such liquidity rights, and if FHGLP or New Falcon, as the case may be, fails to satisfy such rights within a specified period, absent an alternative arrangement with the partners, FHGLP or New Falcon, as the case may be, may, among other things, be subject to damages or be required to liquidate. See "Description of the Partnership Agreements--Existing FHGLP Partnership Agreement," "--New FHGLP Partnership Agreement," "Description of Certain Indebtedness--11% Senior Subordinated Notes Due 2003" and "Description of the Debentures."

    In addition to the foregoing liquidity rights relating to FHGLP, the New Falcon Partnership Agreement provides that, at any time after the seventh anniversary of the closing of the TCI Transaction (other than at certain times specified in such partnership agreement), either TCI or FHGLP has the right to offer to sell to the other the offering partner's partnership interest in New Falcon. Under certain circumstances in connection with such offer, New Falcon can be required to purchase partnership interests of TCI or FHGLP. See "Description of the Partnership Agreements--New Falcon Partnership Agreement--Partner Liquidity--Buy/Sell Rights."

SIGNIFICANT COMPETITION IN THE CABLE TELEVISION INDUSTRY

    Cable television systems face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment, such as off-air television broadcast programming, newspapers, movie theaters, live sporting events, online computer services and home video products, including videotape cassette recorders. Because the Company's franchises are generally non-exclusive, there is the potential for competition with the Company's systems from other operators of cable television systems, including systems operated by local governmental authorities, and from other distribution systems capable of delivering programming to homes or businesses, including direct broadcast satellite ("DBS") systems and multichannel, multipoint distribution service ("wireless cable") systems. In recent years, there has been significant national growth in the number of subscribers to DBS services, and such growth would be assisted if one or more DBS providers is successful in delivering local broadcast signals. Legislation has recently been introduced in Congress to amend the Copyright Act to authorize carriage of local broadcast signals by DBS providers. Subscribership to wireless cable can be expected to grow due to the allocation of additional spectrum in the 28 GHz range for a new multichannel wireless video service. Additionally, recent changes in federal law and recent administrative and judicial decisions have removed many of the restrictions that historically have limited entry into the cable television business by potential competitors such as telephone companies, registered utility holding companies and their subsidiaries. Such developments will enable local telephone companies to provide a wide variety of video services in the telephone company's own service area which will be directly competitive with services provided by cable television systems. Other new technologies, including Internet-based services, may also become competitive with services that cable operators can offer.

    Many of the Company's potential competitors have substantially greater resources than the Company, and the Company cannot predict the extent to which competition will materialize in its franchise areas from other cable television operators, other distribution systems for delivering video programming and other broadband telecommunications services to the home, or from other potential competitors, or, if such competition materializes, the extent of its effect on the Company. See "Business--Competition" and "Legislation and Regulation."

NON-EXCLUSIVE FRANCHISES; NON-RENEWAL OR TERMINATION OF FRANCHISES

    Cable television companies operate under franchises granted by local authorities which are subject to renewal and renegotiation from time to time. The Company's business is dependent upon the retention and renewal of its local franchises. A franchise is generally granted for a fixed term ranging from five to 15 years, but in many cases is terminable if the franchisee fails to comply with the material provisions thereof. The Company's franchises typically impose conditions relating to the use and operation of the cable television system, including requirements relating to the payment of fees, system bandwidth capacity, customer service requirements, franchise renewal and termination. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises; it also permits municipal authorities to operate cable television systems in their communities without franchises. The Cable Communications Policy Act of 1984 (the "1984 Cable Act" and collectively with the 1992 Cable Act, the "Cable Acts") provides, among other things, for an orderly franchise renewal process in which franchise renewal will not be unreasonably withheld or, if renewal is denied and the franchising authority acquires ownership of the system or effects a transfer of the system to another person, the operator generally is entitled to the "fair market value" for the system covered by such franchise, but no value attributable to the franchise itself. Although the Company believes that it generally has good relationships with its franchise authorities, no assurances can be given that the Company will be able to retain or renew such franchises or that the terms of any such renewals will be on terms as favorable to the Company as the Company's existing franchises. The non-renewal or termination of franchises relating to a significant portion of the Company's subscribers could have a material adverse effect on the Company's results of operations. See "Business--Franchises."

LACK OF AVAILABLE CHANNEL CAPACITY FOR NEW CHANNELS OR EXPANDED SERVICES

    Many of the Falcon Systems have almost no available channel capacity with which to add new channels or to further expand pay-per-view offerings to customers. As a result, significant amounts of capital for future upgrades will be required in order to increase available channel capacity, improve quality of service and facilitate the expansion of new services, such as advertising, pay-per-view, new unregulated tiers of satellite-delivered services and home shopping, so that the Falcon Systems remain competitive within the industry. The Company postponed a number of rebuild and upgrade projects that were planned for 1994 and 1995 because of the uncertainty related to implementation of the 1992 Cable Act and the impact thereof on the Company's business and access to capital. As a result, even after giving effect to certain upgrades and rebuilds that were started or completed in 1996 and 1997, the Company's systems are significantly less technically advanced than had been expected prior to the implementation of re-regulation. The Company believes that the delays in upgrading many of its systems will, under present market conditions, most likely have an adverse effect on the value of the systems compared to systems that have been rebuilt to a higher technical standard.

REGULATION IN THE CABLE TELEVISION INDUSTRY

    The cable television industry is subject to extensive regulation by federal, local and, in some instances, state governmental agencies. The Cable Acts, both of which amended the Communications Act of 1934 (as amended, the "Communications Act"), established a national policy to guide the development and regulation of cable television systems. The Communications Act was recently substantially amended by the Telecommunications Act of 1996 (the "1996 Telecom Act"). Principal responsibility for implementing the policies of the Cable Acts and the 1996 Telecom Act has been allocated between the FCC and state or local regulatory authorities. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. Thus it is not possible to predict the effect that ongoing or future developments might have on the cable communications industry or on the operations of the Company.

    FEDERAL LAW AND REGULATION

    The 1992 Cable Act and the FCC's rules implementing that Act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established, among other things, (i) rate regulations, (ii) mandatory carriage and retransmission consent requirements that require a cable system under certain circumstances to carry a local broadcast station or to obtain consent to carry a local or distant broadcast station, (iii) rules for franchise renewals and transfers and (iv) other requirements covering a variety of operational areas such as equal employment opportunity and technical standards and customer service requirements. In addition, the 1996 Telecom Act eliminated certain barriers to entry in the telecommunications and cable industries, declaring that state or local laws or regulations may not prohibit or have the effect of prohibiting the ability of an entity, such as a cable operator, to provide interstate or intrastate telecommunications services. The 1996 Telecom Act also allows telephone companies to compete directly with cable operators by repealing the previous telephone company-cable cross-ownership ban and replacing the FCC's previous video dialtone regulations with an "open video system" ("OVS") plan by which local exchange carriers can provide cable service in their telephone service areas.

    The 1996 Telecom Act deregulates rates for certain cable programming services tiers ("CPSTs") in 1999 and, for certain small cable operators, immediately eliminates rate regulation of CPSTs, and, in certain circumstances, basic services and equipment. The FCC has developed regulations to implement these provisions of the 1996 Telecom Act. Because cable service rate increases have continued to outpace inflation under the FCC's existing regulations, the Company expects Congress and the FCC to explore additional methods of regulating cable services rate increases, including deferral or repeal of the March 31, 1999 sunset of CPST rate regulation. The Company is currently unable to predict the ultimate effect of the 1992 Cable Act, the 1996 Telecom Act or the FCC's implementing regulations, future Congressional action, or the litigation challenging various aspects of this federal legislation and the FCC's regulations implementing the legislation. However, any further limitation on the ability of the Company to raise service rates could have an adverse effect on revenues and cash flow.

    STATE AND LOCAL REGULATION

    Cable television systems generally operate pursuant to non-exclusive franchises, permits or licenses granted by a municipality or other state or local governmental entity. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. A number of states subject cable systems to the jurisdiction of centralized state governmental agencies. To date, Nevada and New York are the only states in which the Company currently operates that have enacted some form of regulation at the state level. Management cannot predict whether any of the states in which it currently operates will engage in such regulation in the future. See "Legislation and Regulation."

RELIANCE ON KEY PERSONNEL; MANAGEMENT CONFLICTS

    Falcon's success is partially dependent upon the continued availability of the services of certain key individuals, including Marc B. Nathanson, Chairman of the Board of Directors and Chief Executive Officer of Falcon Holding Group, Inc., the general partner of FHGLP ("FHGI" and, together with its predecessors, "Falcon"), and Frank J. Intiso, President and Chief Operating Officer of FHGI. The Company does not have an employment contract with any of its executive officers. In addition, Mr. Nathanson serves as Chief Executive Officer of Falcon International Communications LLC ("FIC"), which position could occupy up to approximately 20% of his time.

SIGNIFICANT CAPITAL EXPENDITURES

    The Company intends to upgrade a significant portion of its cable television systems over the next several years. Management's current plan calls for the expenditure of approximately $101 million in 1998, including approximately $68 million to rebuild and upgrade certain of the Owned Systems (exclusive of any capital expenditures related to the TCI Systems). The Company's level of capital expenditures is presently expected to remain at or above the 1998 level for the foreseeable future. The Company's inability to upgrade its cable television systems could adversely affect its operations and competitive position. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business."

ABILITY TO PURCHASE DEBENTURES UPON A CHANGE OF CONTROL

    If a Change of Control Offer (as defined) is made, there can be no assurance that the Company will have sufficient funds to pay the purchase price for all of the Debentures that might be delivered by holders seeking to accept the Change of Control Offer. In the event that a Change of Control Offer occurs at a time when the Company does not have sufficient funds available to repurchase the Debentures or at a time when the Company is prohibited from repurchasing the Debentures under the terms of other indebtedness of the Company (and the Company is unable either to obtain the consent of holders of such other indebtedness or to repay such other indebtedness), an Event of Default would occur under the Indenture. This provision may not, however, afford holders of the Debentures protection in the event of certain highly leveraged transactions. Furthermore, the New Credit Facility includes "change of control" provisions that permit the lenders thereunder to accelerate the repayment of indebtedness thereunder. Any acceleration of the obligations of the Company under the New Credit Facility could materially and adversely affect the ability of the Company to effect a purchase of the Debentures upon a Change of Control. In addition, the existence of a holder's right to require the Company to repurchase its Debentures upon the occurrence of a Change of Control may deter a third party from acquiring the Company in a transaction which would constitute a Change of Control. See "Description of Certain Indebtedness" and "Description of the Debentures."

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of the holders of Debentures to require the Company to repurchase such Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries to another party may be uncertain. See "Description of the Debentures--Certain Definitions."

ORIGINAL ISSUE DISCOUNT; LIMITATIONS ON HOLDERS' CLAIMS

    The Senior Discount Debentures will be issued at a substantial original issue discount from their principal amount at maturity. Consequently, holders of the Senior Discount Debentures will be required to include amounts in their gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the holders of the Senior Discount Debentures resulting from the purchase, ownership or disposition thereof.

    Under the Indenture, in the event of an acceleration of the maturity of the Senior Discount Debentures upon the occurrence of an Event of Default, holders of the Senior Discount Debentures may be entitled to recover only the amount which may be declared due and payable pursuant to the Indenture, which could be less than the principal amount at maturity of such Senior Discount Debentures. See "Description of the Debentures--Events of Default."

    If a bankruptcy case is commenced by or against the Issuers under the United States Bankruptcy Code (the "Bankruptcy Code"), the claim of a holder of Senior Discount Debentures with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the issue price of the Senior Discount Debentures and (ii) that portion of the original issue discount (as determined on the basis of such issue price) which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Accordingly, under such circumstances, even if sufficient funds are available, holders of Senior Discount Debentures may receive a lesser amount than they may otherwise be entitled to under the express terms of the Indenture. In addition, the same rules as those used for the calculation of original issue discount under federal income tax law could apply in a bankruptcy to determine the claim of a holder of Senior Discount Debenture. Furthermore, a holder of Senior Discount Debentures might be required to recognize gain or loss in the event of a distribution related to such a bankruptcy case. See "Federal Income Tax Considerations."

NOMINAL ASSETS OF CO-OBLIGOR

    FFC is a newly created California corporation formed solely for the purpose of serving as a co-obligor under the Debentures. FFC is wholly owned by FHGLP, has nominal assets and has no operations. Holders of the Debentures should not expect FFC to participate in servicing the principal, interest, premium, if any, or any other payment obligations on the Debentures.

LACK OF PUBLIC MARKET FOR THE DEBENTURES

    The Old Debentures have not been registered under the Securities Act or under the securities laws of any state and may not be resold unless the Debentures are subsequently registered or an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. The Exchange Debentures will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of holders of Exchange Debentures to sell their Debentures or (iii) the price at which the holders of Exchange Debentures would be able to sell their Debentures. If such a market were to exist, the Exchange Debentures could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and the financial performance of the Company.

    The Debentures are designated for trading among qualified institutional buyers in the PORTAL market. The Company has been advised by the Placement Agents that they presently intend to make a market in the Debentures. However, the Placement Agents are not obligated to do so, and any market-making activity with respect to the Debentures may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited during the Exchange Offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the Debentures or that such trading market will be liquid.

CONSEQUENCES OF EXCHANGING OR FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES

    Based upon interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties (including EXXON CAPITAL HOLDINGS CORP., SEC No-Action Letter (April 13, 1989); MORGAN STANLEY & CO. INC., SEC No-Action Letter (June 5, 1991); and SHEARMAN & STERLING, SEC No-Action Letter (July 2, 1993)), the Issuers believe that Exchange Debentures issued pursuant to the Exchange Offer in exchange for Old Debentures may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Debentures are acquired in the ordinary course of such holder's business and that at the time of the consummation of the Exchange Offer such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Debentures.

    Any Participating Broker-Dealer that acquired Old Debentures for its own account may be a statutory underwriter. Each Participating Broker-Dealer that receives Exchange Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by any person subject to the prospectus delivery requirements of the Securities Act (other than an Excluded Participating Broker Dealer). See "Plan of Distribution."

    Any holder who is an "affiliate" of the Issuers (within the meaning of Rule 405 under the Securities Act), who does not acquire the Exchange Debentures in the ordinary course of business or who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Debentures could not rely on the position of the staff of the Commission enunciated in the above-mentioned no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Issuers.

    To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the Exchange Debentures prior to offering or selling such Exchange Debentures. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Debentures will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Debentures, and accordingly, such Old Debentures will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, Old Debentures may only be offered or sold pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act and applicable state securities laws or pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer--Consequences of Failure to Exchange."

    Issuance of the Exchange Debentures in exchange for the Old Debentures pursuant to the Exchange Offer will be made only after a timely receipt by the Issuers of such Old Debentures, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Debentures desiring to tender such Old Debentures in exchange for Exchange Debentures should allow sufficient time to ensure timely delivery. The Issuers are under no duty to give notification of defects or irregularities with respect to the tenders of Old Debentures for exchange. Old Debentures that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the Exchange Offer, certain registration rights with respect to the Debentures under the Registration Rights Agreement will terminate. In addition, any holder of Old Debentures who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Debentures may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Debentures for its own account in exchange for Old Debentures, where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures. See "Plan of Distribution." To the extent that Old Debentures are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Debentures could be adversely affected. See "The Exchange Offer."

                              THE TCI TRANSACTION

    Pursuant to the Contribution and Purchase Agreement, dated as of December 30, 1997, as amended (the "Contribution Agreement"), FHGLP, TCI, the existing partners of FHGLP and the investors in Falcon Video have agreed to consolidate under the ownership and control of New Falcon, a holding company owned by FHGLP and TCI, substantially all of the Falcon Systems and all of the TCI Systems. As a result of the TCI Transaction, New Falcon will own systems that served approximately 975,000 basic subscribers in 25 states as of March 31, 1998. New Falcon will also manage the Enstar Systems, which served approximately 95,000 basic subscribers as of March 31, 1998. As such, New Falcon will own or manage systems that served approximately 1,070,000 basic subscribers in 26 states as of March 31, 1998. The TCI Systems will be consolidated into the Owned Subsidiaries. As used in this Prospectus, the "TCI Transaction" refers individually and collectively, as the context may require, to the transactions contemplated by the Contribution Agreement, as it may be amended, modified or supplemented. See "Business-- Overview of the Falcon Systems" and "--Overview of the TCI Systems."

    FHGLP will own approximately 53% of the equity of New Falcon and will serve as the managing general partner of New Falcon. TCI will own approximately 47% of the equity of New Falcon. The respective ownership percentages of FHGLP and TCI in New Falcon are subject to possible adjustment pursuant to the Contribution Agreement. The actual ownership percentages of FHGLP and TCI will be based on the relative net fair market value as of closing of the capital contributions to be made by FHGLP and TCI to New Falcon. The values of the contributed Falcon Systems and the TCI Systems have been agreed to and are specified in the Contribution Agreement. To calculate the value of each partner's contribution, the value of its systems will be adjusted to reflect additional current assets to be contributed to New Falcon, the amount of certain capital expenditures made by the partner prior to the contribution, and the amount of liabilities to be assumed by New Falcon. A partner may also be required to contribute cash to New Falcon to offset any diminution in the value of its contributed systems from certain causes (such as casualty losses or certain undisclosed liabilities), but these contributions will not result in an adjustment to the partners' percentage interests.

    FHGI will continue to serve as the sole general partner of FHGLP. As such, subject to certain governance provisions set forth in the New Falcon Partnership Agreement, Falcon and its senior management will continue to manage the business and day-to-day operations of New Falcon. For additional information regarding the governance and management of New Falcon following consummation of the TCI Transaction, see "Description of the Partnership Agreements--New Falcon Partnership Agreement."

    The Company expects to benefit substantially from its partnership with TCI, one of the leading cable television operators in the world. The Company expects that it will derive numerous operational synergies from its partnership with TCI, including increased concentration of cable systems, purchasing discounts and other economies arising from more streamlined management of Company assets and those assets contributed by TCI. The Company also expects that its partnership with TCI may increase the Company's access to and recognition in the capital markets. Furthermore, the Company expects to benefit from access to TCI's substantial resources in the areas of technical and engineering research. The Company believes that its partnership with TCI will result in increased availability of certain technological innovations, including state-of-the-art digital converters, cable modems, and HITS digitally compressed cable television programming services. The Company will also benefit from the expertise and valuable industry knowledge of TCI's Leo J. Hindery, Jr. and William R. Fitzgerald, who will join New Falcon's Advisory Committee upon consummation of the TCI Transaction. See "Management" and "Certain Relationships and Related Transactions."

    The TCI Transaction will consist of the following principal steps (with references to the "TCI Closing" referring to the closing of the TCI Transaction):

        (1) Immediately prior to the TCI Closing, it is anticipated that Falcon Video will use borrowings under the New Credit Facility to satisfy in part its obligations under certain outstanding notes. Falcon

    Video will satisfy its remaining obligations under such notes by issuing limited partnership interests in Falcon Video to the holders of those notes, which the holders will in turn contribute to FHGLP at the TCI Closing (Step
    6).

        (2) At the TCI Closing, concurrently with the initial asset contributions by FHGLP to New Falcon (Step 3), TCI will contribute to New Falcon substantially all of the assets relating to the TCI Systems, and New Falcon will assume indebtedness in the approximate amount of $429.7 million and certain other liabilities of TCI. Following the TCI Closing, the TCI Systems will be contributed to the Owned Subsidiaries.

        (3) At the TCI Closing, FHGLP will contribute to New Falcon substantially all of its assets, including the capital stock of FFC, and New Falcon will assume certain indebtedness in the amount of $936.5 million and other liabilities of FHGLP, including the Debentures and (subject to subsequent assumption by New Falcon II) any Notes that remain outstanding and the indebtedness outstanding under the New Credit Facility. See "Description of Certain Indebtedness" and "Description of the Debentures." The contributed assets will consist principally of FHGLP's equity interests in the Owned Subsidiaries and the Falcon Video systems, and equity interests in the managing general partners of the Owned Subsidiaries and Video Investors (as defined). FHGLP will make its asset contributions to New Falcon in two separate steps: in the first step, concurrently with the asset contributions by TCI to New Falcon (Step 2), FHGLP will contribute all of its assets other than the Falcon Video-related interests contributed to FHGLP in Step 6; in the second step, immediately after the contributions to FHGLP in Step 6, FHGLP will contribute those Falcon Video-related interests to New Falcon. As a result of FHGLP's contributions to New Falcon (and subject to subsequent contributions by New Falcon to New Falcon II), New Falcon will own, directly or indirectly, greater than 99% of the partnership interests in the Owned Subsidiaries, each of which will, in turn, have as its managing general partner a limited partnership which will be owned 99% or greater by New Falcon.

        The assets to be contributed by FHGLP to New Falcon exclude FHGLP's equity interests in Enstar interest ranging from 0.5% to 1.0% and its subsidiaries, certain passive minority investments held by FHGLP in international cable television businesses and any cash on hand that FHGLP elects not to contribute. See "Business--The Affiliated Systems"; "--International Activities"; and "--Other Investments."

        (4) At the TCI Closing, the Debentures and the Notes (which the Company has agreed to redeem prior to October 15, 1998) will be assumed by New Falcon, which will be substituted for FHGLP as an obligor thereunder (subject, in the case of the Notes, to a subsequent assumption by New Falcon
    II). FFC will continue to be an obligor under the Debentures as a wholly-owned subsidiary of New Falcon. As of May 25, 1998, the aggregate principal amount of the Notes outstanding was approximately $34.4 million.

        (5) At the TCI Closing, FHGLP will redeem a specified portion of the partnership interests in FHGLP currently held by the Redeemed Partners in exchange for the New Falcon Interests. Following the redemption, TCI will purchase such New Falcon Interests from the Redeemed Partners for cash in the approximate aggregate amount of $154.7 million.

        (6) At the TCI Closing, after the redemption of the Redeemed Partners and the purchase of their New Falcon Interests by TCI (Step 5), (a) the limited partners of Falcon Video will contribute their interests in Falcon Video (including the interests issued in respect of certain notes, as described in Step 1) to FHGLP in exchange for limited partnership interests in FHGLP, (b) the holders of certain equity participation units and warrants previously issued by Falcon Video will contribute those securities to FHGLP in exchange for limited partnership interests in FHGLP, and (c) the limited partners of Falcon Video Communications Investors, L.P., the managing general partner of Falcon Video ("Video Investors"), other than FHGLP, will contribute their interests in Video Investors (other than a 1% interest that will be retained by a trust established for the benefit of members of the family of Marc B. Nathanson) to FHGLP in exchange for limited partnership interests in FHGLP. FHGLP will then contribute these interests and securities to New Falcon in the second step of FHGLP's contributions (Step
    3). As a result of these contributions, Falcon Video will become an Owned Subsidiary and its systems, which served approximately 71,000 basic subscribers as of March 31, 1998, will be consolidated under the ownership and control of New Falcon following the TCI Closing.

        (7) FHGLP will amend its Incentive Plan prior to the TCI Closing to provide for payments by FHGLP at the TCI Closing to participants in an aggregate amount of approximately $6.6 million and to reduce by such amount FHGLP's obligations to make future payments to participants under the Incentive Plan. At the TCI Closing New Falcon will assume (subject to a subsequent assumption by New Falcon II) the obligations of FHGLP under the Incentive Plan, as so amended, other than the obligation to make the payments at the TCI Closing. See "Management--1993 Incentive Performance Plan."

        (8) Immediately after the TCI Closing New Falcon II will borrow funds under the New Credit Facility to refinance the TCI indebtedness assumed by New Falcon II at the TCI Closing and to refinance the initial borrowings of Falcon Video under the New Credit Facility and Falcon Video's existing senior indebtedness.

        (9) At the TCI Closing, the existing partners of FHGLP will amend and restate the FHGLP Partnership Agreement, and two additional persons will be admitted to FHGLP as limited partners by virtue of their contributions to FHGLP of their interests in Falcon Video (Step 6). Among other things, the New FHGLP Partnership Agreement will defer and reduce the liquidity rights of the non-management partners under the Existing FHGLP Partnership Agreement, which rights will become an obligation of New Falcon. For additional information regarding the new partnership agreement and a description of certain new liquidity and other rights, see "Description of the Partnership Agreements--New FHGLP Partnership Agreement."

       (10) Concurrently with or immediately following the TCI Closing, the partnership agreements of the Owned Subsidiaries, including Falcon Video, and the partnership agreements of the managing general partners of the Owned Subsidiaries, including Video Investors, will be amended as appropriate to substitute New Falcon (or New Falcon II as described below) for FHGLP as a partner effective as of the TCI Closing, to provide for distributions to the partners, to reflect the contribution of assets to the Owned Subsidiaries and to make certain other related changes.

    The Company will redeem the remaining approximately $34.4 million aggregate principal amount of outstanding Notes prior to October 15, 1998, in accordance with the redemption provisions of the indenture governing the Notes. The Notes are redeemable at the option of the obligor, in whole or in part, at any time on or after September 15, 1998, at 105.5% of the outstanding principal amount, plus accrued interest to the redemption date. If the TCI Transaction is consummated before all of the Notes have been redeemed, New Falcon will initially assume (subject to a subsequent assumption by New Falcon II, as described below) the rights and obligations of FHGLP under the Notes. See "Capitalization" and "Description of Certain Indebtedness--11% Senior Subordinated Notes Due 2003."

    On June 30, 1998, the Company entered into the New Credit Facility, which provides for three committed credit facilities (one revolving credit facility and two term loans) and one uncommitted $350 million supplemental credit facility (the terms of which will be negotiated at the time the Company makes a request to draw on such facility). See "Description of Certain Indebtedness--New Credit Facility." The Owned Subsidiaries, other than Falcon Video, are the initial borrowers under the New Credit Facility. The Company borrowed approximately $425.8 million under the New Credit Facility on June 30, 1998, approximately $329 million of which was used to repay the remaining indebtedness outstanding under the Bank Credit Agreement. The remaining proceeds resulted in an excess cash balance of approximately $90 million (after payment of approximately $4.5 million in fees and expenses related to the New Credit Facility). Immediately prior to the TCI Closing, Falcon Video will use proceeds from borrowings under the New Credit Facility to satisfy in part its obligations under certain financing notes (See Step 1). Upon the TCI Closing, the Company will use proceeds from additional borrowings under the New Credit Facility to refinance any other senior indebtedness of the Company, including without limitation certain existing senior indebtedness of Falcon Video, the initial borrowings of Falcon Video under the New Credit Facility, and the indebtedness of TCI to be assumed by New Falcon at the TCI Closing. The Company also intends to fund the Notes Redemption with proceeds from borrowings under the New Credit Facility.

    Immediately following the consummation of the TCI Transaction, New Falcon will contribute substantially all of its assets to New Falcon II (excluding the capital stock of FFC), and New Falcon II will assume certain indebtedness of New Falcon, including any Notes that remain outstanding after the Notes Tender and any indebtedness outstanding under the New Credit Facility, but excluding the Debentures. Thus, New Falcon II will be substituted for New Falcon as an obligor under the Notes and will become the sole borrower under the New Credit Facility, and FFC will continue to be an obligor under the Debentures as a wholly-owned subsidiary of New Falcon. In addition, New Falcon II will assume the obligations of the Owned Subsidiaries under the New Credit Facility. New Falcon II will then contribute the TCI Systems to the Owned Subsidiaries. See "Risk Factors--Dependence on Receipt of Funds From Operating Subsidiaries to Service Debentures; Structural Subordination."

    The consummation of the TCI Transaction is subject to, among other things, the satisfaction of customary closing conditions and the receipt of certain third-party and governmental approvals, including the consent of franchising authorities. Although there can be no assurances that such closing conditions will be satisfied or that the TCI Transaction will be consummated, management presently anticipates that the TCI Transaction will be completed in the third quarter of 1998.

    On June 24, 1998, AT&T Corp. and Tele-Communications, Inc. announced that they have entered into an agreement under which AT&T Corp. would acquire Tele-Communications, Inc. by merger. Although there can be no assurances as to whether this merger will be consummated, the Company does not anticipate that this proposed merger will have any material adverse effect upon the consummation of the TCI Transaction.

                                USE OF PROCEEDS

    This Exchange Offer is intended to satisfy certain of the Issuers' obligations under the Registration Rights Agreement. The Issuers will not receive any cash proceeds from the issuance of the Exchange Debentures offered hereby. In consideration for issuing the Exchange Debentures contemplated in this Prospectus, the Issuers will receive Old Debentures in like original principal amount at maturity, the form and terms of which are the same as the form and terms of the Exchange Debentures (which replace the Old Debentures), except as otherwise described herein.

    The net proceeds received by the Company from the Offering were approximately $631 million after giving effect to discounts, commissions and other expenses payable by the Issuers. The Company used the net proceeds from the Offering to repay indebtedness outstanding under the Bank Credit Agreement. At March 31, 1998, outstanding indebtedness under the Bank Credit Agreement was approximately $695.6 million. The weighted average interest rate on borrowings outstanding under the Bank Credit Agreement as of December 31, 1997 was 7.69%.

                                 CAPITALIZATION

    The following table sets forth (i) the actual capitalization of FHGLP at March 31, 1998; (ii) FHGLP's capitalization at March 31, 1998, after giving pro forma effect to the Offering, the refinancing of the Bank Credit Agreement with proceeds from the New Credit Facility, the repurchase of all of the Notes pursuant to both the Notes Tender and the Notes Redemption, and the Falcon Classic Acquisition as if such transactions had been consummated as of March 31, 1998; and (iii) New Falcon's capitalization giving pro forma effect to all of the transactions described in the preceding sentence and the TCI Transaction, including the consolidation of systems currently owned by Falcon Video, as if such transactions had been consummated as of March 31, 1998. See "The TCI Transaction" and "Pro Forma Condensed Combined Financial Data."

                                                              AS OF MARCH 31, 1998
                                                   ------------------------------------------
                                                                     FHGLP        NEW FALCON
                                                      ACTUAL       PRO FORMA      PRO FORMA
                                                   ------------  --------------  ------------
                                                           (IN THOUSANDS OF DOLLARS)
Long-term Debt
  Bank Credit Agreement(1).......................  $    695,600        --             --
  New Credit Facility(2).........................       --        $    373,815   $    920,757
  Senior Debentures..............................       --             375,000        375,000
  Senior Discount Debentures.....................       --             275,639        275,639
  11% Senior Subordinated Notes..................       282,193        --             --
  Other..........................................        23,261         23,261         15,761
                                                   ------------  --------------  ------------
    Total debt...................................     1,001,054      1,047,715      1,587,157
Redeemable partners' equity......................       171,373        171,373         75,000
  Partners' deficit..............................      (435,664)      (466,778)      (281,358)
                                                   ------------  --------------  ------------
    Total capitalization.........................  $    736,763   $    752,310   $  1,380,799
                                                   ------------  --------------  ------------
                                                   ------------  --------------  ------------

------------------------

(1) As of June 29, 1998, the amount outstanding under the Bank Credit Agreement was approximately $329 million. Borrowings since April 3, 1998 were used primarily to repurchase outstanding Notes pursuant to the Notes Tender. See "Prospectus Summary--Recent Developments."

(2) On June 30, 1998, the Company repaid and discharged the Bank Credit Agreement with proceeds from the New Credit Facility and as of June 30, 1998, the amount outstanding under the New Credit Facility was approximately $425.8 million. See "Description of Certain Indebtedness--New Credit Facility."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    Set forth below are selected consolidated financial data of the Company for each of the years in the five-year period ended December 31, 1997 and for the three-month periods ended March 31, 1997 and 1998. This data should be read in conjunction with the Company's historical consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data for the three month periods ended March 31, 1997 and 1998 have been derived from unaudited consolidated financial statements of the Company, which in the opinion of management include all adjustments (consisting of normal recurring adjustments) which are necessary to present fairly the results of operations and financial position for the periods and at the date presented. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year. The unaudited FHGLP pro forma data give effect to (i) the Offering, (ii) the refinancing of the Bank Credit Agreement with proceeds from the New Credit Facility, (iii) the repurchase of all of the Notes pursuant to both the Notes Tender and the Notes Redemption, and
(iv) the Falcon Classic Acquisition as if such transactions had been consummated on January 1, 1997 in the case of the operations statement data and other operating data and on March 31, 1998, in the case of the balance sheet data. The unaudited New Falcon pro forma data give effect to all of the transactions described in the preceding sentence and to the TCI Transaction, including the consolidation of systems currently owned by Falcon Video, as if such transactions had been consummated on January 1, 1997 in the case of the operations statement data and other operating data and on March 31, 1998 in the case of the balance sheet data.

                                                                                                           THREE MONTHS ENDED MARCH
                                                      YEAR ENDED DECEMBER 31,                                         31,
                           -----------------------------------------------------------------------------   -------------------------
                                                                                  FHGLP      NEW FALCON
                                                                                PRO FORMA     PRO FORMA
                             1993      1994    1995(1)    1996(1)     1997       1997(2)       1997(2)        1997        1998(11)
                           --------  --------  --------  ---------  ---------  -----------   -----------   -----------   -----------
                                                                   (IN THOUSANDS OF DOLLARS)
OPERATIONS STATEMENT DATA
Revenues.................  $146,469  $147,229  $151,208  $ 217,320  $ 255,886   $ 274,894     $ 424,994     $ 63,984      $ 64,557
Costs and expenses.......   (67,025)  (67,711)  (71,652)   (97,180)  (122,080)   (132,194)     (215,719)     (29,474)      (31,243)
Depreciation and
  amortization...........   (57,771)  (60,935)  (54,386)  (100,415)  (118,856)   (135,054)     (224,617)     (29,793)      (31,079)
                           --------  --------  --------  ---------  ---------  -----------   -----------   -----------   -----------
Operating income
  (loss).................    21,673    18,583    25,170     19,725     14,950       7,646       (15,342)       4,717         2,235
Interest expense,
  net(3).................   (49,122)  (49,859)  (57,777)   (71,602)   (79,137)    (85,894)     (119,925)     (20,384)      (20,487)
Equity in net income
  (loss) of investee
  partnerships...........    (3,596)   (1,782)   (5,705)       (44)       443         447           447          (71)         (248)
Other income (expense),
  net....................      (403)     (455)   13,077(4)       814       885        674         1,950         (163)         (774)
Income tax benefit.......     --        --        --         1,122      2,021       2,021         2,021          566           365
                           --------  --------  --------  ---------  ---------  -----------   -----------   -----------   -----------
Loss before extraordinary
  item...................  $(31,448) $(33,513) $(25,235) $ (49,985) $ (60,838)  $ (75,106)(5)  $(130,849)(5)  $(15,335)   $(18,909)
                           --------  --------  --------  ---------  ---------  -----------   -----------   -----------   -----------
                           --------  --------  --------  ---------  ---------  -----------   -----------   -----------   -----------

OTHER OPERATING DATA
EBITDA(6)................  $ 79,444  $ 79,518  $ 79,556  $ 120,140  $ 133,806   $ 142,700     $ 209,275     $ 34,510      $ 33,314
EBITDA margin............     54.2%     54.0%     52.6%      55.3%      52.3%       51.9%         49.2%        53.9%         51.6%
Total debt to EBITDA.....     6.71x     6.77x     7.01x(7)     6.62x(7)     6.81x      7.22x      7.50x        6.25x         7.51x
Net cash provided by
  operating activities...  $ 51,642  $ 49,076  $ 43,162  $  90,631  $  79,537   $  84,273     $ 140,126     $ 15,322      $  2,729
Net cash used in
  investing activities...   (27,562)  (36,065)  (22,674)  (284,247)   (76,287)    (81,307)      (99,512)     (10,941)      (95,318)
Net cash provided by
  (used in) financing
  activities.............   (25,221)  (18,169)  (15,906)   192,199     (2,966)     (2,966)      (40,614)      (7,155)       89,834
Capital
  expenditures(8)........    25,798    28,232    37,149     57,668     76,323      81,155        99,488       10,624        18,021
Deficiency of earnings to
  fixed charges(9).......   (31,448)  (33,513)  (25,254)   (51,252)   (63,302)    (77,574)     (133,317)     (15,940)      (19,319)


                              FHGLP      NEW FALCON
                            PRO FORMA     PRO FORMA
                              1998          1998
                           -----------   -----------

OPERATIONS STATEMENT DATA
Revenues.................   $ 68,163      $105,547
Costs and expenses.......    (33,146)       55,412
Depreciation and
  amortization...........    (33,900)      (56,291)
                           -----------   -----------
Operating income
  (loss).................      1,117        (6,156)
Interest expense,
  net(3).................    (21,408)      (30,433)
Equity in net income
  (loss) of investee
  partnerships...........       (226)         (226)
Other income (expense),
  net....................     (1,110)       (1,051)
Income tax benefit.......        365           365
                           -----------   -----------
Loss before extraordinary
  item...................   $(21,262)     $(37,501)
                           -----------   -----------
                           -----------   -----------
OTHER OPERATING DATA
EBITDA(6)................   $ 35,017      $ 50,135
EBITDA margin............      51.4%         47.5%
Total debt to EBITDA.....      7.48x         7.91x
Net cash provided by
  operating activities...   $  3,453      $ 14,479
Net cash used in
  investing activities...    (20,029)      (24,724)
Net cash provided by
  (used in) financing
  activities.............     16,576        10,245
Capital
  expenditures(8)........     19,508        24,111
Deficiency of earnings to
  fixed charges(9).......    (21,672)      (37,911)

                                                                                                                        AS OF MARCH
                                                                                                                          31, 1998
                                                                                  AS OF DECEMBER 31,                    ------------
                                                                 -----------------------------------------------------
                                                                   1993       1994      1995(1)    1996(1)     1997        ACTUAL
                                                                 ---------  ---------  ---------  ---------  ---------  ------------
                                                                                      (IN THOUSANDS OF DOLLARS)
BALANCE SHEET DATA
Cash and cash equivalents......................................  $  15,626  $  10,468  $  15,050  $  13,633  $  13,917   $   11,162
Total assets...................................................    432,668    425,402    585,258    774,323    740,358      800,326
Total debt.....................................................    532,938    538,626    669,019    885,786    911,221    1,001,054
Redeemable partners' equity(10)................................     93,964     93,964    271,902    271,902    171,373      171,373
Partners' deficit..............................................   (236,096)  (256,758)  (411,681)  (456,499)  (416,755)    (435,664)


                                                                     FHGLP       NEW FALCON PRO
                                                                  PRO FORMA(2)      FORMA(2)
                                                                 --------------  --------------

BALANCE SHEET DATA
Cash and cash equivalents......................................   $      5,000    $      5,000
Total assets...................................................        819,772       1,457,972
Total debt.....................................................      1,047,715       1,587,157
Redeemable partners' equity(10)................................        171,373          75,000
Partners' deficit..............................................       (466,778)       (281,358)

------------------------------

 (1) The December 31, 1995 consolidated balance sheet data include the assets and liabilities of Falcon First, which were acquired on December 28, 1995. The consolidated statement of operations data for the year ended December 31, 1995 exclude the operations of Falcon First due to the proximity of the acquisition date to the end of the year, except that management fees from Falcon First of $1.6 million are included in the consolidated statement of operations data. On July 12, 1996, FHGLP acquired the assets of FCSC and, accordingly, the results of the FCSC systems have been included from July 12, 1996. Management fees and reimbursed expenses received in 1996 by FHGLP from FCSC prior to July 12, 1996 amounted to $1.5 million and $1.0 million, respectively, and are included in the 1996 consolidated statement of operations data. The amounts attributable to management fees and reimbursed expenses received by FHGLP from FCSC in 1995 were $2.6 million and $2.0 million, respectively.

 (2) The unaudited pro forma financial and operating data may not be indicative of the results that actually would have occurred if the transactions described above had been completed and in effect for the periods indicated or the results that may be obtained in the future. The unaudited pro forma financial and operating data presented should be read in conjunction with the audited historical financial statements and related notes thereto of FHGLP and the TCI Systems and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. See "Pro Forma Condensed Combined Financial Data."


 (3) Interest expense, net includes payment-in-kind interest expense amounting to $17.5 million, $24.5 million, $27.1 million, $26.6 million and $20.4 million for the years ended December 31, 1993, 1994, 1995, 1996 and 1997, respectively, and $7.0 million for the three months ended March 31, 1997. There was no payment-in-kind interest expense for the three months ended March 31, 1998. See Note 7 to FHGLP's 1997 consolidated financial statements.


 (4) Other income (expense), net in 1995 includes a gain on sale of marketable securities ($13.3 million).

 (5) The pro forma operations statement data do not reflect the impact of certain non-recurring expenses associated with the transactions. The FHGLP pro forma operations statement data do not include the write-off, as an extraordinary charge, of deferred loan costs of $11.7 and $11.3 million, respectively, as of December 31, 1997 and March 31, 1998 related to the extinguishment of the Bank Credit Agreement and the repurchase of the Notes as well as an approximate $19.8 million in premiums and costs related to the repurchase of the Debentures. Additionally, the New Falcon pro forma operations statement data do not include a one-time charge of approximately $6.6 million in compensation expense related to the payment to certain FHGLP employees of amounts due under the Incentive Plan, as required by the Contribution Agreement. The pro forma balance sheet data reflect the pro forma effect of these adjustments.

 (6) EBITDA is calculated as operating income before depreciation and amortization. Based on its experience in the cable television industry, FHGLP believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. In addition, the covenants in the primary debt instruments of FHGLP use EBITDA-derived calculations as a measure of financial performance. EBITDA is not a measurement determined under GAAP and does not represent cash generated from operating activities in accordance with GAAP. EBITDA should not be considered by the reader as an alternative to net income as an indicator of FHGLP's financial performance or as an alternative to cash flows as a measure of liquidity. In addition, the Company's definition of EBITDA may not be identical to similarly titled measures used by other companies.

 (7) Total debt to EBITDA has been computed on a pro forma basis for 1995 to include the EBITDA of Falcon First of $15.9 million, making the combined 1995 EBITDA $95.4 million. Similarly, total debt to EBITDA has also been computed on a pro forma basis for 1996 to include the EBITDA of FCSC of $13.6 million, making the combined 1996 EBITDA $133.8 million. Without these pro forma adjustments, 1995 data would include the debt incurred to acquire Falcon First, but would exclude Falcon First EBITDA resulting in a total debt to EBITDA historical ratio of 8.41x compared to a pro forma ratio of 7.01x, and 1996 data would include the debt to acquire FCSC, but would exclude its EBITDA for the period January 1, 1996 through July 11, 1996 resulting in a total debt to EBITDA historical ratio of 7.37x compared to a pro forma ratio of 6.62x.

 (8) Excluding acquisitions of cable television systems.

 (9) For purposes of this computation, earnings are defined as income (loss) before income taxes and fixed charges, as adjusted for earnings and distributions of less than 50% owned companies accounted for under the equity method. Fixed charges are defined as the sum of (i) total interest costs (including an estimated interest component of rental expenses) and
     (ii) amortization of debt discount and expense.

 (10) The Existing Partnership Agreement provides that certain limited partners of FHGLP have various redemption rights, which will be deferred and reduced upon consummation of the TCI Transaction. See "Risk
      Factors--Obligations of FHGLP to Redeem Limited Partnership Interests," "Description of the Partnership Agreements" and Note 2 to FHGLP's Consolidated Financial Statements.

 (11) In March 1998, FHGLP acquired substantially all of the assets of Falcon Classic and, accordingly, the results of these acquired systems have been included from the date of their acquisition. Management fees and reimbursed expenses received during the three months ended March 31, 1998 by FHGLP from Falcon Classic amounted to $190,000 and $114,000, respectively, and are included in the unaudited statement of operations data. The amounts attributable to management fees and reimbursed expenses received by FHGLP from Falcon Classic in 1997 were $1.3 million and $1.0 million, respectively.

                  PRO FORMA CONDENSED COMBINED FINANCIAL DATA

    The unaudited pro forma condensed combined financial data presented below are derived from the historical consolidated financial statements of the Company and the TCI Systems and reflect management's present estimate of pro forma adjustments, including a preliminary estimate of purchase price allocations. These preliminary estimates represent management's best estimate based on currently available information. Final purchase price allocation following the closing of the TCI Transaction could be materially different from the preliminary estimates, although management does not expect any material variations at this time. Factors which could cause material changes in the purchase price allocation include without limitation, material adverse changes in the results of operations of the Falcon Systems or the TCI Systems and unforseen changes in the economic or regulatory environment. The unaudited FHGLP pro forma data for the year ended December 31, 1997 and for the three months ended March 31, 1998 give effect to (i) the Offering, (ii) the refinancing of the Bank Credit Agreement with proceeds from the New Credit Facility, (iii) both the Notes Tender and the Notes Redemption, and (iv) the Falcon Classic Acquisition as if such transactions had been consummated on January 1, 1997 in the case of the statement of operations data and on March 31, 1998 in the case of the balance sheet data. The unaudited New Falcon pro forma data give effect to all of the transactions described in the preceding sentence and to the TCI Transaction, including the consolidation of systems currently owned by Falcon Video, as if such transactions had been consummated on January 1, 1997 in the case of the statement of operations data and on March 31, 1998 in the case of the balance sheet data.

    The unaudited FHGLP pro forma data presented below do not give effect to the TCI Transaction and assume that FHGLP is the primary obligor under the Debentures. Upon the consummation of the TCI Transaction, all of FHGLP's obligations under the Debentures will be assumed by New Falcon, which will be substituted for FHGLP as an obligor under the Debentures. Thereafter, FHGLP will have no further obligations under the Debentures. Accordingly, the unaudited New Falcon pro forma data presented below give effect to the TCI Transaction and present data for New Falcon but not for FHGLP since, upon the consummation of the TCI Transaction, FHGLP will no longer be an obligor under the Debentures. In addition, the effect of not presenting information for FHGLP after the consummation of the TCI Transaction is immaterial because the only assets to be retained by FHGLP besides its interest in New Falcon consist of FHGLP's equity ownership interests (ranging from 0.5% to 1.0%) in the Enstar Systems and certain other immaterial, passive minority investments. See "Business--International Activities" and "--Other Investments."

    The unaudited pro forma condensed combined financial statements may not be indicative of the results that actually would have occurred if the transactions described above had been completed and in effect for the periods indicated or the results that may be obtained in the future. The unaudited pro forma condensed combined financial data presented below should be read in conjunction with the audited historical consolidated financial statements and related notes thereto of the Company and the TCI Systems and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

    The Falcon Classic Acquisition is being accounted for as the purchase by FHGLP of the Falcon Classic systems. The TCI Transaction will be accounted for as a contribution by FHGLP of the Falcon Systems to New Falcon at their historical cost basis and the purchase by New Falcon of the Falcon Video systems and the TCI Systems.

    The pro forma condensed combined statements of operations do not reflect the impact of certain non-recurring expenses associated with the transactions. The FHGLP pro forma data do not include the write-off, as an extraordinary charge, of deferred loan costs of $11.7 and $11.3 million, respectively, at December 31, 1997 and March 31, 1998 related to the extinguishment of the Bank Credit Agreement and the repurchase of the Notes, as well as the approximate $19.8 million in premiums and costs related to the repurchase of the Notes. Additionally, the New Falcon pro forma data do not include a one-time charge of approximately $6.6 million in compensation expense related to the payment to certain FHGLP employees of amounts due under the Incentive Plan, as required by the Contribution Agreement. Such adjustments are reflected in the pro forma condensed combined balance sheets.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                           HISTORICAL                                        HISTORICAL
                                      ---------------------                             --------------------
                                         THE       FALCON                     FHGLP      FALCON       TCI
                                       COMPANY     CLASSIC   ADJUSTMENTS    PRO FORMA     VIDEO     SYSTEMS   ADJUSTMENTS
                                      ----------  ---------  ------------  -----------  ---------  ---------  ------------
                                                                   (IN THOUSANDS OF DOLLARS)
Revenues............................  $  255,886  $  20,299   $   (1,291)(1)  $ 274,894 $  32,145  $ 113,897   $    4,058(7)
Expenses:
  Costs and expenses................    (122,080)   (11,248)       1,134(2)   (132,194)   (15,908)   (64,113)      (3,504)(8)
  Depreciation and amortization.....    (118,856)    (8,080)      (8,118)(3)   (135,054)   (16,086)   (22,509)     (50,968)(9)
                                      ----------  ---------  ------------  -----------  ---------  ---------  ------------
    Operating income (loss).........      14,950        971       (8,275)       7,646         151     27,275      (50,414)
Other income (expense):
  Interest expense, net.............     (79,137)    (1,490)      (5,267)(4)    (85,894)   (10,985)    (5,832)     (17,214)(10)
  Equity in net income of investee
    partnerships....................         443                       4(5)        447
  Other income (expense), net.......         885        (61)        (150)(6)        674                  (84)       1,360(11)
Income tax benefit (expense)........       2,021                                2,021                 (8,808)       8,808(12)
                                      ----------  ---------  ------------  -----------  ---------  ---------  ------------
Income (loss) before extraordinary
  item..............................  $  (60,838) $    (580)  $  (13,688)   $ (75,106)  $ (10,834) $  12,551   $  (57,460)
                                      ----------  ---------  ------------  -----------  ---------  ---------  ------------
                                      ----------  ---------  ------------  -----------  ---------  ---------  ------------

                                      NEW FALCON
                                       PRO FORMA
                                      -----------
Revenues............................   $ 424,994
Expenses:
  Costs and expenses................    (215,719)
  Depreciation and amortization.....    (224,617)
                                      -----------
    Operating income (loss).........     (15,342)
Other income (expense):
  Interest expense, net.............    (119,925)
  Equity in net income of investee
    partnerships....................         447
  Other income (expense), net.......       1,950
Income tax benefit (expense)........       2,021
                                      -----------
Income (loss) before extraordinary
  item..............................   $(130,849)
                                      -----------
                                      -----------

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1998

                                             HISTORICAL                                   HISTORICAL
                                          -----------------                            -----------------
                                            THE     FALCON                   FHGLP     FALCON     TCI
                                          COMPANY   CLASSIC  ADJUSTMENTS   PRO FORMA    VIDEO   SYSTEMS   ADJUSTMENTS
                                          --------  -------  -----------   ---------   -------  --------  -----------
                                                                   (IN THOUSANDS OF DOLLARS)
Revenues................................  $64,557   $ 3,796   $   (190)(1) $ 68,163    $ 7,694  $ 28,421   $  1,269(7)
Expenses:
  Costs and expenses....................  (31,243 )  (2,099)       196(2)   (33,146)    (4,094)  (16,977)    (1,195)(8)
  Depreciation and amortization.........  (31,079 )  (1,321)    (1,500)(3)  (33,900)    (3,609)   (5,791)   (12,991)(9)
                                          --------  -------  -----------   ---------   -------  --------  -----------
  Operating income (loss)...............    2,235       376     (1,494)       1,117         (9)    5,653    (12,917)
Other income (expense):
  Interest expense, net.................  (20,487 )     (86)      (835)(4)  (21,408)    (2,786)   (1,448)    (4,791)(10)
  Equity in net income of investee
    partnerships........................     (248 )                 22(5)      (226)
  Other income (expense), net...........     (774 )  28,991    (29,327)(6)   (1,110)                  59
Income tax benefit (expense)............      365                               365               (1,793)     1,793(12)
                                          --------  -------  -----------   ---------   -------  --------  -----------
Income (loss) before extraordinary
  item..................................  $(18,909) $29,281   $(31,634)    $(21,262)   $(2,795) $  2,471   $(15,915)
                                          --------  -------  -----------   ---------   -------  --------  -----------
                                          --------  -------  -----------   ---------   -------  --------  -----------

                                          NEW FALCON PRO
                                               FORMA
                                          ---------------
Revenues................................        $105,547
Expenses:
  Costs and expenses....................         (55,412)
  Depreciation and amortization.........         (56,291)
                                          ---------------
  Operating income (loss)...............          (6,156)
Other income (expense):
  Interest expense, net.................         (30,433)
  Equity in net income of investee
    partnerships........................            (226)
  Other income (expense), net...........          (1,051)
Income tax benefit (expense)............             365
                                          ---------------
Income (loss) before extraordinary
  item..................................        $(37,501)
                                          ---------------
                                          ---------------

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

 (1) To eliminate FHGLP management fee income from Falcon Classic.

 (2) To eliminate Falcon Classic's management fee expense to FHGLP.

 (3) To record additional depreciation and amortization expense attributable to the allocation of the purchase price (cash of $83.4 million) to tangible and intangible assets acquired and liabilities assumed from Falcon Classic, based on preliminary estimates of their respective fair values as of the acquisition date. These preliminary estimates represent management's best estimate based on currently available information. Final purchase price allocation following the closing of the TCI Transaction could be materially different from the preliminary estimates, although management does not expect any material variations at this time.

                                                                                                                            THREE
                                                                                                                           MONTHS
                                                                                                            YEAR ENDED      ENDED
                                                                                                             12/31/97      3/31/98
                                                                                                            -----------  -----------
                                                                                              USEFUL LIFE
                                                                                             -------------
                                                                                              (IN YEARS)          ($ IN 000'S)
Record additional estimated depreciation expense...........................................         3-15     $   3,312    $     671
Record additional estimated amortization expense:
  Franchise cost...........................................................................           12        (1,964)        (357)
  Goodwill.................................................................................           20           279           46
  Customer lists and other intangible assets...............................................            5         6,491        1,140
                                                                                                            -----------  -----------
                                                                                                             $   8,118    $   1,500
                                                                                                            -----------  -----------
                                                                                                            -----------  -----------

 (4) To increase interest expense to reflect the Falcon Classic Acquisition, the Notes Tender and the terms of the Debentures as if the Falcon Classic Acquisition, the Notes Tender and the Offering had been in effect during the entire period; and to record the amortization on new debt discount and issuance costs estimated at $28.8 million in connection with the New Credit Facility and the Debentures. The average interest rates used to compute pro forma interest expense on the New Credit Facility were 6.9% for the year ended December 31, 1997 and 7.2% for the three months ended March 31, 1998. The effect on pro forma income (loss) before extraordinary items of a 1/8% change in interest rates would be approximately $470,000 per year (without giving effect to the Company's interest rate hedging agreements).

                                                                        THREE
                                                               YEAR     MONTHS
                                                              ENDED     ENDED
                                                             12/31/97  3/31/98
                                                             --------  --------
                                                                ($ IN 000'S)
Eliminate historical interest expense related to borrowings
  by Falcon Classic........................................  $ (1,490) $   (86)
Eliminate amortization expense on historical deferred loan
  costs for the Bank Credit Agreement......................      (825)    (214)
Eliminate amortization expense on historical deferred costs
  for the Notes............................................      (874)    (219)
Eliminate historical interest expense on the Notes.........   (29,584)  (7,760)
Eliminate historical interest expense on the Bank Credit
  Agreement................................................   (44,493) (11,584)
Record estimated interest expense on the Debentures........    57,593   14,399
Record estimated interest expense on borrowings under the
  New Credit Facility......................................    22,408    5,666
Record amortization expense on new debt discount...........        84       21
Record amortization expense on new debt issuance costs.....     2,448      612
                                                             --------  --------
                                                             $  5,267  $   835
                                                             --------  --------
                                                             --------  --------

 (5) To eliminate FHGLP's general partners' share of losses of Falcon Classic.

 (6) To increase other expenses for anticipated legal fees related to the settlement of litigation ($150,000 for the year ended December 31, 1997) and to eliminate gain on the sale of Falcon Classic's Cable Systems ($29.3 million for the three months ended March 31, 1998).

 (7) To eliminate FHGLP management fee income from Falcon Video, to adjust TCI Systems revenues to reflect revenue from additional assets acquired and to eliminate certain revenues not being acquired pursuant to the Contribution Agreement, and to conform to FHGLP's accounting treatment of franchise fees charged to subscribers, as follows:

                                                                        THREE
                                                               YEAR     MONTHS
                                                              ENDED     ENDED
                                                             12/31/97  3/31/98
                                                             --------  --------
                                                                ($ IN 000'S)
Eliminate FHGLP management fee income from Falcon Video....  $(1,582 ) $  (381)
Adjust TCI Systems revenues (See detail of TCI Systems
  adjustments).............................................    5,640     1,650
                                                             --------  --------
                                                             $ 4,058   $ 1,269
                                                             --------  --------
                                                             --------  --------

 (8) To eliminate Falcon Video's management fee expense to FHGLP, to adjust TCI Systems expenses to reflect additional assets acquired and to eliminate certain expenses related to revenues not being acquired pursuant to the Contribution Agreement and to conform to FHGLP's accounting treatment of franchise fees charged to subscribers, as follows:

                                                                        THREE
                                                               YEAR     MONTHS
                                                              ENDED     ENDED
                                                             12/31/97  3/31/98
                                                             --------  --------
                                                                ($ IN 000'S)
Eliminate Falcon Video's management fee expense to FHGLP...  $(1,582 ) $  (374)
Adjust TCI Systems expenses (See detail of TCI Systems
  adjustments).............................................    5,086     1,569
                                                             --------  --------
                                                             $ 3,504   $ 1,195
                                                             --------  --------
                                                             --------  --------

 (9) To record additional depreciation and amortization expense attributable to the allocation of the fair value to tangible and intangible assets acquired and liabilities assumed of Falcon Video ($143.2 million) and the TCI Systems ($500.2 million), based on preliminary estimates of their respective fair values as of the acquisition date. These preliminary estimates represent management's best estimate based on currently available information. Final allocation following the closing of the TCI Transaction could be materially different from the preliminary estimates, although management does not expect any material variations at this time.

                                                                                                                            THREE
                                                                                                                           MONTHS
                                                                                                            YEAR ENDED      ENDED
                                                                                                             12/31/97      3/31/98
                                                                                                            -----------  -----------
                                                                                              USEFUL LIFE
                                                                                             -------------
                                                                                              (IN YEARS)          ($ IN 000'S)
Record additional estimated depreciation expense...........................................         3-15     $    (340)   $     (31)
Record additional estimated amortization expense:
  Franchise cost...........................................................................           12        (5,654)      (1,448)
  Goodwill.................................................................................           20         4,145        1,034
  Customer lists and other intangible assets...............................................            5        52,816       13,436
                                                                                                            -----------  -----------
                                                                                                             $  50,968    $  12,991
                                                                                                            -----------  -----------
                                                                                                            -----------  -----------

 (10) To increase interest expense to reflect the merger with Falcon Video and the assumption of the TCI Systems' indebtedness. The average interest rates used to compute the pro forma interest expense on the New Credit Facility were 6.4% for the year ended December 31, 1997 and 6.7% for the three months ended March 31, 1998. The effect on pro forma income (loss) before extraordinary items of a 1/8% change in interest rates would be approximately $1.2 million (without giving effect to the Company's interest rate hedging agreements).

                                                                        THREE
                                                               YEAR     MONTHS
                                                              ENDED     ENDED
                                                             12/31/97  3/31/98
                                                             --------  --------
                                                                ($ IN 000'S)
Eliminate historical interest expense of Falcon Video......  $(10,985) $(2,786)
Eliminate historical interest expense of the TCI Systems...    (5,832)  (1,448)
Record estimated interest expense on borrowings under the
  New Credit Facility incurred to refinance the Falcon
  Video and TCI Systems debt...............................    34,031    9,025
                                                             --------  --------
                                                             $ 17,214  $ 4,791
                                                             --------  --------
                                                             --------  --------

 (11) To eliminate the historical loss recorded in 1997 on the sale of an international investment. The international investments of FHGLP are not being contributed to New Falcon pursuant to the Contribution Agreement.

 (12) To eliminate historical tax expense of the TCI Systems, which assets were formerly held by a corporation.

                       DETAIL OF TCI SYSTEMS ADJUSTMENTS

    The audited combined statement of operations of the TCI Systems for the year ended December 31, 1997 has been adjusted to reflect additional assets acquired (which acquisitions were not material individually or in the aggregate), to eliminate certain revenues and expenses not being acquired pursuant to the Contribution Agreement and to conform to FHGLP's accounting treatment of franchise fees charged to subscribers, as follows:

                                                                                                               THREE MONTHS
                                                                                    YEAR ENDED 12/31/97       ENDED 3/31/98
                                                                                    --------------------  ----------------------
                                                                                    REVENUES   EXPENSES    REVENUES    EXPENSES
                                                                                    ---------  ---------  -----------  ---------
                                                                                        ($ IN 000'S)           ($ IN 000'S)
Reclassify franchise fee pass-through.............................................  $   5,517  $  (5,517)  $   1,508   $  (1,508)
Eliminate revenues and expenses not being acquired................................     (2,122)     1,908          (4)         22
Add Ellensburg, WA................................................................      1,850     (1,240)     --          --
Add Pomeroy, WA...................................................................        179       (107)         55         (31)
Add Clatskanie, OR................................................................        216       (130)         91         (52)
                                                                                    ---------  ---------  -----------  ---------
                                                                                    $   5,640  $  (5,086)  $   1,650   $  (1,569)
                                                                                    ---------  ---------  -----------  ---------
                                                                                    ---------  ---------  -----------  ---------

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                                 MARCH 31, 1998

                                    HISTORICAL                                         HISTORICAL
                               --------------------                                ------------------
                                            FALCON                     FHGLP        FALCON     TCI                      NEW FALCON
                               THE COMPANY  CLASSIC   ADJUSTMENTS    PRO FORMA      VIDEO    SYSTEMS    ADJUSTMENTS     PRO FORMA
                               -----------  -------   -----------   ------------   --------  --------  -------------   ------------
                                                                    (IN THOUSANDS OF DOLLARS)
ASSETS:
  Cash and cash
    equivalents..............  $    11,162  $2,508     $  (8,670)(1) $      5,000  $  5,880     --      $  (5,880)(11) $     5,000
  Receivables:
    Trade....................       12,291   1,132        --              13,423      1,451  $  2,557      --               17,431
    Affiliates...............       11,309    --             (35)(2)       11,274     --        --         (8,600)(12)       2,674
  Other assets...............       15,647     494        --              16,141        790     --             (3)(13)      16,928
  Other investments..........        1,555    --          --               1,555      --        --         (1,519)(14)          36
  Property, plant and
    equipment, net...........      358,074     820           703(3)      359,597     38,528    88,309      91,658(15)      578,092
  Franchise cost, net........      218,844    --           1,448(3)      220,292     47,710   333,195    (277,868)(15)     323,329
  Goodwill, net..............       71,487    --             565(3)       72,052      1,513     --         50,006(15)      123,571
  Customer lists and other
    intangible assets, net...       88,360    --           2,932(3)       91,292        (43)      700     269,816(15)      361,765
  Deferred loan costs, net...       11,597    --          17,549(4)       29,146      --        --         --               29,146
                               -----------  -------   -----------   ------------   --------  --------  -------------   ------------
                               $   800,326  $4,954     $  14,492    $    819,772   $ 95,829  $424,761   $ 117,610      $ 1,457,972
                               -----------  -------   -----------   ------------   --------  --------  -------------   ------------
                               -----------  -------   -----------   ------------   --------  --------  -------------   ------------

LIABILITIES:
  Bank debt..................  $   695,600    --       $(321,785)(5) $    373,815  $ 74,700     --      $ 472,242(16)  $   920,757
  Notes Payable
    Debentures...............      --         --         650,639(6)      650,639      --        --         --              650,639
    11% Notes................      282,193    --        (282,193)(7)      --          --        --         --              --
  Other......................       23,261    --          --              23,261     54,286     --        (61,786)(17)      15,761
                               -----------  -------   -----------   ------------   --------  --------  -------------   ------------
                                 1,001,054    --          46,661       1,047,715    128,986     --        410,456        1,587,157
  Cash overdraft.............      --         --          --             --           --        1,841      --                1,841
  Accounts payable...........        6,476  $  948        --               7,424      1,035       600      --                9,059
  Accrued expenses and
    other....................       44,812   2,831           (35)(8)       47,608     5,905     3,458      --               56,971
  Customer deposits and
    prepayments..............        1,652     148        --               1,800        130     --         --                1,930
  Deferred income taxes......        7,026    --          --               7,026      --      121,362    (121,362)(18)       7,026
  Minority interest..........          346    --          --                 346      --        --         --                  346
  Equity in losses of
    affiliated partnerships
    in excess of
    investment...............        3,251    --               7(9)        3,258      --        --         (3,258)(19)     --
                               -----------  -------   -----------   ------------   --------  --------  -------------   ------------
                                 1,064,617   3,927        46,633       1,115,177    136,056   127,261     285,836        1,664,330
Redeemable partners'
  equity.....................      171,373    --          --             171,373      --        --        (96,373)(20)      75,000
Partners' equity (deficit)...     (435,664)  1,027       (32,141)(10)     (466,778)  (40,227)  297,500    (71,853)(21)    (281,358)
                               -----------  -------   -----------   ------------   --------  --------  -------------   ------------
                               $   800,326  $4,954     $  14,492    $    819,772   $ 95,829  $424,761   $ 117,610      $ 1,457,972
                               -----------  -------   -----------   ------------   --------  --------  -------------   ------------
                               -----------  -------   -----------   ------------   --------  --------  -------------   ------------

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

 (1) To reduce the cash balance to reflect the use of cash to fund, in part, the Notes Redemption and the retention of $5 million for ongoing business needs. See also Note 5 below.

 (2) To eliminate receivables of FHGLP management fees from Falcon Classic.

 (3) To eliminate the historical book values of the tangible and intangible assets of Falcon Classic and allocate the estimated fair values assigned to those assets, as follows:

                                                                                                 AT 3/31/98
                                                                                                -------------
                                                                                                ($ IN 000'S)
Property, plant and equipment.................................................................    $     703
Franchise cost................................................................................        1,448
Goodwill......................................................................................          565
Customer lists and other intangibles..........................................................        2,932
                                                                                                     ------
                                                                                                  $   5,648
                                                                                                     ------
                                                                                                     ------

 (4) To eliminate historical deferred loan costs and record new debt issuance costs incurred in connection with the New Credit Facility and Debentures, as follows:

                                                                                                AT 3/31/98
                                                                                                -----------
                                                                                                   ($ IN
                                                                                                  000'S)
Eliminate historical deferred loan costs--Bank Credit Agreement...............................   $  (6,672)
Eliminate historical deferred loan costs--11% Notes...........................................      (4,628)
Record new debt discount and issuance costs...................................................      28,849
                                                                                                -----------
                                                                                                 $  17,549
                                                                                                -----------
                                                                                                -----------

 (5) To record changes in bank debt, as follows:

                                                                                                AT 3/31/98
                                                                                                -----------
                                                                                                   ($ IN
                                                                                                  000'S)
Record the issuance of the Debentures.........................................................   $(650,639)
Record estimated debt discount and issuance costs.............................................      28,849
Record estimated increase in bank debt for the Notes Tender...................................     302,000
Record estimated decrease in cash balance as additional reduction of bank debt................      (8,670)
Record estimated increase in bank debt for the acquisition of Falcon Classic..................       6,675
                                                                                                -----------
                                                                                                 $(321,785)
                                                                                                -----------
                                                                                                -----------

 (6) To record the issuance of the Debentures.

 (7) To record redemption of $282.2 million of the Notes pursuant to the Notes Tender.

 (8) To record the elimination of Falcon Classic's accrued management fees payable to FHGLP.

 (9) To eliminate FHGLP's investment, through affiliates, in Falcon Classic.

 (10) To record changes in partners' deficit, as follows:

                                                                                                AT 3/31/98
                                                                                                -----------
                                                                                                   ($ IN
                                                                                                  000'S)
Eliminate Falcon Classic's partners' equity...................................................   $  (1,027)
Record estimated premium and costs paid in Notes Tender.......................................     (19,807)
Record the write-off of historical deferred loan costs--Bank Credit Agreement.................      (6,672)
Record the write-off of historical deferred loan costs--11% Notes.............................      (4,628)
Eliminate FHGLP's investment, through affiliates, in Falcon Classic...........................          (7)
                                                                                                -----------
                                                                                                 $ (32,141)
                                                                                                -----------
                                                                                                -----------

 (11) To reduce the cash balance to maintain $5 million for ongoing business needs.

 (12) To eliminate receivables of FHGLP for intercompany notes from Enstar Finance Company.

 (13) To eliminate prepaid expenses of FHGLP for Enstar Finance Company.

 (14) To eliminate an investment that will be retained by FHGLP.

 (15) To eliminate the historical book values of the tangible and intangible assets of Falcon Video and the TCI Systems and allocate the estimated fair values assigned to those assets, as follows:

                                                                                     AT 3/31/98
                                                                           -------------------------------
                                                                            FALCON       TCI
                                                                             VIDEO     SYSTEMS     TOTAL
                                                                           ---------  ---------  ---------
                                                                                    ($ IN 000'S)
Property, plant and equipment............................................  $   9,884  $  81,774  $  91,658
Franchise cost...........................................................    (24,712)  (253,156)  (277,868)
Goodwill.................................................................      9,986     40,020     50,006
Customer lists...........................................................     60,443    209,403    269,846
Deferred costs...........................................................        (30)    --            (30)
                                                                           ---------  ---------  ---------
                                                                           $  55,571  $  78,041  $ 133,612
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

     The reduction in franchise costs is due to FHGLP's preliminary purchase price allocation, which has the effect of allocating more purchase value to customer lists than to franchise costs. FHGLP's allocation methodology was based on management's best estimates of such costs, which in turn were based on recent appraisals for other affiliated transactions. Additionally, the magnitude of the adjustment is partly the result of different policies employed by the TCI Falcon Systems (which allocate intangible costs to franchise costs) as compared to FHGLP's policies relating to the allocation of purchase price (which allocate intangible costs among customer lists, franchise costs and goodwill).

 (16) To record changes in bank debt, as follows:

                                                                                                AT 3/31/98
                                                                                                -----------
                                                                                                   ($ IN
                                                                                                  000'S)
Refinance TCI Systems' indebtedness...........................................................   $ 430,738
Partial redemption of the Falcon Video mezzanine Debentures...................................      40,588
Payment pursuant to the Incentive Plan........................................................       6,555
Less historical cash balance of Falcon Video..................................................      (5,880)
Plus historical cash balance of Enstar Finance Company........................................         241
                                                                                                -----------
                                                                                                 $ 472,242
                                                                                                -----------
                                                                                                -----------

 (17) To eliminate the historical balance of Falcon Video's mezzanine notes upon redemption and to eliminate intercompany notes payable of Enstar Finance Company.

                                                                                                AT 3/31/98
                                                                                                -----------
                                                                                                   ($ IN
                                                                                                  000'S)
Eliminate historical balance of Falcon Video's mezzanine Debentures...........................   $ (54,286)
Eliminate historical balance of intercompany notes............................................      (7,500)
                                                                                                -----------
                                                                                                 $ (61,786)
                                                                                                -----------
                                                                                                -----------

 (18) To eliminate the historical balance of deferred income taxes for the TCI Systems.

 (19) To eliminate FHGLP's equity in losses of Falcon Video in excess of investment, and to eliminate FHGLP's equity in losses of Enstar in excess of investment, which will be retained by FHGLP.

 (20) To adjust for put rights of certain FHGLP limited partners and to reclassify the balance in part. See "Risk Factors--Partner Liquidity Rights" and the "Description of the Partnership Agreements--New FHGLP Partnership Agreement."

 (21) To record changes in partners' deficit, as follows:

                                                                                                AT 3/31/98
                                                                                                -----------
                                                                                                   ($ IN
                                                                                                  000'S)
TCI assets contributed........................................................................   $ 496,903
Refinance TCI Systems' indebtedness...........................................................    (429,738)
Eliminate TCI Systems' historical balance of partners' equity.................................    (297,500)
Record Falcon Video partners' contribution in excess of their historical deficit..............      71,080
Reclassify residual value of redeemable partners' equity......................................      96,373
Less payment pursuant to the Incentive Plan...................................................      (6,555)
Eliminate FHGLP's partners' equity for Enstar Finance Company.................................      (1,246)
Eliminate an investment that will be retained by FHGLP........................................      (1,519)
Eliminate FHGLP's equity in losses of Enstar in excess of investment..........................         349
                                                                                                -----------
                                                                                                 $ (71,853)
                                                                                                -----------
                                                                                                -----------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

    The 1992 Cable Act required the FCC to, among other things, implement extensive regulation of the rates charged by cable television systems for basic and programming service tiers, installation and customer premises equipment leasing. Compliance with those rate regulations has had a negative impact on the Company's revenues and cash flow. The 1996 Telecom Act substantially changed the competitive and regulatory environment for cable television and telecommunications service providers. Among other changes, the 1996 Telecom Act provides that the regulation of CPST rates will be terminated altogether in 1999. Because cable service rate increases have continued to outpace inflation under the FCC's existing regulations, the Company expects Congress and the FCC to explore additional methods of regulating cable service rate increases, including deferral or repeal of the March 31, 1999 termination of CPST rate regulation. There can be no assurance as to what, if any, further action may be taken by the FCC, Congress or any other regulatory authority or court, or the effect thereof on the Company's business. Accordingly, the Company's historical financial results as described herein are not necessarily indicative of future performance. See "Legislation and Regulation."

    This Prospectus includes certain forward looking statements regarding, among other things, future results of operations, regulatory requirements, pending business combination and acquisition transactions, competition, capital needs and general business conditions applicable to the Company. Such forward looking statements involve risks and uncertainties including, without limitation, the uncertainty of legislative and regulatory changes and the rapid developments in the competitive environment facing cable television operators such as the Company, as discussed more fully elsewhere in this Prospectus.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

    The Company's revenues increased from $64 million to $64.6 million, or by 0.9%, for the three months ended March 31, 1998 compared to the corresponding period in 1997. Of the $573,000 net increase in revenues, $1.3 million was due to the acquisition in March 1998 of the Falcon Classic assets. This increase was partially offset by decreases of $424,000 in management fees and $289,000 in cable service revenues. The $289,000 decrease in cable service revenues was caused principally by decreases of $1.5 million due to reductions in the number of regulated subscriptions for cable service and $975,000 due to reductions in the number of premium subscriptions for cable service. These decreases were partially offset by increases of $1.5 million related to increases in regulated service rates implemented during 1997 and 1998 and by $741,000 related to increases in unregulated service rates implemented during 1997. As of March 31, 1998, the Owned Systems had approximately 607,000 basic subscribers and 183,000 premium service units.

    Management and consulting fees earned by the Company decreased from $1.5 million to $1.1 million for the three months ended March 31, 1998 compared to the corresponding period in 1997 primarily due to a $349,000 reduction in the amounts received from Falcon Classic. $73,000 of this reduction was due to the March, 1998 sale of the Falcon Classic assets to the Partnership; the balance was due to the one-time receipt by the Partnership during the three months ended March 31, 1997 of previously deferred fees from Falcon Classic.

    Service costs increased from $18.3 million to $19.6 million, or by 6.9%, for the three months ended March 31, 1998 compared to the corresponding period in 1997. Service costs represent costs directly attributable to providing cable services to customers. The $1.3 million increase was primarily caused by an increase in programming fees paid to program suppliers (including primary satellite fees), $411,000 of which was due to the acquisition of the Falcon Classic assets.

    General and administrative expenses increased from $11.2 million to $11.7 million, or by 4.5%, for the three months ended March 31, 1998 compared to the corresponding period in 1997. The $499,000 increase for the three months ended March 31, 1998 compared to the corresponding period in 1997 related primarily to increases in marketing expense and to $262,000 related to the acquisition of the Falcon Classic assets.

    Depreciation and amortization expense increased from $29.8 million to $31.1 million, or by 4.3%, for the three months ended March 31, 1998 compared to the corresponding period in 1997. The $1.3 million increase in depreciation and amortization expense was primarily due to the acquisition of the Falcon Classic assets.

    Operating income decreased from $4.7 million to $2.2 million, or by 52.6%, for the three months ended March 31, 1998 compared to the corresponding period in 1997. The $2.5 million decrease was principally due to increases in operating expenses in excess of increases in revenues and to an increase in depreciation and amortization expense as discussed above.

    Interest expense, net, including the effects of interest rate hedging agreements, increased from $20.4 million to $20.5 million, or by 0.5%, for the three months ended March 31, 1998 compared to the corresponding period in 1997. The increase was primarily due to higher average debt balances outstanding. The increase was partially offset by the effect of slightly lower average interest rates (8.8% during the three months ended March 31, 1998 compared to 9.1% during the corresponding period in 1997). Due to the Company electing to pay interest expense on the 11% Notes in cash on March 15, 1998, there was no payment-in-kind interest expense (in which interest payment requirements are met by an increase in the principal amount of the notes) associated with the 11% Notes for the three months ended March 31, 1998 compared to $7 million of payment-in-kind interest expense for the corresponding period in 1997. Interest rate hedging agreements resulted in additional interest expense of $53,000 during the three months ended March 31, 1998 compared to additional interest expense of $250,000 during the corresponding period in 1997.

    Other expense, net increased from $163,000 of expense for the three months ended March 31, 1997 to $774,000 for the corresponding period in 1998, primarily due to a $690,000 casualty loss recorded during 1998 as a result of property damage caused by a storm.

    Due to the factors described above, the Company's net loss increased from $15.3 million to $18.9 million, or by 23.3%, for the three months ended March 31, 1998 compared to the corresponding period in 1997.

    EBITDA is calculated as operating income before depreciation and amortization. See footnote 6 to "Selected Consolidated Financial Data." EBITDA as a percentage of revenues decreased from 53.9% to 51.6% for the three months ended March 31, 1998 compared to the corresponding period in 1997. The decrease was primarily caused by increases in programming costs and marketing expenses in excess of revenue increases, as described above, and to the acquisition of assets from Falcon Classic (which had an EBITDA as a percentage of revenues of 47.7%). EBITDA decreased from $34.5 million to $33.3 million, or by 3.5%, as a result of these factors.

    YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    FHGLP's revenues increased from $217.3 million to $255.9 million, or by 17.7%, during 1997 compared to 1996. Of the $38.6 million net increase in revenues, $31 million was due to the acquisition of the FCSC assets in July 1996, as discussed in Note 3 to the consolidated financial statements and $8.7 million was due to increased cable service revenues. These increases were partially offset by a decrease of $1.1 million in management fees. The $8.7 million increase in cable service revenues was caused principally by increases of $14 million due to increases in regulated service rates implemented during 1996 and 1997, $4.5 million related to increases in unregulated service rates implemented during 1996 and in May 1997 and $1.6 million due to the July 1, 1996 restructuring of The Disney Channel from a premium channel to a tier channel. These increases were partially offset by decreases of $5 million due to reductions in the number of premium subscriptions for cable service, $2.8 million related to decreases in other revenues (primarily installation revenue), $1.9 million related to reductions in the number of regulated subscriptions for cable service and $1.8 million related to the Eastern Georgia cable systems sold on July 1, 1996. As of December 31, 1997, the Owned Systems had approximately 563,000 basic subscribers and 166,000 premium service units.

    Management and consulting fees earned by FHGLP decreased from $6.3 million during 1996 to $5.2 million during 1997. The decreased fees resulted primarily from the absence in 1997 of management fees earned from FCSC, which was managed by FHGLP prior to July 12, 1996, partially offset by increased fees related to recording in 1997 the balance of previously deferred 1995 management fees from Falcon Classic.

    Service costs increased from $60.3 million to $75.6 million, or by 25.4%, during 1997 compared to 1996. Service costs represent costs directly attributable to providing cable services to customers. Of the $15.3 million increase in service costs, $9.8 million related to the acquisition of FCSC assets, $4.2 million related to increases in programming fees paid to program suppliers (including primary satellite fees) and $1.2 million related to increases in property taxes, franchise fees and personnel costs. The increase in programming costs included $279,000 related to the July 1, 1996 restructuring of The Disney Channel discussed above.

    General and administrative expenses increased from $36.9 million to $46.4 million, or by 25.9%, during 1997 compared to 1996. Of the $9.5 million increase, $6 million related to the acquisition of FCSC assets, $2.8 million related to increases in bad debt expense, $1.0 million related to the absence in 1997 of reimbursed expenses from FCSC, which was managed by FHGLP prior to July 12, 1996 and $677,000 related to a reduction in reimbursement from Falcon International Communications ("FIC"), an affiliated entity of expenses incurred in connection with international investments. These increases were partially offset by a decrease of $849,000 related primarily to reduced insurance premiums as a result of self-insuring the Company's cable distribution plant and subscriber connections during 1997 and a $345,000 decrease in costs associated with reregulation by the FCC.

    Depreciation and amortization expense increased from $100.4 million to $118.8 million, or by 18.4%, during 1997 compared with 1996. The $18.4 million increase in depreciation and amortization expense was primarily due to the acquisition of the FCSC assets partially offset by accelerated 1996 depreciation related to asset retirements and to intangible assets becoming fully amortized.

    Operating income decreased from $19.7 million to $14.9 million, or by 24.2%, during 1997 compared to 1996. The $4.8 million decrease was principally due to increases in operating expenses in excess of revenues and to an increase in depreciation and amortization expense as discussed above.


    Interest expense, net, including the effects of interest rate hedging agreements, increased from $71.6 million to $79.1 million, or by 10.5%, during 1997 compared to 1996. The $7.5 million increase in interest expense related primarily to increased debt incurred to consummate the acquisition of the FCSC assets, partially offset by lower average interest rates (7.7% during 1997 compared to 8% during 1996). Payment-in-kind interest expense associated with the Notes (under which interest payment requirements are met by delivery of additional Notes) amounted to $20.4 million during 1997 compared to $26.6 million in 1996 (the Company elected to pay interest expense in cash on March 15, 1998). Interest rate hedging agreements resulted in additional interest expense of $350,000 during 1997 and $1.0 million in 1996.


    Due to the factors described above, the Company's net loss increased from $50 million to $60.8 million, or by 21.7%, during 1997 compared to 1996.

    EBITDA is calculated as operating income before depreciation and amortization. See footnote 6 to "Selected Consolidated Financial Data." EBITDA as a percentage of revenues decreased from 55.3% during 1996 to 52.3% in 1997. The decrease was primarily caused by increases in programming costs and bad debt expense in excess of revenue increases as described above, and to the acquisition of assets from FCSC (which had an EBITDA as a percentage of revenues of 49%). EBITDA increased from $120.1 million to $133.8 million, or by 11.4%, as a result of these factors.

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    The Company's revenues increased from $151.2 million to $217.3 million, or by 43.7%, during 1996 compared to 1995. Of the $66.1 million net increase in revenues, $58.6 million was due to the acquisition in December 1995 of the Falcon First assets and in July 1996 of the FCSC assets, as discussed in Note 3 to the consolidated financial statements and $9.8 million was due to increased cable service revenues. These increases were partially offset by a decrease of $2.3 million in management fees. The $9.8 million increase in cable service revenues was caused principally by increases of $9.3 million due to increases in regulated service rates implemented in April and October 1996, $2.2 million due to increases related to other revenue producing items (primarily advertising sales) and $1.1 million due to the restructuring of The Disney Channel from a premium channel to a tier channel on July 1, 1996. These increases were partially offset by decreases of $1.5 million due to reductions in the number of regulated subscriptions for cable service, $1.1 million due to reductions in the number of premium subscriptions for cable service and $241,000 related to rate decreases implemented in 1995 to comply with the 1992 Cable Act. As of December 31, 1996, the Owned Systems had approximately 571,000 basic subscribers and approximately 204,000 premium service units.

    Management and consulting fees earned by the Company decreased from $8.6 million to $6.3 million during 1996 primarily due to the absence in 1996 of management fees earned from Falcon First and FCSC, which were managed by FHGLP prior to December 28, 1995 and July 12, 1996, respectively.

    Service costs increased from $41.6 million to $60.3 million, or by 44.9%, during 1996 compared to 1995. Service costs represent costs directly attributable to providing cable services to customers. Of the $18.7 million increase in service costs, $18.4 million was due to the acquisition of Falcon First and FCSC assets and $1.9 million related to increases in programming fees paid to program suppliers (including primary satellite fees). These increases were partially offset by a net decrease of $1.7 million in other service costs primarily related to increases in capitalized labor associated with increased construction activity. The increase in programming costs included a $269,000 increase related to the restructuring of The Disney Channel discussed above.

    General and administrative expenses increased from $30 million to $36.9 million, or by 22.8%, during 1996 compared to 1995. The $6.9 million increase was caused principally by a $10.5 million increase related to the acquisition of the Falcon First and FCSC assets partially offset by decreases of $928,000 related to the absence in 1996 of reimbursed expenses from FCSC, which was managed by FHGLP prior to July 12, 1996, $900,000 related to certain one-time charges occurring in 1995, $500,000 related to the recovery of previously reserved bad debt expense and to $1.8 million related to other general and administrative expenses.

    Depreciation and amortization expense increased from $54.4 million to $100.4 million, or by 84.6%, during 1996 compared with 1995. Depreciation expense increased by $37.1 million due to the acquisition of Falcon First and FCSC assets during 1996, by $6.6 million due to accelerated depreciation related to asset retirements and adjustments of the estimated useful lives of certain tangible assets due to rebuilds and by approximately $2.1 million due to the depreciation of property, plant and equipment additions. These increases were partially offset by intangible assets becoming fully amortized and as a result of the estimated useful lives of certain other intangible assets being extended.

    Operating income decreased from $25.2 million to $19.7 million during 1996 compared to 1995. The $5.5 million decrease was principally due to a $7.5 million decrease in operating income related to the acquisition of the Falcon First and FCSC assets partially offset by increases in revenues in excess of increases in operating expenses as discussed above.

    Interest expense, net, including the effects of interest rate hedging agreements, increased from $57.8 million to $71.6 million, or by 23.9%, during 1996 compared to 1995. Interest expense increased by $19.3 million primarily due to the increased debt incurred to consummate the acquisitions of the Falcon First and FCSC assets. These increases were partially offset by the absence in 1996 of $3.5 million of amortization of deferred loan costs and the effect of lower average interest rates (8.0% during 1996 compared to 8.1% during 1995). Payment-in-kind interest expense associated with the Notes (under which interest payment requirements are met by delivery of additional Notes) and, in 1995 only, payment-in-kind interest expense associated with Falcon Telecable's $20 million aggregate principal amount of 11.56% notes payable, amounted to $26.6 million during 1996 compared to $27.1 million in 1995. Interest rate hedging agreements resulted in additional interest expense of $1.0 million during 1996 and $729,000 in 1995.

    Due to the factors described above, the Company's net loss increased from $25.2 million to $50 million, or by 98.1%, during 1996 compared to 1995.


    EBTDA is calculated as operating income before depreciation and amortization See footnote 6 to "Selected Consolidated Financial Data." EBITDA as a percentage of revenues increased from 52.6% during 1995 to 55.3% in 1996. The increase was primarily caused by revenue increases as described above. EBITDA increased from $79.6 million to $120.1 million, or by 51%.


LIQUIDITY AND CAPITAL RESOURCES

    Historically, the Company's primary need for capital has been to acquire cable systems and to finance plant extensions, rebuilds and upgrades, and to add addressable converters to certain of the Owned Systems. The Company spent $76.3 million during 1997 on capital expenditures. In addition to the purchase of substantially all of the Falcon Classic systems in March 1998 for $76.8 million and the subsequent July 1998 purchase of Falcon Classic's Somerset system for approximately $6.6 million, management's current plan calls for the expenditure of approximately $101 million in capital expenditures in 1998, including approximately $68.2 million to rebuild and upgrade certain of the Owned Systems. The Company's proposed spending plans (including its plans for 1998) are frequently reviewed and revised with respect to changes in technology, acceptable leverage parameters (including those specified in its debt agreements), franchise requirements, competitive circumstances and other factors.

    As noted in "Business--Overview of the Falcon Systems--The Owned Systems," many of the Falcon Systems have almost no available channel capacity with which to add new channels or to further expand pay-per-view offerings to customers. As a result, significant amounts of capital for future upgrades will be required in order to increase available channel capacity, improve quality of service and facilitate the expansion of new services, such as advertising, pay-per-view, new unregulated tiers of satellite-delivered services and home shopping, so that the Falcon Systems remain competitive within the industry. For the three-year period ended December 31, 1997, capital expenditures for line extensions, rebuilds and upgrades, and new equipment for the Company totaled approximately $171.2 million, with approximately $88 million of these capital expenditures being attributable to upgrading and rebuilding existing distribution plant.

    The Company postponed a number of rebuild and upgrade projects that were planned for 1994 and 1995 because of the uncertainty related to implementation of the 1992 Cable Act and the impact thereof on the Company's business and access to capital. As a result, even after giving effect to certain upgrades and rebuilds that were started or completed in 1996 and 1997, the Company's systems are significantly less technically advanced than had been expected prior to the implementation of re-regulation. The Company believes that the delays in upgrading many of its systems will, under present market conditions, most likely have an adverse effect on the value of the systems compared to systems that have been rebuilt to a higher technical standard. The Company's management has selected a technical standard that incorporates a fiber-to-the feeder architecture for the majority of its systems that are to be rebuilt. A system built with this type of architecture can provide for future channels of analog video service. Such a system will also permit the introduction of high-speed data transmission and telephony services in the future after incurring incremental capital expenditures related to these services, as well as new digital services. The Company is also evaluating the use of digital compression technology in its systems. See "Business--Technological Developments" and "--Digital Compression."

    The Company's future capital expenditure plans are, however, all subject to the availability of adequate capital on terms satisfactory to the Company, as to which there can be no assurances. The Company plans to finance capital expenditures with cash flow from operations and borrowings under the New Credit Facility. Subject to the Company's ability to remain in compliance with certain covenants of the New Credit Facility and the Indenture for the Debentures, the Company presently intends to spend approximately $101 million for capital expenditures in 1998.

    On July 12, 1996, the Company amended its principal credit facility with the Bank Credit Agreement, which provided for aggregate borrowing capacity of $775 million, in order to finance the $247.4 million acquisition of the assets of FCSC, pay transaction and financing costs of approximately $5.6 million and prepay $28.6 million of subordinated debt. As of March 31, 1998, the amount outstanding under the Bank Credit Agreement was $695.6 million and borrowings under the Bank Credit Agreement bore interest at an average rate of 7.9% (including the effect of interest rate hedging agreements).

    The Company has entered into fixed interest rate hedging agreements with an aggregate notional amount at March 31, 1998 of $565 million. Agreements in effect at March 31, 1998 totaled $540 million, with the remaining $25 million to become effective as certain of the existing contracts mature during the balance of 1998. The agreements serve as a hedge against interest rate fluctuations associated with the Company's variable rate debt. These agreements expire at various times through July 2001. In addition to these agreements, the Company has an interest rate swap contract with a notional amount of $25 million under which it pays variable LIBOR rates and receives fixed rate payments, and one $25 million interest rate cap contract under which the Company pays variable LIBOR rates subject to a cap of 5.49%.

    On June 30, 1998, the Company entered into the New Credit Facility, which provides for three committed credit facilities (one revolving credit facility and two term loans) and one uncommitted $350 million supplemental credit facility (the terms of which will be negotiated at the time the Company makes a request to draw on such facility). See "Description of Certain Indebtedness--New Credit Facility." The Owned Subsidiaries, other than Falcon Video, are the initial borrowers under the New Credit Facility. The Company borrowed approximately $425.8 million under the New Credit Facility on June 30, 1998 approximately $329 million of which was used to repay the remaining indebtedness outstanding under the Bank Credit Agreement. The remaining proceeds resulted in an excess cash balance of approximately $90 million (after payment of approximately $4.5 million in fees and expenses related to the New Credit Facility). At June 30, 1998, the weighted average interest rate under the New Credit Facility was 9.4%, and the Company's aggregate remaining borrowing capacity under the New Credit Facility (excluding the supplemental credit facility) was $153 million. Management believes that borrowings under the New Credit Facility together with cash flow from operations will be adequate to meet the Company's liquidity needs for the forseeable future.

    On March 29, 1993, FHGLP issued $175 million aggregate principal amount of its 11% Senior Subordinated Notes due 2003 in connection with FHGLP's formation. As a result of payment-in-kind interest payments under the Notes, the aggregate principal of the Notes outstanding as of March 31, 1998 had increased to $282.2 million. Future interest payments are permitted to be paid in kind until 2000, when cash payment is required. However FHGLP, as permitted by the terms of the Indenture for the Notes, elected to begin to pay interest payments in cash beginning with the payment due March 15, 1998. This election required an amendment to the Bank Credit Agreement, which had prohibited cash interest payments on the Notes until September 30, 2000. FHGLP commenced the Notes Tender on April 20, 1998, and the Notes Tender expired on May 18, 1998, and FHGLP repurchased approximately $247.8 million aggregate principal amount of the Notes on May 19, 1998 in accordance with the terms of the Notes Tender. The Company will redeem the remaining approximately $34.4 million aggregate principal amount of the outstanding Notes prior to October 15, 1998. In addition, in connection with the Notes Tender, FHGLP solicited and received sufficient consents to amend the indenture governing the Notes to eliminate certain covenants and events of default. See "Description of Certain Indebtedness--11% Senior Subordinated Notes due 2003."

    On April 3, 1998, the Company consummated the offering of the Debentures. The net proceeds of approximately $631 million were used to repay certain outstanding indebtedness under the Bank Credit Agreement. Semiannual interest payments with respect to the Senior Debentures will be approximately $15.7 million in the aggregate, commencing on October 15, 1998. No interest on the Senior Discount Debentures will be payable prior to April 15, 2003, unless the Issuers elect to pay cash interest. After April 15, 2003, semiannual interest payments will be approximately $35.9 million in the aggregate. The Company anticipates that cash flow from operations and, if necessary, borrowings under the New Credit Facility (or a successor credit facility) will be adequate to meet its interest payment obligations under the Debentures.

    If the closing of the TCI Transaction occurs prior to consummation of the Notes Redemption, New Falcon will assume the rights and obligations of FHGLP under the Indenture for the remaining outstanding Notes and will be substituted for FHGLP as an obligor under such Notes. In addition, New Falcon will assume certain other indebtedness of FHGLP and TCI, including the Debentures and amounts outstanding under the New Credit Facility. Immediately following the consummation of the TCI Transaction, New Falcon will contribute substantially all of its assets to New Falcon II (excluding the capital stock of FFC), subject to certain indebtedness to be assumed by New Falcon II, including any Notes and any indebtedness then outstanding under the New Credit Facility, but excluding the Debentures. Thus, New Falcon II will be substituted for New Falcon as the obligor under such Notes and become the sole borrower under the New Credit Facility.

    In connection with the decision to make interest payments on the Notes in cash and the anticipated redemption of the Notes, the Company entered into various interest rate swap agreements with three banks on February 10, 1998 in order to reduce interest costs. The agreements call for the Company to receive payments at 11% and to make payments at 7.625% for the period September 16, 1997 through September 15, 1998 on a notional principal amount of $282.2 million. The contracts further call for the Company to pay at a fixed rate of 7.625% and receive interest at variable LIBOR-based rates for the period September 16, 1998 through September 15, 2003 on a notional principal amount of $297.7 million.

    On June 6, 1997, FHGLP and Enstar formed Enstar Finance Company, LLC ("EFC"), an unrestricted subsidiary under the Indenture. On September 30, 1997, EFC obtained a secured bank facility with $35 million of availability from two agent banks in order to obtain funds that would be loaned to certain Enstar limited partnerships. The lenders advanced $7.5 million to EFC, which in turn advanced those funds to a number of Enstar limited partnerships. The EFC bank facility is non-recourse to the Company and matures on August 31, 2001, at which time all funds previously advanced will be due in full.

    Beginning in August 1997, FHGI elected to self-insure the Company's cable distribution plant and subscriber connections against property damage as well as possible business interruptions caused by such damage. The decision to self-insure was made due to the geographical diversification of the Company's asset base and due to significant increases in the cost of insurance coverage and decreases in the amount of insurance coverage available. The Company continues to purchase insurance coverage in amounts it views as appropriate for all other property, liability, automobile, workers' compensation and other types of insurable risks.

    FHGLP is a holding company which employs all of the Company's management personnel. Prior to October 1995, FHGLP conducted certain international investment and development activities. In October 1995, FHGLP sold certain of its international investments to FIC for approximately $6.3 million. FHGLP was reimbursed $1.9 and $1.1 million in 1995 and 1996, respectively, for operating costs related to these investments. The Company expects to incur no further liquidity obligations in respect of international investments, although the amount of reimbursement FHGLP receives from FIC with respect to the salaries of certain of its employees has been significantly reduced for 1997 and subsequent periods. All of the Owned Systems are owned by subsidiaries of FHGLP. Accordingly, FHGLP is financially dependent on the receipt of permitted payments from the Owned Systems, management and consulting fees from domestic cable ventures, and the reimbursement of specified expenses by certain of the Affiliated Systems to fund its operations. Expected increases in the funding requirements of FHGLP combined with limitations on its sources of cash may create liquidity issues for FHGLP in the future. Specifically, the former bank credit agreement permitted the Owned Subsidiaries to remit to FHGLP no more than 3.75% of their net cable revenues, as defined, in any year. The Bank Credit Agreement increased that amount to 4.25% effective July 12, 1996. For the year ended December 31, 1996, the limit was approximately $8.4 million ($3.5 million was actually remitted), for 1997 the limit was approximately $10.4 million ($6.8 million was actually remitted), and for the three-month period ended March 31, 1998, the limit was $2.8 million ($2.6 million was actually remitted). As a result of the 1998 acquisition of the Falcon Classic systems, FHGLP will no longer receive management fees and reimbursed expenses from Falcon Classic. Receivables from the Affiliated Systems for services and reimbursements described above amounted to approximately $11.3 million at March 31, 1998, which amount includes $7.5 million of notes receivable from the Enstar Systems. If the TCI Transaction is consummated as presently structured, as to which there can be no assurance, the management personnel will become employees of New Falcon and New Falcon will be the obligor on the Debentures, but New Falcon II will be the obligor under any Notes that remain outstanding after the Notes Tender and will be the sole borrower under the New Credit Facility. Consequently, New Falcon will have the same liquidity issues as outlined above and will continue to be dependent on distributions from New Falcon II, subject to restrictions in the New Credit Facility. See "Risk Factors--Dependence on Receipt of Funds From Operating Subsidiaries to Service Debentures; Structural Subordination."

    The Company has historically pursued a strategy of seeking to acquire attractive acquisition candidates, with an emphasis on the acquisition of systems which can be integrated with its existing operations. Over the past two years, the Company has emphasized the acquisition of Affiliated Systems due to its familiarity with these assets and because, in many cases, these assets were already operationally integrated with Owned Systems located nearby. The Company cannot predict whether it will have access to adequate capital in the future to make further acquisitions of cable systems. The Company frequently considers opportunities to sell assets that it views as non-strategic.

    Effective as of December 31, 1997, FHGLP and certain other parties entered into a settlement agreement resolving and settling a putative class action lawsuit relating to FHGLP's acquisition of the Falcon Classic systems. In exchange for a complete dismissal of the lawsuit with prejudice and releases, and without admitting or conceding any fault, liability or wrongdoing whatsoever, FHGLP and the other defendants agreed to establish a settlement fund which, net of agreed-upon insurance proceeds, amounted to $750,000 plus interest at 10% on the gross settlement amount of $1,250,000 from January 1, 1998 through closing of the sale, as defined in the settlement agreement. FHGLP estimates its portion of the total net amount of the settlement, including its legal fees, will be approximately $1.0 million. The defendants also agreed to pay interest at a rate of 10% per annum on the projected net sales proceeds of $64 million from January 1, 1998 through the closing of the sale of substantially all of the Falcon Classic systems, which occurred in March 1998. Such interest increased the aggregate sales price of these systems by $1.1 million.

    A putative class action complaint has been filed against certain Falcon Systems in Missouri alleging that the systems' practice of charging a fee to subscribers whose payments are late constitutes an invalid liquidated damages provision. Plaintiffs seek recovery of all late fees paid to those systems as a class purporting to consist of all subscribers in Missouri who were assessed such fees during the applicable limitations period. Similar lawsuits have been filed against various other MSOs around the country. Although there can be no assurances, based in part upon the outcome of other similar lawsuits against other MSOs, the Company's management does not believe that the disposition of the Missouri lawsuit will have a material adverse effect on the Company. In addition, the Company understands that certain of the TCI Systems are involved with similar lawsuits.

    The Existing FHGLP Partnership Agreement contains provisions that may require FHGLP to purchase substantially all of the limited partnership interests in FHGLP held by its Group I, Group II and Group III limited partners (constituting approximately 60% of the common equity of FHGLP), at the holders' option. Certain of these interests are mandatorily redeemable at certain dates. Limited partnership interests held by the Group IV limited partner of FHGLP become redeemable at a later date, subject to certain shared liquidity rights. In contemplation of the TCI Transaction, by agreement of the Group I, Group II, Group III and Group IV partners, the dates on which the partners may exercise certain put rights and the dates by which FHGLP is required to redeem certain partnership interests were tolled in accordance with the Contribution Agreement. The new dates are determined by adding to the original date the number of days in the period beginning on December 1, 1997 and ending ninety days after the earlier of December 31, 1998 or the date that the Contribution Agreement is terminated in accordance with its terms. As a result, assuming that the Contribution Agreement is not terminated prior to December 31, 1998, FHGLP may be required to purchase the partnership interests held by the Group I, Group II and Group III partners during the period of January 2000 to October 2000, with the Class C preferred partnership interests held by the Group IV partner becoming mandatorily redeemable in July 2005. If the Contribution Agreement is terminated prior to December 31, 1998, FHGLP may be required to redeem certain partnership interests earlier than the dates set forth above. Subject to certain customary exceptions, the Contribution Agreement may not be terminated without the consent of FHGLP prior to December 31, 1998. The purchase price for all such partnership interests (other than Class C preferred partnership interests, which are valued at their liquidation value as determined in accordance with the Existing FHGLP Partnership Agreement) will generally be determined through a third party appraisal mechanism, as specified in the Existing FHGLP Partnership Agreement, at the time such interests are redeemed, or through negotiation. The estimated purchase price of such non-preferred partnership interests at March 31, 1998 was approximately $120 million, based on preliminary estimates by management which are subject to change. The purchase price is to be paid in cash or, under certain circumstances, may be paid through the issuance of debt or equity securities. The redemption value of the Class C partnership interests will generally be determined based on a formula due to the preferred status of such Class C interests. The Class C interests had an aggregate liquidation value of $51.4 million as of December 31, 1997. Certain of the Company's debt agreements (including the New Credit Facility) restrict the Company's ability to
(i) make distributions to fund the purchase of these partnership interests pursuant to the provisions described above, (ii) incur indebtedness or issue debt securities in connection with such purchase or (iii) sell a substantial amount of its assets. The obligations of FHGLP to redeem any significant amount of its limited partnership interests would result in a material liquidity demand on FHGLP, and there can be no assurance that FHGLP would be able to raise funds to meet such obligations on terms acceptable to FHGLP, or at all. FHGLP has not identified a source for funding any material redemption obligation at this time. Upon completion of the TCI Transaction, the existing liquidity rights will be terminated and be replaced by certain new liquidity rights provided to the non-management limited partners in the New FHGLP Partnership Agreement and the New Falcon Partnership Agreement. See "Risk Factors-- Obligations of FHGLP to Redeem Limited Partnership Interests," "The TCI Transaction" and "Description of the Partnership Agreements--Existing FHGLP Partnership Agreement" and "--New FHGLP Partnership Agreement."

    The "Year 2000" issue refers to certain contingencies that could result from computer programs being written using two digits rather than four to define the year. Many existing computer systems, including certain of the Company's computer systems, process transactions based on two digits for the year of the transaction (for example, "98" for 1998). These computer systems may not operate effectively when the last two digits become "00," as will occur on January 1, 2000. Management has commenced an assessment of its Year 2000 business risks and its exposure to computer systems, to operating equipment which is date sensitive and to the interface systems of its vendors and service providers. Based on a preliminary study, the Company's management has concluded that certain of its information systems were not Year 2000 compliant and has elected to replace such software and hardware with Year 2000 compliant applications and equipment, although the decision to replace major portions of such software and hardware had previously been made without regard to the Year 2000 issue based on operating and performance criteria. Replacement costs will be capitalized in accordance with generally accepted accounting principles and amortized over the lives of the assets. Maintenance costs will be expensed as incurred. Management expects to install substantially all of the new systems in 1998, with the remaining systems to be installed in the first half of 1999. The total anticipated cost, including replacement software and hardware, is expected to be approximately $1.5 million.

    In addition to evaluating internal systems, the Company's management is currently assessing its exposure to risks associated with its operating and revenue generating equipment and has also initiated communications with significant third party vendors and service suppliers to determine the extent to which the Company's interface systems are vulnerable should those third parties fail to solve their own Year 2000 problems on a timely basis. Management currently expects that the cost to replace non-compliant equipment will be determined during the third quarter of 1998. There can be no assurance that the systems of other companies on which the Company's systems rely will be timely converted and that the failure to do so would not have an adverse impact on the Company's business. The Company continues to closely monitor developments with its vendors and service suppliers.

    The following table sets forth, on a historical basis, for the periods indicated certain items from FHGLP's Consolidated Statements of Cash Flows:

                                                               YEAR ENDED DECEMBER 31,
                                                         -----------------------------------  THREE MONTHS ENDED
                                                            1995        1996         1997       MARCH 31, 1998
                                                         ----------  -----------  ----------  -------------------
                                                                        (IN THOUSANDS OF DOLLARS)
Net cash provided by operating activities:
  Net loss.............................................  $  (25,235) $   (49,985) $  (60,838)     $   (18,909)
  Payment-in-kind interest expense.....................      27,127       26,580      20,444          --
  Depreciation and amortization........................      54,386      100,415     118,856           31,079
  Gain on sale of securities...........................     (13,267)      (2,264)     --              --
  Other................................................         151       15,885       1,075           (9,441)
                                                         ----------  -----------  ----------         --------
                                                         $   43,162  $    90,631  $   79,537      $     2,729
                                                         ----------  -----------  ----------         --------
                                                         ----------  -----------  ----------         --------

Net cash used in investing activities:
  Capital expenditures.................................  $  (37,149) $   (57,668) $  (76,323)     $   (18,021)
  Sale of available-for-sale securities................      13,487        9,502      --              --
  Acquisitions of cable television systems, net of
    cash...............................................       2,655     (247,397)     --              (76,789)
  Proceeds from sale of cable systems..................      --           15,000      --              --
  Other................................................      (1,667)      (3,684)         36             (508)
                                                         ----------  -----------  ----------         --------
                                                         $  (22,674) $  (284,247) $  (76,287)     $   (95,318)
                                                         ----------  -----------  ----------         --------
                                                         ----------  -----------  ----------         --------

Net cash (used in) provided by financing activities:
  Net borrowings, (repayments).........................  $   (9,866) $   191,022  $   (3,222)     $    89,834
  Capital contributions................................      --            5,000          93          --
  Deferred loan costs..................................      (6,320)      (3,823)        (29)         --
  Other................................................         280      --              192          --
                                                         ----------  -----------  ----------         --------
                                                         $  (15,906) $   192,199  $   (2,966)     $    89,834
                                                         ----------  -----------  ----------         --------
                                                         ----------  -----------  ----------         --------

    THREE MONTHS ENDED MARCH 31, 1998 AND 1997

    Cash provided by operating activities (including interest expense and management fee income) decreased from $15.3 million to $2.7 million, or by 82.2%, for the three months ended March 31, 1998 compared to the corresponding period in 1997, a decrease of $12.6 million. The decrease resulted primarily from a net decrease of $5.6 million in other operating items (receivables, other assets, payables, accrued expenses and subscriber deposits and prepayments) and from the fact that in 1997, unlike 1998, the Company incurred $7 million of payment-in-kind interest expense related to the 11% Notes.

    Cash used in investing activities increased from $10.9 million to $95.3 million, or by 771.2%, for the three months ended March 31, 1998 compared to the corresponding period in 1997. The increase was primarily due to the 1998 acquisition of the Falcon Classic assets for $76.8 million and to an increase in capital expenditures of $7.4 million.

    Cash from financing activities changed from a $7.2 million use of cash to cash provided of $89.8 million for the three months ended March 31, 1998 compared to the corresponding period in 1997. The change was due primarily to additional borrowings of debt in 1998 related to the acquisition of the Falcon Classic assets and to the increase in capital expenditures.

    1997 COMPARED TO 1996

    Cash provided by operating activities (including interest expense and management fee income) decreased from $90.6 million to $79.5 million, or by 12.3%, for the year ended December 31, 1997 compared to the corresponding period in 1996. The $11.1 million decrease resulted primarily from a net decrease of $5 million of cash provided or used by other operating items (changes in receivables, cable materials and supplies, payables, accrued expenses and subscriber deposits and prepayments), and a $6.1 million decrease in payment-in-kind interest expense related to the Debentures.

    Cash used in investing activities decreased from $284.2 million to $76.3 million, or by 73.2%, for the year ended December 31, 1997 compared to the corresponding period in 1996. The decrease was primarily due to the 1996 acquisition of FCSC's cable assets for $247.4 million, partially offset by an increase in capital expenditures of $18.7 million. Additionally, 1996 included cash proceeds from the sale of a system and net proceeds received upon the sale of its shares in Comcast UK.

    Cash from financing activities decreased from cash provided of $192.2 million for the year ended December 31, 1996 to a use of cash of $3 million in 1997. The change was due primarily to decreased borrowing activity in 1997.

    1996 COMPARED TO 1995

    Cash provided by operating activities (including interest expense and management fee income) increased from $43.2 million to $90.6 million, or by 109.7%, for the year ended December 31, 1996 compared to the corresponding period in 1995. The $47.4 million increase resulted primarily from a net increase of $47.9 million of cash provided or used by other operating items (changes in receivables, cable materials and supplies, payables, accrued expenses and subscriber deposits and prepayments).

    Cash used in investing activities increased from $22.7 million to $284.2 million, or by 1,152.0%, for the year ended December 31, 1996 compared to the corresponding period in 1995. The change was due primarily to the $247.4 million acquisition on July 12, 1996 of the FCSC assets and an increase in capital expenditures of $20.5 million. These increases were partially offset by $15 million of cash provided in 1996 in connection with the sale of a system and $4 million less proceeds from the sale of securities.

    Cash flows from financing activities increased from a use of cash of $15.9 million for the year ended December 31, 1995 to cash provided of $192.2 million in 1996, or a change of $208.1 million. The change was due primarily to increased net borrowings in 1996.

INFLATION

    Certain of the Company's expenses, such as those for wages and benefits, equipment repair and replacement, and billing and marketing generally increase with inflation. However, the Company does not believe that its financial results have been, or will be, adversely affected by inflation in a material way, provided that it is able to increase its service rates periodically, of which there can be no assurance due to the re-regulation of rates charged for certain cable services. See "Legislation and Regulation."

RECENT ACCOUNTING PRONOUNCEMENTS

    The Company has considered the effects of recently issued accounting pronouncements from the Financial Accounting Standards Board (including Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities") and the American Institute of Certified Public Accountants (including Statement of Position ("SOP") No. 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use" and SOP No. 98-5, "Reporting on the Costs of Start-Up Activities"). The Company's management currently believes that the impact of such standards will not have a material impact on the Company's financial position and results of operations.

                                    BUSINESS

INTRODUCTION

    The Company owns or manages cable television systems in 26 states. On December 30, 1997, FHGLP entered into a definitive agreement with TCI to consolidate substantially all of the Company's cable television systems and certain systems owned and operated by affiliates of TCI. Upon consummation of the TCI Transaction, the Company will be the 13th largest cable television operator in the United States, serving subscribers principally in California, Oregon, Washington, Missouri and Alabama. After giving effect to the TCI Transaction, the Company would have served approximately 1,070,000 basic subscribers at March 31, 1998.

    The Company's Owned Systems are located in 23 states, principally California, Oregon, Missouri, Georgia, North Carolina, Texas and Kentucky. As of March 31, 1998, the Owned Systems passed approximately 1,008,000 homes and served approximately 607,000 basic subscribers. The Company also holds varying equity interests in and manages certain other cable television systems. The Affiliated Systems are located in 14 states, including South Carolina, Kentucky, Illinois, Washington and Tennessee. As of March 31, 1998, the Affiliated Systems passed approximately 262,000 homes and served approximately 170,000 basic subscribers.

    The Company is a leading operator of cable systems primarily located in small to medium-sized communities and suburban areas surrounding large and medium-sized cities proximate to many of the major DMAs. Management believes that the Company's cable systems generally have higher operating cash flow margins and more predictable operating cash flow and are subject to less risk of increased competition than systems in large urban cities. In many of the Company's markets, consumers have access to only a limited number of over-the-air broadcast television signals. In addition, these markets typically offer fewer competing entertainment alternatives than large urban cities. Management believes that its cable television systems generally have a more stable customer base and generally have lower labor, operating and system construction costs than systems in urban markets.

    A cable television system receives television, radio and data signals at the system's "headend" site by means of over the air antennas, microwave relay systems and satellite earth stations. These signals are then modulated, amplified and distributed, primarily through coaxial and fiber optic distribution systems, to customers who pay a fee for this service. Cable television systems may also originate their own television programming and other information services for distribution through the system. Cable television systems generally are constructed and operated pursuant to non-exclusive franchises or similar licenses granted by local governmental authorities for a specified term of years.

    The Falcon Systems offer customers various levels (or "tiers") of cable services consisting of broadcast television signals of local network, independent and educational stations, a limited number of television signals from so-called "super stations" originating from distant cities (such as WGN), various satellite-delivered, non-broadcast channels (such as Cable News Network ("CNN"), MTV: Music Television ("MTV"), the USA Network ("USA"), ESPN, Turner Network Television ("TNT"), WTBS and The Disney Channel), programming originated locally by the cable television system (such as public, educational and governmental access programs) and informational displays featuring news, weather, stock market and financial reports and public service announcements. A number of the satellite services are also offered in certain packages. For an extra monthly charge, the Falcon Systems offer "premium" television services to their customers. These services (such as Home Box Office ("HBO") and Showtime) are satellite channels that consist principally of feature films, live sporting events, concerts and other special entertainment features, usually presented without commercial interruption.

    A customer generally pays an initial installation charge and fixed monthly fees for basic, expanded basic, other tiers of satellite services, premium programming services and the lease of cable-related equipment. Such monthly service fees constitute the primary source of revenues for the Falcon Systems. In addition to customer revenues, the Falcon Systems receive revenue from additional fees paid by customers for pay-per-view programming of movies and special events and from the sale of available advertising spots on advertiser-supported programming. The Falcon Systems also offer to their customers home shopping services, which pay the Company a share of revenues from sales of products in the System's service areas, in addition to paying the System a separate fee in return for carrying their shopping service. Certain other new channels have also recently offered the Falcon Systems certain inducements in return for carrying their service. Due to a general lack of channel capacity available for adding new channels, management cannot predict the impact of such potential benefits on the Company's business.

    Led by the Chairman of the Board and Chief Executive Officer of FHGI, Marc
B. Nathanson, and the President and Chief Operating Officer of FHGI, Frank J. Intiso, Falcon's senior management has on average over 19 years of experience in the cable industry and has worked together for over a decade. Mr. Nathanson, a 30-year veteran of the cable business, is a director and a member of the Executive Committee of the National Cable Television Association and a past winner of its prestigious Vanguard Award for outstanding contributions to the growth and development of the cable television industry. Mr. Intiso is a 19-year veteran of the cable industry. He also serves as Immediate Past Chair of the California Cable Television Association and is active in various industry boards including the Board of the Community Antenna Television Association ("CATA").

BUSINESS STRATEGY

    FOCUS ON SMALL AND MEDIUM-SIZED MARKETS. The Company has followed a systematic approach to acquiring, consolidating, operating and developing cable television systems based on the primary goal of increasing operating cash flow while maintaining the quality of its services. The Company's business strategy has focused on serving small to medium-sized communities and the suburbs of certain cities, including Los Angeles, St. Louis, Eugene, Salem, Portland (Oregon), Norfolk, Little Rock, San Luis Obispo, Seattle, San Jose, Corpus Christi and Huntsville. The Company believes that given a similar technical and channel capacity/utilization profile, its cable television systems generally involve less risk of increased competition than systems in large urban cities. Because the Company operates in geographically and economically diverse markets across the United States, the Falcon Systems, taken as a whole, are not dependent on any single local economy, are resistant to regional economic fluctuations, and provide the Company with stable revenue and operating cash flow streams. However, it is the goal of the Company to consolidate its operations in fewer states while continuing its geographic and economic market diversity and maintaining or increasing its current revenue and cash flow.

    CLUSTERING OF CABLE SYSTEM PROPERTIES. To date, the Company has sought to acquire cable television systems in communities that are within the same DMAs as other cable television systems owned or managed by Falcon in order to maximize the economies of scale and operating efficiencies associated with "clusters" of systems. Management plans to continue its acquisition strategy by pursuing opportunities to purchase cable television systems in the Company's existing DMAs as well as by entering new DMAs, if and when attractive acquisition opportunities become available. Any such acquisitions, which could be substantial in size, may involve cable systems owned by affiliated entities. In addition to opportunities to acquire systems, management expects to pursue opportunities to exchange certain of its systems for other cable television properties with both TCI and other cable operators, to further facilitate the Company's clustering strategy, and to concentrate in fewer states.

    REBUILD AND UPGRADE CABLE SYSTEMS. Through the upgrade of its cable plant, including the utilization of addressable technology, fiber optic cable and digital compression, the Company seeks to benefit from providing additional tiers of programming and from the further development of advertising, pay-per-view and home shopping services, as well as possible future services such as Internet access, video-on-demand and other interactive services. In addition to these potential revenue growth opportunities, upgraded plant will provide enhanced picture quality and system reliability, reduced operating costs and improved overall customer satisfaction. Currently, the Owned Systems have an average capacity of 48 channels and approximately 74% of their subscribers are served by systems that utilize addressable technology. Through a significant capital expenditure program, the Company plans to increase this channel capacity in most of its clusters by deploying fiber optic cable, digital compression or both.

    However, many of the Falcon Systems have almost no available channel capacity with which to add new channels or to further expand pay-per-view offerings to customers. As a result, significant amounts of capital for future upgrades will be required in order to increase available channel capacity, improve quality of service and facilitate the expansion of new services such as advertising, pay-per-view, new unregulated tiers of satellite-delivered services and home shopping, so that the Falcon Systems remain competitive within the industry. See "Risk Factors--Lack of Available Channel Capacity for New Channels or Expanded Service," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Legislation and Regulation."

    MAXIMIZE REVENUES AND CASH FLOW MARGINS. The Company seeks to maximize revenues by increasing subscriptions to basic, expanded basic, and other tiers of satellite services and premium programming services through a combination of innovative marketing programs, an emphasis on customer service and active community relations. As a result of the Company's success in facilitating revenue growth, combined with operating efficiencies generated by the Company's clustering strategy, economies of scale, volume discounts for cable programming and decentralized management structure, the Company believes its operating cash flow margins have been and continue to be among the highest in the cable television industry.

    BENEFIT FROM PARTNERSHIP WITH TCI. The Company expects to benefit substantially from its partnership with TCI, one of the leading cable television operators in the world. The Company expects that it will derive numerous operational synergies from its partnership with TCI, including increased concentration of cable systems, purchasing discounts and other economies arising from more streamlined management of Company assets and those assets contributed by TCI. The Company also expects that its partnership with TCI may increase the Company's access to and recognition in the capital markets. Furthermore, the Company expects to benefit from access to TCI's substantial resources in the areas of technical and engineering research. The Company believes that its partnership with TCI will result in increased availability of certain technological innovations, including state-of-the-art digital converters, cable modems and HITS digitally compressed programming services. The Company will also benefit from the expertise and valuable industry knowledge of TCI's Leo J. Hindery, Jr. and William R. Fitzgerald, who will join New Falcon's Advisory Committee upon consummation of the TCI Transaction.

    USE DECENTRALIZED MANAGEMENT TO KEEP "CLOSE TO THE CUSTOMER." The Company manages the Falcon Systems through 42 separate regional service centers in 26 states. In some circumstances, both Owned Systems and Affiliated Systems are operated through the same regional service center to take advantage of cost efficiencies. The Company believes that its decentralized management structure, by enhancing management presence at the system and state level, increases its sensitivity to the needs of its customers, enhances the effectiveness of its customer service efforts, eliminates the need for maintaining a large centralized corporate staff and facilitates the maintenance of good relations with local governmental authorities.

    MARKET AND PACKAGE PROGRAMMING TIERS. The Company has made substantial changes in the way in which it packages and sells its services and equipment in the course of its implementation of the FCC's rate regulations promulgated under the 1992 Cable Act. Pursuant to the FCC's rules, the Company has set rates for cable-related equipment (E.G., converter boxes and remote control devices) and installation services based upon actual costs plus a reasonable profit and has unbundled these charges from the charges for the provision of cable service. In addition, in some systems, the Company began offering programming services on an a la carte basis that were previously offered only as part of a package. Services offered on an a la carte basis typically were made available for purchase both individually and on a combined basis at a lower rate than the aggregate a la carte rates. The FCC subsequently amended its rules to exclude from rate regulation newly created packages of program services consisting only of programming new to a cable system. The FCC also decided that newly-created packages containing previously offered non-premium programming services will henceforth be subject to rate regulation, whether or not the services also are available on an existing a la carte basis. With respect to a la carte programming packages created by the Company and numerous other cable operators, the FCC decided that where only a few services had been moved from regulated tiers to a non-premium programming package, the package will be treated as if it were a tier of new program services, and thus not subject to rate regulation. Substantially all of the a la carte programming packages offered by the Company have received this desirable treatment. These amendments to the FCC's rules have allowed the Company to resume its core marketing strategy and reintroduce program service packaging. As a result, in addition to the basic service package, customers in substantially all of the systems may purchase an expanded group of regulated services, additional unregulated packages of satellite-delivered services and premium services. The premium services may be purchased on either an a la carte or a discounted package basis. See "Legislation and Regulation."

    The TCI Systems to be owned and operated by New Falcon upon consummation of the TCI Transaction did not implement the type of programming tier marketing strategy that Falcon utilized in the wake of cable rate regulation. As a result, those TCI Systems do not generally have, as the Falcon Systems do, multiple levels of unregulated programming tiers and programming packages. Under current FCC regulations, New Falcon generally does not expect to be able to implement in the TCI Systems the same type of unregulated programming tier structures that exist in the Falcon Systems.

    The Company has employed a variety of targeted marketing techniques to attract new customers by focusing on delivering value, choice, convenience and quality. The Company employs direct mail, radio and local newspaper advertising, telemarketing and door-to-door selling utilizing demographic "cluster codes" to target specific messages to target audiences. In many systems, the Company offers discounts to customers who purchase premium services on a limited trial basis in order to encourage a higher level of service subscription. The Company also has a coordinated strategy for retaining customers that includes televised retention advertising to reinforce the initial decision to subscribe and encourage customers to purchase higher service levels.

    ENHANCE QUANTITY AND QUALITY OF PRODUCTS AND SERVICES WITH SYSTEM
UPGRADES. The Company believes that the increase in channel capacity resulting from the rebuild of its systems and the introduction of digital compression technology create attractive opportunities to enhance value and to market additional services to its existing and prospective customers. A typical rebuild involves state-of-the-art fiber to the feeder technology, with a typical bandwidth of 750 MHz and nodes of 500 homes. This platform delivers significant improvements in service reliability and picture quality. In addition, a 750 MHz system generally provides up to 95 channels of analog capacity. This additional capacity is used to add channels to existing service tiers, to create new service tiers, to introduce multiplexing of premium services and to increase the number of pay-per-view channels. Finally, when marketing the new and expanded service to its customers, the Company generally upgrades its addressable technology by deploying advanced analog converters with a digital music service and/or an interactive program guide.

    Digital compression can be used to deliver even more channels over an already rebuilt system and, in some cases, is used to add additional channels in lieu of or in advance of a rebuild. TCI has led the cable industry in developing digital technology and is technologically capable of delivering digital video services in approximately 70% of the systems that it is contributing to New Falcon. The Company continues to evaluate digital compression as both a complement and/or a substitute for analog rebuilds.

    EMPHASIZE CUSTOMER SERVICE AND COMMUNITY RELATIONS. The Company places a strong emphasis on customer service and community relations and believes that success in these areas is critical to its business. The Company has developed and implemented a wide range of monthly internal training programs for its employees, including its regional managers, that focus on the Company's operations and employee interaction with customers. The effectiveness of the Company's training program as it relates to the employees' interaction with customers is monitored on an ongoing basis, and a portion of the regional managers' compensation is tied to achieving customer service targets. The Company conducts an extensive customer survey on a periodic basis and uses the information in its efforts to enhance service and better address the needs of its customers. In addition, the Company is participating in the industry's Customer Service Initiative which emphasizes an on-time guarantee program for service and installation appointments. The Company's corporate executives and regional managers lead the Company's involvement in a number of programs benefiting the communities the Company serves, including, among others, CABLE IN THE CLASSROOM, Drug Awareness, Holiday Toy Drive and the Cystic Fibrosis Foundation. Cable in the Classroom is the cable television industry's public service initiative to enrich education through the use of commercial-free cable programming. In addition, a monthly publication, Cable in the Classroom magazine, provides educational program listings by curriculum area, as well as feature articles on how teachers across the country use the programs.

THE TCI TRANSACTION

    Pursuant to the Contribution Agreement, FHGLP, TCI, the existing partners of FHGLP and the investors in Falcon Video have agreed to consolidate under the ownership and control of New Falcon, a holding company to be owned by FHGLP and TCI, substantially all of the Falcon Systems and all of the TCI Systems. As a result of the TCI Transaction, New Falcon will own systems that served approximately 975,000 basic subscribers in 25 states as of March 31, 1998. New Falcon will also manage the Enstar Systems, which served approximately 95,000 basic subscribers as of March 31, 1998. As such, New Falcon will own or manage systems that served approximately 1,070,000 basic subscribers in 26 states as of March 31, 1998. The TCI Systems will be consolidated into and operated by the Owned Subsidiaries. As used in this Prospectus, the "TCI Transaction" refers individually and collectively, as the context may require, to the transactions contemplated by the Contribution Agreement, as it may be amended, modified or supplemented. See "--Overview of the TCI Systems" and "--Overview of the Falcon Systems."

    FHGLP will own approximately 53% of the equity of New Falcon and will serve as the managing general partner of New Falcon. TCI will own approximately 47% of the equity of New Falcon. The respective ownership percentages of FHGLP and TCI in New Falcon are subject to possible adjustment pursuant to the Contribution Agreement. The actual ownership percentages of FHGLP and TCI will be based on the relative net fair market value of the capital contributions to be made by FHGLP and TCI to New Falcon. The values of the contributed Falcon Systems and the TCI Systems have been agreed to and are specified in the Contribution Agreement. To calculate the value of each partner's contribution, the value of its systems will be adjusted to reflect additional current assets to be contributed to New Falcon, the amount of certain capital expenditures made by the partner prior to the contribution, and the amount of liabilities to be assumed by New Falcon. A partner may also be required to contribute cash to New Falcon to offset any diminution in the value of its contributed systems from certain causes (such as casualty losses or certain undisclosed liabilities), but these contributions will not result in an adjustment to the partners' percentage interests. For a description of the principal steps involved in the TCI Transaction, see "The TCI Transaction."

    FHGI will continue to serve as the sole general partner of FHGLP. As such, subject to certain governance provisions set forth in the New Falcon Partnership Agreement, Falcon and its senior management will continue to manage the business and day-to-day operations of New Falcon. For additional information regarding the governance and management of New Falcon following consummation of the TCI Transaction, see "Description of the Partnership Agreements--New Falcon Partnership Agreement."

    The Company expects to benefit substantially from its partnership with TCI, one of the leading cable television operators in the world. The Company expects that it will derive numerous operational synergies from its partnership with TCI, including increased concentration of cable systems, purchasing discounts and other economies arising from more streamlined management of Company assets and those assets contributed by TCI. The Company also expects that its partnership with TCI may increase the Company's access to and recognition in the capital markets. Furthermore, the Company expects to benefit from access to TCI's substantial resources in the areas of technical and engineering research. The Company believes that its partnership with TCI will result in increased availability of certain technological innovations, including state-of-the art digital converters, cable modems, and HITS digitally compressed cable television programming services. The Company will also benefit from the expertise and valuable industry knowledge of TCI's Leo J. Hindery, Jr. and William R. Fitzgerald, who will join New Falcon's Advisory Committee upon consummation of the TCI Transaction. See "Management" and "Certain Relationships and Related Transactions."

    The Company will redeem the approximately $34.4 million aggregate principal amount of remaining outstanding Notes prior to October 15, 1998, in accordance with the redemption provisions of the indenture governing the Notes. The Notes are redeemable at the option of the obligor, in whole or in part, at any time on or after September 15, 1998, at 105.5% of the outstanding principal amount, plus accrued interest to the redemption date. If the TCI Transaction is consummated before all of the Notes have been redeemed, New Falcon will initially assume (subject to a subsequent assumption by New Falcon II, as described below) the rights and obligations of FHGLP under the Notes. See "Capitalization" and "Description of Certain Indebtedness--11% Senior Subordinated Notes Due 2003."

    Management anticipates that, immediately following the consummation of the TCI Transaction, New Falcon will contribute substantially all of its assets, excluding the capital stock of FFC, to New Falcon II, subject to certain indebtedness to be assumed by New Falcon II, including any Notes that remain outstanding and indebtedness outstanding under the New Credit Facility, but excluding the Debentures. Thus, New Falcon II will be substituted for New Falcon as the obligor under the Notes and became the sole borrower under the New Credit Facility, and FFC will continue to be an obligor under the Debentures as a wholly-owned subsidiary of New Falcon. See "Risk Factors--Dependence Upon Receipt of Funds From Operating Subsidiaries to Service Debentures; Structural Subordination."

    The consummation of the TCI Transaction is also subject to, among other things, the satisfaction of customary closing conditions and the receipt of certain third-party and governmental approvals, including the consent of franchising authorities. Although there can be no assurances that such closing conditions will be satisfied or that the TCI Transaction will be consummated, management presently anticipates that the TCI Transaction will be completed in the third quarter of 1998. See "Risk Factors--Conditions of Closing the TCI Transaction."

    On June 24, 1998, AT&T Corp. and Tele-Communications, Inc. announced that they have entered into an agreement under which AT&T Corp. would acquire Tele-Communications, Inc. by merger. Although there can be no assurances as to whether this merger will be consummated, the Company does not anticipate that this proposed merger will have any material adverse effect upon the consummation of the TCI Transaction.

OVERVIEW OF THE FALCON SYSTEMS

    The following table sets forth certain operating statistics for the Falcon Systems as of the dates indicated.

                                                       AS OF DECEMBER 31,
                                   ----------------------------------------------------------      AS OF
                                    1993(1)       1994      1995(2)     1996(3)       1997     MARCH 31, 1998
                                   ----------  ----------  ----------  ----------  ----------  --------------
                                                    (AT END OF PERIOD, EXCEPT AVERAGE DATA)
HOMES PASSED(4)
Owned Systems....................     546,702     562,616     691,941     924,030     937,786      1,007,614
Affiliated Systems*..............     501,872     513,954     407,754     178,294     180,823        111,121
Enstar Systems...................     138,926     140,154     141,922     148,907     150,319        150,672
                                   ----------  ----------  ----------  ----------  ----------  --------------
Total............................   1,187,500   1,216,724   1,241,617   1,251,231   1,268,928      1,269,407

BASIC SUBSCRIBERS(5)
Owned Systems....................     342,406     360,835     442,166     570,708     562,984        606,937
Affiliated Systems*..............     322,369     330,179     260,005     118,603     118,829         74,797
Enstar Systems...................      92,015      95,311      96,972      96,384      94,898         95,086
                                   ----------  ----------  ----------  ----------  ----------  --------------
Total............................     756,790     786,325     799,143     785,695     776,711        776,820

BASIC PENETRATION(6)
Owned Systems....................        62.6%       64.1%       63.9%       61.8%       60.0%          60.2%
Affiliated Systems*..............        64.2        64.2        63.8        66.5        65.7           67.3
Enstar Systems...................        66.2        68.0        68.3        64.7        63.1           63.1
Combined.........................        63.7%       64.6%       64.4%       62.8%       61.2%          61.2%

PREMIUM SERVICE UNITS(7)
Owned Systems....................     154,846     165,137     186,477     203,679     165,960        183,234
Affiliated Systems*..............     151,965     158,326     108,225      45,909      40,548         25,376
Enstar Systems...................      32,881      36,632      35,585      31,750      26,504         25,798
                                   ----------  ----------  ----------  ----------  ----------  --------------
Total............................     339,692     360,095     330,287     281,338     233,012        234,408

PREMIUM PENETRATION(8)
Owned Systems....................        45.2%       45.8%       42.2%       35.7%       29.5%          30.2%
Affiliated Systems*..............        47.1        48.0        41.6        38.7        34.1           33.9
Enstar Systems...................        35.7        38.4        36.7        32.9        27.9           27.1
Combined.........................        44.9%       45.8%       41.3%       35.8%       30.0%          30.2%

AVERAGE MONTHLY REVENUE PER BASIC
  SUBSCRIBER(9)
Owned Systems....................  $    32.71  $    32.43  $    32.77  $    34.22  $    36.67   $      36.56
Affiliated Systems*..............       30.28       32.50       31.75       34.50       36.81          36.13
Enstar Systems...................       30.01       29.69       30.41       32.71       35.00          35.39
Combined.........................  $    31.36  $    32.13  $    32.15  $    34.08  $    36.49   $      36.51

------------------------

 * As of December 31, 1997, Affiliated Systems consisted of the cable systems owned by Falcon Classic and Falcon Video. Substantially all of the Falcon Classic systems became Owned Systems in March 1998, and, therefore, at March 31, 1998 the Affiliated Systems consisted of the Falcon Classic Somerset system and Falcon Video. The Falcon Somerset System became an Owned System in July 1998. Following the consummation of the TCI Transaction, the Falcon Video systems will become Owned Systems.

(1) The December 31, 1993 data for the Affiliated Systems do not include the statistics for the systems owned by Vista Communications Limited Partnership III ("Vista"). Vista sold those systems on

    December 23, 1994. Accordingly, in order to provide a comparable presentation, the statistics for the Vista systems have been removed from the table above for 1993.

(2) On December 28, 1995, the Company acquired all of the direct and indirect ownership interests in Falcon First that it did not previously own, and, as a result, the systems of Falcon First became Owned Systems; previously they were reported as Affiliated Systems. On July 1, 1996, the Company sold certain of the Falcon First systems. As a result, comparisons of 1996 and 1995 to prior years must take these changes into account. At December 31, 1997, 1996 and 1995, respectively, Falcon First had approximately 97,549, 96,318 and 114,682 homes passed, 67,601, 68,212 and 77,258 basic subscribers and 22,230, 29,571 and 36,413 premium service units, respectively. At December 31, 1994, the corresponding totals for Falcon First were 113,403, 75,688 and 38,756, respectively. At July 1, 1996, the Falcon Systems that were sold had approximately 18,957 homes passed, 9,547 basic subscribers and 3,932 premium service units.

(3) On July 12, 1996, the Company acquired the assets of FCSC, and, as a result, the systems of FCSC became Owned Systems; previously they were reported as Affiliated Systems. As a result, comparisons of 1996 to prior years must take this change into account. At December 31, 1997 and 1996, respectively, the FCSC systems had approximately 245,807 and 239,431 homes passed, 127,315 and 140,599 basic subscribers and 33,844 and 44,199 premium service units. At December 31, 1995 and 1994, the corresponding totals for the FCSC systems were 233,304 and 228,522 homes passed, 140,642 and 138,196 basic subscribers and 52,694 and 59,732 premium service units.

(4) Homes passed refers to estimates by the Company of the approximate number of dwelling units in a particular community that can be connected to the distribution system without any further extension of principal transmission lines. Such estimates are based upon a variety of sources, including billing records, house counts, city directories and other local sources.

(5) A home with one or more television sets connected to a cable system is counted as one basic subscriber. Bulk accounts are included on a "basic customer equivalent" basis in which the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area.

(6) Basic subscribers as a percentage of homes passed.

(7) Premium service units include only single channel services offered for a monthly fee per channel and do not include tiers of channels offered as a package for a single monthly fee. Prior to July 1, 1996, The Disney Channel was offered as a premium service. Effective July 1, 1996, it was offered as part of tiered services. As a result, the number of reported premium service units was artificially reduced by this service offering change. The number of Disney Channel premium service units at June 30, 1996, December 31, 1995 and at December 31, 1994 were: Owned Systems 19,124, Affiliated Systems 7,060; Owned Systems 22,613, Affiliated Systems 18,970; and Owned Systems 21,309, Affiliated Systems 29,641, respectively.

(8) Premium service units as a percentage of basic subscribers. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes for more than one premium service.

(9) Average monthly revenue per basic subscriber for the one-year period ending on the respective dates indicated, except for 1994 data which reflects the fourth quarter of 1994 only and for the three months ended March 31, 1998. Management believes that the fourth quarter is more relevant for 1994 because the FCC's amended rate regulation rules became effective during the third quarter of 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legislation and Regulation."

THE OWNED SYSTEMS

    The Owned Systems are divided into 37 separate operating regions located in 23 states. The following is a brief description of the operating regions located in states that include at least 5% of the basic subscribers of the Owned Systems. In certain cases, operating regions serve customers in more than one state and, thus, totals by operating region may exceed basic subscriber totals for a given state.

    CALIFORNIA. As of March 31, 1998, the Company's six operating regions in California had 137,640 basic subscribers, which comprised approximately 23% of the basic subscribers of the Owned Systems. The systems in the California regions have an average channel capacity of 51, approximately 93% of which are currently utilized. Approximately 94% of the customers in the California regions are served by systems that utilize addressable technology.

    OREGON. As of March 31, 1998, the Company's eight Oregon operating regions had 98,490 basic subscribers, which comprised approximately 16% of the basic subscribers of the Owned Systems. The systems in the Oregon operating regions have an average channel capacity of 48, approximately 96% of which are currently utilized. Approximately 92% of the customers in these operating regions are served by systems that utilize addressable technology.

    MISSOURI. As of March 31, 1998, the Company's four operating regions in Missouri had 73,778 basic subscribers, which comprised approximately 12% of the basic subscribers of the Owned Systems. The Missouri systems have an average channel capacity of 46, approximately 95% of which are currently utilized. Approximately 94% of the customers in the Missouri regions are served by systems that utilize addressable technology.

    GEORGIA. As of March 31, 1998, the Company's Georgia systems had 44,362 basic subscribers, which comprised approximately 7% of the basic subscribers of the Owned Systems. The systems had average channel capacity of 54, of which 98% are utilized. Approximately 87% of the customers are served by addressable technology.

    NORTH CAROLINA. As of March 31, 1998, the Company's two North Carolina operating regions had 37,073 basic subscribers, which comprised approximately 6% of the basic subscribers of the Owned Systems. These systems have an average channel capacity of 39, approximately 99% of which are utilized. Addressable technology is currently being introduced in one of the North Carolina operating regions, and approximately 30% of the customers in the state had the technology available to them at March 31, 1998.

    TEXAS. As of March 31, 1998, the Company's three Texas operating regions had 31,857 basic subscribers, which comprised approximately 5% of the basic subscribers of the Owned Systems. These systems currently have an average channel capacity of 53, approximately 88% of which are currently utilized. Approximately 67% of the customers in the Texas regions are served by systems that utilize addressable technology.

    KENTUCKY. As of March 31, 1998, the Company's Kentucky systems had 29,902 basic subscribers which comprised 5% of the basic subscribers of the Owned Systems. The Kentucky systems have an average channel capacity of 38, approximately 96% of which are currently utilized. Approximately 62% of the customers are served by systems that utilize addressable technology.

    OTHER OPERATING REGIONS. The Company also owns and operates systems through eleven additional regional centers in Athens, Alabama; Benton, Arkansas; Plattsburgh, New York; Centreville, Maryland; Suffolk, Virginia; Colville, Washington; Shawnee, Oklahoma; Sebastian, Florida; St. George, Utah; Scottsburg, Indiana; and Au Gres, Michigan. None of these regions are in states that have basic subscribers that are in excess of 5% of the total basic subscribers of the Owned Systems.

    The following is a summary of certain operating data, as of March 31, 1998, for the Owned Systems:

                                                                       PREMIUM                      AVERAGE MONTHLY
                               HOMES        BASIC         BASIC        SERVICE        PREMIUM         REVENUE PER
STATE                          PASSED    SUBSCRIBERS   PENETRATION      UNITS       PENETRATION   BASIC SUBSCRIBER(1)
---------------------------  ----------  -----------  -------------  ------------  -------------  -------------------
Alabama....................      39,528      25,658          64.9%        10,119          39.4%        $   36.09
Arkansas...................      45,926      21,203          46.2%         5,043          23.8%            37.68
California.................     241,256     137,639          57.1%        45,283          32.9%            37.33
Florida....................      14,719       9,691          65.8%         1,979          20.4%            36.42
Georgia....................      54,396      44,362          81.6%        11,675          26.3%            40.50
Illinois...................       3,424       1,842          53.8%           669          36.3%            35.03
Indiana....................       7,180       4,785          66.6%         1,066          22.3%            36.86
Kansas.....................       3,512       2,455          69.9%           622          25.3%            35.69
Kentucky...................      33,898      29,902          88.2%         6,358          21.3%            34.18
Louisiana..................       5,494       2,753          50.1%         1,546          56.2%            39.65
Maryland...................      27,103      15,123          55.8%         7,456          49.3%            38.67
Michigan...................       7,324       3,749          51.2%           892          23.8%            32.56
Missouri...................     116,348      73,778          63.4%        17,390          23.6%            35.70
Mississippi................       1,911       1,142          59.8%           224          19.6%            36.63
No. Carolina...............      63,871      37,073          58.0%        10,964          29.6%            37.57
Nevada.....................       6,320       1,720          27.2%         1,340          77.9%            32.99
New York...................      26,092      15,887          60.9%         4,662          29.3%            32.08
Oklahoma...................      17,938      11,044          61.6%         4,717          42.7%            40.10
Oregon.....................     159,365      98,490          61.8%        24,430          24.8%            35.02
Texas......................      50,611      31,857          62.9%        10,677          33.5%            36.02
Utah.......................      31,262       9,434          30.2%         4,869          51.6%            29.36
Virginia...................      35,097      16,700          47.6%         8,832          52.9%            41.84
Washington.................      15,039      10,650          70.8%         2,421          22.7%            34.35
                             ----------  -----------                 ------------
                              1,007,614     606,937          60.2%       183,234          30.2%        $   36.56
                             ----------  -----------                 ------------
                             ----------  -----------                 ------------

------------------------

(1) Average monthly revenue per basic subscriber has been computed based on revenue for the three months ended March 31, 1998.

THE AFFILIATED SYSTEMS

    The Company controls and holds varying equity interests in the Affiliated Systems, which it manages pursuant to agreements that provide for fees generally based on revenues and the reimbursement of certain expenses. The Affiliated Systems are owned separately by several partnerships, namely, Falcon Classic, Falcon Video, as well as certain partnerships of which Enstar is an indirect, wholly owned subsidiary of FHGLP, is the corporate general partner (collectively, the "Affiliated Partnerships"). On December 28, 1995, FHGLP acquired the direct and indirect ownership interests in Falcon First that it did not previously own, and as a result, the systems of Falcon First became Owned Systems; previously they were reported as Affiliated Systems. On July 12, 1996, FHGLP acquired the assets of FCSC and, as a result, the systems of FCSC became Owned Systems; previously they were reported as Affiliated Systems. As a result, comparisons of 1996 and 1995 to prior years must take these changes into account. Due to the date of the acquisition of Falcon First, no operating results of Falcon First were included in the Company's 1995 results of operations. As a result, the management fees received by the Company from Falcon First similarly have not been eliminated in consolidation of the Company's 1995 results of operations and are treated as having been received from the Affiliated Systems. The operating results of the FCSC systems have been included from July 12, 1996. The management fees and reimbursed expenses received by the

Company from FCSC prior to July 12, 1996 have not been eliminated in consolidation and are also treated as having been received from the Affiliated Systems.

    As discussed elsewhere in this Prospectus, FHGLP acquired substantially all of the assets of Falcon Classic in March 1998 and will acquire all of the Falcon Video systems upon consummation of the TCI Transaction.

    Through the Affiliated Systems, the Company manages cable television systems which at March 31, 1998 served approximately 170,000 basic subscribers in 14 states, including South Carolina, Kentucky, Illinois, Washington and Tennessee.

    In 1995, 1996 and 1997, the Company recognized aggregate revenues of $8.6 million, $6.3 million and $5.2 million, respectively, from management agreements with the Affiliated Systems and its consulting agreements with NYNEX Cable Comms ("NYNEX") and Telecab (as described below). Subject to customary conditions, most of the management agreements continue for the lives of the respective managed entities. Falcon Classic and Falcon Video are scheduled to terminate in 2004 and 2007, respectively; however, the Company expects that the systems of these entities will become Owned Systems in 1998 and that the management agreements with these entities will be terminated. Additionally, as noted above, the Company manages the partnerships of which Enstar is the general partner. The partnership agreements of these partnerships are scheduled to terminate at various times from 2033 to 2037. The consulting agreement with NYNEX expired on September 12, 1997. The Company received $336,000, $343,000 and $248,000 under this agreement in 1995, 1996 and 1997, respectively. The consulting agreement with Telecab was assigned to an affiliate in February 1996. The Company received $270,000 and $37,000 under this agreement in 1995 and 1996, respectively. Certain of the credit agreements and partnership agreements of the Affiliated Partnerships restrict, in certain circumstances, the payment of cash management fees by the Affiliated Systems to the Company. In addition, the Company may provide additional financing to certain of the Affiliated Partnerships in the form of deferral of amounts owed to the Company. Marc B. Nathanson, certain members of management and FHGLP hold varying equity interests in the Affiliated Partnerships. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Relationships and Related Transactions."

OVERVIEW OF THE TCI SYSTEMS

    The following table sets forth certain operating statistics for the TCI Systems as of the dates indicated.

                                                                                 AS OF MARCH
                                                           AS OF DECEMBER 31,      31, 1998
                                                          --------------------  --------------
                                                            1996       1997          1998
                                                          ---------  ---------  --------------
Homes passed(1).........................................    436,343    449,042       438,950
Basic subscribers(2)....................................    299,083    292,959       293,266
Basic penetration(3)....................................      68.5%      65.2%         66.8%
Premium service units(4)................................    130,004    101,977        96,753
Premium penetration(5)..................................      43.5%      34.8%         33.0%
Average monthly revenue per basic subscriber(6).........  $   29.18  $   33.65    $    34.20

------------------------

(1) Homes passed refers to estimates by TCI of the approximate number of dwelling units in a particular community that can be connected to the distribution system without any further extension of principal transmission lines.

(2) A home with one or more television sets connected to a cable system is counted as one basic subscriber. Bulk accounts are included on a "basic customer equivalent" basis in which the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area.

(3) Basic subscribers as a percentage of homes passed.

(4) Premium service units include single channel services offered for a monthly fee per channel and include tiers of channels offered as a package for a single monthly fee.

(5) Premium service units as a percentage of basic subscribers. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes for more than one premium service.

(6) Average monthly revenue per basic subscriber for the one-year period ending on December 31, and for the three months ended March 31, 1998.

    The TCI Systems are divided into 16 separate operating regions located in five states. Subsequent to the TCI Transaction, four of the 16 TCI regions will be consolidated into and operated from existing Falcon operating regions. The following is a brief description of the operating regions.

    WASHINGTON. As of March 31, 1998 (and including the subscribers served by the Ellensburg systems), the five operating regions in Washington had 114,357 basic subscribers, which comprised approximately 39% of the basic subscribers of the TCI Systems. The systems in the Washington regions have an average analog channel capacity of 45, approximately 98% of which are currently utilized. Approximately 88% of the customers in Washington are served by systems that utilize addressable technology and approximately 82% of the customers are served by systems that offer digital video service.

    OREGON. As of March 31, 1998, the six operating regions in Oregon had 97,327 basic subscribers, which comprised approximately 33% of the basic subscribers of the TCI Systems. The systems in the Oregon regions have an average analog channel capacity of 42, approximately 91% of which are currently utilized. Approximately 96% of the customers in Oregon are served by systems that utilize addressable technology and approximately 63% of the customers are served by systems that offer digital video services.

    CALIFORNIA. As of March 31, 1998, the one operating region in California had 36,082 basic subscribers, which comprised approximately 12% of the basic subscribers of the TCI Systems. The systems in the California regions have an average analog channel capacity of 43, approximately 98% of which are currently utilized. All of the customers in California are served by systems that utilize addressable technology and approximately 96% of the customers are served by systems that offer digital video services.

    MISSOURI. As of March 31, 1998, the two operating regions in Missouri had 24,441 basic subscribers, which comprised approximately 8% of the basic subscribers of the TCI Systems. The systems in the Missouri regions have an average analog channel capacity of 39, all of which are currently utilized. All of the customers in Missouri are served by systems that utilize addressable technology and approximately 60% of the customers are served by systems that offer digital video services.

    ALABAMA. As of March 31, 1998, the two operating regions in Alabama had 21,059 basic subscribers, which comprised approximately 7% of the basic subscribers of the TCI Systems. The systems in the Alabama regions have an average analog channel capacity of 48, approximately 94% of which are currently utilized. Approximately 82% of the customers in Alabama are served by systems that utilize addressable technology.

    See "The TCI Transaction."

INTERNATIONAL ACTIVITIES

    The international investments described below will not be contributed to New Falcon as part of the TCI Transaction and will continue to be held by FHGLP. In order to focus its limited capital resources on the upgrade and rebuild needs of the Owned Systems, FHGLP does not expect to pursue any further international investments. See "Certain Relationships and Related Transactions." As of March 31, 1998, FHGLP held the following international investments:

    NYNEX CABLE COMMS. FHGLP holds a 1.1% carried interest in the results of certain systems operated under franchises that FHGLP contributed to NYNEX. NYNEX is operating and constructing advanced fiber optic cable and telephone networks in the United Kingdom. On October 22, 1996, NYNEX, Cable and Wireless plc. and Bell Canada International Inc. merged their respective interests to form Cable and Wireless Communications. FHGLP believes that NYNEX is now obligated to make the carried interest payment to FHGLP, and FHGLP is evaluating its rights and remedies in that regard. NYNEX has not provided FHGLP with information required to make the calculation of the carried interest and the amount of the carried interest, if any, is therefore unknown at this time. FHGLP also provided consulting services to NYNEX for an annual fee of $356,700. This consulting agreement expired on September 12, 1997.

    TELECAB. FHGLP made a 5% equity investment of $2.5 million in Duhamel Falcon Cable Mexico L.L.C., a Delaware limited liability company ("DFC Mexico"). DFC Mexico was formed with Hellman & Friedman Capital Partners II, L.P. (which is also a partner in FHGLP), Mexican Duhamel Cable, Limited Partnership and Duhamel Cable Partners, Limited Partnership to make an investment in Telecab. Telecab is a large cable television operator in Mexico which owns and operates cable television systems in various Mexican cities, including Tijuana, Ensenada, Mexicali, Chihuahua and Ciudad Juarez. FHGLP 's investment is part of an investment of approximately $41 million by DFC Mexico for an ownership interest of 34% of Telecab. FHGLP entered into a consulting agreement with Telecab to provide it with certain services in connection with the operation of Telecab's cable television systems. On February 20, 1996, in connection with FHGLP's wind-up of its international activities, this agreement was assigned to FIC, a separately capitalized affiliated company whose members and management also include certain limited partners and management of FHGLP. DFC Mexico concluded an arbitration proceeding (which included FHGLP ) with the Mexican partners to resolve certain disagreements regarding the management policies of Telecab. The resolution of the arbitration proceeding resulted in DFC Mexico's shares being purchased by the Mexican partners. As a result, on May 29, 1998, FHGLP received approximately $1.7 million, which exceeded its current carrying value for the investment in Telecab of approximately $1.5 million, resulting in a $200,000 gain.

OTHER INVESTMENTS

    LAKE LAS VEGAS PROJECT. FHGLP is an equity owner in, and the general partner of, Falcon Lake Las Vegas Cablevision, L.P. ("Falcon Lake Las Vegas"). This limited partnership was formed in September 1993 to design, construct and operate an advanced fiber optic cable network in Lake Las Vegas, a master planned community being developed around a man-made lake southeast of Las Vegas, Nevada. FHGLP's partner in this project is an affiliate of Transcontinental Properties, Inc., which is controlled by Ronald Boeddeker of Las Vegas, Nevada and the Bass Family interests of Fort Worth, Texas. Upon its completion, Lake Las Vegas is targeted to have 5,000 dwelling units and up to 11,000 hotel units, although there are presently fewer than 50 homes occupied in the development. The Company recently completed building a fiber-to-the-curb cable television system, and the system is now operational.

    FALCON/CAPITAL CABLE. During 1988, one of the Owned Subsidiaries made a $1.3 million investment in, and became co-general partner of, Falcon/Capital Cable, which has approximately 29,000 basic subscribers in six midwestern states. FHGLP does not manage these systems and has not included the basic subscribers of these systems in the number of basic subscribers of the Falcon Systems. The terms of Falcon/ Capital Cable's senior bank debt and subordinated debt were refinanced on February 11, 1998, which resulted in a decrease in the percentage of equity of Falcon/Capital Cable owned by the Company.

    ENSTAR COMMUNICATIONS CORPORATION. Enstar, an indirect subsidiary of FHGLP, controls and holds varying equity interests in 15 limited partnerships.

    ENSTAR FINANCE COMPANY, LLC. On June 6, 1997, FHGLP and Enstar formed EFC, an unrestricted subsidiary. On September 30, 1997, EFC obtained a secured bank facility of $35 million from two agent banks in order to provide funds that would be loaned to certain Enstar limited partnerships. The lenders advanced $7.5 million to EFC, which in turn advanced those funds to a number of Enstar limited partnerships. The EFC loan is non-recourse to FHGLP and matures on August 31, 2001, at which time all funds previously advanced will be due in full.

    The Company's interests in the Enstar entities described above will not be contributed to New Falcon as part of the TCI Transaction and will be held directly by FHGLP following the TCI Transaction.

CUSTOMER RATES AND SERVICES

    The Company's cable television systems offer customers packages of services that include the local network, independent and educational television stations, a limited number of television signals from distant cities, numerous satellite-delivered, non-broadcast channels (such as CNN, MTV, USA, ESPN, TNT and The Disney Channel) and certain information and public access channels. For an extra monthly charge, the Falcon Systems provide certain premium television services, such as HBO and Showtime. The Company also offers other cable television services to its customers, including pay-per-view programming. For additional charges, in most of the Falcon Systems, the Company also rents remote control devices and VCR compatible devices (devices that make it easier for a customer to tape a program from one channel while watching a program on another).

    The service options offered by the Company vary from system to system, depending upon a system's channel capacity and viewer interests. Rates for services also vary from market to market and according to the type of services selected.

    Pursuant to the 1992 Cable Act, most cable television systems are subject to rate regulation of the basic service tier, the non-basic service tiers other than premium (per channel or program) services, the charges for installation of cable service, and the rental rates for customer premises equipment such as converter boxes and remote control devices. These rate regulation provisions affect all of the Company's systems not deemed to be subject to effective competition under the FCC's definition. See "Legislation and Regulation."

    At March 31, 1998, the Company's monthly rates for basic cable service for residential customers of the Owned Systems, excluding special senior citizen discount rates, ranged from $13.17 to $33.02 and premium service rates ranged from $5.00 to $11.95, excluding special promotions offered periodically in conjunction with the Company's marketing programs. A one-time installation fee, which the Company may wholly or partially waive during a promotional period, is usually charged to new customers. Commercial customers, such as hotels, motels and hospitals, are charged a negotiated, non-recurring fee for installation of service and monthly fees based upon a standard discounting procedure. Most multi-unit dwellings are offered a negotiated bulk rate in exchange for single-point billing and basic service to all units. These rates are also subject to regulation.

    For the years ended December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1998 subscriber fees accounted for 84.9%, 86.9%, 87.4% and 87.8%, respectively, of the Company's revenues. Management fees accounted for 5.7%, 2.9%, 2.0% and 1.7%, respectively, of the Company's revenues, with other services, comprised of, among other things, installation fees, franchise fees and other charges, advertising and home shopping revenues, accounting for 9.4%, 10.2%, 10.6% and 10.6%,, respectively.

EMPLOYEES

    As of May 1, 1998, the Company had approximately 1,080 full-time employees and 43 part-time employees. The Company considers its relations with its employees to be good. As of March 31, 1998, the

Affiliated Systems had approximately 136 full-time and 5 part-time employees. There are no collective bargaining agreements relating to any of such employees.

TECHNOLOGICAL DEVELOPMENTS

    As part of its commitment to customer service, the Company emphasizes high technical standards and prudently seeks to apply technological advances in the cable television industry to the Owned Systems on the basis of cost effectiveness, capital availability, enhancement of product quality, service delivery and industry-wide acceptance. Currently, the Owned Systems have an average channel capacity of 48, substantially all of which is presently utilized. The Company believes that system upgrades would enable it to provide customers with greater programming diversity, better picture quality and alternative communications delivery systems made possible by the introduction of fiber optic technology and by the possible future application of digital compression. The implementation of the Company's capital expenditure plans is, however, dependent in part on the availability of adequate capital on terms satisfactory to the Company, of which there can be no assurance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The use of fiber optic cable as an alternative to coaxial cable is playing a major role in expanding channel capacity and improving the performance of cable television systems. Fiber optic cable is capable of carrying hundreds of video, data and voice channels and, accordingly, its utilization is essential to the enhancement of a cable television system's technical capabilities. The Company's current policy is to utilize fiber optic technology in substantially all rebuild projects which it undertakes. The benefits of fiber optic technology over traditional coaxial cable distribution plant include lower ongoing maintenance and power costs and improved picture quality and reliability.

    As of March 31, 1998, approximately 74% of the customers of the Owned Systems were served by systems that utilize addressable technology. Addressable technology permits the cable operator to activate from a central control point the cable television services to be delivered to a customer if that customer has also been supplied with an addressable converter. To date, the Company has supplied addressable converter boxes to customers of the Falcon Systems utilizing addressable technology who subscribe to one or more premium services and, in selected regions, to customers who subscribe to certain new product tiers. As a result, if the system utilizes addressable technology and the customer has been supplied with an addressable converter, the Company can upgrade or downgrade services immediately, without the delay or expense associated with dispatching a technician to the home. Addressable technology also reduces pay service theft, is an effective enforcement tool in collecting delinquent payments and allows the Company to offer pay-per-view services.

DIGITAL COMPRESSION

    The Company has been closely monitoring developments in the area of digital compression, a technology that is expected to enable cable operators to increase the channel capacity of cable television systems by permitting a significantly increased number of video signals to fit in a cable television system's existing bandwidth. Depending on the technical characteristics of the existing system, the Company believes that the utilization of digital compression technology in the future could enable the Owned Systems to increase channel capacity in certain systems in a manner that could, in the short term, be more cost efficient than rebuilding such systems with higher capacity distribution plant. However, unless the system has sufficient unused channel capacity and bandwidth, the use of digital compression to increase channel offerings is not a substitute for the rebuild of the Falcon Systems, which will improve picture quality, system reliability and quality of service. The use of digital compression in the Owned Systems also could expand the number and types of services these systems offer and enhance the development of current and future revenue sources in these systems. The Company's management plans to introduce this technology in selected markets in 1998. This issue is under frequent management review.

PROGRAMMING

    The Company has various contracts to obtain basic and premium programming for its systems from program suppliers whose compensation is generally based on a fixed fee per customer or a percentage of the gross receipts for the particular service. Some program suppliers provide volume discount pricing structures or offer marketing support to the Company. Certain other new channels have also recently offered the Falcon Systems certain inducements in return for carrying their service. Due to a lack of channel capacity available for adding new channels, the Company's management cannot predict the impact of such potential benefits on its business. In addition, the FCC may require that certain such payments from programmers be offset against the programming fee increases which can be passed through to subscribers under the FCC's rate regulations. The Company's programming contracts are generally for a fixed period of time and are subject to negotiated renewal. The Company does not have long-term programming contracts for the supply of a substantial amount of its programming. Accordingly, no assurance can be given that the Company's programming costs will not continue to increase substantially, or that other materially adverse terms will not be added to the Company's programming contracts. Management believes, however, that the Company's relations with its programming suppliers generally are good.

    The Company's cable programming costs have increased in recent years and are expected to continue to increase due to additional programming being provided to basic customers, the requirements to carry channels under retransmission carriage agreements entered into with certain programming sources, increased costs to produce or purchase cable programming generally (including sports programming), inflationary increases and other factors. The 1996 retransmission carriage agreement negotiations resulted in the Company agreeing to carry one new service in certain of its systems (serving approximately 49,000 basic subscribers), for which it will receive reimbursement of certain costs related to launching the service. All other negotiations were completed with essentially no change to the previous agreements. Under the FCC's rate regulations, increases in programming costs for regulated cable services occurring after the earlier of March 1, 1994, or the date a system's basic cable service became regulated, may be passed through to customers. See "Legislation and Regulation--Federal Regulation--Carriage of Broadcast Television Signals."

FRANCHISES

    Cable television systems are generally constructed and operated under non-exclusive franchises granted by local governmental authorities. These franchises typically contain many conditions, such as time limitations on commencement and completion of construction; conditions of service, including number of channels, types of programming and the provision of free service to schools and certain other public institutions; and the maintenance of insurance and indemnity bonds. The provisions of local franchises are subject to federal regulation under the 1984 Cable Act, the 1992 Cable Act and the 1996 Telecom Act. See "Legislation and Regulation."

    As of March 31, 1998, the Owned Systems held 482 franchises. These franchises, all of which are non-exclusive, provide for the payment of fees to the issuing authority. Annual franchise fees imposed on the Owned Systems range up to 5% of the gross revenues generated by a system. For the past three years, franchise fee payments made by the Owned Systems have averaged approximately 3.1% of total gross system revenues. The 1984 Cable Act prohibits franchising authorities from imposing franchise fees in excess of 5% of gross revenues and also permits the cable operator to seek renegotiation and modification of franchise requirements which have become commercially impracticable.

    The following table groups the franchises of the Owned Systems by date of expiration and presents the number of franchises for each group of franchises and the approximate number and percentage of basic subscribers for each group as of March 31, 1998.

                                                      NUMBER OF       BASIC     PERCENTAGE OF BASIC
YEAR OF FRANCHISE EXPIRATION                         FRANCHISES    SUBSCRIBERS      SUBSCRIBERS
--------------------------------------------------  -------------  -----------  -------------------
Prior to 1999.....................................          133       194,692             32.1%
1999-2003.........................................          147       152,410             25.1
2004 and after....................................          202       224,294             37.0
                                                            ---    -----------             ---
Total.............................................          482       571,396             94.2%
                                                            ---    -----------             ---
                                                            ---    -----------             ---

    The Company operates numerous cable television systems which serve multiple communities and, in some circumstances, portions of such systems extend into jurisdictions for which it believes no franchise is necessary. In the aggregate, approximately 35,541 basic subscribers, comprising approximately 5.8% of the Owned Systems' basic subscribers, are served by such portions of such systems. In general, the Company does not believe that the loss of any single franchise would cause a substantial reduction in the economies of scale discussed above. See "--Business Strategy." In certain instances, however, where a single franchise comprises a large percentage of the customers in an operating region, the loss of such franchise could decrease the economies of scale achieved by the Company's clustering strategy. The Company has never had a franchise revoked for any of its systems and believes that it has satisfactory relationships with substantially all of its franchising authorities.

    The 1984 Cable Act provides, among other things, for an orderly franchise renewal process in which franchise renewal will not be unreasonably withheld or, if renewal is denied and the franchising authority acquires ownership of the system or effects a transfer of the system to another person, the operator generally is entitled to the "fair market value" for the system covered by such franchise, but no value attributable to the franchise itself. In addition, the 1984 Cable Act, as amended by the 1992 Cable Act, establishes comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merit and not as part of a comparative process with competing applications. See "Legislation and Regulation."

COMPETITION

    Cable television systems compete with other communications and entertainment media, including over-the-air television broadcast signals which a viewer is able to receive directly using the viewer's own television set and antenna. The extent to which a cable system competes with over-the-air broadcasting depends upon the quality and quantity of the broadcast signals available by direct antenna reception compared to the quality and quantity of such signals and alternative services offered by a cable system. Cable systems also face competition from alternative methods of distributing and receiving television signals and from other sources of entertainment such as live sporting events, movie theaters and home video products, including videotape recorders and videodisc players. In recent years, the FCC has adopted policies providing for authorization of new technologies and a more favorable operating environment for certain existing technologies that provide, or may provide, substantial additional competition for cable television systems. The extent to which cable television service is competitive depends in significant part upon the cable television system's ability to provide an even greater variety of programming than that available over the air or through competitive alternative delivery sources.

    Individuals presently have the option to purchase home satellite dishes, which allow the direct reception of satellite-delivered broadcast and nonbroadcast program services formerly available only to cable television subscribers. Most satellite-distributed program signals are being electronically scrambled to permit reception only with authorized decoding equipment for which the consumer must pay a fee. The

1992 Cable Act enhances the right of cable competitors to purchase nonbroadcast satellite-delivered programming. See "Legislation and Regulation--Federal Regulation."

    Television programming is now also being delivered to individuals by high-powered DBS satellites utilizing video compression technology. This technology has the capability of providing more than 100 channels of programming over a single high-powered DBS satellite with significantly higher capacity available if, as is the case with DIRECTV, multiple satellites are placed in the same orbital position. Unlike cable television systems, however, DBS satellites are limited by law in their ability to deliver local broadcast signals. However, DBS provider, EchoStar, has announced plans to deliver a limited number of local broadcast signals in a limited number of markets and has initiated efforts to have the practice legalized. If DBS providers are ultimately permitted to deliver local broadcast signals, cable television systems would lose a significant competitive advantage. DBS service can be received virtually anywhere in the continental United States through the installation of a small rooftop or side-mounted antenna, and it is more accessible than cable television service where cable plant has not been constructed or where it is not cost effective to construct cable television facilities. DBS service is being heavily marketed on a nationwide basis by several service providers. In addition, medium-power fixed-service satellites can be used to deliver direct-to-home satellite services over small home satellite dishes, and one provider, PrimeStar, currently provides service to subscribers using such a satellite.

    Multichannel multipoint distribution systems ("wireless cable") deliver programming services over microwave channels licensed by the FCC received by subscribers with special antennas. Wireless cable systems are less capital intensive, are not required to obtain local franchises or to pay franchise fees, and are subject to fewer regulatory requirements than cable television systems. To date, the ability of wireless cable services to compete with cable television systems has been limited by channel capacity (35-channel maximum) and the need for unobstructed line-of-sight over-the-air transmission. Although relatively few wireless cable systems in the United States are currently in operation or under construction, virtually all markets have been licensed or tentatively licensed. The use of digital compression technology may enable wireless cable systems to deliver more channels.

    Private cable television systems compete to service condominiums, apartment complexes and certain other multiple unit residential developments. The operators of these private systems, known as satellite master antenna television ("SMATV") systems, often enter into exclusive agreements with apartment building owners or homeowners' associations which preclude franchised cable television operators from serving residents of such private complexes. However, the 1984 Cable Act gives franchised cable operators the right to use existing compatible easements within their franchise areas upon nondiscriminatory terms and conditions. Accordingly, where there are preexisting compatible easements, cable operators may not be unfairly denied access or discriminated against with respect to the terms and conditions of access to those easements. There have been conflicting judicial decisions interpreting the scope of the access right granted by the 1984 Cable Act, particularly with respect to easements located entirely on private property. Under the 1996 Telecom Act, SMATV systems can interconnect non-commonly owned buildings without having to comply with local, state and federal regulatory requirements that are imposed upon cable systems providing similar services, as long as they do not use public rights-of-way.

    The FCC has initiated a new interactive television service which will permit non-video transmission of information between an individual's home and entertainment and information service providers. This service will provide an alternative means for DBS systems and other video programming distributors, including television stations, to initiate the new interactive television services. This service may also be used by the cable television industry.

    The FCC has allocated spectrum in the 28 GHz range for a new multichannel wireless service that can be used to provide video and telecommunications services. The FCC recently completed the process of awarding licenses to use this spectrum via a market-by-market auction. It cannot be predicted at this time whether such a service will have a material impact on the operations of cable television systems.

    The 1996 Telecom Act eliminates the restriction against ownership (subject to certain exceptions) and operation of cable systems by local telephone companies within their local exchange service areas. Telephone companies are now free to enter the retail video distribution business through any means, such as DBS, wireless cable, SMATV or as traditional franchised cable system operators. Alternatively, the 1996 Telecom Act authorizes local telephone companies to operate "open video systems" without obtaining a local cable franchise, although telephone companies operating such systems can be required to make payments to local governmental bodies in lieu of cable franchise fees. Up to two-thirds of the channel capacity on an "open video system" must be available to programmers unaffiliated with the local telephone company. The open video system concept replaces the FCC's video dialtone rules. The 1996 Telecom Act also includes numerous provisions designed to make it easier for cable operators and others to compete directly with local exchange telephone carriers.

    The cable television industry competes with radio, television, print media and the Internet for advertising revenues. As the cable television industry continues to develop programming designed specifically for distribution by cable, advertising revenues may increase.

    Premium programming provided by cable systems is subject to the same competitive factors which exist for other programming discussed above. The continued profitability of premium services may depend largely upon the continued availability of attractive programming at competitive prices.

    Advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment, are constantly occurring. Thus, it is not possible to predict the competitive effect that ongoing or future developments might have on the cable industry. See "Legislation and Regulation."

PROPERTIES

    The Company owns substantially all of the assets related to the Owned Systems' cable television operations, including program production equipment, headend equipment (towers, antennae, electronic equipment and satellite earth stations), cable plant (distribution equipment, amplifiers, customer drops and hardware), converters, test equipment, tools and maintenance equipment and vehicles. The Company owns or leases parcels of real property for signal reception sites (antenna towers and headends), microwave facilities and business offices. The Company believes that its properties, both owned and leased, are in good condition and are suitable and adequate for the Company's business operations.

    The Company leases office space for both its corporate headquarters (located in Los Angeles, California) and its corporate financial center (located in Pasadena, California). The office building in which the Company leases space for the corporate financial center is owned by a partnership owned by Marc B. Nathanson and his wife, Jane Nathanson. The Company has increased the amount of space it leases from such partnership. The terms of the current lease for the corporate financial center have been negotiated on an arm's-length basis. The Company also assumed a lease for office space in a building owned by Marc B. Nathanson and his wife in connection with the acquisition of the assets of FCSC. The property will be purchased by the Company in 1998 for a purchase price determined by two independent appraisals. See "Certain Relationships and Related Transactions."

LEGAL PROCEEDINGS

    The Company is periodically a party to various legal proceedings. Such legal proceedings are ordinary and routine litigation proceedings that are incidental to the Company's business, and management presently believes that the outcome of all pending legal proceedings will not, in the aggregate, have a material adverse effect on the financial condition of the Company.

    FHGLP, certain of its affiliates, and certain third parties have been named as defendants in an action entitled FRANK O'SHEA I.R.A. ET AL. V. FALCON CABLE SYSTEMS COMPANY, ET AL., Case No. BC 147386, pending in the Superior Court of the State of California, County of Los Angeles. Plaintiffs in this action are certain former unitholders of FCSC purporting to represent a class consisting of former unitholders of FCSC other than those affiliated with FCSC and/or its controlling persons. The complaint in the action alleges, among other things, that defendants breached their fiduciary and contractual duties to unitholders, and acted negligently, with respect to the purchase from former unitholders of their interests in FCSC in 1996. In particular, the complaint in this action alleges, among other things, (a) that the appraisals conducted to determine the price at which the purchase of the former unitholders' interests would occur were "inadequate," "defective" and "unreasonable" and that the appraisal firms who conducted the appraisals (two out of three of which are named as defendants) acted negligently or recklessly in performing the appraisals; (b) that the price paid per unit was unfair and was intended to unfairly benefit the defendants at the expense of the public unitholders, in that allegedly the price paid did not fairly reflect the intrinsic value of the partnership assets, was not based on arms-length negotiation, and was less than the per unit value that could be derived from an alleged estimate of asset value submitted by FCSC to its lenders in connection with its borrowings and (c) that the sums paid the unitholders should not have been based on a calculation that reflected payment to the General Partner of a "sales fee" as defined in the FCSC partnership agreement. As relief, the complaint seeks damages (and prejudgment interest) in an unspecified amount, and/or the imposition of a constructive trust upon the FCSC partnership assets purchased by certain defendants, and/or rescission of the transaction. The defendants have filed answers denying the material allegations of the complaint in this action, and the action is currently in the pre-trial discovery stage. The court has set a trial date for October 1998 for this matter. FHGLP believes it has substantial and meritorious defenses to the claims.

                           LEGISLATION AND REGULATION

    The cable television industry is regulated by the FCC, some state governments and substantially all local governments. In addition, various legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies have in the past materially affected, and may in the future materially affect, the Company and the cable television industry. The following is a summary of federal laws and regulations affecting the growth and operation of the cable television industry and a description of certain state and local laws. The Company believes that the regulation of its industry remains a matter of interest to Congress, the FCC and other regulatory authorities. There can be no assurance as to what, if any, future actions such legislative and regulatory authorities may take or the effect thereof on the Company.

FEDERAL REGULATION

    The primary federal statute dealing with the regulation of the cable television industry is the Communications Act of 1934 (the "Communications Act"), as amended. The three principal amendments to the Communications Act that shaped the existing regulatory framework for the cable television industry were the 1984 Cable Act, the 1992 Cable Act and the 1996 Telecom Act.

    The FCC, the principal federal regulatory agency with jurisdiction over cable television, has promulgated regulations to implement the provisions contained in the Communications Act. The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. A brief summary of certain of these federal regulations as adopted to date follows.

    RATE REGULATION

    The 1992 Cable Act replaced the FCC's previous standard for determining "effective competition," under which most cable systems were not subject to local rate regulation, with a statutory provision that resulted in nearly all cable television systems becoming subject to local rate regulation of basic service. The 1996 Telecom Act expanded the definition of effective competition to include situations where a local telephone company or its affiliate, or any multichannel video provider using telephone company facilities, offers comparable video service by any means except DBS. A finding of effective competition exempts both basic and nonbasic tiers from regulation. Additionally, the 1992 Cable Act required the FCC to adopt a formula, enforceable by franchising authorities, to assure that basic cable rates are reasonable; allowed the FCC to review rates for nonbasic service tiers (other than per-channel or per-program services) in response to complaints filed by franchising authorities and/or cable customers; prohibited cable television systems from requiring subscribers to purchase service tiers above basic service in order to purchase premium services if the system is technically capable of doing so; required the FCC to adopt regulations to establish, on the basis of actual costs, the price for installation of cable service, remote controls, converter boxes and additional outlets; and allowed the FCC to impose restrictions on the retiering and rearrangement of cable services under certain limited circumstances. The 1996 Telecom Act limits the class of complainants regarding nonbasic tier rates to franchising authorities only and ends FCC regulation of nonbasic tier rates on March 31, 1999. Because cable service rate increases have continued to outpace inflation under the FCC's existing regulations, the Company expects Congress and the FCC to explore additional methods of addressing this issue, including deferral or repeal of the March 31, 1999 sunset of CPST rate regulations, and legislation recently was introduced in Congress to repeal the sunset provision.

    The FCC's regulations contain standards for the regulation of basic and nonbasic cable service rates (other than per-channel or per-program services). Local franchising authorities and/or the FCC are empowered to order a reduction of existing rates which exceed the maximum permitted level for either basic and/or nonbasic cable services and associated equipment, and refunds can be required. The rate regulations adopt a benchmark price cap system for measuring the reasonableness of existing basic and nonbasic service rates. Alternatively, cable operators have the opportunity to make cost-of-service showings which, in some cases, may justify rates above the applicable benchmarks. The rules also require that charges for cable-related equipment (E.G., converter boxes and remote control devices) and installation services be unbundled from the provision of cable service and based upon actual costs plus a reasonable profit. The regulations also provide that future rate increases may not exceed an inflation-indexed amount, plus increases in certain costs beyond the cable operator's control, such as taxes, franchise fees and increased programming costs. Cost-based adjustments to these capped rates can also be made in the event a cable operator adds or deletes channels. In addition, new product tiers consisting of services new to the cable system can be created free of rate regulation as long as certain conditions are met, such as not moving services from existing tiers to the new tier. These provisions currently provide limited benefit to the Company's systems due to the lack of channel capacity previously discussed. There is also a streamlined cost-of-service methodology available to justify a rate increase on basic and regulated nonbasic tiers for "significant" system rebuilds or upgrades.

    Numerous franchising authorities have become certified by the FCC to regulate the rates charged by the Company for basic cable service and for associated basic cable service equipment. In addition, a number of the Company's customers and/or franchising authorities have filed complaints with the FCC regarding the rates charged for nonbasic cable service.

    The Company has adjusted its regulated programming service rates and related equipment and installation charges in substantially all of its systems so as to bring these rates and charges into compliance with the applicable benchmark or equipment and installation cost levels.

    FCC regulations adopted pursuant to the 1992 Cable Act require cable systems to permit customers to purchase video programming on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic service tier, unless the cable system is technically incapable of doing so. Generally, an exemption from compliance with this requirement for cable systems that do not have such technical capability is available until a cable system obtains the capability, but not later than December 2002.

    CARRIAGE OF BROADCAST TELEVISION SIGNALS

    The 1992 Cable Act adopted new television station carriage requirements. These rules allow commercial television broadcast stations which are "local" to a cable system, I.E., the system is located in the station's Area of Dominant Influence, to elect every three years whether to require the cable system to carry the station, subject to certain exceptions, or whether the cable system will have to negotiate for "retransmission consent" to carry the station. Local non-commercial television stations are also given mandatory carriage rights, subject to certain exceptions, within the larger of: (i) a 50-mile radius from the station's city of license; or (ii) the station's Grade B contour (a measure of signal strength). Unlike commercial stations, noncommercial stations are not given the option to negotiate retransmission consent for the carriage of their signal. In addition, cable systems will have to obtain retransmission consent for the carriage of all "distant" commercial broadcast stations, except for certain "superstations," I.E., commercial satellite-delivered independent stations, such as WGN. The Company has thus far not been required to pay cash compensation to broadcasters for retransmission consent or been required by broadcasters to remove broadcast stations from the cable television channel line-ups. The Company has, however, agreed to carry some services in specified markets pursuant to retransmission consent arrangements which it believes are comparable to those entered into by most other large cable operators, and for which it pays monthly fees to the service providers, as it does with other satellite providers. The second election between must-carry and retransmission consent for local commercial television broadcast stations was October 1, 1996, and the Company has agreed to carry one new service in specified markets pursuant to these retransmission consent arrangements. The next election between must-carry and retransmission consent for local commercial television broadcast stations will be October 1, 1999.

    The FCC is currently conducting a rulemaking proceeding regarding the carriage responsibilities of cable television systems during the transition of broadcast television from analog to digital transmission. Specifically, the FCC is exploring whether to amend the signal carriage rules to accommodate the carriage of digital broadcast television signals.

    NONDUPLICATION OF NETWORK PROGRAMMING

    Cable television systems that have 1,000 or more customers must, upon the appropriate request of a local television station, delete the simultaneous or nonsimultaneous network programming of certain lower priority distant stations affiliated with the same network as the local station.

    DELETION OF SYNDICATED PROGRAMMING

    FCC regulations enable television broadcast stations that have obtained exclusive distribution rights for syndicated programming in their market to require a cable system to delete or "black out" such programming from certain other television stations which are carried by the cable system. The extent of such deletions will vary from market to market and cannot be predicted with certainty. However, it is possible that such deletions could be substantial and could lead the cable operator to drop a distant signal in its entirety.

    PROGRAM ACCESS

    The 1992 Cable Act contains provisions that are intended to foster the development of competition to traditional cable systems by regulating the access of competing video providers to vertically integrated, satellite-distributed cable programming services. The FCC has commenced a rulemaking proceeding to seek comment on proposed modifications to its existing rules implementing the statute, including: (1) establishing specific deadlines for resolving program access complaints; (2) improving the discovery process, such as requiring the disclosure of the rates that vertically integrated programmers charge cable operators; (3) imposing monetary damages for program access violations; (4) possibly applying the program access rules to certain situations in which programming is moved from satellite delivery to terrestrial delivery; and (5) revising the manner in which the rules apply to program buying cooperatives. It is not clear to what extent, if any, the provisions of the 1992 Cable Act cover programming distributed by means other than satellite or by programmers unaffiliated with MSOs. Legislation has recently been introduced in Congress to strengthen the program access provisions of the 1992 Cable Act.

    FRANCHISE FEES

    Franchising authorities may impose franchise fees, but such payments cannot exceed 5% of a cable system's annual gross revenues. Under the 1996 Telecom Act, franchising authorities may not exact franchise fees from revenues derived from telecommunications services.

    RENEWAL OF FRANCHISES

    The 1984 Cable Act established renewal procedures and criteria designed to protect incumbent franchisees against arbitrary denials of renewal. While these formal procedures are not mandatory unless timely invoked by either the cable operator or the franchising authority, they can provide substantial protection to incumbent franchisees. Even after the formal renewal procedures are invoked, franchising authorities and cable operators remain free to negotiate a renewal outside the formal process. Nevertheless, renewal is by no means assured, as the franchisee must meet certain statutory standards. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements such as upgrading facilities and equipment, although the municipality must take into account the cost of meeting such requirements.

    The 1992 Cable Act makes several changes to the process under which a cable operator seeks to enforce his renewal rights which could make it easier in some cases for a franchising authority to deny renewal. While a cable operator must still submit its request to commence renewal proceedings within thirty to thirty-six months prior to franchise expiration to invoke the formal renewal process, the request must be in writing and the franchising authority must commence renewal proceedings not later than six months after receipt of such notice. The four-month period for the franchising authority to grant or deny the renewal now runs from the submission of the renewal proposal, not the completion of the public proceeding. Franchising authorities may consider the "level" of programming service provided by a cable operator in deciding whether to renew. For alleged franchise violations occurring after December 29, 1984, franchising authorities are no longer precluded from denying renewal based on failure to substantially comply with the material terms of the franchise where the franchising authority has "effectively acquiesced" to such past violations. Rather, the franchising authority is estopped if, after giving the cable operator notice and opportunity to cure, it fails to respond to a written notice from the cable operator of its failure or inability to cure. Courts may not reverse a denial of renewal based on procedural violations found to be "harmless error."

    CHANNEL SET-ASIDES

    The 1984 Cable Act permits local franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. The 1984 Cable Act further requires cable television systems with thirty-six or more activated channels to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. While the 1984 Cable Act allowed cable operators substantial latitude in setting leased access rates, the 1992 Cable Act requires leased access rates to be set according to a formula determined by the FCC. The FCC has recently changed the formula in order to produce lower rates and thereby encourage the use of leased access.

    COMPETING FRANCHISES

    The 1992 Cable Act prohibits franchising authorities from unreasonably refusing to grant franchises to competing cable television systems and permits franchising authorities to operate their own cable television systems without franchises.

    OWNERSHIP

    The 1996 Telecom Act repealed the 1984 Cable Act's prohibition against local exchange telephone companies ("LECs") providing video programming directly to customers within their local telephone exchange service areas. However, with certain limited exceptions, a LEC may not acquire more than a 10% equity interest in an existing cable system operating within the LEC's service area. The 1996 Telecom Act also authorized LECs and others to operate "open video systems" without obtaining a local cable franchise. See "Business--Competition."

    The 1984 Cable Act and the FCC's rules prohibit the common ownership, operation, control or interest in a cable system and a local television broadcast station whose predicted grade B contour (a measure of a television station's signal strength as defined by the FCC's rules) covers any portion of the community served by the cable system. The 1996 Telecom Act eliminates the statutory ban and directs the FCC to review its rule within two years, and the FCC recently initiated such a review. Finally, in order to encourage competition in the provision of video programming, the FCC adopted a rule prohibiting the common ownership, affiliation, control or interest in cable television systems and wireless cable facilities having overlapping service areas, except in very limited circumstances. The 1992 Cable Act codified this restriction and extended it to co-located SMATV systems. Permitted arrangements in effect as of October 5, 1992 are grandfathered. The 1996 Telecom Act exempts cable systems facing effective competition from the wireless cable and SMATV restriction. In addition, a cable operator can purchase a SMATV system serving the same area and technically integrate it into the cable system. The 1992 Cable

Act permits states or local franchising authorities to adopt certain additional restrictions on the ownership of cable television systems.

    Pursuant to the 1992 Cable Act, the FCC has imposed limits on the number of cable systems which a single cable operator can own. In general, no cable operator can have an attributable interest in cable systems which pass more than 30% of all homes nationwide. Attributable interests for these purposes include voting interests of 5% or more (unless there is another single holder of more than 50% of the voting stock), officerships, directorships, general partnership interests and limited partnership interests (unless the limited partners have no material involvement in the limited partnership's business.) The FCC has stayed the effectiveness of these rules pending the outcome of the appeal from a U.S. District Court decision holding the multiple ownership limit provision of the 1992 Cable Act unconstitutional. In the event the stay is lifted, and the court decision is reversed, TCI may need to assess, based on its other attributable interests then existing, its compliance with the multiple ownership limits. See "Risk Factors-- Conditions of Closing the TCI Transaction" and "Description of the Partnership Agreements--New Falcon Partnership Agreement--Cross-Ownership Provisions."

    The FCC has also adopted rules which limit the number of channels on a cable system which can be occupied by programming in which the entity which owns the cable system has an attributable interest. The limit is 40% of the first 75 activated channels.

    The FCC also recently commenced a rulemaking proceeding to examine, among other issues, whether any limitations on cable-DBS cross-ownership are warranted in order to prevent anticompetitive conduct in the video services market.

    FRANCHISE TRANSFERS

    The 1992 Cable Act requires franchising authorities to act on any franchise transfer request submitted after December 4, 1992 within 120 days after receipt of all information required by FCC regulations and by the franchising authority. Approval is deemed to be granted if the franchising authority fails to act within such period.

    TECHNICAL REQUIREMENTS

    The FCC has imposed technical standards applicable to the cable channels on which broadcast stations are carried, and has prohibited franchising authorities from adopting standards which are in conflict with or more restrictive than those established by the FCC. Those standards are applicable to all classes of channels which carry downstream National Television System Committee (the "NTSC") video programming. The FCC also has adopted additional standards applicable to cable television systems using frequencies in the 108-137 MHz and 225-400 MHz bands in order to prevent harmful interference with aeronautical navigation and safety radio services and has also established limits on cable system signal leakage. Periodic testing by cable operators for compliance with the technical standards and signal leakage limits is required and an annual filing of the results of these measurements is required. The 1992 Cable Act requires the FCC to periodically update its technical standards to take into account changes in technology. Under the 1996 Telecom Act, local franchising authorities may not prohibit, condition or restrict a cable system's use of any type of subscriber equipment or transmission technology.

    The FCC has adopted regulations to implement the requirements of the 1992 Cable Act designed to improve the compatibility of cable systems and consumer electronics equipment. Among other things, these regulations generally prohibit cable operators from scrambling their basic service tier. The 1996 Telecom Act directs the FCC to set only minimal standards to assure compatibility between television sets, VCRs and cable systems, and to rely on the marketplace.

    Pursuant to the 1992 Cable Act, the FCC has adopted rules to assure the competitive availability to consumers of customers premises equipment, such as converters, used to access the services offered by cable television systems and other multichannel video programming distributions ("MVPD"). Pursuant to those rules, consumers are given the right to attach compatible equipment to the facilities of their MVPD so long as the equipment does not harm the network, does not interfere with the services purchased by other customers, and is not used to receive unauthorized services. As of July 1, 2000, MVPDs (other than DBS operators) are required to separate security from non-security functions in the customer premises equipment which they sell or lease to their customers and offer their customers the option of using component security modules obtained from the MVPD with set-top units purchased or leased from retail outlets. As of January 1, 2005, MVPDs will be prohibited from distributing new set-top equipment integrating both security and non-security functions to their customers.

    POLE ATTACHMENTS

    The FCC currently regulates the rates and conditions imposed by certain public utilities for use of their poles unless state public service commissions are able to demonstrate that they regulate the rates, terms and conditions of cable television pole attachments. The states of California, Illinois, Kentucky, Louisiana, Michigan, New York, Oregon, Utah and Washington, where the Company operates cable systems, have certified to the FCC that they regulate the rates, terms and conditions for pole attachments. In the absence of state regulation, the FCC administers such pole attachment rates through use of a formula which it has devised. As directed by the 1996 Telecom Act, the FCC has adopted a new rate formula for any attaching party, including cable systems, which offer telecommunications services. This new formula will result in significantly higher attachment rates for cable systems which choose to offer such services, but does not begin to take effect until 2001.

    OTHER MATTERS

    Other matters subject to FCC regulation include certain restrictions on a cable system's carriage of local sports programming; rules governing political broadcasts; customer service standards; obscenity and indecency; home wiring; EEO; privacy; closed captioning; sponsorship identification; system registration; and limitations on advertising contained in nonbroadcast children's programming.

    COPYRIGHT

    Cable television systems are subject to federal copyright licensing covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting certain other obligations, cable operators obtain a statutory license to retransmit broadcast signals. The amount of this royalty payment varies, depending on the amount of system revenues from certain sources, the number of distant signals carried, and the location of the cable system with respect to over-the-air television stations. Any future adjustment to the copyright royalty rates will be done through an arbitration process supervised by the U.S. Copyright Office.

    Cable operators are liable for interest on underpaid and unpaid royalty fees, but are not entitled to collect interest on refunds received for overpayment of copyright fees.

    Copyrighted music performed in programming supplied to cable television systems by pay cable networks (such as HBO) and basic cable networks (such as USA Network) is licensed by the networks through private agreements with the American Society of Composers and Publishers ("ASCAP") and BMI, Inc. ("BMI"), the two major performing rights organizations in the United States. As a result of extensive litigation, both ASCAP and BMI now offer "through to the viewer" licenses to the cable networks which cover the retransmission of the cable networks' programming by cable systems to their customers.

    Copyrighted music performed by cable systems themselves, E.G., on local origination channels or in advertisements inserted locally on cable networks, must also be licensed. Cable industry negotiations with ASCAP, BMI and SESAC, Inc. (a third and smaller performing rights organization) are in progress.

LOCAL REGULATION

    Because a cable television system uses local streets and rights-of-way, cable television systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions. Although the 1984 Cable Act provides for certain procedural protections, there can be no assurance that renewals will be granted or that renewals will be made on similar terms and conditions. Upon receipt of a franchise, the cable system owner usually is subject to a broad range of obligations to the issuing authority directly affecting the business of the system. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction, and even from city to city within the same state, historically ranging from reasonable to highly restrictive or burdensome. The specific terms and conditions of a franchise and the laws and regulations under which it was granted directly affect the profitability of the cable television system. Cable franchises generally contain provisions governing charges for basic cable television services, fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public streets and the number and types of cable services provided. The 1996 Telecom Act prohibits a franchising authority from either requiring or limiting a cable operator's provision of telecommunications services.

    The 1984 Cable Act places certain limitations on a franchising authority's ability to control the operation of a cable system operator, and the courts have from time to time reviewed the constitutionality of several general franchise requirements, including franchise fees and access channel requirements, often with inconsistent results. On the other hand, the 1992 Cable Act prohibits exclusive franchises, and allows franchising authorities to exercise greater control over the operation of franchised cable television systems, especially in the area of customer service and rate regulation. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable television systems or decisions made on franchise grants, renewals, transfers and amendments.

    The foregoing describes all material regulations and legislation relevant to the Issuers as part of the cable television industry, but it does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the cable television industry. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements, currently are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable television industry can be predicted at this time.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF FHGI

    FHGI serves as the sole general partner of FHGLP which, in turn, will serve as the managing general partner of New Falcon. The directors and executive officers of FHGI are as follows:

NAME                      AGE                       POSITION
------------------------  ---   ------------------------------------------------
Marc B. Nathanson.......  53    Chairman of the Board, Chief Executive Officer
                                and a Director
Frank J. Intiso.........  51    President and Chief Operating Officer
Stanley S. Itskowitch...  59    Executive Vice President, General Counsel and a
                                  Director
Michael K. Menerey......  46    Executive Vice President, Chief Financial
                                Officer and Secretary
Joe A. Johnson..........  53    Executive Vice President--Operations
Thomas J. Hatchell......  49    Executive Vice President--Operations
Jon W. Lunsford.........  38    Executive Vice President--Finance

    Pursuant to certain management rights agreements with FHGLP, Hellman & Friedman Capital Partners and Hellman & Friedman Capital Partners II, L.P. have the right until December 31, 1999 to designate an aggregate of two directors of FHGI. To date, such entities have concurred in the designation of Marc B. Nathanson and Stanley S. Itskowitch as the sole directors of FHGI. In the event such entities did not so concur, Mr. Nathanson, through his voting control of FHGI, would have the option of increasing the size of the Board of Directors of FHGI to a maximum of nine members. Upon consummation of the TCI Transaction, the foregoing management rights agreements will terminate.

    The following sets forth certain biographical information with respect to the directors and executive officers of Falcon.

    MARC B. NATHANSON, 53, has been Chairman of the Board and Chief Executive Officer of FHGI and its predecessors since 1975, and prior to September 19, 1995 also served as President. Prior to 1975, Mr. Nathanson was Vice President of Marketing for Teleprompter Corporation, then the largest MSO in the United States. He also held executive positions with Warner Cable and Cypress Communications Corporation. He is a former President of the California Cable Television Association and a member of Cable Pioneers. He is currently a director and a member of the Executive Committee of the National Cable Television Association ("NCTA"). At the 1986 NCTA convention, Mr. Nathanson was honored by being named the recipient of the Vanguard Award for outstanding contributions to the growth and development of the cable television industry. Mr. Nathanson is a 30-year veteran of the cable television industry. He is a founder of the Cable Television Administration and Marketing Society ("CTAM") and the Southern California Cable Television Association. Mr. Nathanson has served as Chairman of the Board, Chief Executive Officer and President of Enstar since October 1988. Mr. Nathanson is a Director of T.V. Por Cable Nacional, S.A. de C.V., an Advisory Board member of TVA, (Brazil) and a director of GRB Entertainment. Mr. Nathanson is also Chairman of the Board and Chief Executive Officer of Falcon International Communications LLC. Mr. Nathanson was appointed by President Clinton and confirmed by the U.S. Senate on August 14, 1995 for a three-year term on the Board of Governors of International Broadcasting of the United States Information Agency. He also serves on the Board of Radio Free Asia, Radio Free Europe and Radio Liberty. Mr. Nathanson is a trustee of the Annenburg School of Communications at the University of Southern California and a member of the Board of Visitors of the Anderson School of Management at UCLA. In addition, he serves on the Board of the UCLA Foundation and the UCLA Center for Communications Policy and is on the Board of Governors of AIDS Project Los Angeles and Cable Positive.

    FRANK J. INTISO, 51, was appointed President and Chief Operating Officer of FHGI in September 1995. Between 1982 and September 1995, Mr. Intiso held the positions of Executive Vice President and Chief Operating Officer, with responsibility for the day-to-day operations of all cable television systems under the management of Falcon. Mr. Intiso has also served as Executive Vice President and as a Director of Enstar since October 1988. Mr. Intiso has a Masters Degree in Business Administration from UCLA and is a Certified Public Accountant. He currently serves as Immediate Past Chair of the California Cable Television Association and is on the boards of the Cable Advertising Bureau, Cable in the Classroom, Community Antenna Television Association and California Cable Television Association. He is a member of the American Institute of Certified Public Accountants, the American Marketing Association, the American Management Association and the Southern California Cable Television Association.

    STANLEY S. ITSKOWITCH, 59, has been a Director of FHGI and its predecessors since 1975. He served as Senior Vice President and General Counsel of FHGI from 1987 to 1990 and has been Executive Vice President and General Counsel since February 1990. He has been President and Chief Executive Officer of F.C. Funding, Inc. (formerly Fallek Chemical Company), which is a marketer of chemical products, since 1980. He is a Certified Public Accountant and a former tax partner in the New York office of Touche Ross & Co. (now Deloitte & Touche
LLP). He has a J.D. Degree and an L.L.M. Degree in Tax from New York University School of Law. Mr. Itskowitch has also served as Senior Vice President or Executive Vice President and as a director of Enstar since October 1988. Mr. Itskowitch is also Executive Vice President and General Counsel of FIC.

    MICHAEL K. MENEREY, 46, has been Executive Vice President, Chief Financial Officer and Secretary of FHGI since February 1998 and was Chief Financial Officer and Secretary of its predecessors between 1984 and 1998. Mr. Menerey is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants, and he was formerly associated with BDO Seidman. Mr. Menerey has also served as Chief Financial Officer, Secretary and as a director of Enstar since October 1988.

    JOE A. JOHNSON, 53, has been Executive Vice President of Operations of FHGI since September 1995, and was a Divisional Vice President of Falcon between 1989 and 1992. From 1982 to 1989, he held the positions of Vice President and Director of Operations for Sacramento Cable Television, Group W Cable of Chicago and Warner Amex. From 1975 to 1982, Mr. Johnson held Cable System and Regional Manager positions with Warner Amex and Teleprompter. Mr. Johnson is also a member of the Cable Pioneers.

    THOMAS J. HATCHELL, 49, has been Executive Vice President of Operations of FHGI since February 1998. From October 1995 to February 1998, he was Senior Vice President of Operations of Falcon International Communications, L.P. and its predecessor company and was a Senior Vice President of FHGI from January 1992 to September 1995. Mr. Hatchell was a Divisional Vice President of FHGI between 1989 and 1992. From 1981 to 1989, he served as Vice President and Regional Manager for Falcon's San Luis Obispo, California region. He was Vice President of Construction of an affiliate of Falcon from June 1980 to June 1981. In addition, he served as a General Manager of the cable system in Tulare County, California from 1977 to 1980. Prior to that time, Mr. Hatchell served as a cable executive with the Continental Telephone Company.

    JON W. LUNSFORD, 38, has been Executive Vice President--Finance of FHGI since February 1998, and was Vice President--Finance of Falcon between 1994 and 1998. From 1991 to 1994, he served as Director of Corporate Finance at Continental Cablevision, Inc. Prior to 1991, Mr. Lunsford was a Vice President with Crestar Bank.

OTHER OFFICERS OF FALCON

    The following sets forth certain biographical information with respect to certain additional members of FHGI management.

    LYNNE A. BUENING, 44, has been Vice President of Programming of Falcon since November 1993. From 1989 to 1993, she served as Director of Programming for Viacom Cable, a division of Viacom International Inc. Prior to that, Ms. Buening held programming and marketing positions in the cable, broadcast and newspaper industries.

    OVANDO COWLES, 44, has been Vice President of Advertising Sales and Production of Falcon since January 1992. From 1988 to 1991, he served as a Director of Advertising Sales and Production at Cencom Cable Television in Pasadena, California from 1985 to 1988. He was an Advertising Sales Account Executive at Choice TV, an affiliate of Falcon.

    ABEL C. CRESPO, 38, has been Controller of Falcon since January 1997. Mr. Crespo joined Falcon in December 1984, and has held various accounting positions during that time, most recently Senior Assistant Controller. Mr. Crespo holds a Bachelor of Science degree in Business Administration from California State University, Los Angeles.

    HOWARD J. GAN, 51, has been Vice President of Regulatory Affairs of Falcon and its predecessors since 1988. He was General Counsel at Malarkey-Taylor Associates, a Washington, D.C.-based telecommunications consulting firm, from 1986 to 1988. Mr. Gan was Vice President and General Counsel at the Cable Television Information Center from 1978 to 1983. In addition, he was an attorney and an acting Branch Chief of the Federal Communications Commission's Cable Television Bureau from 1975 to 1978.

    R.W. ("SKIP") HARRIS, 50, has been Vice President of Marketing of Falcon since June 1991. He is a member of the CTAM Premium Television Committee. Mr. Harris was National Director of Affiliate Marketing for The Disney Channel from 1985 to 1991. He was also a sales manager, regional marketing manager and director of marketing for Cox Cable Communications from 1978 to 1985.

    JOAN SCULLY, 63, has been Vice President of Human Resources of FHGI and its predecessors since May 1988. From 1987 to May 1988, she was self-employed as a management consultant to cable and transportation companies. She served as Director of Human Resources of a Los Angeles-based cable company from 1985 through 1987. Prior to that time, she served as a human resource executive in the entertainment and aerospace industries. Ms. Scully holds a Masters Degree in Human Resources Management from Pepperdine University.

    RAYMOND J. TYNDALL, 50, has been Vice President of Engineering of Falcon since October 1989. From 1975 to September 1989, he held various technical positions with Choice TV and its predecessors. From 1967 to 1975, he held various technical positions with Sammons Communications. He is a certified National Association of Radio and Television Engineering ("NARTE") engineer in lightwave, microwave, satellite and broadband and is a member of the Cable Pioneers.

    In addition, Falcon has six Divisional Vice Presidents who are based in the field. They are Donald L. Amick, Daniel H. DeLaney, Ron L. Hall, Michael E. Kemph, Michael D. Singpiel and Robert S. Smith.

BOARD OF REPRESENTATIVES OF FHGLP

    The Existing FHGLP Partnership Agreement provides for the establishment of a Board of Representatives of FHGLP, which has the authority to approve annual budgets and whose approval is required in order for FHGLP to undertake certain actions specified in the Existing FHGLP Partnership Agreement. The Board of Representatives consists of eleven members, six of whom are appointed by Falcon (of whom a minimum of two must be outsiders since they may not be members of Falcon management), two of whom are appointed by Hellman & Friedman Capital Partners II, L.P., one of whom is appointed by Hellman & Friedman Capital Partners, one of whom is appointed by Boston Ventures Limited Partnership II and one of whom is appointed by Madison Dearborn Partners VI. Pursuant to the Existing FHGLP Partnership Agreement, the size of the Board of Representatives and the identity of the partners appointing its members will change if certain current partners cease to be partners. Upon consummation of the TCI Transaction, FHGLP will be governed by the New FHGLP Partnership Agreement which does not provide for a Board of Representatives. See "Description of the Partnership Agreements--New FHGLP Partnership Agreement."

    As of March 15, 1998, the members of the Board of Representatives of FHGLP who also are members of Falcon management are: Marc B. Nathanson, Frank J. Intiso, Stanley S. Itskowitch and Michael K. Menerey. The other members of the Board of Representatives of FHGLP are:

Leonard J. Baxt(1)(2)     Joseph M. Niehaus
John L. Bunce, Jr.(1)(2)  Steven Rattner(2)
Roy F. Coppedge,          Lawrence M. Unrein
III(1)(2)
Paul J. Finnegan

------------------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

    The following sets forth certain biographical information with respect to the members of the Board of Representatives of FHGLP who are not members of management. Each of such persons has been a member of the Board of Representatives since the formation of FHGLP except for Messrs. Finnegan, Unrein and Niehaus, who were first appointed in 1995, 1996 and 1997, respectively.

    LEONARD J. BAXT, 50, has been a member of the Washington, D.C. office of the law firm of Dow, Lohnes & Albertson, PLLC ("DL&A") since 1980. Mr. Baxt heads the Corporate Department of DL&A and specializes in the acquisition and financing of media and telecommunications companies.

    JOHN L. BUNCE, JR., 39, is a General Partner of Hellman & Friedman. Prior to joining Hellman & Friedman in 1988, Mr. Bunce was a Vice President with the venture capital firm of TA Associates. Previously, he was employed in the Mergers & Acquisitions and Corporate Finance Departments of Lehman Brothers Kuhn Loeb. Mr. Bunce is a director of Western Wireless Corporation, MobileMedia Corporation and T.V. Por Cable Nacional, S.A. de C.V. and numerous private companies. Mr Bunce is also a director of FIC.

    ROY F. COPPEDGE, III, 50, has been a General Partner of Boston Ventures and a director of Boston Ventures Management, Inc. since August 1983. Prior to that date, he was a First Vice President of The First National Bank of Boston and headed the bank's U.S. Merchant Banking group. He is currently a director of American Media, Inc. and Sinclair Broadcast Group, Inc. Mr. Coppedge is also a director of FIC.

    PAUL J. FINNEGAN, 45, has been a Vice President of Madison Dearborn Partners, Inc., the general partner of Madison Dearborn Capital Partners, L.P. since January 1993. Previously, he served in various positions at First Capital Corporation of Chicago and its affiliates. Mr. Finnegan currently serves a director of Omnipoint Corporation and as a member of the Board of Trustees of The Skyline Fund.

    JOSEPH M. NIEHAUS, 35, is a General Partner of Hellman & Friedman. Prior to joining Hellman & Friedman in 1989, Mr. Niehaus was employed in the Merchant Banking and Mergers & Acquisitions Departments of Morgan Stanley & Co. Incorporated. Mr. Niehaus is a director of Hoyts Cinemas Limited, Hoyts Cinemas America Limited and numerous private companies. Mr. Niehaus is also a director of FIC.

    STEVEN RATTNER, 45, is Deputy Chief Executive of Lazard Freres & Co. LLC, which he joined in 1989 as a General Partner. Between 1986 and 1989, Mr. Rattner was a Managing Director at Morgan Stanley & Co. Incorporated.

    LAWRENCE M. UNREIN, 42, is a Vice President at J.P. Morgan Investment Management ("JPMIM"). Mr. Unrein is head of the Private Equity Group. Prior to joining JPMIM in 1997, Mr. Unrein spent 17 years with AT&T Investment Management Corp., an investment management subsidiary of AT&T, where he was responsible for managing the public and private equity and fixed income portion of $80 billion in corporate employee benefit funds. He serves on the Board of Directors at Hamilton Services Corp. He is the Treasurer at Malcolm Baldridge, Quality Award Foundation. He is also on numerous Private Equity Advisory Boards such as Morgan Stanley Capital Partners, New Enterprises Associates, APA Excelsior, Accel, Asian Infrastructure, Butler Capital, Hellman & Friedman, TA Associates, Saunders, Karp, Megrue, North Bridge Ventures and Prudential Asia.

ADVISORY COMMITTEE OF NEW FALCON

    The New Falcon Partnership Agreement provides for an Advisory Committee consisting of six individual representatives of the partners, three of whom are to be appointed by FHGLP, two of whom are to be appointed by TCI and one of whom is to be appointed by joint designation of FHGLP and TCI. FHGLP must consult with the Advisory Committee on certain partnership matters and must obtain the Advisory Committee's approval before taking certain other actions on behalf of New Falcon. For additional information regarding the governance and management of New Falcon following consummation of the TCI Transaction, see "Description of the Partnership Agreements--New Falcon Partnership Agreement."

    FHGLP has appointed Marc B. Nathanson (Chairman), Frank J. Intiso and Stanley S. Itskowitch as its initial representatives; TCI has appointed Leo J. Hindery, Jr. and William R. Fitzgerald as its initial representatives; and FHGLP and TCI have designated John S. Evans as their initial joint representative.

    The following sets forth certain biographical information with respect to the members of the Advisory Committee of New Falcon who are not members of Falcon management.

    LEO J. HINDERY, JR., 50, has served as the President and Chief Operating Officer and a Director of Tele-Communications, Inc. ("TCI Parent") since March 1997 and has been a director of TCI Parent since May 1997. Mr. Hindery is also President and Chief Executive Officer of TCI Communications, Inc. and is Chairman of the Board of TCI Ventures Group. Mr. Hindery was previously founder, Managing General Partner and Chief Executive Officer of InterMedia Partners, a cable TV operator, and its affiliated entities since 1988. Mr. Hindery is Chairman, a director and a member of the Executive Committee of the NCTA, and is also a director of Cablevision Systems Corporation, Lenfest Group, TCI Music, Inc., Telecommunications International, Inc., USA Networks, Inc. and the @ Home Network. Mr. Hinderey is also Chairman and a director of C-SPAN.

    WILLIAM R. FITZGERALD, 41, is Executive Vice President of Corporate Development for TCI Communications, Inc. and has served as a Director of TCI Communications, Inc. since January 30, 1998. Prior to joining TCI Communications, Inc. in March 1996, he was a Senior Vice President and Partner with Daniels & Associates, a leading brokerage and investment banking firm to the communications industry. Before joining Daniels & Associates, Mr. Fitzgerald was Vice President at The First National Bank of Chicago.

    JOHN S. EVANS, 54, is Chairman and Chief Executive Officer of Evans Telecommunications Company, an investment, consulting and operating company in the cable television and telecommunications industries. From 1983 to 1994, he was President and Chief Operating Officer of Hauser Communications and was co-founder of C-SPAN. Mr. Evans serves as a trustee of the C-SPAN Educational Foundation and is a director of C-SPAN, the NCTA, the Virginia Cable Television Association, The Eisenhower World Affairs Institute and The Hollings Cancer Center.

DIRECTORS AND EXECUTIVE OFFICERS OF FFC

    The following persons are the sole directors and officers of FFC:

NAME                                            AGE                       POSITION
------------------------------------------      ---      -------------------------------------------
Marc B. Nathanson.........................
                                                    53   Chief Executive Officer and a Director
Frank J. Intiso...........................
                                                    51   President and a Director
Stanley S. Itskowitch.....................
                                                    59   General Counsel and a Director
Michael K. Menerey........................
                                                    46   Chief Financial Officer, Secretary and a
                                                           Director

EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid or accrued by FHGLP to the Chief Executive Officer of FHGI and to each of the four other most highly compensated executive officers of FHGI for services rendered during the three years ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                         ANNUAL COMPENSATION
                                                                        ----------------------     ALL OTHER
                                                                          SALARY      BONUS     COMPENSATION(1)
                                                                        ----------  ----------  ----------------
Marc B. Nathanson, Chairman and Chief Executive Officer
  1997................................................................  $  615,424(2) $  122,460(2)   $      2,400
  1996................................................................     291,020(2)     56,998(2)          2,610
  1995................................................................     619,619(2)    123,952(2)          2,174

Frank J. Intiso, President and Chief Operating Officer
  1997................................................................     588,432     111,072           2,400
  1996................................................................     587,923     106,800           2,610
  1995................................................................     539,085      98,753           2,530

Stanley S. Itskowitch, Executive Vice President and General Counsel
  1997................................................................     309,976(2)     52,530(2)          2,047
  1996................................................................     191,962(2)     32,845(2)          2,140
  1995................................................................      95,154(2)     14,287(2)            461

Michael K. Menerey, Executive Vice President, Chief Financial Officer
and Secretary
  1997................................................................     255,548(2)     47,754(2)          1,721
  1996................................................................     247,023(2)     45,806(2)          1,725
  1995................................................................     227,938      42,642           1,564

Jon W. Lunsford, Executive Vice President--Finance
  1997................................................................     200,769      40,000           1,440
  1996................................................................     191,461      38,000           1,425
  1995................................................................     170,000      34,000           1,255

------------------------

(1) These amounts relate to term life insurance premiums paid by FHGLP.

(2) Net of reimbursement for salary and bonus FHGLP received from FIC related to the time of Mr. Nathanson ($204,000 and $41,000, $500,000 and $100,002, and
    $107,216 and $21,448), Mr. Itskowitch ($71,000 and $18,000, $175,000 and
    $35,000, and $242,640 and $48,513) and Mr. Menerey ($431 and $86, $968 and
    $194), spent on international activities in 1997, 1996 and in 1995, respectively.

PROFIT SHARING PLAN

    FHGLP maintains a cash or deferred profit sharing plan referred to as the Smart 401K Plan (the "Plan"), covering substantially all of its employees. The Plan allows participants to elect to make a contribution in an amount up to 20% of their annual compensation, which otherwise would have been payable to the participant as salary. Additionally, subject to certain limitations, FHGLP can contribute to the Plan on a discretionary basis, as determined by management, an amount that does not exceed 15% of the annual aggregate compensation, as defined, paid to participating employees. In general, participants in the Plan vest in any FHGLP contributions according to the following schedule:

YEARS OF SERVICE                                                               PERCENTAGE VESTED
----------------------------------------------------------------------------  -------------------
Less than 3 years...........................................................               0%
3...........................................................................              20
4...........................................................................              40
5...........................................................................              60
6...........................................................................              80
7...........................................................................             100

    The following executive officers named in the Summary Compensation Table are participants in the Plan and, as of December 31, 1997 were 100% vested: Marc B. Nathanson, Frank J. Intiso, Stanley S. Itskowitch and Michael K. Menerey.

    There were no contributions charged against operations for the Plan in 1995, 1996, 1997 or for the three months ended March 31, 1998.

1993 INCENTIVE PERFORMANCE PLAN

    On December 30, 1993, FHGLP assumed the obligations of FHGI for its 1993 Incentive Performance Plan (the "Incentive Plan"). The value of the interests in the Incentive Plan is tied to the equity value of certain Partnership Units in FHGLP held by FHGI. In connection with the assumption by FHGLP, FHGI agreed to fund any benefits payable under the Incentive Plan through additional capital contributions to FHGLP, the waiver of its rights to receive all or part of certain distributions from FHGLP and a contribution of a portion of its Partnership Units to FHGLP. The benefits which are payable under the Incentive Plan are equal to the amount of distributions which FHGI would have otherwise received with respect to 3,780.14 of the Units of FHGLP held by FHGI, 237.98 of the Class A Units of FHGLP held by FHGI and a portion of FHGI's interest in certain of the partnerships that are the general partners of the Affiliated Partnerships. Benefits are payable under the Incentive Plan only when distributions would otherwise be paid to FHGI with respect to the above-described Units and interests. The Incentive Plan is scheduled to terminate on January 5, 2003, at which time FHGLP is required to distribute the Units described above to the participants in the Incentive Plan. At such time, FHGI is required to contribute the Units to FHGLP to fund such distributions. The participants in the Incentive Plan are present and former employees of FHGLP and its operating affiliates, all of whom are 100% vested. Prior to the closing of the TCI Transaction, FHGLP will amend the Incentive Plan to provide for payments by FHGLP at the closing of the TCI Transaction to participants in an aggregate amount of approximately $6.6 million and to reduce by such amount FHGLP's obligations to make future payments to participants under the Incentive Plan. At the closing of the TCI Transaction, New Falcon will assume the obligations of FHGLP under the Incentive Plan, as so amended, other than the obligation to make the payments at closing of the TCI Transaction. See "The TCI Transaction." Following consummation of the TCI Transaction, the Company intends to consider and adopt one or more new management incentive plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year ended December 31, 1997 and for the three months ended March 31, 1998, Marc B. Nathanson, Chairman of the Board and Chief Executive Officer, Frank J. Intiso, President and Chief Operating Officer, Stanley S. Itskowitch, Executive Vice President and General Counsel, and Michael
K. Menerey, Executive Vice President, Chief Financial Officer and Secretary, participated in deliberations with the Board of Representatives of FHGLP with respect to executive officer compensation.

    The Company leases certain office space for its corporate financial center (located in Pasadena, California) from a partnership owned by Marc B. Nathanson and his wife (the "Pasadena Lease"). The Pasadena Lease commenced on October 1, 1990 and was for a term of five years. The Company has negotiated a new lease expiring September 30, 2005. The base rent is currently approximately $31,000 per month, and increased to approximately $35,000 per month in the first quarter of 1998 due to additional space required in connection with the TCI Transaction. The Company believes that the terms of the new Pasadena lease are consistent with leases between unaffiliated parties involving similarly situated properties. The Company also assumed a lease for office space in a building owned by Marc B. Nathanson and his wife in connection with the acquisition of the assets of FCSC. The rent on this property is less than $60,000 per year. This property will be purchased by the Company in 1998 for a purchase price determined by the average of two independent appraisals.

    In addition, the Company provides certain accounting, bookkeeping and clerical services to Marc B. Nathanson. Mr. Nathanson pays for a portion of the costs relating to these services, and the Company pays the balance. The net amount paid by the Company in 1995, 1996, 1997 and for the three months ended March 31, 1998 was approximately $180,000, $118,300, $163,000 and $51,000, respectively.

COMPENSATION OF DIRECTORS

    The directors of FHGI receive no compensation for their services as directors thereof. The members of the Board of Representatives of the Company receive no compensation for their service on the Board of Representatives other than reimbursement of expenses. Following consummation of the TCI Transaction, members of the Advisory Committee who are not affiliated with the Company will receive $10,000 per year and will be reimbursed for expenses.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    FHGLP and its affiliates, including Marc B. Nathanson and other members of Falcon's senior management team, currently own varying interests in, and FHGLP controls the general partners of, the Affiliated Partnerships and certain other entities engaged in the cable television business. FHGLP receives management fees from the Affiliated Partnerships, and receives additional reimbursement of certain expenses from Falcon Classic.

    FALCON CABLE SYSTEMS COMPANY. On July 12, 1996, FHGLP acquired the assets of FCSC. See "Business--The Affiliated Systems." In connection with this transaction, FCSC paid a $6.2 million disposition fee to Falcon Cable Investors Group, its general partner ("FCIG"), which in turn distributed the fee, along with cash on hand of approximately $1.6 million, to its partners. As a result, FCIG distributed funds as follows: Marc B. Nathanson, approximately $3.9 million; Hellman and Friedman Capital Partners, II, L.P., approximately $2.3 million; Frank J. Intiso, approximately $759,000; Steven Rattner, approximately $68,000; and FHGLP, approximately $758,000. FCSC also paid FHGLP approximately $5.2 million of previously deferred fees.

    FALCON CLASSIC CABLE INCOME PROPERTIES, L.P. In March 1998, FHGLP acquired substantially all of the assets of Falcon Classic. In connection with this sale, Falcon Classic made a distribution of approximately $587,000 to Falcon Classic Cable Investors Group ("FCCIG"), its general partner, in respect of its ownership interest in Falcon Classic. After repaying its $221,000 note payable to Falcon Classic, FCCIG distributed $365,600 as follows: Marc B. Nathanson, approximately $103,800; Hellman and Friedman Capital Partners II, L.P., approximately $193,900; Frank J. Intiso, approximately $6,700; Stanley S. Itskowitch, approximately $14,600; Michael K. Menerey, approximately $6,700; Leonard Baxt, approximately $1,400; Steven Rattner, approximately $5,300; and FHGLP, approximately $33,200. The remaining distribution relates to the July 16, 1998 sale of the City of Somerset system, which will result in proceeds of approximately $65,400 to FCCIG, which proceeds will be distributed to the FCCIG partners in essentially the same proportion as the payments enumerated above.

    FALCON VIDEO COMMUNICATIONS, L.P. The partners of Falcon Video have agreed to combine Falcon Video's assets with those of FHGLP concurrent with the closing of the TCI Transaction. See "The TCI Transaction." If the TCI Transaction has not occurred, then at any time subsequent to May 15, 1999, either FHGLP or certain limited partners of Falcon Video may initiate the sale of the partnership based on an appraised value. In such a circumstance, FHGLP may submit a bid for the assets of Falcon Video at or above their appraised value. If a limited partner initiates the sale process, then the limited partners may agree to either (i) sell the assets to FHGLP at its bid, (ii) sell such assets to an unaffiliated third party at a price equal to at least 105% of the price which FHGLP agreed to pay or (iii) not effect a sale of the assets. If FHGLP initiates the sale process, any such sale to an unaffiliated third party must be at a price equal to at least 102.5% of the price which FHGLP agreed to pay. The limitations on the price at which sales may be made described above terminate on May 15, 2001. In addition, the Amended and Restated Partnership Agreement of Falcon Video prohibits any Falcon entity from directly or indirectly acquiring, managing, operating or otherwise participating in any business or operation which (i) constitutes a media property or provides the same or equivalent services as a media property (including, by way of example, a satellite master antenna television system, multi-point distribution service or direct broadcast service), and is conducted wholly or partially within any community or other area served by the cable television systems owned by Falcon Video or (ii) which otherwise competes in any material respect with any investments of Falcon Video.

    FALCON INTERNATIONAL COMMUNICATIONS LLC. On October 4, 1995, FHGLP sold its investments and loans in the Philippines and India to FIC, a newly-formed, separately capitalized entity, the members of which include members of FHGLP's management and certain of its limited partners. The sales price of approximately $6.3 million in cash was determined to be the fair market value of the assets and was supported by an appraisal conducted by an independent third party. In addition, FHGLP received an

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
additional $1.9 million, $1.1 million and $398,000 in cash as reimbursement for 1995, 1996 and 1997 operating costs, respectively, related to international investments. There is also an insurance cost allocation agreement between FHGLP and FIC. In order to focus its limited capital resources on the upgrade and rebuild needs of the Owned Systems, FHGLP does not expect to pursue any further international investments. See "Business--International Activities."

    INDEMNIFICATION OF THE GENERAL PARTNER. The Existing FHGLP Partnership Agreement provides that FHGI, as the general partner of FHGLP (the "General Partner") will be indemnified by FHGLP for acts performed within the scope of its authority under the Existing FHGLP Partnership Agreement if such General Partner (i) acted in good faith and in a manner that it reasonably believed to be in, or not opposed to, the best interests of FHGLP and the partners and (ii) had no reasonable grounds to believe that its conduct was negligent. In addition, the Existing FHGLP Partnership Agreement provides that the General Partner will not be liable to FHGLP or its limited partners for errors in judgment or other acts or omissions not amounting to negligence or misconduct. Therefore, limited partners will have a more limited right of action than they would have absent such provisions. In addition, FHGLP maintains, at its expense and in such reasonable amounts as its management shall determine, insurance on behalf of the General Partner, and such other persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such person and against which FHGLP would be entitled to indemnify such person pursuant to the Partnership Agreement for certain wrongful or allegedly wrongful acts, including certain errors, misstatements, misleading statements, omissions, neglect or breaches of duty. To the extent that the exculpatory provisions purport to include indemnification for liabilities arising under the Securities Act, it is the opinion of the Commission that such indemnification is contrary to public policy and therefore unenforceable.

MANAGEMENT LOANS

    In September 1994, FHGLP loaned Jon W. Lunsford, Executive Vice President--Finance, an aggregate of $125,000 pursuant to a promissory note secured by a second trust deed on real property. This loan bears interest at the rate of 7.05% per annum, payable annually, and the unpaid principal and related accrued interest is due and payable on December 31, 2002. Effective December 31, 1994 and continuing until the loan is repaid, two-thirds of each annual bonus payment, if any, payable to Mr. Lunsford will be applied first as payment against accrued interest payable and secondly as a principal payment against the loan balance.

OTHER

    The Company has leased certain office space for its corporate financial center (located in Pasadena, California) from a partnership owned by Marc B. Nathanson and his wife, Jane Nathanson. The lease commenced on October 1, 1990 and has been extended through September 30, 2005. The rent is currently approximately $31,000 per month, increased to approximately $35,000 per month in the first quarter of 1998 due to additional space required in connection with the TCI Transaction and is indexed for inflation. The terms of the current lease have been negotiated on an arms' length basis. It is expected that any future modifications to the leasing agreement will be approved by the members of the Board of Representatives of FHGLP other than Marc B. Nathanson. The Company also assumed a lease for office space in a building owned by Marc B. Nathanson and his wife in connection with the acquisition of the assets of FCSC. The rent on this property is less than $60,000 per year. This property will be purchased by FHGLP in 1998 for $282,500, a price determined by two independent appraisals.

    As noted herein, certain executive officers of FHGLP have ownership interests in the Affiliated Partnerships and in other domestic and international cable operations in addition to their equity interests in FHGLP. Conflicts of interest may arise at various times in respect of the allocation of time, personnel and other resources as between the Owned Systems the Affiliated Systems and other ventures. However, the Affiliated Partnerships each have Advisory Committees or similar bodies which, among other things, act in the case of conflicts of interest.

    Leonard J. Baxt is a member of the Board of Representatives and a limited partner of FHGLP. Mr. Baxt is also a member of DL&A, which has served as counsel to FHGLP in connection with the Exchange Offer, the Offering, the TCI Transaction, the Notes Tender and the Notes Redemption. DL&A has provided other legal services to FHGLP from time to time and received customary fees for such services.

    For a description of certain other transactions involving management, see "Management--Compensation Committee Interlocks and Insider Participation."

TRANSACTIONS WITH TCI

    Pursuant to the New Falcon Partnership Agreement, TCI Communications, Inc., an affiliate of TCI and the direct or indirect owner, of substantially all of the cable television systems wholly-owned and operated in the continental United States by TCI Parent, has agreed to use commercially reasonable efforts to (i) cause to be offered to New Falcon and its subsidiaries equipment, billing services, the At Home Internet access service, HITS and other goods and services that are made available to TCI Communications, Inc. or the cable television systems owned by TCI Communications, Inc., at a cost equal to the direct cost incurred by TCI Communications, Inc. for such goods and services and (ii) make available to New Falcon on a royalty-free basis any technological innovations that TCI Communications, Inc. develops, or becomes aware of and has access to, for other cable television systems owned by or otherwise affiliated with TCI Communications, Inc.

    As a result of its relationship with TCI, the Company has the ability to purchase its programming at rates approximating those available to TCI. The Company has a contract with Satellite Services, Inc. ("SSI"), a subsidiary of TCI, to obtain basic and premium programming. SSI contracts with various programmers to purchase programming. Following consummation of the TCI Transaction, the Company has the option (but is not required) to purchase programming for the Company's systems through its contract with SSI for which it will pay SSI's cost plus an administrative fee.

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
         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table and footnotes set forth, as of March 31, 1998, the beneficial ownership of general partnership interests and Class A and Class B limited partnership interests of FHGLP by (i) each person who is known to FHGLP to own beneficially more than 5% of such partnership interests of FHGLP and (ii) all executive officers of FHGLP and the members of the Board of Representatives of FHGLP.

                                                                 NUMBER OF UNITS
                                                TYPE OF            ASSIGNED TO
                                              PARTNERSHIP          PARTNERSHIP      PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNERS           INTEREST            INTEREST         OWNERSHIP
-----------------------------------------  ------------------  -------------------  -----------
Marc B. Nathanson(1)(2)..................  General Partner                 --            100.0%
                                           Limited Partner             36,107             36.1%
Hellman & Friedman(3)....................  Limited Partner             35,446             35.4%
Leeway & Co.(4)..........................  Limited Partner             10,732             10.7%
Boston Ventures(5).......................  Limited Partner              6,816              6.8%
Falcon First Communications, LLC(6)(7)...  Limited Partner              2,043              2.1%
Frank J. Intiso(1)(8)....................  Limited Partner              1,808              1.8%
Stanley S. Itskowitch(1)(9)..............  Limited Partner                645            *
Michael K. Menerey(1)(10)................  Limited Partner                 67            *
Steven Rattner(11).......................  Limited Partner                310            *
Leonard J. Baxt(12)......................  Limited Partner                 82            *
All executive officers and members of the
  Board of Representatives of FHGLP as a
  group (13 persons)(13).................  General Partner             39,019            100.0%
                                           Limited Partner                                39.0%

------------------------

  * Less than 1%

 (1) The address for each of such persons is c/o Falcon Cable TV, 10900 Wilshire Blvd., 15th Floor, Los Angeles, California 90024.

 (2) Marc B. Nathanson individually holds of record no partnership units of FHGLP. However, by virtue of Mr. Nathanson's ownership of a majority of the voting securities of FHGI, the general partner of FHGLP, he has voting and investment power as to the 11,195 limited partnership units of FHGLP held of record by FHGI. Although FHGI has equity ownership, and therefore investment power, over 11.2% of the partnership units of FHGLP, pursuant to the Existing FHGLP Partnership Agreement, this constitutes only a 9.1% voting power percentage. In addition, because Mr. Nathanson is co-trustee of two irrevocable trusts that own a majority of the voting securities of Advance TV of California Inc., he shares voting and investment power as to the 3,308 limited partnership units of FHGLP held of record by such entity. Mr. Nathanson also is the general partner of Advance Company, Ltd. and therefore has voting and investment power as to the 1,254 limited partnership units of FHGLP held of record by such limited partnership. As the owner of a majority of the voting securities of Blackhawk Holding Company, Inc., Mr. Nathanson has voting and investment power as to the 6,472 limited partnership units of FHGLP held by such corporation. Also, as trustee of a revocable trust, the Falcon Cable Trust, Mr. Nathanson has voting and investment power as to the 13,878 limited partnership units of FHGLP held by such trust. Mr. Nathanson also beneficially owns 0.46% of Falcon Classic Cable Income Properties, L.P. and 2.58% of Falcon Video Communications, L.P., each an Affiliated Partnership.

 (3) Of such 35,446 limited partnership units, 8,924 are held of record by Hellman & Friedman Capital Partners and 26,522 are held of record by Hellman & Friedman Capital Partners II, L.P., both of which entities are controlled by Hellman & Friedman. Hellman & Friedman has equity ownership, and therefore investment power over 35.4% of the partnership units of FHGLP pursuant to the Existing FHGLP Partnership Agreement; Hellman & Friedman Capital Partners has an 8.9% voting power percentage and Hellman & Friedman Capital Partners II, L.P. has a 28.7% voting power percentage, which results in Hellman & Friedman having voting power over 37.6% of the partnership units of FHGLP. The address is One Maritime Plaza, 12th Floor, San Francisco, California 94111.

 (4) Of such 10,732 limited partnership units, 5,342 are held of record by Leeway & Co. An additional 5,390 are held of record by MLC Investors, L.P., of which Leeway & Co. is the general partner. The address is c/o State Street Bank and Trust Company, Master Trust Division-W6C, One Enterprise Drive, North Quincy, Massachusetts 02171.

 (5) Of such 6,816 limited partnership units, 6,644 are held of record by Boston Ventures Limited Partnership II and 172 are held of record by Boston IIA Investment Corporation, both of which entities are controlled by Boston Ventures. The address is 21 Custom House Street, Boston, Massachusetts 02110.

 (6) Represents Class B partnership interests held of record by Falcon First Communications, LLC ("FFC LLC"). Madison Dearborn Partners VI, of which Mr. Finnegan is a general partner, is the sole manager of FFC LLC. Excludes the Class C partnership units held of record by FFC LLC, which generally do not have voting rights and are entitled to participate in the profits of FHGLP under limited circumstances after receipt of a preferred return as described in the Existing FHGLP Partnership Agreement. Except for its partnership interest in FHGLP, FFC LLC is otherwise unaffiliated with any other Falcon entity. The address is c/o Madison Dearborn Partners, Inc., Three First National Plaza, Suite 3800, Chicago, Illinois 60670-0501.

 (7) All information in this table excludes Class C partnership interests, which generally do not have voting rights and participate in the profits of FHGLP under limited circumstances after receipt of a preferred return as described in the Existing FHGLP Partnership Agreement. All such Class C partnership interests are held of record by FFC LLC.

 (8) Frank J. Intiso beneficially owns 0.04% of Falcon Classic and 0.35% of Falcon Video, each an Affiliated Partnership.

 (9) Stanley S. Itskowitch beneficially owns 0.09% of Falcon Classic and 0.35% of Falcon Video, each an Affiliated Partnership.

(10) Michael K. Menerey beneficially owns 0.04% of Falcon Classic and 0.15% of Falcon Video, each an Affiliated Partnership.

(11) The address is c/o Lazard Freres & Co. LLC, Thirty Rockefeller Plaza, New York, New York 10020.

(12) The address is c/o Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Avenue, N.W., Washington, D.C. 20036-6802.

(13) Each of John L. Bunce, Roy F. Coppedge, III, Paul J. Finnegan, Joseph M. Niehaus and Lawrence M. Unrein serves on the Board of Representatives of FHGLP as the designee of an affiliated partner of FHGLP. Each such person disclaims beneficial ownership of the partnership interest owned by the related entity. Except as otherwise identified in the table, no member of the Board of Representatives is the record owner of any partnership interests in FHGLP.

                   DESCRIPTION OF THE PARTNERSHIP AGREEMENTS

    The following is a summary of the material terms of the Existing FHGLP Partnership Agreement, the Fourth Amended and Restated Agreement of Limited Partnership of Falcon Holding Group, L.P. (the "New FHGLP Partnership Agreement") and the Amended and Restated Agreement of Limited Partnership of Falcon Communications, L.P. (the "New Falcon Partnership Agreement") (collectively, the "Partnership Agreements"). Copies of the Partnership Agreements have been filed with the Commission. The statements under this caption are summaries, and investors are encouraged to read the full text of the Partnership Agreements. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the respective Partnership Agreements.

EXISTING FHGLP PARTNERSHIP AGREEMENT

    ORGANIZATION AND DURATION. FHGLP was organized on February 11, 1993 as a Delaware limited partnership to assume the cable management and operations of FHGI. Unless sooner terminated in accordance with the terms of the Existing FHGLP Partnership Agreement, FHGLP will continue until January 1, 2015.

    GENERAL PARTNER. FHGI is the sole general partner of FHGLP and, except for certain partnership matters specified in the Existing FHGLP Partnership Agreement requiring the approval of the Board of Representatives or the limited partners, FHGI has the exclusive authority to manage the business, operations and affairs of FHGLP and the exclusive right to exercise all rights incident to the ownership of all partnership and other interests held by FHGLP.

    BOARD OF REPRESENTATIVES. The Existing FHGLP Partnership Agreement provides for a Board of Representatives consisting of up to eleven individual representatives of the partners, as follows:

    (1) Four members are designated by FHGI in its sole discretion. FHGI's current designees are Marc B. Nathanson, Frank J. Intiso, Stanley S. Itskowitch and Michael Menerey.

    (2) Two additional "independent" members are designated by FHGI with the approval of a majority of the members of the Board of Representatives (other than the four FHGI representatives). The current "independent" designees are Leonard J. Baxt and Steven Rattner.

    (3) So long as any of the Group II Partners continues to be a partner of FHGLP, two members are designated by Hellman & Friedman Capital Partners II, L.P. and one member is designated by Hellman & Friedman Capital Partners, a California Limited Partnership, subject to approval by FHGI in certain circumstances. The current Group II designees are John L. Bunce, Jr., Lawrence M. Unrein and Joseph M. Niehaus.

    (4) So long as any of the Group I Partners continues to be partner of FHGLP, one member is designated by Boston Ventures Limited Partnership II, subject to approval by FHGI in certain circumstances. The current Group I designee is Roy F. Coppedge, III.

    (5) So long as any of the Group III Partners continues to be a partner in FHGLP and none of the Group I partners continues to be a partner in FHGLP, one member of the Board of Representatives is designated by Leeway & Co., subject to certain permitted FHGI approval rights. So long as any of the Group III partners continues to be a partner in FHGLP and none of the Group II partners continues to be a partner in FHGLP, two members of the Board of Representatives are designated by Leeway & Co., subject to certain permitted FHGI approval rights. There are currently no Group III designees.

    (6) So long as the Group IV Partner and the Original Group IV Members continue to beneficially own a certain specified minimum ownership percentage in FHGLP or its corporate successor, one member is designated by Madison Dearborn Partners VI, subject to approval by FHGI in certain circumstances. The current Group IV designee is Paul J. Finnegan.

See "Management" for additional biographical information regarding the members of the Board of Representatives.

    The Existing FHGLP Partnership Agreement prohibits FHGLP and its subsidiaries from taking certain actions without the approval of at least a majority of the members of the Board of Representatives, including:(1) making any expenditures inconsistent with the annual operating budget or capital expenditure budget, with certain permitted exceptions; (2) sale or other disposition of assets in a single transaction having an aggregate value in excess of $15 million; (3) purchase or other acquisition of assets in a single transaction having an aggregate value in excess of $15 million or that are not reasonably related to the business of FHGLP; (4) incurrence of any indebtedness, with certain permitted exceptions; (5) issuance of any equity interest in FHGLP or a subsidiary, with certain permitted exemptions; (6) making any voluntary or optional prepayment on any indebtedness, except pursuant to any revolving credit arrangements; (7) purchase or redemption of any partnership interest in FHGLP or any subsidiary, with certain permitted exceptions; (8) making any distributions of cash or property to the partners of FHGLP with respect to their partnership interest in FHGLP, with certain permitted exceptions; (9) entering into any transaction or agreement with the general partner or its affiliates, with certain permitted exceptions; and (10) making certain amendments to any agreement pursuant to which FHGLP manages cable television systems. In addition, the Board of Representatives must approve, under procedures set forth in the Existing FHGLP Partnership Agreement, an annual operating budget and an annual capital expenditure budget for FHGLP and its subsidiaries and the aggregate compensation of the Partnership's designated senior management.

    LIMITED PARTNERS. The Existing FHGLP Partnership Agreement provides for three different classes of limited partnership interests: Class A, Class B and Class C. The Class C partnership interests are non-voting interests (with the exception of certain permitted approval rights). Each non-management limited partner is designated as a Group I Partner, a Group II Partner, a Group III Partner or a Group IV Partner. See "--Partner Liquidity." The Group I Partners, the Group II Partners and the Group III Partners principally hold Class B partnership interests and the Group IV Partner holds Class B and Class C partnership interests.

    APPROVAL RIGHTS OF LIMITED PARTNERS. The Existing FHGLP Partnership Agreement prohibits FHGLP and its subsidiaries from taking certain actions without the approval of limited partners holding at least a two-thirds voting interest, including: (1) effecting a merger or consolidation, with certain permitted exceptions, (2) sale or other disposition of assets in a single transaction having an aggregate value in excess of $15 million; (3) purchase or other acquisition of assets in a single transaction having an aggregate value in excess of $15 million or that are not reasonably related to the business of FHGLP; (4) incurrence of any indebtedness, with certain permitted exceptions;
(5) issuance of any equity interest in FHGLP or any subsidiary, with certain permitted exemptions; (6) making any voluntary or optional prepayment on any indebtedness, except pursuant to any revolving credit arrangements; (7) purchase or redemption of any partnership interest in FHGLP or any subsidiary, with certain permitted exceptions; (8) making any distributions of cash or property to the partners of FHGLP with respect to their partnership interest in FHGLP, with certain permitted exceptions; (9) entering into any transaction or agreement with the general partner or its affiliates, with certain permitted exceptions; (10) making certain amendments to any agreement pursuant to which FHGLP manages cable television systems; and (11) paying any compensation to any member of the Board of Representatives, with certain permitted exceptions. The Existing FHGLP Partnership Agreement also prohibits FHGLP and its subsidiaries from incurring any indebtedness, which would restrict FHGLP's ability to satisfy its obligations with respect to the partners' liquidity rights. This restriction is materially more limiting than the corresponding provisions of the Company's debt agreements in effect on December 28, 1995 (including the bank credit agreement, as then in place, and the Debentures), and requires the consent of the partner designee of the partners whose liquidity rights would be affected.

    CAPITAL CONTRIBUTIONS AND DISTRIBUTIONS. Other than the capital contributions already made by the partners to FHGLP, the Existing FHGLP Partnership Agreement does not require any additional capital contributions. The Class C partnership interests have certain preferences over the Class A and Class B partnership interests with respect to the allocation of income and distributions by FHGLP. Otherwise, all distributions made by FHGLP are generally made in proportion to the partners' percentage interests. Distributions prior to liquidation of FHGLP are made at the discretion of FHGI, except that FHGLP is required to make annual distributions of available cash (subject to contractual restrictions on distributions by FHGLP) to the extent of the partners' aggregate estimated tax liabilities as a result of the allocation to them of FHGLP's income and gain. No such distributions have been made since the formation of FHGLP.

    PARTNER LIQUIDITY. In contemplation of the TCI Transaction, by agreement of the Group I, Group II, Group III and Group IV partners, the dates on which the partners may exercise certain put rights and the dates by which FHGLP is required to redeem certain partnership interests (either as a result of a partner exercising a put right or pursuant to the existing mandatory redemption provisions) were tolled in accordance with the Contribution Agreement. The new dates are determined by adding to the original date the number of days in the period (the "tolling period") beginning on December 1, 1997 and ending ninety days after the earlier of December 31, 1998 or the date that the Contribution Agreement is terminated in accordance with its terms. As of the date of the Prospectus, the number of days in the tolling period cannot be finally determined. Assuming that the Contribution Agreement is not terminated prior to December 31, 1998, the tolling period will be approximately sixteen months. The various dates included in the discussion below assume a tolling period equal to approximately sixteen months. If the Contribution Agreement is terminated prior to December 31, 1998, the tolling period would be less than sixteen months and FHGLP may be required to redeem certain partnership interests earlier than the dates set forth below. Subject to certain customary exceptions, the Contribution Agreement may not be terminated without the consent of FHGLP prior to December 31, 1998.

    The Group I Partners may require FHGLP to redeem all of their partnership interests on or before January 2000 (subject to a shorter tolling period as described above). Subject to certain conditions, FHGLP is required to redeem, and the Group II Partners are required to sell, the partnership interests held by the Group II Partners between November 1999 and October 2000 (subject to a shorter tolling period as described above). If the Group I Partners exercise their put right (the election is required to be made between December and March prior to the above effective date), the partnership interests held by the Group II Partners may not be redeemed until the partnership interests held by the Group I Partners have been redeemed. The partnership interests held by the Group III Partners must be redeemed concurrently with the redemption of the partnership interests held by the Group II Partners unless the Group III Partners exercise an option to not be so redeemed. If the Group III Partners exercise their option not to be so redeemed, on the earlier of July 2001 (subject to a shorter tolling period as described above) or approximately nine months after FHGLP redeems the partnership interests held by the Group II Partners (and on each second anniversary thereafter), there will be a 90-day period during which FHGLP may elect to redeem the partnership interests held by the Group III Partners, on the one hand, and the Group III Partners may require FHGLP to redeem their partnership interests, on the other hand (which redemption shall be effective within 180 days after the election). The Class C partnership interests held by the Group IV Partner may be repurchased by FHGLP at any time, and from time to time, at a price equal to the redemption value thereof, and are subject to mandatory redemption in July 2005 (subject to a shorter tolling period as described above). The Group IV Partner has the option to require FHGLP to redeem its Class B partnership interests at any time after July 2005 (subject to a shorter tolling period as described above). Under certain circumstances, the Group IV Partner may elect to participate in a redemption of the partnership interests held by the Group II Partners. The redemption values of the Class B partnership interests will generally be determined through negotiation or a third party appraisal mechanism, as specified in the Existing FHGLP Partnership Agreement, at the time the interests are redeemed. The redemption value of the Class C partnership interests will be equal to its stated value, as determined in accordance with the Existing FHGLP Partnership Agreement. The purchase price for the

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redeemed interests must be paid in cash, or under certain circumstances, may be paid through the issuance of debt or equity securities. If FHGLP fails to purchase certain of the limited partnership interests within a specified period after FHGLP's purchase obligations arise, absent an alternative arrangement with the partners, FHGLP may be required to liquidate. See "Risk Factors--Obligations of FHGLP to Redeem Limited Partnership Interests." The liquidity rights described above will be terminated in connection with the consummation of the TCI Transaction and be replaced by certain liquidity rights provided to the non-management partners in the New FHGLP Partnership Agreement. See "New FHGLP Partnership Agreement."

    CONVERSION OF FHGLP INTO A CORPORATION. With the approval of limited partners holding greater than a fifty percent voting interest, the limited partners may elect at any time to require that FHGLP be converted into a corporation (a "Corporate Conversion"), except that if the conversion into a corporation is for the purpose of effecting an initial public offering (a "Public Corporate Conversion"), only the consent of each of FHGI, a specified Group I Partner, a specified Group II Partner and a specified Group III Partner is required. The Existing FHGLP Partnership Agreement does not afford the Group IV Partner a separate right to approve a Corporate Conversion but contains provisions that preserve certain substantive rights and preferences of the partners following a Corporate Conversion and generally require that the Group IV Partner be treated no less favorably than the Group II Partners with respect to certain aspects of a Corporate Conversion. In the event of a Public Corporate Conversion, the Class C partnership interests will be converted into that number of shares of common stock of the successor corporation that have a value equal to the redemption value of the Class C interests immediately prior to the Public Corporate Conversion, and the Class A and Class B partnership interests will be converted pro rata into the remaining shares of common stock of the successor corporation allocated for distribution to the partners of FHGLP, subject to a Class A holder's election to receive super-voting stock. In the event of a Corporate Conversion, the Class C partnership interests will be converted into shares of preferred stock of the successor corporation with a redemption preference equal to the redemption value of the Class C interests immediately prior to the Corporate Conversion, and the Class A and Class B partnership interests will be converted pro rata into all the shares of common stock allocated for distribution to the partners of FHGLP. In addition, upon any Corporate Conversion, the successor corporation shall enter into a Registration Rights Agreement with the FHGLP partners pursuant to which the partners would have certain rights to elect to register their stock in the successor corporation under the Securities Act. Generally, the put and call rights applicable to the limited partnership interests are tolled or terminated during or following an effective registration of the successor interests following a Corporate Conversion.

    AMENDMENTS. In general, the Existing FHGLP Partnership Agreement may not be amended without the approval of FHGI and limited partners holding at least a two-thirds voting interest. Certain amendments require unanimous approval by the limited partners or the approval of specified limited partners.

    WITHDRAWAL OF PARTNERS AND ASSIGNMENT OF PARTNERSHIP INTERESTS. With certain permitted exceptions, without the approval of limited partners holding at least a two-thirds voting interest, the Existing FHGLP Partnership Agreement prohibits FHGI from withdrawing as general partner of FHGLP or assigning its partnership interest. The Existing FHGLP Partnership Agreement also prohibits any limited partner of FHGLP from assigning its partnership interest without the consent of FHGI, subject to certain permitted exceptions.

    DISSOLUTION AND LIQUIDATION. The principal events upon which FHGLP will dissolve are: (1) the expiration of the term of FHGLP (January 1, 2015); (2) the sale or other disposition of all or substantially all of the assets of FHGLP;
(3) subject to contractual restrictions, with the consent of FHGI and limited partners holding at least a two-thirds voting interest; (4) an election to dissolve FHGLP made by limited partners holding greater than a fifty percent voting interest if Marc B. Nathanson voluntarily ceases to be active in the business of FHGLP (subject to certain permitted exceptions) or Marc B. Nathanson involuntarily ceases to be active in the business of FHGLP and a successor has not been designated by

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FHGI and approved by limited partners holding greater than a fifty percent voting interest within one year; (5) the withdrawal of FHGI as the general partner unless the partners of FHGLP vote to continue FHGLP; and (6) the happening of any event that, under applicable law, causes the dissolution of a limited partnership. In the event of liquidation, the Class C partnership interests have priority in liquidation over the other partnership interests in the amount of its then stated value.

NEW FHGLP PARTNERSHIP AGREEMENT

    ORGANIZATION AND DURATION. The New FHGLP Partnership Agreement will become effective concurrently with the Closing of the TCI Transaction. Unless sooner terminated in accordance with the terms of the New FHGLP Partnership Agreement, FHGLP will continue until January 1, 2025.

    GENERAL PARTNER. FHGI will remain the sole general partner of FHGLP and, except for certain partnership matters specified in the New FHGLP Partnership Agreement requiring the approval of the limited partners, FHGI will have the exclusive authority to manage the business, operations and affairs of FHGLP and the exclusive right to exercise all rights incident to the ownership of all partnership or corporate interests held by FHGLP. Under the New FHGLP Partnership Agreement, FHGLP will be prohibited from entering into certain transactions with Marc B. Nathanson or any Nathanson Controlled Entity without the consent of (1) limited partners (excluding Nathanson Controlled Entities) which hold more than 50% of the outstanding limited partnership interests (excluding these held by Nathanson Controlled Entities) and (2) so long as the Hellman Partners have not disposed of any of the partnership interests in FHGLP held by the Hellman Partners, the Hellman Partners.

    CAPITAL CONTRIBUTIONS AND DISTRIBUTIONS. Other than the capital contributions already made by the partners to FHGLP and the contributions to be made pursuant to the Contribution Agreement, the New FHGLP Partnership Agreement will not require any additional capital contributions. Distributions prior to liquidation of FHGLP will be made at the discretion of FHGI, except that FHGLP will be required to make annual distributions of available cash (subject to contractual restrictions on distributions by FHGLP) to the extent of distributions from New Falcon with respect to the partners' aggregate estimated tax liabilities as a result of the allocation to them of New Falcon's income and gain. Profits and losses will be allocated, and distributions will be made, in proportion to the partners' percentage interests, except that following a dissolution of FHGLP, distributions will be made first to the two holders of certain Preferred Interests until such partners have received the Preferred Return; second, to all other partners (excluding the holders of the Preferred Interests) until all partners (including the holders of the Preferred Interests) have received distributions in proportion to their percentage interests; and thereafter, to all partners (including the holders of the Preferred Interests) in proportion to their percentage interests. The Preferred Return equals $6 million plus a 10% return from the date of the closing of the TCI Transaction.

    PUT/CALL RIGHTS. For purposes of the following put/call provisions, (1) New Falcon is the "Purchaser" if FHGLP has not purchased TCI's entire interest in New Falcon pursuant to the buy/sell provisions of the New Falcon Partnership Agreement, and (2) FHGLP is the "Purchaser" if FHGLP has purchased TCI's entire interest in New Falcon pursuant to the buy/sell provisions of the New Falcon Partnership Agreement. See "--New Falcon Partnership Agreement."

    LIMITED PARTNERS' PUT RIGHTS. If the non-management limited partners of FHGLP have made an election (which election may not be made earlier than 7 1/2 years after consummation of the TCI Transaction) to require FHGLP to effect an Incorporation (as defined herein) of FHGLP or an election to require FHGLP to make an election to require New Falcon to effect an Incorporation of New Falcon, then (regardless of whether TCI approves such election), at any time after the date that is six months after the non-management limited partners' election and prior to the date on which the successor corporation has consummated a Qualified Public Offering, the non-management limited partners of FHGLP (other than

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Belo Ventures, Inc.) (by a vote of non-management limited partners holding an aggregate partnership interest equal to at least 51% of the aggregate limited partnership interest held by them, other than Belo Ventures, Inc., on the date of the closing of the TCI Transaction) will have the right to elect to require that the Purchaser purchase all of the non-management partners' partnership interests in FHGLP (including the partnership interest held by Belo Ventures, Inc.).

    At any time prior to the date on which the successor corporation to FHGLP or New Falcon, as applicable, consummates a Qualified Public Offering and after (A) if the non-management limited partners of FHGLP have made an election to require FHGLP to effect an Incorporation of FHGLP or an election to require FHGLP to make an election to require New Falcon to effect an Incorporation of New Falcon, the date that is six months after such election, or (B) if the non-management limited partners of FHGLP have not made such an election, but FHGI has made an election to require FHGLP to effect an Incorporation of FHGLP or FHGLP has made an election to require New Falcon to effect an Incorporation of New Falcon, the later of the date that is six months after such election or the date that is eight years and nine months after the closing of the TCI Transaction, or (C) in all other events, the date that is eight years and nine months after the closing of the TCI Transaction, the non-management limited partners of FHGLP (other than Belo Ventures, Inc.) (by a vote of non-management limited partners holding partnership interests representing an aggregate percentage interest at least equal to the aggregate percentage interest represented by the partnership interests held by the Specified Investors on the date of the closing of the TCI Transaction) will have the right to elect to require that the Purchaser purchase all of the non-management partners' partnership interests in FHGLP (including the partnership interest held by Belo Ventures, Inc.).

    Any non-management limited partner of FHGLP that did not join in an election by the non-management limited partners to require the Purchaser to purchase the partnership interests of the non-management limited partners may elect to exclude its partnership interest in FHGLP from the purchase and sale and, upon such election, all put and call rights with respect to such partner's partnership interest in FHGLP will automatically terminate. Under specified circumstances, following an election by the non-management limited partners of FHGLP to require the Purchaser to purchase all of their partnership interests in FHGLP, the Purchaser will have the right to request that the purchase and sale be deferred for sixty days to permit the consummation of a Qualified Public Offering. See "Risk Factors--Obligations of FHGLP to Redeem Limited Partnership Interests."

    PURCHASER'S CALL RIGHT. At any time prior to the date on which the successor corporation to FHGLP or New Falcon, as applicable, consummates a Qualified Public Offering and after (A) if the non-management limited partners of FHGLP have made an election to require FHGLP to effect an Incorporation of FHGLP or an election to require FHGLP to make an election to require New Falcon to effect an Incorporation of New Falcon, the date that is six months after such election, or (B) if the non-management limited partners of FHGLP have not made such an election, the date that is eight years and nine months after the closing of the TCI Transaction, the Purchaser will have the right to elect to require each of the non-management limited partners of FHGLP to sell its entire interest in FHGLP to the Purchaser.

    If the Incorporation of FHGLP occurs without the concurrent consummation of a Qualified Public Offering, the corporate successor to FHGLP will succeed to all rights and assume all obligations of FHGLP pursuant to the put/call provisions of the New FHGLP Partnership Agreement, which rights and obligations (and if FHGLP has not purchased TCI's entire interest in New Falcon pursuant to the buy/sell provisions of the New Falcon Partnership Agreement, the rights and obligations of New Falcon) will survive the Incorporation of FHGLP and the dissolution and liquidation of FHGLP. If the Incorporation of FHGLP occurs concurrently with the consummation of a Qualified Public Offering and the liquidation of FHGLP, the put/call provisions of the New FHGLP Partnership Agreement will terminate upon the Incorporation of FHGLP. If the Incorporation of New Falcon occurs without the concurrent consummation of a Qualified Public Offering, the corporate successor to New Falcon will succeed to all rights and assume all obligations of New Falcon pursuant to the put/call provisions of the New FHGLP Partnership

Agreement, which rights and obligations will survive the Incorporation of New Falcon and the dissolution and liquidation of FHGLP. If the Incorporation of New Falcon occurs concurrently with the consummation of a Qualified Public Offering and the liquidation of FHGLP, the put/call provisions of the New FHGLP Partnership Agreement will terminate upon the Incorporation of New Falcon.

    CONVERSION OF FHGLP INTO A CORPORATION. FHGI will have the right to elect at any time, without the approval of FHGLP's limited partners, to convert FHGLP to a corporation for the purpose of effecting an initial public offering (an "Incorporation"). The non-management limited partners of FHGLP (by a vote of at least 51% of the aggregate limited partnership interests held by them on the date of the closing of the TCI Transaction) will have the right to elect to require that FHGLP effect an Incorporation at any time after the purchase by FHGLP of TCI's entire interest in New Falcon pursuant to the buy/sell provisions of the New Falcon Partnership Agreement (see "--New Falcon Partnership Agreement--Partner Liquidity-- Buy/Sell Rights"), but in no event earlier than seven years and six months after the closing of the TCI Transaction. Consummation of an Incorporation of FHGLP shall be conditioned on the concurrent public offering and sale of equity securities in the successor corporation on such terms and conditions as FHGI deems appropriate, and the successor corporation shall offer to enter into a Registration Rights Agreement pursuant to which the partners of FHGLP could elect to register their stock in the successor corporation under the Securities Act. As part of an Incorporation of FHGLP, FHGI will have the right to require, at its sole discretion, (1) that FHGI retain control of the successor corporation and have exclusive authority to manage the operations and affairs of the successor corporation, and/or (2) that FHGLP and New Falcon be consolidated such that the owners of FHGLP immediately prior to the Incorporation of FHGLP, on the one hand, and TCI (or one or more direct or indirect owners of TCI), on the other hand, shall be the owners of the successor corporation immediately after the Incorporation of FHGLP. The relative ownership interests of the owners of the successor corporation immediately after the Incorporation of FHGLP shall be the same as their relative ownership interests immediately prior to the Incorporation of FHGLP.

    CONVERSION OF NEW FALCON INTO A CORPORATION. At any time after the date that is seven years and six months after the closing of the TCI Transaction, the non-management limited partners of FHGLP (by a vote of non-management limited partners holding at least 51% of the aggregate limited partnership interests held by them on the date of the closing of the TCI Transaction) will have the right to require that FHGLP make an election pursuant to the New Falcon Partnership Agreement to require New Falcon to effect an Incorporation, which election shall be subject to the approval of TCI as provided in the New Falcon Partnership Agreement See "--New Falcon Partnership Agreement--Conversion of New Falcon to Corporation." At any time after the date that is eight years and six months after the closing of the TCI Transaction, the non-management limited partners of FHGLP (by a vote of non-management limited partners holding partnership interests representing an aggregate percentage interest at least equal to the aggregate percentage interest represented by the partnership interests held by the Specified Investors on the date of the closing of the TCI Transaction), will have the right to require that FHGLP make an election pursuant to the New Falcon Partnership Agreement to require New Falcon to effect an Incorporation, which election shall be subject to the approval of TCI as provided in the New Falcon Partnership Agreement. The non-management limited partners will not be permitted to require FHGLP to make such election at any time that FHGLP is prohibited from making such an election under the New Falcon Partnership Agreement. Upon any Incorporation of New Falcon that involves the receipt by FHGLP of shares of capital stock in a successor corporation to New Falcon, FHGLP will dissolve in accordance with the liquidation provisions of the New FHGLP Partnership Agreement and distribute such shares in kind to the partners of FHGLP.

    AMENDMENTS. With certain specified exceptions, the New FHGLP Partnership Agreement may be amended by FHGI in its sole discretion. Among the specified exceptions, if an amendment would treat any limited partner differently from FHGI or any Nathanson Controlled Entity and would adversely affect such partner, a majority in interest of the affected limited partners would have to approve the amendment,

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and if such limited partners included any of the Hellman Partners (and the
Hellman Partners had not disposed of any of their partnership interests since the date of the New FHGLP Partnership Agreement) each affected Hellman Partner would have to approve such amendment.

    WITHDRAWAL OF PARTNERS AND ASSIGNMENT OF PARTNERSHIP INTERESTS. The New FHGLP Partnership Agreement will prohibit FHGI from withdrawing as the general partner of FHGLP, assigning its interest, or taking certain other actions, if the withdrawal by FHGI, the assignment by FHGI of its interest or such other action would violate the New Falcon Partnership Agreement. The withdrawal of FHGI, the assignment by FHGI of its interest and other actions that would result in FHGI no longer having management control over FHGLP would violate the New Falcon Partnership Agreement unless TCI consented. Subject to certain permitted exceptions, the New FHGLP Partnership Agreement will prohibit any limited partner from assigning its partnership interest without the approval of FHGI.

    DISSOLUTION AND LIQUIDATION. The principal events upon which FHGLP will dissolve are: (1) the withdrawal of FHGI as general partner unless the partners vote to continue the partnership; (2) the expiration of the term of FHGLP (January 1, 2025); (3) the sale or other disposition of all or substantially all of the assets of FHGLP, including a sale of all of FHGLP's partnership interest in New Falcon pursuant to the buy/sell provisions of the New Falcon Partnership Agreement (see "--New Falcon Partnership Agreement--Partner Liquidity--Buy/Sell Rights"); (4) the consummation of an Incorporation of New Falcon; (5) the dissolution and liquidation of New Falcon, other than upon a purchase by FHGLP of all of TCI's interest in New Falcon pursuant to the buy/sell provisions of the New Falcon Partnership Agreement (see "--New Falcon Partnership Agreement--Partner Liquidity--Buy/Sell Rights"); (6) an election by FHGI to dissolve the partnership and cause to be distributed to the partners in kind interests in New Falcon; (7) an election to liquidate and dissolve the partnership made by FHGI with the approval of (A) limited partners (excluding Nathanson Controlled Entities) which hold more than 50% of the outstanding limited partnership interests (excluding interests held by Nathanson Controlled Entities) and (B) so long as the Hellman Partners have not disposed of any of their partnership interests in FHGLP, the Hellman Partners.

NEW FALCON PARTNERSHIP AGREEMENT

    ORGANIZATION AND DURATION. New Falcon was formed on October 23, 1997 as a California limited partnership in connection with the TCI Transaction and will conduct substantially all of the business currently conducted by FHGLP following consummation of the TCI Transaction. See "The TCI Transaction." Unless sooner terminated in accordance with the terms of the New Falcon Partnership Agreement, New Falcon will continue until July 1, 2013. See "--Partner Liquidity--Buy/Sell Rights."

    GENERAL PARTNERS. FHGLP is the managing general partner and a limited partner of New Falcon, and TCI is a general partner of New Falcon. Other than with respect to certain partnership matters that require the approval of New Falcon's Advisory Committee (see "--Advisory Committee") and certain additional partnership matters that require the approval of TCI (see "--Approval Rights of TCI"), FHGLP will have the exclusive authority to manage the business, operations and affairs of New Falcon and the exclusive right to exercise all rights incident to the ownership of all partnership or corporate interests held by New Falcon. FHGI, in turn, is the sole general partner of FHGLP and will have the exclusive authority to manage the business, operations and affairs of FHGLP, subject to certain limitations. See "--New FHGLP Partnership Agreement."

    ADVISORY COMMITTEE. The New Falcon Partnership Agreement provides for an Advisory Committee consisting of six individual representatives of the partners, three of whom are to be appointed by FHGLP, two of whom are to be appointed by TCI and one of whom is to be appointed by joint designation of FHGLP and TCI. FHGLP has appointed Marc B. Nathanson (Chairman), Frank J. Intiso and Stanley S. Itskowitch as its initial representatives; TCI has appointed Leo J. Hindery, Jr. and William R. Fitzgerald as its initial representatives; and FHGLP and TCI have designated John S. Evans as their initial joint representative. See "Management" for additional biographical information regarding the members of the Advisory Committee.

    The New Falcon Partnership Agreement will prohibit Falcon and FHGLP from causing New Falcon or its subsidiaries (including the Owned Subsidiaries) to take certain actions without the affirmative vote of a majority of the members of the Advisory Committee, including: (1) the acquisition or disposition of assets in any one transaction having an aggregate value in excess of $15 million, with certain permitted exceptions; and (2) conducting or entering into any line of business other than the ownership and operation of cable television systems and related and ancillary businesses that involve the distribution of video programming or data to subscribers (including businesses engaged in the production of cable television programming and the provision of Internet access, but excluding other related or ancillary businesses, such as personal communications, alternative access, and other telephony-related investments or businesses). In addition, FHGLP must consult with the Advisory Committee before entering into any agreement pursuant to which New Falcon or any of its subsidiaries (including the Owned Subsidiaries) would incur indebtedness in excess of $1 million, although the approval of the Advisory Committee is not required for such agreement.

    APPROVAL RIGHTS OF TCI. The New Falcon Partnership Agreement will prohibit FHGI and FHGLP from causing New Falcon or its subsidiaries (including the Owned Subsidiaries) to take certain actions without the approval of TCI. The following is a summary of certain material actions or events, in addition to those described elsewhere in this Prospectus, that require TCI's approval: (1) any merger, consolidation, recapitalization or other reorganization, with certain permitted exceptions; (2) any sale or disposition of assets in any one transaction having an aggregate value in excess of $30 million (or, in excess of $500,000 if the cumulative aggregate value of all assets sold in dispositions of over $500,000 exceeds $100 million (subject to certain adjustments); (3) any sale or disposition of assets that would result in the allocation of income or gain to TCI pursuant to Internal Revenue Code Section 704(c); (4) any purchase or acquisition of assets in any one transaction having an aggregate value in excess of $30 million (or, in excess of $500,000 if the cumulative aggregate value of all assets purchased in acquisitions of over $500,000 exceeds $100 million); (5) the exercise of New Falcon's call right under the New FHGLP Partnership Agreement or any other action that is within the discretion of New Falcon pursuant to the put/call provisions of the New FHGLP Partnership Agreement (see "--New FHGLP Partnership Agreement--Put/Call Rights"); (6) the incurrence of Indebtedness if, after giving effect to such Indebtedness, New Falcon's Operating Cash Flow Ratio would exceed 7.5:1; (7) the issuance or redemption of any partnership interest or convertible interest, with certain permitted exceptions; (8) any transaction with FHGLP or any affiliate of FHGLP, with certain permitted exceptions; (9) the adoption or amendment of any Management Incentive Plan; (10) the incurrence of Net Overhead Expenses in any fiscal year beginning after the closing of the TCI Transaction that exceed 4.5% of the Gross Revenues of New Falcon and its subsidiaries; or (11) the liquidation or dissolution of New Falcon, except in accordance with the provisions of the New Falcon Partnership Agreement. TCI has agreed to increase the debt incurrence test in connection with the transactions described in the Prospectus.

    OTHER APPROVAL RIGHTS. On December 30, 1997, New Falcon entered into an agreement with Belo, a partner of Falcon Video, prohibiting any sale or disposition of assets by New Falcon or its Subsidiaries (including the Owned Subsidiaries) without Belo's approval that would result in the allocation of income or gain to Belo pursuant to Internal Revenue Code Section 704(c), with specified exceptions.

    CAPITAL CONTRIBUTIONS AND DISTRIBUTIONS. FHGLP and TCI will contribute to New Falcon those assets described above under "The TCI Transaction." Under certain circumstances, FHGLP and/or TCI may be required under the Contribution Agreement to contribute cash to New Falcon after the closing of the TCI Transaction in order to make the actual value of their respective asset contributions as determined after the closing equal the value of their respective asset contributions as estimated at closing. TCI may be required under the Contribution Agreement to contribute certain assets to the partnership that were not contributed at closing pending receipt of certain necessary approvals and consents. FHGLP will be required to contribute to New Falcon cash in the amount of any payments made by New Falcon after the closing of the TCI Transaction under the Incentive Plan to be assumed by New Falcon at the closing. Other than as described above, neither FHGLP nor TCI will be required to make any additional capital contributions to New Falcon.

    All distributions by New Falcon will be made in proportion to the partners' percentage interests. Distributions prior to liquidation of New Falcon will be made at the discretion of FHGLP, except that New Falcon will be required to make annual distributions of cash (subject to contractual restrictions on distributions by New Falcon) to the extent of the estimated tax liabilities of the partners as a result of the allocation to them of New Falcon's income and gain.

    PARTNER LIQUIDITY-BUY/SELL RIGHTS. At any time after the seventh anniversary of the closing of the TCI Transaction (other than at certain times specified in the New Falcon Partnership Agreement), either TCI or FHGLP (the "Offering Partner") will have the right to offer to sell (an "Offer") to the other partner (the "Responding Partner") the Offering Partner's entire partnership interest in New Falcon for a price per partnership unit equal to the Offering Partner's good faith estimate of the amount per partnership unit that would be distributed to the partners if New Falcon were liquidated in accordance with the New Falcon Partnership Agreement, subject to certain special assumptions (the "Offer Unit Price"). The Responding Partner will have the right to accept or reject the Offering Partner's Offer.

    If the Responding Partner accepts the Offering Partner's Offer, the Responding Partner will have the right under certain circumstances to require New Falcon (in lieu of the Responding Partner) to purchase the Offering Partner's entire partnership interest in New Falcon. If the Responding Partner accepts the Offering Partner's Offer but defaults in its obligation to purchase the Offering Partner's entire partnership interest in New Falcon, the Offering Partner will have the right to elect either (1) to purchase, or to require New Falcon to purchase, the Responding Partner's entire partnership interest in New Falcon at a price per partnership unit equal to 95% of the Offer Unit Price or
(2) to cause New Falcon to be liquidated and dissolved in accordance with the liquidation provisions of the New Falcon Partnership Agreement.

    If the Responding Partner rejects the Offering Partner's Offer, the Offering Partner will have the right to elect to cause New Falcon to be liquidated and dissolved in accordance with the liquidation provisions of the New Falcon Partnership Agreement. If the price per partnership unit that the partners would receive pursuant to the general liquidation provisions of the New Falcon Partnership Agreement (the "Liquidation Unit Price") is less than the Offer Unit Price, the Responding Partner will have the right to elect to purchase, or under certain circumstances to require that New Falcon purchase, the Offering Partner's entire partnership interest in New Falcon at a price per partnership unit equal to the Liquidation Unit Price.

    The partners may agree at any time to abandon the purchase and sale of a partner's partnership interest in New Falcon or the liquidation and dissolution of New Falcon pursuant to a subsequent election by the Offering Partner. Neither partner will be permitted to make an Offer (1) during the pendency of a purchase and sale of partnership interests pursuant to a previous Offer or any subsequent election pursuant to the New Falcon Partnership Agreement's buy/sell provisions or (2) during the pendency of an Incorporation of New Falcon pursuant to a previous election by FHGLP. See "--Conversion of New Falcon to Corporation."

    CONVERSION OF NEW FALCON TO CORPORATION. FHGLP will have the right to elect at any time (other than certain times specified in the New Falcon Partnership Agreement), with the approval of TCI, which shall not be unreasonably withheld, to convert New Falcon to a corporation for the purpose of effecting an initial public offering (an "Incorporation"). FHGLP and TCI have agreed that adverse, uncompensated tax consequences to TCI would be a reasonable basis for TCI to withhold its approval. Under current tax law, an Incorporation would likely result in adverse tax consequences to TCI. Consummation of an Incorporation of New Falcon shall be conditioned on the concurrent public offering and sale of equity

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securities in the successor corporation on such terms and conditions as FHGLP deems appropriate, with the approval of TCI, which shall not be unreasonably withheld, and the successor corporation shall offer to enter into a Registration Rights Agreement pursuant to which FHGLP, TCI and the partners of FHGLP, as applicable, could elect to register their stock in the successor corporation under the Securities Act. As part of an Incorporation of New Falcon, FHGLP will have the right to require, at its sole discretion, (1) that FHGI retain control of the successor corporation and have exclusive authority to manage the operations and affairs of the successor corporation, and/or (2) that FHGLP and New Falcon be consolidated such that the owners of FHGLP immediately prior to the Incorporation of New Falcon, on the one hand, and TCI (or one or more direct or indirect owners of TCI), on the other hand, shall be the owners of the successor corporation immediately after the Incorporation of New Falcon. The relative ownership interests of the owners of the successor corporation immediately after the Incorporation of New Falcon shall be the same as their relative ownership interests immediately prior to the Incorporation of New Falcon. Upon any Incorporation of New Falcon that involves the receipt by FHGLP of shares of capital stock in a successor corporation to New Falcon, FHGLP shall dissolve in accordance with the liquidation provisions of the New FHGLP Partnership Agreement and distribute such shares in kind to the partners of FHGLP. FHGLP will not be permitted to make an election to effect an Incorporation of New Falcon (1) within one year of making a previous election to effect an Incorporation of New Falcon that was not approved by TCI, or (2) during the pendency of a purchase and sale of partnership interests pursuant to an Offer or any subsequent election pursuant to the New Falcon Partnership Agreement's buy/sell provisions. See "--Partner Liquidity--Buy/Sell Rights."

    LIMITATIONS ON THE ACTIVITIES OF NEW FALCON. Following the closing of the TCI Transaction, the New Falcon Partnership Agreement will prohibit New Falcon and its subsidiaries from: (1) immediately engaging in wireless communications services that use radio spectrum for cellular, PCS, SMR, paging, mobile telecommunications, or other voice data or wireless services, with certain permitted exceptions; (2) prior to January 1, 1999, engaging in Restricted Telephony Activities, with certain permitted exceptions; and (3) acquiring an equity interest in Enstar or any of its subsidiaries.

    CROSS-OWNERSHIP PROVISIONS. The New Falcon Partnership Agreement contains provisions relating to cross-ownership restrictions under the Communications Act, any rule, regulation or policy of the FCC under the Communications Act or any subsequent law ("Ownership Restrictions"). If a partner's interest in New Falcon causes a violation by New Falcon or its subsidiaries of any Ownership Restriction, then such partner is to take steps to cure the violation subject to certain exceptions. In addition, the New Falcon Partnership Agreement provides that the managing general partner will not permit New Falcon or its subsidiaries to enter into an agreement to acquire an interest in any business that it knows would cause either of the partners to be in violation of an Ownership Restriction.

    ADMISSION OF ADDITIONAL PARTNERS AND AMENDMENTS. New Falcon will be able to issue additional equity interests in New Falcon, and admit new persons as additional partners of New Falcon, only with the approval of TCI and, if such approval is required and received, only in accordance with the terms of such approval. The New Falcon Partnership Agreement may be amended only by FHGLP with the approval of TCI, except that certain specified ministerial amendments may be made by FHGLP without the approval of TCI.

    REMOVAL. Under certain very limited circumstances specified in the New Falcon Partnership Agreement where FHGLP's conduct has resulted in material harm to New Falcon or TCI, TCI may elect to purchase all of FHGLP's partnership interest in New Falcon (at a price determined in accordance with the New Falcon Partnership Agreement) and, upon consummation of such purchase, remove FHGLP as a partner.

    WITHDRAWAL OF PARTNERS AND ASSIGNMENT OF PARTNERSHIP INTERESTS. Without TCI's consent, the New Falcon Partnership Agreement will prohibit (1) FHGLP from withdrawing as the managing general partner of New Falcon, (2) FHGI from withdrawing as the general partner of FHGLP, and (3) FHGLP and FHGI

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from taking certain actions if, as a result of such actions, FHGLP would no longer have management control over New Falcon or FHGI would no longer have management control over FHGLP. Subject to certain permitted exceptions, the New Falcon Partnership Agreement will prohibit FHGLP from assigning its partnership interest without the approval of TCI and will prohibit TCI from assigning its partnership interest without the approval of FHGLP.

    DISSOLUTION AND LIQUIDATION. The principal events upon which New Falcon will dissolve are: (1) the withdrawal of FHGLP as managing general partner unless the partners vote to continue the partnership; (2) the expiration of the term of New Falcon (July 1, 2013); (3) an election to liquidate and dissolve the partnership made by the Offering Partner pursuant to the buy/sell provisions of the New Falcon Partnership Agreement (see "--Partner Liquidity--Buy/Sell Rights"); (4) the sale or other disposition of all or substantially all of the assets of New Falcon; (5) subject to any contractual restrictions on the dissolution of New Falcon, an election to liquidate and dissolve the partnership made by FHGLP with the approval of TCI; (6) an election to liquidate and dissolve the partnership made by TCI if Marc B. Nathanson ceases to be active in the business of New Falcon on a regular and consistent basis and a successor shall not have been designated by FHGLP and approved by TCI within nine months; and (7) the termination of the Contribution Agreement in accordance with its terms prior to the closing of the TCI Transaction.

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following is a summary of certain debt instruments to which FHGLP is a party. The statements under this caption are summaries of the material terms of such agreements. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the respective agreements governing the debt instruments.

11% SENIOR SUBORDINATED NOTES DUE 2003

    FHGLP issued $175 million aggregate principal amount of the Notes on March 29, 1993 in connection with its formation and capitalization. The Notes represent unsecured general obligations of FHGLP, subordinated in right of payment to all senior indebtedness of FHGLP in the manner and to the extent set forth in the indenture governing the Notes (the "Notes Indenture"). In addition, the Notes are effectively subordinated to the claims of creditors of FHGLP's subsidiaries, including the Owned Subsidiaries.

    FHGLP completed the Notes Tender on May 19, 1998 and will redeem the approximately $34.4 million aggregate principal amount of remaining outstanding Notes prior to October 15, 1998 in accordance with the redemption provisions of the Notes Indenture. In connection with the Notes Tender, FHGLP solicited the consent of holders of the Notes to certain amendments to the Notes Indenture (the "Proposals") eliminating certain events of default under and substantially all of the covenants in the Notes Indenture, except the covenant to pay interest on and principal of the Notes when due. FHGLP received sufficient consents to approve the Proposals, and FHGLP and the Trustee executed a Supplemental Indenture, dated as of May 5, 1998, giving effect to the Proposals.

    The Notes mature on September 15, 2003 and bear interest at 11% per annum from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for. Interest payment dates are semi-annual, commencing September 15, 1993. Through September 15, 2000, FHGLP, at its option, may pay all or any portion of accrued interest on the Notes by delivering to the holders thereof, in lieu of cash, additional Notes having an aggregate principal amount equal to the amount of accrued interest not paid in cash. Additional Notes amounting to $8.9 million for 1993, $20.8 million for 1994, $23.1 million for 1995, $25.7 million for 1996 and $28.7 million for 1997 were issued as payment-in-kind for interest. As a result of the issuance of these additional Notes, the aggregate principal amount of the Notes outstanding as of March 31, 1998 was $282.2 million. FHGLP elected to make the interest payment due March 15, 1998 in cash, and under the terms of the Debentures, is required to continue to make cash payments. FHGLP obtained an amendment to the Bank Credit Agreement on February 6, 1998 to permit FHGLP to pay interest on the Debentures in cash prior to September 30, 2000.

    The Notes are redeemable at the option of FHGLP, in whole or in part, (i) at any time on or after September 15, 1998, at 105.5% of the outstanding principal amount, plus accrued interest to the redemption date, (ii) at any time on or after September 15, 1999, at 102.75% of outstanding principal amount, plus accrued interest to the redemption date, and (iii) at any time on or after September 15, 2000, at 100% of outstanding principal amount, plus accrued interest to the redemption date.

NEW CREDIT FACILITY

    On June 30, 1998, the Company entered into the New Credit Facility with BankBoston, N.A. as Documentation Agent, The Chase Manhattan Bank as Co-Syndication Agent, NationsBank, N.A. as Syndication Agent, Toronto Dominion (Texas) Inc. as Administrative Agent, Bank of America, N.T. & S.A. as Agent, and the other lenders signatory thereto. Until the TCI Closing, the Owned Subsidiaries, other than Falcon Video, will be the co-borrowers under the New Credit Facility and the Restricted Companies under the New Credit Facility will be all of the subsidiaries of FHGLP (but not including FHGLP itself and also excluding New Falcon, Falcon Video, Video Investors and subsidiaries of FHGLP that are designated by the Company as Excluded Companies from time to time). Immediately prior to the TCI Closing, Falcon Video will become a borrower for a portion of Facility A (as defined) but will not become a Restricted

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Company until after the TCI Closing and the discharge of Falcon Video's existing senior indebtedness. Immediately after the TCI Closing, New Falcon II will assume all of the obligations of the Owned Subsidiaries, including Falcon Video, under the New Credit Facility and become the sole borrower thereunder, and the Restricted Companies will be New Falcon II and all of its subsidiaries
(excluding subsidiaries of FHGLP that are designated by the Company as Excluded Companies from time to time and excluding, until Falcon Video's existing senior indebtedness is discharged immediately after the TCI Closing, Falcon Video and Falcon Video Communications Investors, L.P.).

    The New Credit Facility provides for three committed credit facilities: a $650 million reducing revolving credit facility maturing in December 2006 ("Facility A"); a $200 million amortizing term loan maturing in June 2007 ("Facility B"); and a $300 million amortizing term loan maturing in December 2007 ("Facility C"). The lenders under the New Credit Facility may also make available in their discretion as requested by the Company up to $350 million in additional revolving credit and/or term loans pursuant to one or more supplemental credit facilities (the terms of which will be negotiated at the time the Company makes a request to draw on such facility).

    The New Credit Facility provides for prime-based and LIBOR-based interest rate options. Facility A's base margin ranges from 0% to 0.375%, and its LIBOR margin ranges from 0.5% to 1.375%. Facility B's base margin ranges from 0.5% to 1.0%, and its LIBOR margin ranges from 1.5% to 2.0%. Facility C's base margin ranges from 0.75% to 1.25%, and its LIBOR margin ranges from 1.75% to 2.25%. The actual margins are based on the ratio of the borrowers' total consolidated debt to annualized consolidated cash flow (each as calculated in accordance with the provisions of the New Credit Facility). Prior to the closing of the TCI Transaction, Facility A's LIBOR margin is set at a minimum of 1.0%. Facility C's base rate margin is set at a minimum of 1.0%, and its LIBOR margin is set at a minimum of 2.0%. If the TCI Transaction does not close by December 31, 1998, each of the stated margins is increased by 0.25% for all three facilities, but will automatically revert to the stated margins upon closing of the TCI Transaction. The Company must also pay a commitment fee, ranging from 0.25% to 0.375%, depending on the applicable leverage ratio, on the unused portion of the available borrowings under Facility A and a commitment fee of 0.375% on the unused portion of the available borrowings under Facility B.

    At the closing of the New Credit Facility on June 30, 1998, the Company borrowed approximately $126 million under Facility B and all $300 million available under Facility C. Thus, as of June 30, 1998, the aggregate amount outstanding under the New Credit Facility was approximately $425.8 million and, subject to covenant compliance, approximately $153 million in additional funds was available to the Company under the New Credit Facility for borrowing (excluding the supplemental facilities). As of June 30, 1998, borrowings under the New Credit Facility bore interest at an average rate of 9.4% (including the effect of interest rate hedging agreements). The Company used approximately $329 million of the aggregate proceeds from the borrowings under Facility B and Facility C to repay the remaining indebtedness outstanding under the Bank Credit Agreement. The remaining proceeds resulted in an excess cash balance of approximately $90 million (after payment of approximately $4.5 million in fees and expenses related to the New Credit Facility). The Company is required to borrow the remaining approximately $74 million available under Facility B no later than September 30, 1998.

    Immediately prior to the TCI Closing, the lenders will make a loan to Falcon Video (and not to any other borrower and without recourse to any other borrower) sufficient to permit Falcon Video to satisfy in part its obligations under certain financing notes. See "The TCI Transaction." Prior to the TCI Closing, Falcon Video will not be responsible for any other borrowings under the New Credit Facility and the other borrowers will not be responsible for the Falcon Video borrowings. Upon closing the TCI Transaction, the loan to Falcon Video will be discharged and become part of Facility A. Upon the TCI Closing, the Company will use proceeds from additional borrowings under the New Credit Facility to refinance any other senior indebtedness of the Company, including without limitation certain existing senior indebtedness of Falcon Video, the initial borrowings of Falcon Video under the New Credit Facility, and the indebtedness of TCI to be assumed by New Falcon at the TCI Closing. The Company also intends to fund

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the redemption of the remaining outstanding Notes with proceeds from borrowings under the New Credit Facility. See "Prospectus Summary--Recent Developments."

    The aggregate borrowing availability under Facility A is subject to quarterly principal reductions, commencing on the last day of the quarter beginning June 30, 2001, amortized as follows: 10% in years four and five, 15% in year six, 22.5% in year seven, 27.5% in year eight, and 15% in year nine. Facility B requires quarterly principal installments of $500,000 commencing March 31, 1999, with the principal balance due at final maturity. Facility C requires quarterly principal installments of $750,000 commencing March 31, 1999, with the principal balance due at final maturity. The New Credit Facility also provides for other mandatory principal reductions with proceeds arising from asset sales and other financings, subject to certain exceptions permitting the Company to use such proceeds to fund certain permitted investments and acquisitions. The Company may prepay the loans outstanding under the New Credit Facility at any time without premium or penalty (except for LIBOR breakage costs).

    The Company's obligations under the New Credit Facility are collateralized by all of the partnership interests and other equity interests of the Restricted Companies (as described above) under the New Credit Facility, including a pledge of New Falcon's membership interest in New Falcon II. The Company also granted a negative pledge on all of the Restricted Companies' assets, subject to a subsequent grant of a security interest in the Restricted Companies' assets if the TCI Transaction has not closed by December 31, 1998.

    The New Credit Facility also contains various financial covenants which, among other things, limit the amount of indebtedness the Restricted Companies may incur. The New Credit Facility also contains various other restrictions (subject to permitted exceptions), including limits on distributions, investments, acquisitions, and capital expenditures. The New Credit Facility does permit the Company to make scheduled interest payments on the Debentures and to fund the Notes Redemption.

SUBORDINATED NOTES

    On October 21, 1991, one of the Owned Subsidiaries issued $15 million aggregate principal amount of 11.56% Subordinated Notes due 2001 to refinance certain outstanding indebtedness. At December 31, 1997, the aggregate principal amount outstanding under these notes was $15 million. These notes mature on March 31, 2001. The agreement governing these notes contains certain covenants which are substantially the same as the covenants under the New Credit Facility.

OTHER INDEBTEDNESS

    Other Notes payable consist primarily of $7.5 million owed by Enstar Finance Company, LLC. On June 6, 1997, FHGLP and Enstar formed EFC, an unrestricted subsidiary. On September 30, 1997, EFC obtained a secured bank facility of $35 million from two agent banks in order to provide funds that would be loaned to certain Enstar partnerships. The lenders advanced $7.5 million to EFC, which in turn advanced those funds to a number of Enstar partnerships. The EFC loan is non-recourse to FHGLP and matures on August 31, 2001, at which time all funds previously advanced will be due in full.

INTEREST RATE HEDGING AGREEMENTS

    The Company utilizes interest rate hedging agreements to establish long-term fixed interest rates on a portion of its variable-rate debt. The New Credit Facility requires the Company to maintain hedging arrangements with respect to at least 50% of its total outstanding indebtedness, excluding the Debentures, for a two-year period at rates satisfactory to the Administrative Agent in order to manage the interest rate sensitivity on its borrowings. At March 31, 1998, the Company participated in interest rate hedging contracts with an aggregate notional principal amount of $565 million, under which the Company pays interest at fixed rates ranging from 5.22% to 6.55% (weighted average rate of 5.81%) and receives interest at variable LIBOR rates. Certain of these contracts relating to approximately $25 million of aggregate

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notional principal amount were not yet effective at March 31, 1998, but are scheduled to go into effect during 1998 as certain of the existing contracts mature. The hedging contracts expire at various dates through July 2001. In addition to these swaps, the Company has an interest rate swap contract with a notional amount of $25 million under which it pays variable LIBOR rates and receives fixed rate payments, and one $25 million interest rate cap contract under which the Company pays variable LIBOR rates subject to a cap of 5.49%.

    In connection with the decision to make interest payments on the Notes in cash and the Notes Tender and Notes Redemption, the Company entered into various interest rate swap agreements with three banks on February 10, 1998 in order to reduce interest costs. The agreements call for the Company to receive payments at 11% and to make payments at 7.625% for the period September 16, 1997 through September 15, 1998 on a notional principal amount of $282.2 million. The contracts further call for the Company to pay at a fixed rate of 7.625% and receive interest at variable LIBOR rates for the period September 16, 1998 through September 15, 2003 on a notional principal amount of $297.7 million.

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                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    The Old Debentures were originally sold by the Issuers on April 3, 1998 to the Placement Agents pursuant to the Purchase Agreement. The Placement Agents subsequently placed the Old Debentures with (i) qualified institutional buyers in reliance on Rule 144A under the Securities Act and (ii) qualified buyers outside the United States in reliance upon Regulation S under the Securities Act. As a condition of the Purchase Agreement, the Issuers entered into the Registration Rights Agreement with the Placement Agents pursuant to which the Issuers have agreed, for the benefit of the holders of the Old Debentures, at the Issuers' cost, to file a registration statement for the Exchange Offer (the "Exchange Offer Registration Statement") (of which this Prospectus is a part) with the Commission with respect to the Exchange Offer for the Exchange Debentures. Upon the Exchange Offer Registration Statement being declared effective, the Issuers will offer the Exchange Debentures in exchange for surrender of the Old Debentures. For each Old Debenture surrendered to the Issuers pursuant to the Exchange Offer, the holder of such Old Debenture will receive an Exchange Debenture having an original Principal Amount at Maturity equal to that of the surrendered Old Debenture.

    Based upon interpretations by the staff of the Commission set forth in certain no-action letters to third parties (including EXXON CAPITAL HOLDINGS CORP., SEC No-Action Letter (April 13, 1989); MORGAN STANLEY & CO. INC., SEC No-Action Letter (June 5, 1991); and SHEARMAN & STERLING, SEC No-Action Letter (July 2, 1993)), the Issuers believe that the Exchange Debentures issued pursuant to the Exchange Offer in exchange for Old Debentures will in general be freely tradeable after the Exchange Offer without compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of Old Debentures who is an "affiliate" of the Issuers (within the meaning of Rule 405 under the Securities Act), who does not acquire the Exchange Debentures in the ordinary course of business or who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Debentures could not rely on the position of the staff of the Commission enunciated in such no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Issuers.

    As contemplated by the above-mentioned no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Issuers in the Letter of Transmittal that (i) the Exchange Debentures are to be acquired by the holder or the person receiving such Exchange Debentures, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person is not engaging in the distribution of the Exchange Debentures, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Debentures, (iv) neither the holder nor any such other person is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or any other person participates in the Exchange Offer for the purpose of distributing the Exchange Debentures it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Debentures and cannot rely on the above-mentioned no-action letters. As indicated above, each Participating Broker-Dealer that receives an Exchange Debenture for its own account in exchange for Old Debentures must acknowledge that it (i) acquired the Old Debentures for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement or understanding with the Issuers or any "affiliate" of the Issuers (within the meaning of Rule 405 under the Securities Act) to distribute the Exchange Debentures to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Debentures. For a description of the procedures for resales by Participating Broker-Dealers, see "Plan of Distribution."

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    In the event that changes in the law or the applicable interpretations of the staff of the Commission do not permit the Issuers to effect such an Exchange Offer, the Exchange Offer is not consummated by September 30, 1998 or the Exchange Offer has been completed and in the opinion of counsel for the Placement Agents a Registration Statement must be filed and a Prospectus delivered by the Placement Agents in connection with any offering or sale of the Old Debentures, the Issuers will (i) file the Shelf Registration Statement covering resales of the Old Debentures; (ii) use their best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (iii) use their best efforts to keep effective the Shelf Registration Statement until the earlier of (i) two years after the date of the original issuance of the Old Debentures or (ii) such time as all of the applicable Old Debentures have been sold thereunder. The Issuers will, in the event of the filing of the Shelf Registration Statement, provide to each applicable holder of the Old Debentures copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resale of the Old Debentures. A holder of the Old Debentures that sells such Old Debentures pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

    The Registration Rights Agreement provides that the Issuers will file an Exchange Offer Registration Statement with the Commission. In the event that Exchange Offer is not consummated and the Shelf Registration Statement is not declared effective on or prior to September 30, 1998, the interest rate on the Old Senior Debentures will be increased by 0.5% per annum and interest on the Old Senior Discount Debentures (in addition to accrual of original issue discount during the period ending April 15, 2003 and in addition to interest otherwise due on such Debentures after such date) will accrue at a rate of 0.5% per annum of the Accreted Value thereof on the preceding semi-annual accrual date, and be payable in cash semi-annually, commencing October 15, 1998, until
(i) the Exchange Offer is consummated, (ii) the Shelf Registration Statement is declared effective by the Commission or (iii) the Old Debentures become freely tradable without registration under the Securities Act, at which time, in any such case, the interest rate with respect to the Old Debentures shall return to the rate established on the date such Debentures were originally issued, as adjusted by any other provision of the Indenture subsequent to such date.

    Holders of Old Debentures will be required to make certain representations to the Issuers (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement, if required, and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Debentures included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above.

    Following the consummation of the Exchange Offer, holders of the Old Debentures who were eligible to participate in the Exchange Offer but who did not tender their Old Debentures will not have any further registration rights and such Old Debentures will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Debentures could be adversely affected.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Issuers will accept any and all Old Debentures validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Issuers will issue (i) $1,000 principal amount of Senior Exchange Debentures for $1,000 principal amount Old Senior Debentures, and (ii) $1,000 original principal amount at maturity of Senior Exchange Discount Debentures in exchange for each $1,000 original principal amount at maturity of outstanding Old Senior Discount Debentures accepted in

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the Exchange Offer. Holders may tender some or all of their Old Debentures pursuant to the Exchange Offer. However, Old Debentures may be tendered only in integral multiples of $1,000.

    The form and terms of the Exchange Debentures are the same as the form and terms of the Old Debentures except that (i) the Exchange Debentures have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Debentures will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Debentures in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Debentures will evidence the same debt as the Old Debentures and will be entitled to the benefits of the Indenture.

    As of the date of this Prospectus, $325,000,000 aggregate original principal amount of the Old Senior Debentures are outstanding, and $435,250,000 aggregate original principal amount at maturity of the Old Senior Discount Debentures are
outstanding. The Issuers have fixed the close of business on        , 1998 as
the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

    Holders of Old Debentures do not have any appraisal or dissenters' rights under Delaware law, California law or the Indenture in connection with the Exchange Offer. The Issuers intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

    The Issuers shall be deemed to have accepted validly tendered Old Debentures when, as and if the Issuers have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Debentures from the Issuers.

    If any tendered Old Debentures are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Debentures will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Old Debentures in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Debentures pursuant to the Exchange Offer. The Issuers will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The Issuers shall keep the Exchange Offer open for at least 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to holders of Old Debentures. The term "Expiration Date" shall mean 5:00 p.m., New York City time, on September 10, 1998, unless the Issuers, in their sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


    In order to extend the Exchange Offer, the Issuers will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 11:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    The Issuers reserve the right, in their sole discretion, (i) to delay accepting any Old Debentures, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner.

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
Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

PROCEDURES FOR TENDERING

    Only a holder of Old Debentures may tender such Old Debentures in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal or transmit an Agent's Message in connection with a book-entry transfer, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or Agent's Message, together with the Old Debentures and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Debentures must be received by the Exchange Agent prior to the Expiration Date along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Debentures into the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Debentures, or Book-Entry Confirmation, as the case may be, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE BOOK ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURE DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    DTC has authorized DTC participants that hold Old Debentures on behalf of beneficial owners of Old Debentures through DTC to tender their Old Debentures as if they were holders. To effect a tender of Old Debentures, DTC participants should either (i) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof), have the signature thereon guaranteed if required by the instructions to the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such manually signed facsimile) to the Exchange Agent pursuant to the procedure set forth in "Procedures for Tendering" or (ii) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP") for which the transaction will be eligible and follow the procedure for book-entry transfer set forth in "--Book-Entry Transfer."

    By executing the Letter of Transmittal or Agent's Message, each holder will make to the Issuers the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

    The tender by a holder and the acceptance thereof by the Issuers will constitute agreement between such holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal or Agent's Message.

    THE METHOD OF DELIVERY OF OLD DEBENTURES, THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD DEBENTURES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner whose Old Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered

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
holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Debentures tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Debentures listed therein, such Old Debentures must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Debentures with the signature thereon guaranteed by an Eligible Institution.

    If the Letter of Transmittal or any Old Debentures or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Issuers of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Debentures and withdrawal of tendered Old Debentures will be determined by the Issuers in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any and all Old Debentures not properly tendered or any Old Debentures the Issuers' acceptance of which would, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the right in their sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Debentures. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Debentures must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of Old Debentures, neither the Issuers, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Debentures will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Debentures received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

ACCEPTANCE OF OLD DEBENTURES FOR EXCHANGE; DELIVERY OF EXCHANGE

    For each Old Debenture accepted for exchange, the holder of such Old Debenture will receive an Exchange Debenture having a Principal Amount at Maturity equal to that of the surrendered Old Debenture. For purposes of the Exchange Offer, the Issuers shall be deemed to have accepted properly tendered Old Debentures for exchange when, as and if the Issuers have given oral or written notice thereof to the Exchange Agent.

    In all cases, the issuance of Exchange Debentures for Old Debentures that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Debentures or a timely Book-Entry Confirmation of such Old Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or Agent's Message and all other required documents. If any tendered Old Debentures are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or non-exchanged Old Debentures will be returned without expense to the tendering holder thereof (or, in the case of Old Debentures tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Debentures will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the Expiration Date.

BOOK-ENTRY TRANSFER

    The Exchange Agent will establish a new account or utilize an existing account with respect to the Old Debentures at DTC promptly after the date of this Prospectus, and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of Old Debentures may make a book-entry tender of Old Debentures by causing DTC to transfer such Old Debentures into the Exchange Agent's account in accordance with DTC's procedures for such transfer. However, although tender of Old Debentures may be effected through book- entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and validly executed, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Exchange Agent at its address set forth below under the caption "Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The confirmation of book-entry transfer of Old Debentures into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Exchange Agent.

    The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Old Debentures stating (i) the aggregate principal amount of Old Debentures which have been tendered by such participant,
(ii) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (iii) that the Issuers may enforce such agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Debentures and (i) whose Old Debentures are not immediately available, (ii) who cannot deliver their Old Debentures, the Letter of Transmittal or any other required documents to the Exchange Agent or
(iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution");

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Debentures and the principal amount of Old Debentures tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) (or in the case of a book-entry transfer, an Agent's Message) together with the certificate(s) representing the Old Debentures (or a confirmation of book-entry transfer of such Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) the certificate(s) representing all tendered Old Debentures in proper form for transfer (or a confirmation of book-entry transfer of such Old Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility), together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Debentures according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date; otherwise such tenders are irrevocable.

    To withdraw a tender of Old Debentures in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Debentures to be withdrawn (the "Depositor"), (ii) identify the Old Debentures to be withdrawn (including the certificate number(s) and principal amount of such Old Debentures, or, in the case of Old Debentures transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Debentures were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Debentures register the transfer of such Old Debentures into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Debentures are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuers, whose determination shall be final and binding on all parties. Any Old Debentures so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Debentures will be issued with respect thereto unless the Old Debentures so withdrawn are validly retendered. Any Old Debentures which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Debentures may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Issuers shall not be required to accept for exchange, or exchange Exchange Debentures for, any Old Debentures, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Debentures, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Issuers, might materially impair the ability of the Issuers to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Issuers or any of their subsidiaries; or

    (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Issuers, might materially impair the ability of the Issuers to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Issuers; or

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
    (c) any governmental approval has not been obtained, which approval the Issuers shall, in their sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

    If the Issuers determine in their sole discretion that any of the conditions are not satisfied, the Issuers may (i) refuse to accept any Old Debentures and return all tendered Old Debentures to the tendering holders, (ii) extend the Exchange Offer and retain all Old Debentures tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Debentures (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Debentures which have not been withdrawn. The Issuers shall keep the Exchange Offer open for at least 20 business days (or longer if required by applicable law, including in connection with any material modification or waiver of the terms or conditions of the Exchange Offer that requires such extension under applicable law) after the date notice of the Exchange Offer is mailed to holders of Old Debentures.

EXCHANGE AGENT

    U.S. Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

BY REGISTERED OR CERTIFIED MAIL:      BY OVERNIGHT COURIER:

U.S. Trust Company of New York        U.S. Trust Company of New York
P.O. Box 844                          770 Broadway
Cooper Station                        New York, New York 10003
New York, New York 10276-0844         Attn: Corporate Trust, 13th Floor

BY HAND:                              BY FACSIMILE:

U.S. Trust Company of New York        (212) 780-0592
111 Broadway, Lower Level
Corporation Trust Window              Confirm by telephone:
New York, New York 10006              (800) 548-6565

    DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Issuers. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Issuers and their affiliates.

    The Issuers have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Issuers, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Issuers. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

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
ACCOUNTING TREATMENT

    The Exchange Debentures will be recorded at the same carrying value as the Old Debentures, which is face value, as reflected in the Issuers' accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Issuers. The expenses of the Exchange Offer will be expensed over the term of the Exchange Debentures.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The Old Debentures that are not exchanged for Exchange Debentures pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Debentures may be resold only (i) to the Issuers (upon redemption thereof or otherwise), (ii) so long as the Old Debentures are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Issuers), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE DEBENTURES

    With respect to resales of Exchange Debentures, based upon interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties (including EXXON CAPITAL HOLDINGS CORP., SEC No-Action Letter (April 13, 1989); MORGAN STANLEY & CO. INC., SEC No-Action Letter (June 5,
1991); and SHEARMAN & STERLING, SEC No-Action Letter (July 2, 1993)), the Issuers believe that a holder or other person who receives Exchange Debentures, whether or not such person is the holder (other than a person that is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities
Act) who receives Exchange Debentures in exchange for Old Debentures in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Debentures, will be allowed to resell the Exchange Debentures to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Debentures a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Debentures in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Debentures, such holder cannot rely on the position of the staff of the Commission enunciated in the above mentioned no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Debentures for its own account in exchange for Old Debentures, where such Old Debentures were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures.

    As contemplated by the above mentioned no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Issuers in the Letter of Transmittal that (i) the Exchange Debentures are to be acquired by the holder or the person receiving such Exchange Debentures, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person is not engaging in the distribution of the Exchange Debentures, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Debentures, (iv) neither the holder nor any such other person is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such

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
other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Debentures it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Debentures and cannot rely on the above mentioned no-action letters. As indicated above, each Participating Broker-Dealer that receives Exchange Debentures for its own account in exchange for Old Debentures must acknowledge that it (i) acquired the Old Debentures for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement or under-standing with the Issuers or any "affiliate" of the Issuers (within the meaning of Rule 405 under the Securities Act) to distribute the Exchange Debentures to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Debentures. For a description of the procedures for resales by Participating Broker-Dealers, see "Plan of Distribution."

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
                         DESCRIPTION OF THE DEBENTURES

    The form and terms of the Exchange Debentures are the same as the form and terms of the Old Debentures (which they replace) except that (i) the issuance of the Exchange Debentures have been registered under the Securities Act and, therefore, the Exchange Debentures will not bear legends restricting the transfer thereof, and (ii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Debentures in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. A copy of the Indenture has been filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus forms a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, the definitions ascribed to such terms in the Indenture are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

GENERAL

    The Debentures are joint and several senior unsecured obligations of the Issuers and will mature on April 15, 2010. The Senior Debentures are limited to $375.0 million aggregate principal amount and the Senior Discount Debentures are limited to $435.25 million aggregate principal amount at maturity. Each Senior Debenture bears interest at 8.375% per annum from the Issue Date or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to holders of record at the close of business on the April 1 or October 1 immediately preceding the Interest Payment Date) on April 15 and October 15 of each year, commencing on October 15, 1998.

    The Senior Discount Debentures were sold at a substantial discount from their principal amount at maturity. See "Federal Income Tax Considerations--United States Holders--Original Issue Discount." Until April 15, 2003, no interest will accrue on the Senior Discount Debentures, but the Accreted Value (representing the amortization of original issue discount) will accrete at an annual rate of 9.285% between the Issue Date and April 15, 2003, on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months such that the Accreted Value of a Senior Discount Debenture shall equal the full principal amount of such Senior Discount Debenture on April 15, 2003; PROVIDED, HOWEVER, that at any time prior to April 15, 2003, the Issuers may elect to commence the accrual of cash interest on a Semiannual Accrual Date (from and after such Semiannual Accrual Date), in which case the outstanding principal amount at Stated Maturity of each Senior Discount Debenture will on such Semiannual Accrual Date be reduced to the Accreted Value of such Senior Discount Debenture as of such Semiannual Accrual Date and cash interest shall be payable on such Senior Discount Debenture on each Interest Payment Date thereafter. The initial Accreted Value per $1,000 principal amount of Senior Discount Debentures was $633.29 (representing the original price at which Senior Discount Debentures were sold).

    Beginning on April 15, 2003, cash interest on the Senior Discount Debentures will accrue at the rate of 9.285% per annum and will be payable semiannually in arrears on April 15 and October 15, commencing October 15, 2003, to Holders of record at the close of business on the April 1 or October 1 immediately preceding the Interest Payment Date.

    The Indenture provides that, if the TCI Contribution is not consummated on or before June 30, 1999, (a) effective July 1, 1999, the interest rate on the Senior Debentures will increase by 0.75% per annum, (b) from July 1, 1999 until April 15, 2003, the Company will pay cash interest on the Senior Discount Debentures (in addition to accretion of principal), semiannually in arrears on each April 15 and October 15, commencing October 15, 1999, equal to 0.75% per annum of the then outstanding Accreted Value of the Senior Discount Debentures and (c) from April 15, 2003 until the maturity of the Senior Discount

Debentures, the interest rate on the Senior Discount Debentures will increase by 0.75% per annum; PROVIDED, that such additional interest will no longer be payable if the TCI Contribution is consummated on or before December 31, 1999.

    In the event that the Issuers have not consummated a registered exchange offer for the Debentures or have caused a shelf registration statement with respect to the Debentures to be declared effective on or prior to September 30, 1998, (i) the annual interest rate borne by the Senior Debentures will be increased by 0.5%, (ii) prior to April 15, 2003, the Senior Discount Debentures will bear annual cash interest equal to 0.5% of the Accreted Value of the Senior Discount Debentures and (iii) on and after April 15, 2003, the annual interest rate borne by the Senior Discount Debentures will be increased by 0.5%. Such additional interest amounts will be payable in cash, semiannually in arrears on each April 15 and October 15, until (i) the Exchange Offer is consummated, (ii) the Issuers cause a shelf registration with respect to resales of the Debentures to become effective under the Securities Act or (iii) the date that the Debentures become freely tradeable without registration under the Securities Act, at which time, in any such case, the interest rate with respect to the Debentures shall return to the rate set forth on the cover page of this Prospectus, as adjusted by any other provision of the Indenture.

    Principal of, premium, if any, and interest on the Debentures will be payable, and the Debentures may be exchanged or transferred, at the office or agency of the Issuers in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee); PROVIDED that, at the option of the Issuers, payment of interest may be made by check mailed to the holders of the Debentures (the "Holders") at their addresses as they appear in the Security Register.

    The Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "--Book Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Debentures, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

    The Company is a holding company that conducts substantially all of its business through subsidiaries. The Debentures will be the obligations of the Issuers only, and the Issuers' subsidiaries will not have any obligation to pay any amounts due under the Debentures. Therefore, the Debentures will be effectively subordinated to all existing and future liabilities of the Issuers' subsidiaries. As of March 31, 1998, after giving pro forma effect to the Offering, the refinancing of the Bank Credit Agreement with proceeds from the New Credit Facility, the repurchase of all of the Notes pursuant to the Notes Tender and the consummation of the TCI Transaction, (i) the Issuers (excluding indebtedness of their subsidiaries) would not have had any indebtedness outstanding other than the Debentures (representing aggregate indebtedness of approximately $650.6 million as of the date of issuance) and (ii) the Issuers' subsidiaries would have had approximately $936.5 million of indebtedness outstanding, all of which would have been effectively senior to the Debentures.

    Subject to the covenants described below under "Covenants" and applicable law, the Issuers may issue additional Debentures under the Indenture. The Senior Debentures offered hereby and any additional Senior Debentures subsequently issued would be treated as a single class for all purposes under the Indenture. The Senior Discount Debentures offered hereby and any additional Senior Discount Debentures subsequently issued would be treated as a single class for all purposes under the Indenture.

OPTIONAL REDEMPTION

    The Debentures will be redeemable, at the Issuers' option, in whole or in part, at any time on or after April 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register. The Senior Debentures are redeemable at the redemption prices set forth below (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on April 15 of the years set forth below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................     104.188%
2004..............................................................................     102.792%
2005..............................................................................     101.396%
2006 and thereafter...............................................................     100.000%

    The Senior Discount Debentures are redeemable at the redemption prices set forth below (expressed in percentages of Accreted Value), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on April 15 of the years set forth below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................     104.643%
2004..............................................................................     103.095%
2005..............................................................................     101.548%
2006 and thereafter...............................................................     100.000%

    In addition, prior to April 15, 2001, the Issuers may redeem up to 35% of the aggregate principal amount or Accreted Value, as applicable, of the Debentures with the net cash proceeds of one or more sales by the Company of its Capital Stock (other than Redeemable Capital Stock), at any time or from time to time in part, at a redemption price, in the case of Senior Debentures, equal to 108.375% of the principal amount thereof and, in the case of Senior Discount Debentures, equal to 109.285% of the Accreted Value thereof, in each case plus accrued and unpaid interest, if any, to the date of redemption (subject to the rights of Holders of record on the relevant record date that is prior to the redemption date to receive interest due on an Interest Payment Date); PROVIDED, that at least $195.0 million in aggregate principal amount of Senior Debentures remains outstanding immediately after each such redemption (excluding any Senior Debentures owned by the Issuers or any of their Affiliates) and at least 65% in aggregate principal amount at maturity of the Senior Discount Debentures originally issued remains outstanding immediately after each such redemption (excluding any Senior Discount Debentures owned by the Issuers or any of their Affiliates).

    In the case of any partial redemption, selection of the Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Debentures are listed, or if the Debentures are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate; PROVIDED that no Debenture of $1,000 in principal amount or less shall be redeemed in part. If any Debenture is to be redeemed in part only, the notice of redemption relating to such Debenture shall state the portion of the principal amount thereof to be redeemed. A new Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Debenture.

SINKING FUND

    There will be no sinking fund payments for the Debentures.

    The Issuers have agreed with the Placement Agents, for the benefit of the Holders, that the Issuers will use their best efforts, at their cost, to file and cause to become effective a registration statement with respect to a registered offer to exchange (the "Exchange Offer Registration Statement") the Old Debentures for the Exchange Debentures. The Exchange Offer will remain open for not less than 20 business days after the date notice of the Exchange Offer is mailed to Holders. For each old Debenture surrendered to the Issuers under the Exchange Offer, the Holder thereof will receive a corresponding Exchange Debenture of equal principal amount or principal amount at maturity, as applicable. In the event that applicable interpretations of the staff of the Commission do not permit the Issuers to effect the Exchange Offer, or under certain other circumstances, the Issuers will, at their cost, use their best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Debentures and to keep the Shelf Registration Statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the Issue Date, or such shorter period that will terminate when all Debentures covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Issuers will, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder when the Shelf Registration Statement for the Debentures has become effective and take certain other actions as are required to permit resales of the Debentures. A Holder that sells its Debentures pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).

    In the event that the Exchange Offer is not consummated on or prior to the date that is 180 days after the Issue Date, (i) the annual interest rate borne by the Senior Debentures will be increased by 0.5%, (ii) prior to April 15, 2003, the Senior Discount Debentures will bear annual cash interest equal to 0.5% of the Accreted Value of the Senior Discount Debentures and (iii) on and after April 15, 2003, the annual interest rate borne by the Senior Discount Debentures will be increased by 0.5%. Such additional interest amounts be payable in cash, semiannually in arrears on each April 15 and October 15, until
(i) the Exchange Offer is consummated, (ii) the Issuers cause a shelf registration with respect to resales of the Debentures to become effective under the Securities Act or (iii) the date that the Debentures become freely tradeable without registration under the Securities Act, at which time, in any such case, the interest rate with respect to the Debentures shall return to the rate set forth on the cover page of this Prospectus, as adjusted by any other provision of the Indenture.

    This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement.

CERTAIN DEFINITIONS

    "Accreted Value" means with respect to any Senior Discount Debenture, as of any specified date on or prior to April 15, 2003, the amount provided below for each $1,000 principal amount at maturity of Senior Discount Debentures:

        (i) if the specified date occurs on one of the following dates after the Issue Date (each a "Semiannual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semiannual Accrual Date:

                                                                                    ACCRETED
SEMIANNUAL ACCRUAL DATE                                                              VALUE
---------------------------------------------------------------------------------  ----------
Issue Date.......................................................................  $   633.29
October 15, 1998.................................................................  $   664.70
April 15, 1999...................................................................  $   695.56
October 15, 1999.................................................................  $   727.85
April 15, 2000...................................................................  $   761.64
October 15, 2000.................................................................  $   797.00
April 15, 2001...................................................................  $   834.00
October 15, 2001.................................................................  $   872.72
April 15, 2002...................................................................  $   913.23
October 15, 2002.................................................................  $   955.63
April 15, 2003...................................................................  $ 1,000.00

        (ii) if the specified date occurs before October 15, 1998, the Accreted Value will equal the sum of (a) $633.29 and (b) an amount equal to the product of (1) the Accreted Value on October 15, 1998 less $633.29 MULTIPLIED BY (2) a fraction, the numerator of which is the number of days from the Issue Date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from the Issue Date to the first Semiannual Accrual Date, using a 360-day year of twelve 30-day months; or

       (iii) if the specified date occurs between two Semiannual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semiannual Accrual Date immediately preceding such specified date and (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semiannual Accrual Date less the Accreted Value for the immediately preceding Semiannual Accrual Date MULTIPLIED BY (2) a fraction, the numerator of which is the number of days from the immediately preceding Semiannual Accrual Date to the specified date, using a 360-day year of 12 30-day months; PROVIDED, HOWEVER, that, for any date after April 15, 2003, the Accreted Value with respect to each $1,000 principal amount at maturity of Senior Discount Debentures will be $1,000; PROVIDED, FURTHER, that, notwithstanding any other provision of this definition, if the Issuers elect to commence the accrual of cash interest on a Semiannual Accrual Date, the Accreted Value of a Senior Discount Debenture will thereafter be the Accreted Value of such Senior Discount Debenture as specified in clause (i) above on such Semiannual Accrual Date.

    "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person is merged with or into the Company or a Subsidiary of the Company or becomes a Subsidiary of the Company or (b) assumed in connection with the acquisition of assets from such Person, and not Incurred by such Person in connection with, or in anticipation of, such Person becoming a Subsidiary or such acquisition of assets.

    "Annualized Operating Cash Flow" means for any Person, for any fiscal quarter, an amount equal to Operating Cash Flow of such Person for such quarter multiplied by four.

    "Affiliate" means, as applied to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) (i) of all or substantially all of the Capital Stock of any Restricted Subsidiary, or (ii) of all or substantially all of the assets that constitute a division or line of business of the Company or of any Restricted Subsidiary, or (iii) of any cable television system.

    "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction but excluding any exchange of assets (including an exchange of assets in which no more than 30% of the value of the consideration paid or received by the Company or a Restricted Subsidiary in connection therewith consists of cash or Cash Equivalents); PROVIDED that the fair market value of the consideration received by the Company in connection with such exchange of assets is at least equal to the fair market value of the assets transferred by the Company in connection with such exchange) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; PROVIDED that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets with a fair market value not in excess of $1.0 million in any transaction or series of related transactions, (c) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, (d) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (B) of the "Limitation on Asset Sales" covenant or (e) sales, transfers or other dispositions of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries.

    "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (A) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (B) the amount of such principal payment by (ii) the sum of all such principal payments.

    "Bank Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of July 12, 1996, among Falcon Cable Media, a California Limited Partnership, Falcon Cable Systems Company II, L.P., Falcon Cablevision, a California Limited Partnership, Falcon Community Cable, L.P., Falcon Community Ventures I Limited Partnership, Falcon First, Inc., Falcon Telecable, a California Limited Partnership, Falcon Telecom, L.P., the First National Bank of Boston, as Managing Agent, Toronto-Dominion (Texas) Inc., as Administrative Agent, and NationsBank of Texas, N.A., as Syndication Agent, including any deferrals, renewals, extensions, restatements, replacements, restructurings, refinancings or refundings thereof or amendments, modifications or supplements thereto, and any agreement or agreements providing therefor, whether involving one or more members of the Restricted Group, whether by or with the same or any other lender, creditor, group or groups of lenders or group or groups of creditors, and including related Debentures, guarantee and security agreements and other instruments and agreements executed in connection therewith.

    "Board of Directors" means (i) subject to clause (iv) below, in the case of a Person that is a partnership, the board of directors of such Person's corporate general partner (or if such general partner is itself a partnership, the board of directors of such general partner's corporate general partner),
(ii) in the case of a Person that is a corporation, the board of directors of such Person, (iii) in the case of any other Person, the board of directors, management committee or similar governing body or any authorizing committee thereof responsible for the management of the business and affairs of such Person and (iv) in the case of FHGLP, the Board of Representatives of FHGLP established pursuant to Section 11.4 of the Partnership Agreement (but only for so long as such Board of Representatives remains in existence).

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital stock or other equity interests, including, without limitation, partnership interests, whether now outstanding or issued after the Issue Date.

    "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

    "Capitalized Lease Obligation" means the discounted present value of the rental obligations under a Capitalized Lease.

    "Cash Equivalents" means (i) any security maturing not more than six months after the date of acquisition issued by the United States of America or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit, time deposit, money market account or bankers' acceptance maturing not more than six months after the date of acquisition issued by any commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500.0 million whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Rating Services, or any successor rating agency and (iii) commercial paper maturing not more than three months after the date of acquisition issued by any corporation (other than an Affiliate of the Issuers) organized and existing under the laws of the United States of America with a rating, at the time of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Rating Services or any successor rating agency.

    "Cash Flow Ratio" means, as at any date, the ratio of (i) the sum of the aggregate outstanding principal amount of all Indebtedness (or, if the terms of such Indebtedness provide that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof, the aggregate outstanding accreted value of such Indebtedness at the date of determination) of the Company and the Restricted Subsidiaries determined on a consolidated basis, but excluding all obligations under Interest Rate Agreements entered into by the Company or any Restricted Subsidiary outstanding on such date, plus (but without duplication of Indebtedness supported by letters of credit) the aggregate undrawn face amount of all letters of credit outstanding on such date to (ii) Annualized Operating Cash Flow of the Company and its Restricted Subsidiaries determined as at the last day of the most recently completed fiscal quarter. In calculating the "Cash Flow Ratio" as of any particular date (the "Determination Date") Annualized Operating Cash Flow shall be determined on the basis of the most recently completed fiscal quarter (the "Measurement Period"). For purposes of calculating Annualized Operating Cash Flow for the Measurement Period associated with a Determination Date, (i) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Annualized Operating Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period, (ii) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Annualized Operating Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period and
(iii) if the Company or any Restricted Subsidiary shall have in any manner (x) acquired (including through the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Disposition or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if, in the case of an acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Disposition or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period.

    "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the outstanding Voting Stock of the Company or Falcon, as the case may be, and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company or Falcon, as the case may be, on a fully diluted basis, than is held by the Permitted Holders in the aggregate on such date and, in the case of the Company (if the Company is then a partnership), any Person other than a Permitted Holder is a managing general partner of the Company; (b) the Company or Falcon, as the case may be, consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company or Falcon, as the case may be, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or Falcon, as the case may be, is converted into or exchanged for cash, securities or other property and, immediately after such transaction, the Permitted Holders in the aggregate or the holders of the Voting Stock of the Company or Falcon, as the case may be, immediately prior thereto own, directly or indirectly, less than 35% of the total voting power of the outstanding Voting Stock of the surviving or transferee Person and, in the case of the Company (if the Company is then a partnership), any Person other than a Permitted Holder is a managing general partner of the Company; (c) the sale, lease or transfer, conveyance or other disposition (other than by way of a merger, consolidation, liquidation or dissolution), in one or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(e) of the Exchange Act) other than to one or more Permitted Holders, (e) the first day on which the Company or any successor thereto pursuant to the covenant under "Mergers" fails to own 100% of the issued and outstanding Capital Stock of FFC, (f) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company or Falcon, as the case may be (together with any new directors whose election to such Board of Directors was approved by the Permitted Holders or by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason (other than by action of the Permitted Holders) to constitute a majority of the Board of Directors of the Company or Falcon, as the case may be, then in office in any such case in connection with any actual or threatened solicitation of proxies or consents.

    "Company" means FHGLP or any Person that is a successor to FHGLP pursuant to, and in accordance with, the covenant set forth below under "Mergers."

    "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; and the net costs associated with Interest Rate Agreements, but excluding interest and fees on any letter of credit, bond, performance bond, performance guarantee or similar obligation incurred in connection with the day-to-day operations of its business to secure the performance of a cable television franchise, pole attachment agreement, lease or other similar agreement incurred in the ordinary course of such business) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by such Person and its consolidated subsidiaries during such period, all as determined on a consolidated basis in conformity with GAAP.

    "Consolidated Net Tangible Assets" of any Person means, as of any date, (a) all amounts that would be shown as assets on a consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP, less (b) the amount thereof constituting goodwill and other intangible assets as calculated in accordance with GAAP.

    "Contribution Agreement" means that certain Contribution and Purchase Agreement, dated as of December 30, 1997, by and among FHGLP, New Falcon, Falcon, TCI Falcon Holdings, LLC, Belo Ventures, Inc. and the other parties that are signatories thereto, as amended and in effect on the Issue Date.

    "Cumulative Cash Flow Credit" means cumulative Operating Cash Flow during the period commencing on the Issue Date and ending on the last day of the most recent month preceding the date of the proposed Restricted Payment for which financial information is available or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero.

    "Cumulative Interest Expense" means, for the period commencing on the Issue Date and ending on the last day of the most recent month preceding the proposed Restricted Payment for which financial information is available, the aggregate of the interest expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including interest expense attributable to Capitalized Lease Obligations.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

    "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under pressure or compulsion to complete the transaction; PROVIDED, HOWEVER, that the Fair Market Value of any such asset or assets shall be determined by the Board of Directors of the Company, acting in good faith.

    "Falcon" means Falcon Holding Group, Inc., a California corporation and the managing general partner of FHGLP, and, as the context may require, its successors and assigns.

    "Falcon Investors Partnership" means the limited partnership, if any, created by the partners of FHGLP under Section 7.8 of the Partnership Agreement as in effect on the Issue Date.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements

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and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business or obligations assuring the performance of an obligor in connection with a letter of credit, bond, performance bond, performance guarantee or similar obligation incurred in connection with the day-to-day operations of its business to secure the performance of a cable television franchise, pole attachment agreement, lease or other similar agreement incurred in the ordinary course of such business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person, without duplication, (a) debt of such Person for borrowed money, debt of such Person that represents the deferred purchase price of property, and similar monetary obligations of such Person that are evidenced by bonds, Debentures, debentures, or other instruments and Capitalized Lease Obligations, but excluding liabilities or obligations with respect to subscriber deposits, obligations under Interest Rate Agreements, accrued interest, other accrued expenses, trade accounts payable, and other similar items, (b) guarantees, endorsements, and other contingent obligations of such Person, whether direct or indirect, in respect of liabilities of any other Person of any of the types described in clause (a) above (other than endorsements for collection or deposit in the ordinary course of business), and
(c) liabilities of any other Person of any of the types described in clause (a) above to the extent secured by a Lien on any asset of such Person but, if such liabilities are otherwise non-recourse to such Person, only to the extent of the lesser of (x) the Fair Market Value of such asset at the time of determination and (y) the amount of such liabilities; provided, however, that Indebtedness of any Person shall not include liabilities or obligations arising under any letter of credit, bond, performance bond, performance guarantee or similar obligation securing the obligations of such Person under any cable television franchise, pole attachment agreement, lease, or other similar agreement incurred in the ordinary course of its business entered into in connection with the day-to-day operations of such business.

    "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in interest rates.

    "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers, suppliers or contractors in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, Debentures, debentures or other similar instruments issued by, such

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Person and shall include (i) the designation of a Restricted Subsidiary as an
Unrestricted Subsidiary and (ii) the Fair Market Value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary.

    "Issue Date" means the date of original issuance of the Debentures under the Indenture.

    "Lien" means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of a security interest and any agreement to give any security interest). A Person shall be deemed to own subject to a lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement.

    "Nathanson Family Investors" means Marc B. Nathanson, Greg Nathanson (the brother of Marc B. Nathanson), Liliane Vladimirschi (the sister-in-law of Marc
B. Nathanson), any of their respective spouses, estates, lineal descendants (including adoptive children), heirs, executors, personal representatives, administrators, trusts for any of their benefit, and charitable foundations to which Voting Stock of the Company or any successor thereto beneficially owned by any of the foregoing have been transferred and corporations and partnerships in which one or more of the foregoing own more than 51% of the Voting Stock.

    "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable), including without limitation, distributions by the Company or a Restricted Subsidiary pursuant to clause (iv) of the third paragraph set forth under the covenant "Limitation on Restricted Payments" below as a result of such Asset Sale, without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole,
(iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP.

    "New Credit Facility" means that certain revolving and term loan credit facility, in an aggregate principal amount of $1.3 billion and the related acquisition facility, in an aggregate principal amount of $200.0 million, described in that certain Commitment Letter, dated as of March 12, 1998, among FHGLP, BankBoston, N.A., NationsBank of Texas, N.A., Toronto Dominion (Texas) Inc., Bank of America NT&SA, The Chase Manhattan Bank, BancBoston Securities, Inc., NationsBanc Montgomery Securities, LLC, TD Securities (USA) Inc., BancAmerica Robertson Stephens and Chase Securities, Inc., including any deferrals, renewals, extensions, restatements, replacements, refinancings, restructurings or refundings thereof or amendments, modifications or supplements thereto, and any agreement or agreements providing therefor, whether involving one or members of the Restricted Group, whether by or with the same or any other lender, creditor, group or groups of lenders or group or groups of creditors, and including related Debentures, guarantee and security agreements and other instruments and agreements executed in connection therewith.

    "New Falcon" means Falcon Communications, L.P., a California limited partnership.

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    "New Falcon II" means Falcon Communications, LLC, a limited liability company to which New Falcon will contribute substantially all of its assets immediately following the consummation of the TCI Transaction.

    "Notes" means the 11% Senior Subordinated Notes due 2003 of the Company.

    "Notes Indenture" means the Indenture dated as of March 29, 1993, between the Company and United States Trust Company of New York, as trustee, relating to the Notes, as amended as of the Issue Date.

    "Offer to Purchase" means an offer by the Company to purchase Debentures from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Debentures validly tendered will be accepted for payment on a pro rata basis;
(ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Debenture not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Debenture accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest or accrete Accreted Value, as appropriate, on and after the Payment Date; (v) that Holders electing to have a Debenture purchased pursuant to the Offer to Purchase will be required to surrender the Debenture, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Debenture completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Debentures delivered for purchase and a statement that such Holder is withdrawing his election to have such Debentures purchased; and (vii) that Holders whose Debentures are being purchased only in part will be issued new Debentures equal in principal amount or Accreted Value, as applicable, to the principal amount or Accreted Value, as applicable, of the unpurchased portion of the Debentures surrendered; PROVIDED that each Debenture purchased and each new Debenture issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Debentures or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Debentures or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Debentures or portions thereof so accepted together with an Officers' Certificate specifying the Debentures or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Debentures so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Debenture equal in principal amount to any unpurchased portion of the Debenture surrendered; PROVIDED that each Debenture purchased and each new Debenture issued shall be in a principal amount of $1,000 or integral multiples thereof. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Debentures pursuant to an Offer to Purchase.

    "Operating Cash Flow" means, for any Person, for any period, an amount equal to (i) the net income (or loss) of such Person (exclusive of any extraordinary gain or loss and of any gain or loss realized in such period upon an Asset Disposition), plus (ii) the sum of depreciation, amortization, income tax expense, Consolidated Interest Expense and other non-cash charges, in each case to the extent deducted in determining such net income, and any one-time payments under deferred compensation plans or arrangements (PROVIDED that such payments are not made under such plans or arrangements more than three times), minus
(iii) all non-cash items increasing such net income for such period, all as determined on a consolidated basis in accordance with GAAP consistently applied, except that with respect to the Restricted Group, each of the foregoing shall be determined on a consolidated basis with respect to the

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Company and its Restricted Subsidiaries only; PROVIDED, HOWEVER, that (A) the portion of net income (or loss) attributable to minority interests in Persons shall be included in such net income (or loss) only to the extent that cash dividends or distributions have actually been received by such Person or one of its Restricted Subsidiaries and (B) the net income (or loss) of the Company shall include the amount of all cash dividends received by the Company or any of its Restricted Subsidiaries from an Unrestricted Subsidiary.

    "Partnership Agreement" means the Third Amended and Restated Agreement of Limited Partnership of the Company, dated as of December 28, 1995, as amended and in effect as of the Issue Date.

    "Permitted Holders" means any of (a) Falcon for so long as a majority of the voting power of the voting Capital Stock of such Person is beneficially owned by any of the Persons listed in the other clauses of this definition, (b) any Nathanson Family Investor, (c) TCI and TCI Communications, Inc., a Delaware corporation, (d) any Person in which TCI is the owner, directly or indirectly, of at least 25% of the outstanding equity of such Person, and (e) any Person controlling, controlled by or under common control with any other Person described in clauses (a)-(d) of this definition; provided, that for purposes of calculating the amount of Voting Stock in any Person held by Permitted Holders, Voting Stock held by directors and executive officers of Falcon shall be deemed to be held by Permitted Holders.

    "Permitted Investments" means (a) Cash Equivalents, (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits, (c) loans and advances to employees made in the ordinary course of business not to exceed $10.0 million in the aggregate at any one time outstanding, (d) Interest Rate Agreements, (e) transactions with officers, directors and employees of the Company, Falcon or any Restricted Subsidiary entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such director or employee), (f) Investments existing as of the Issue Date and any amendment, extension, renewal or modification thereof to the extent that any such amendment, extension, renewal or modification does not require the Company or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith, (g) Investments in any Restricted Subsidiary and (h) the deposit of proceeds from an asset sale or other disposition with a "qualified intermediary," "qualified trustee" or similar person for purposes of facilitating a like kind exchange under applicable provisions of the Internal Revenue Code of 1986, as amended.

    "Permitted Liens" means the following types of Liens:

        (a) Liens existing on the Issue Date;

        (b) Liens on shares of the capital stock of an entity that is not a Restricted Subsidiary, which Liens solely secure a guarantee by the Company or a Restricted Subsidiary, or both, of Indebtedness of such entity;

        (c) Liens on Receivables and Related Assets (and proceeds thereof) securing only Indebtedness otherwise permitted to be incurred by a Restricted Subsidiary;

        (d) Liens on shares of the Capital Stock or assets of a Subsidiary of the Company securing Indebtedness under the Bank Credit Agreement, the New Credit Facility or any renewal, replacement or restructuring of the Bank Credit Agreement or New Credit Facility or with respect to any other Indebtedness that a Subsidiary is permitted to incur pursuant to the provisions of the Indenture;

        (e) Liens granted in favor of the Company or any Restricted Subsidiary;

        (f) Liens securing the Debentures;

        (g) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or a Restricted Subsidiary; PROVIDED, that such Lien does not extend to any property or assets of the Company or any Restricted

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    Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

        (h) Liens securing obligations under Interest Rate Agreements or "margin stock", as defined in Regulations G and U of the Board of Governors of the Federal Reserve System;

        (i) Statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business of the Company or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings;

        (j) Liens of taxes, assessments, government charges or claims not yet due or that are being contested in good faith by appropriate proceedings;

        (k) Zoning restrictions, easements, rights-of-way, restrictions under cable television franchises or other governmental licenses or authorizations, restrictions and other similar charges or encumbrances or minor defects in title not interfering in any material respect with the business of the Company or any Restricted Subsidiary;

        (l) Liens arising by reason of any judgment, decree or order of any court, arbitral tribunal or similar entity so long as any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

        (m) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar legislation;

        (n) Liens securing the performance of bids, tenders, leases, contracts, franchises, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

        (o) Leases under which the Company or any Restricted Subsidiary is the lessee or the lessor in the ordinary course of business;

        (p) Purchase money mortgages or other purchase money liens (including without limitation any Capitalized Lease Obligations) upon any fixed or capital assets acquired after the Issue Date or purchase money mortgages (including without limitation Capitalized Lease Obligations) on any such assets, whether or not assumed, existing at the time of acquisition of such assets, whether or not assumed, so long as (i) such mortgage or lien does not extend to or cover any other asset of the Company or any Restricted Subsidiary and (ii) such mortgage or lien secures the obligation to pay the purchase price of such asset, interest thereon and other charges incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only;

        (q) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

        (r) Liens encumbering deposits made to secure obligations arising under statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

        (s) Liens to secure other Indebtedness; PROVIDED, HOWEVER, that the principal amount of any Indebtedness secured by such Liens, together with the principal amount of any Indebtedness incurred under this clause (s) as permitted by clause (t) below (and successive refinancings thereof), may not exceed 15% of the Company's Consolidated Net Tangible Assets as of the last day of the Company's most recently completed fiscal year for which financial information is available; and

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        (t) any extension, renewal or replacement, in whole or in part, of any
    Lien described in the foregoing clauses (a) through (s); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

    "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property, provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

    "Receivables and Related Assets" means (i) accounts receivable, instruments, chattel paper, obligations, general intangibles, equipment and other similar assets, including interests in merchandise or goods, the sale or lease of which gives rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections and other related assets, (ii) equipment, (iii) inventory and (iv) proceeds of all of the foregoing.

    "Redeemable Capital Stock" means any class or series of Capital Stock of any Person that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed (in whole or in part) prior to the Stated Maturity of the Debentures or is redeemable (in whole or in part) at the option of the holder thereof at any time prior to the Stated Maturity of the Debentures.

    "Restricted Group" means, collectively, the Company and its Restricted Subsidiaries.

    "Restricted Payment" means (subject to the provisions of the covenant set forth in "Covenants-- Limitation on Restricted Payments"):

    (a) any Stock Payment by the Company or any Restricted Subsidiary;

    (b) any direct or indirect payment to redeem, purchase, defease or otherwise acquire or retire for value, or permit any Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate in right of payment to the Debentures; or

    (c) any direct or indirect payment to redeem, purchase, defease or otherwise acquire or retire for value any Redeemable Capital Stock at its mandatory redemption date or other maturity date; PROVIDED, HOWEVER, that the redemption, purchase, defeasance or other acquisition or retirement of Redeemable Capital Stock at its mandatory redemption or other maturity date shall not be a Restricted Payment if and to the extent any Indebtedness incurred to finance all or a portion of the purchase or redemption price does not have a final scheduled maturity date, or permit redemption at the option of the holder thereof, earlier than the final scheduled maturity of such Debenture.

    Notwithstanding the foregoing, Restricted Payments shall not include (x) payments by any Restricted Subsidiary to the Company or any other Restricted Subsidiary or (y) any Investment or designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted under the covenant set forth in "Covenants--Limitation on Investments in Unrestricted Subsidiaries and Affiliates."

    "Restricted Subsidiary" means any subsidiary of the Company which is not designated an Unrestricted Subsidiary.

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    "Significant Subsidiary" means, at any date of determination, any Restricted
Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

    "Stated Maturity," when used with respect to any Debenture or any installment of interest thereon, as the context may require, means the date specified in such Debenture as the fixed date on which the principal of such Debenture or such installment of interest, as the context may require, is due and payable.

    "Stock Payment" means, with respect to any Person, the payment or declaration of any dividend, either in cash or in property (except dividends payable in shares of Capital Stock of such Person (other than Redeemable Capital Stock)), or the making by such Person of any other distribution, on account of any shares of any class of its Capital Stock, now or hereafter outstanding, or the redemption, purchase, retirement or other acquisition for value by such Person, directly or indirectly, of any shares of any class of its Capital Stock or any direct or indirect parent of such Person, now or hereafter outstanding.

    "Subsidiary" means, with respect to any Person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such Person, and any partnership, limited liability company, limited liability partnership, association, joint venture or other entity in which such Person owns more than 50% of the voting equity interests or has the power to elect a majority of the Board of Directors or other governing body; PROVIDED that a partnership of which the Company or any of its Subsidiaries is the managing general partner shall be deemed to be a Subsidiary of the Company.

    "Tax Amount" means, with respect to any period, without duplication, the increase in the cumulative United States federal, state and local tax liability of holders of equity interests in the Company or a Restricted Subsidiary, as applicable (or, if such holder is a pass-through entity for United States income tax purposes, holders of its equity interests) in respect of their interests in the Company or such Restricted Subsidiary for such period plus any additional amounts payable to such holders to cover taxes arising from ownership of such equity interests, but excluding any increase in tax liability or additional amounts payable in respect of a gain realized by a partner in the Company or a Restricted Subsidiary upon the sale or other disposition by such partner of any of its partnership interests, including, without limitation, any redemption thereof by the Company, in the Company or a Restricted Subsidiary.

    "TCI" means Tele-Communications, Inc., a Delaware corporation.

    "TCI Contribution" means the closing of the contribution by TCI Falcon Holdings, LLC to New Falcon, substantially in accordance with the Contribution Agreement, of cable television systems serving at least 230,000 basic subscribers.

    "TCI Transaction" means the transactions defined as the "TCI Transaction" in the Prospectus dated as of March 31, 1998, of the Issuers, with respect to the Debentures.

    "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types

                                      137
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described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Rating Services, (v) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by to Standard & Poor's Rating Services or Moody's Investors Service, Inc. and (vi) other dollar denominated securities issued by any Person incorporated in the United States rated at least "A" or the equivalent by to Standard & Poor's Rating Services or at least "A2" or the equivalent by Moody's Investors Service, Inc. and in each case either (A) maturing not more than one year after the date of acquisition or
(B) which are subject to a repricing arrangement (such as a Dutch auction) not more than one year after the date of acquisition (and reprices at least yearly thereafter) which the Person making the investment believes in good faith will permit such Person to sell such security at par in connection with such repricing mechanism.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly organized Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; PROVIDED that such designation would be permitted under the covenant described under "Covenants--Limitation on Investments in Unrestricted Subsidiaries and Affiliates." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that immediately after giving effect to such designation (x) the Company could incur $1.00 of additional Indebtedness under the first paragraph of the covenant described under "Covenants--Limitation on Indebtedness" below and (y) no Default or Event of Default shall have occurred and be continuing or shall result as a consequence thereof. Any such designation by the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. Notwithstanding the above, as of the Issue Date, each of the following shall be an "Unrestricted Subsidiary": (i) Enstar Communications Corporation and its Subsidiaries, (ii) Enstar Finance Company, LLC and its Subsidiaries, (iii) Falcon Lake Las Vegas Cablevision, L.P. and its Subsidiaries, (iv) Falcon Video Communications, L.P. and its Subsidiaries and (v) Falcon/Capital Cable and its Subsidiaries.

    "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other members of the governing body of such Person.

    "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

    LIMITATION ON INDEBTEDNESS

    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to Incur any Indebtedness unless, immediately thereafter and after giving effect thereto, the Cash Flow Ratio of the Restricted Group will be less than or equal to 9 to 1.

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    Notwithstanding the foregoing limitations, regardless of the amount of
Indebtedness of the Restricted Group, the Company and any Restricted Subsidiary may Incur each and all of the following (collectively, "Permitted
Indebtedness"):

        (i) Indebtedness under the Debentures;

        (ii) Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date; PROVIDED that the Debentures shall not be permitted to be outstanding pursuant to this subparagraph (ii) at any time after October 14, 1998;

       (iii) Indebtedness of the Company and its Restricted Subsidiaries under the Bank Credit Agreement or the New Credit Facility in an aggregate principal amount at any one time outstanding, including all Indebtedness incurred to refinance or replace any Indebtedness incurred pursuant to this subparagraph (iii), not to exceed $1.5 billion, less (x) the aggregate amount of all permanent principal repayments, optional or mandatory, made from time to time after the date of the Indenture with respect to such Indebtedness (other than repayments made in connection with a refinancing thereof); PROVIDED, HOWEVER, that the maximum principal amount of Indebtedness that may be outstanding under the Bank Credit Agreement or the New Credit Facility pursuant to this subparagraph (iii) may be increased pursuant to the incurrence of Indebtedness thereunder for the purposes and subject to the maximum amounts and other limitations set forth in subparagraph (ix) of this paragraph; PROVIDED that for any amount of such Indebtedness incurred under this subparagraph (iii), the amount of Indebtedness permitted to be incurred under paragraph (ix) will be correspondingly decreased;

        (iv) Indebtedness owed by the Company to any Restricted Subsidiary (but only so long as such Indebtedness is held by such Restricted Subsidiary) and Indebtedness owed by any Restricted Subsidiary to the Company or any other Restricted Subsidiary (but only so long as such Indebtedness is held by the Company or such other Restricted Subsidiary);

        (v) Any guarantee of Indebtedness of the Company by any Restricted Subsidiary permitted by the covenant set forth below under "--Limitation on Issuances of Guarantees by Restricted Subsidiaries;"

        (vi) Indebtedness the net proceeds of which are used to refinance outstanding Indebtedness incurred under subparagraphs (ii), (vii) and (ix) of this paragraph in an amount (or, if such new Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses); PROVIDED that Indebtedness the proceeds of which are used to refinance the Debentures or Indebtedness that is PARI PASSU with, or subordinated in right of payment to, the Debentures will be permitted under this clause (vii) only if (A) in case the Debentures are refinanced in part or other Indebtedness that is PARI PASSU with the Debentures is refinanced, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is expressly made PARI PASSU with, or subordinate in right of payment to, the remaining Debentures, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Debentures, such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Debentures at least to the extent that the Indebtedness to be refinanced is subordinated to the Debentures and (C) such new Indebtedness, determined as of the date of the Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced and the Average Life of such new Indebtedness is equal to or greater than the sum of the remaining Average Life of the Indebtedness to be refinanced; PROVIDED, FURTHER, that in no event may Indebtedness of the Company that is PARI PASSU with, or subordinated in right of payment to, the Debentures be refinanced by means of Indebtedness of any Restricted Subsidiary pursuant to this clause (vi); PROVIDED, that the foregoing shall not limit the

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    ability of the Company to conduct a tender offer or redeem the Debentures with the proceeds of the Bank Credit Agreement or the New Credit Facility;

       (vii) Indebtedness of the Company or any of its Restricted Subsidiaries under Purchase Money Indebtedness or Capitalized Lease Obligations in an aggregate amount outstanding at any time of not more than $25.0 million; and

      (viii) in addition to the items referred to in clauses (i) through (vii) above, Indebtedness of the Company or any Restricted Subsidiary in an aggregate amount not to exceed two times the aggregate net cash proceeds to the Company from the issuance of any Capital Stock of the Company (other than Redeemable Capital Stock) after the Issue Date; PROVIDED that the amount of such net cash proceeds with respect to which Indebtedness is incurred pursuant to this subparagraph (viii) shall not be deemed net cash proceeds from the issue and sale of Capital Stock for purposes of subparagraph (iii) of the first paragraph of the covenant under "--Limitation on Restricted Payments"; and

        (ix) in addition to the items referred to in clauses (i) through (viii) above, Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any time outstanding.

    Indebtedness specified in clauses (iv), (v) and (vii) shall not under any circumstances be included in Indebtedness in the application of the covenant described in the first paragraph of the covenant under "--Limitation on Indebtedness."

    (b) For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in clause (a) above, the Issuers, in their sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

    LIMITATION ON RESTRICTED PAYMENTS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Restricted Payment if (a) at the time of such proposed Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment or (b) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments that shall have been made on or after the Issue Date would exceed the sum of (without duplication):

        (i) $25.0 million, plus

        (ii) an amount equal to the difference between (A) the Cumulative Cash Flow Credit and (B) 1.2 multiplied by Cumulative Interest Expense, plus

       (iii) 100% of the aggregate net cash proceeds and 70% of the Fair Market Value of the aggregate non-cash net proceeds received by the Company either
    (x) as capital contributions to the Company after the Issue Date or (y) from the issue and sale (other than to a Restricted Subsidiary) of, or from the exercise of any options, warrants or other rights to acquire its, Capital Stock (other than Redeemable Capital Stock and other than net proceeds from the issue and sale of Capital Stock with respect to which Indebtedness is incurred pursuant to subparagraph (viii) of the covenant under "--Limitation on Indebtedness" after the Issue Date), plus

        (iv) 100% of the aggregate net cash proceeds and 70% of the Fair Market Value of the aggregate non-cash net proceeds received by the Company or any Restricted Subsidiary after the Issue Date from the Incurrence of Indebtedness that has been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock).

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    If the Company or any Restricted Subsidiary makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of this covenant, such Restricted Payment shall be deemed to have been made in compliance with this covenant notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Cumulative Cash Flow Credit or Cumulative Interest Expense for any period.

    The foregoing provisions shall not prohibit:

        (i) the repurchase, redemption or other acquisition of Capital Stock of the Company, or the acquisition of Indebtedness of the Company that is subordinated in right of payment to the Debentures, in each case, in exchange for, or out of the net cash proceeds of a substantially concurrent offering (other than to a Restricted Subsidiary) of, Capital Stock of the Company (other than Redeemable Capital Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such repurchase, redemption or other acquisition shall be excluded from clause (iii) of the first paragraph of this covenant;

        (ii) the payment of any dividend or distribution on, or redemption of, Capital Stock within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption if, at the date of such declaration or giving of such formal notice, such payment or redemption would comply with the foregoing provisions;

       (iii) the redemption, repurchase, defeasance or other acquisition or retirement for value of the Debentures with the proceeds of Indebtedness Incurred in compliance with the covenant described under "--Limitation on Indebtedness" above;

        (iv) for so long as the Company or any Restricted Subsidiary is treated as a pass-through entity for United States federal income tax purposes, distributions to equity holders of the Company or any Restricted Subsidiary in an amount not to exceed the Tax Amount for such period;

        (v) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Debentures, including premium, if any, and accrued and unpaid interest, with the proceeds of Indebtedness Incurred under clause (vi) of the second paragraph of the covenant described under "--Limitation on Indebtedness" above;

        (vi) any payment or distribution made by the Company or any Restricted Subsidiary in order to purchase, or fund the purchase by the Falcon Investors Partnership, if any, of the interests in the Capital Stock of the Company or the Falcon Investors Partnership, if any, held by any of the Group I Partners, the Group II Partners, the Group III Partners or the Group IV Partner (as such terms are defined in the Partnership Agreement as in effect on the Issue Date) pursuant to the provisions of Article 15 of the Partnership Agreement (or pursuant to such modifications to such provisions as may be agreed to by the Company, the Falcon Investors Partnership, the Group I Partners, the Group II Partners, the Group III Partners or the Group IV Partner; PROVIDED no such modification shall result in such payment or distribution being made in either a larger amount or at an earlier date than as provided for in Article 15 of the Partnership Agreement as in effect on the Issue Date);

       (vii) any purchase, redemption, acquisition, cancellation or other retirement for value of Capital Stock of the Company or any Restricted Subsidiary or any other transaction that is undertaken in connection with the consummation of the TCI Transaction and the other transactions contemplated under the Contribution Agreement;

      (viii) the purchase, redemption, acquisition, cancellation or other retirement for value of Capital Stock of the Company, options on any such Capital Stock or related equity appreciation rights or similar securities held by officers or employees or former officers or employees of the Company, any Restricted Subsidiary (or their estates or beneficiaries under their estates), upon death, disability,

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
    retirement or termination of employment; PROVIDED that the aggregate consideration paid for such purchase, redemption, acquisition, cancellation or other retirement after the Issue Date does not in any one fiscal year of the Company exceed an aggregate amount of $7.5 million;

        (ix) the payment of any dividend or distribution on Capital Stock of a Restricted Subsidiary out of such Restricted Subsidiary's net income from the Issue Date to Persons other than the Company or a Restricted Subsidiary; PROVIDED that such dividend or distribution is paid pro rata to all holders of such Capital Stock;

        (x) any payment or distribution made by the Company or any Restricted Subsidiary in order to purchase or fund the purchase by the Company of the interests in the Capital Stock of FHGLP held by the non-management partners in FHGLP (including the partnership interest held by Belo Ventures, Inc.) pursuant to the provisions of Article 9 of the New FHGLP Partnership Agreement (or pursuant to such modifications to such provisions as may be agreed to by the Company, New Falcon or such non-management partners; PROVIDED no such modification shall result in such payment or distribution being made in either a larger amount or at an earlier date than as provided in Article 9 of the New FHGLP Partnership Agreement as in effect on the Issue Date); and

        (xi) the distribution under the FHGLP 1993 Incentive Performance Plan, as amended, of amounts in connection with the TCI Transaction.

PROVIDED, that in the case of each of clauses (i) through (xi), no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof. In determining the amount of Restricted Payments permissible under this covenant, the amounts expended pursuant to subparagraphs
(ii), (v), (viii) and (ix) of the immediately preceding paragraph shall be included as Restricted Payments. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

    LIMITATION ON INVESTMENTS IN UNRESTRICTED SUBSIDIARIES AND AFFILIATES

    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) make any Investment (other than Permitted Investments) or (ii) allow any Restricted Subsidiary to become an Unrestricted Subsidiary (a "redesignation of a Restricted Subsidiary"), in each case unless
(a) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Investment or such redesignation of a Restricted Subsidiary and (b) after giving effect thereto, the Cash Flow Ratio shall be less than or equal to 9 to 1. The foregoing provisions of this covenant shall not prohibit (i) any renewal or reclassification of any Investment existing on the Issue Date or (ii) trade credit extended on usual and customary terms in the ordinary course of business.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
     SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

    The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Issue Date in the Bank Credit Agreement, the Indenture or any other agreements in effect on the Issue Date, and any modifications, extensions, refinancings, renewals, restructurings, substitutions or replacements of such agreements; PROVIDED that the encumbrances and restrictions in any such modifications, extensions, refinancings, renewals, restructurings, substitutions or replacements (a) do not prevent the Company or

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any of its Restricted Subsidiaries from paying interest on the Debentures and
(b) will be no more restrictive in any material respect than encumbrances and restrictions which could be obtained by a Person comparable to the Company or such Restricted Subsidiary under then prevailing market conditions; or (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that (1) is a lease, license, conveyance or contract or similar property or asset or (2) is a cable television franchise or other governmental license or authorization, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to the Company or a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, the Company or such Restricted Subsidiary; or (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders than is customary in comparable financings (as determined by the Company) and (C) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Debentures. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

    LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

    The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is PARI PASSU with or subordinate in right of payment to the Debentures ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Debentures by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; PROVIDED that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) PARI PASSU with the Debentures, then the Guarantee of such Guaranteed Indebtedness shall be PARI PASSU with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Debentures, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Debentures.

    Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale,

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exchange or transfer, to any Person not an Affiliate of the Company, of all of
the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

    TENDER AND REDEMPTION OF THE NOTES

    FHGLP will, as promptly as reasonably practicable, but in any event within 45 days after the Issue Date, offer to each holder of Notes to purchase all of the outstanding Notes held by such holder. In addition, prior to October 15, 1998, the Company will redeem any Notes outstanding on such date in accordance with the provisions of the Notes Indenture.

    TRANSACTIONS WITH AFFILIATES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliate of the Company that is not a Restricted Subsidiary (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million (other than any transaction related to or arising out of the sale or exchange of cable television systems between the Company or any of its Restricted Subsidiaries and
(i) TCI or any of its Affiliates, (ii) Enstar Communications Corporation and its Subsidiaries or (iii) Falcon or any of its Affiliates, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. This provision shall not apply to Restricted Payments or other distributions permitted under the covenant described under "--Limitation on Restricted Payments." In addition, this provision shall not apply to: (i) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses, or employment agreements, compensation or employee benefit arrangements, and incentive arrangements with any officer, director or employee of the Company entered into in the ordinary course of business (including customary benefits thereunder) and payments under any indemnification arrangements permitted by applicable law, (ii) the Contribution Agreement, the Partnership Agreement or the partnership agreement of New Falcon, including any amendments or extensions thereof that do not otherwise violate any other covenant set forth in the Indenture, and any transactions undertaken or to be undertaken pursuant to any of such agreements, or pursuant to any other contractual obligations in existence on the Issue Date (as in effect on the Issue Date), (iii) the issue and sale by the Company to its partners or stockholders of Capital Stock (other than Redeemable Capital Stock), (iv) loans and advances to officers, directors and employees of the Company and the Restricted Subsidiaries in the ordinary course of business, (v) customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to the Company and its Subsidiaries in the ordinary course, (vi) the Incurrence of intercompany Indebtedness permitted pursuant to clause (iv) under the definition of "Permitted Indebtedness" set forth under "Covenants--Limitation on Indebtedness," (vii) the pledge of Capital Stock of Unrestricted Subsidiaries to support the Indebtedness thereof and (viii) programming agreements, marketing and promotional agreements and other billing services, equipment agreements and agreements for

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other goods and services related to the Company's business entered into between
TCI or its Affiliates and the Company or any Subsidiary of the Company.

    LIMITATION ON LIENS

    The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind to secure Indebtedness of the Company, except for Permitted Liens, on or with respect to any of its property or assets, whether owned at the Issue Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Indebtedness of the Company that is subordinated in right of payment to the Debentures, the Debentures are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien securing Indebtedness of the Company that is PARI PASSU in right of payment with the Debentures, the Debentures are equally and ratably secured.

    MERGERS

    The Indenture provides that the Company may not consolidate or merge with, or transfer all or substantially all of its assets to, any Person unless (i) the successor is organized under the laws of the United States or any state thereof or the District of Columbia, (ii) the successor assumes all the obligations of the Company under the Debentures, the Indenture and the Registration Rights Agreement, (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing, and (iv) immediately after giving effect to such transaction, the successor could incur at least $1.00 of additional Indebtedness under the covenant described under "--Limitation on Indebtedness" above; PROVIDED that a pledge pursuant to the Bank Credit Agreement or the New Credit Facility by the Company of its partnership interests in the Owned Subsidiaries shall not be deemed to constitute a transfer of all or substantially all of the Company's assets for purposes of this covenant. Notwithstanding the foregoing limitations, (a) in connection with the consummation of the TCI Transaction and FHGLP's transfer of all or substantially all its assets to New Falcon, New Falcon shall be substituted for FHGLP as an obligor under the Debentures and the Indenture and thereupon FHGLP shall be released and discharged from any further obligation or liability with respect to the Debentures and the Indenture, and (b) in connection with the subsequent transfer by New Falcon of all or substantially all of its assets to New Falcon II in connection with the TCI Transaction, New Falcon shall remain as an obligor under the Debentures and the Indentures and New Falcon II shall have no obligation to assume or otherwise be liable for any of the obligations of New Falcon under the Debentures and the Indentures.

    LIMITATION ON ASSET SALES

    FHGLP will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments or the assumption of senior Indebtedness of the Company or Indebtedness of a Restricted Subsidiary, PROVIDED that the Company or such Restricted Subsidiary is irrevocably released from all liability under such Indebtedness. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Issue Date in any period of 12 consecutive months exceed 15% of Operating Cash Flow of the Restricted Group (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within twelve months after the date Net Cash Proceeds so received exceed 15% of such Operating Cash Flow (the "Application Period") (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay

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senior Indebtedness of the Company, or any Restricted Subsidiary providing a
Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement (the "Contract Period")), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the Application Period or the Contract Period, as applicable, referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10.0 million, the Issuers must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount or aggregate Accreted Value, as applicable, of Debentures equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof in the case of Senior Debentures and a purchase price equal to 100% of the Accreted Value thereof in the case of Senior Discount Debentures, plus, in each case, accrued interest (if any) to the date of payment.

    LIMITATIONS ON ACTIVITIES OF FFC

    FFC will not hold any material assets, become liable for any obligations or engage in any business activities; PROVIDED that FFC may be a co-obligor of the Debentures pursuant to the terms of the Indenture and may engage in any activities directly related thereto or necessary in connection therewith.

COMMISSION REPORTS AND REPORTS TO HOLDERS

    Whether or not the Issuers are then required to file reports with the Commission, the Issuers shall file with the Commission all such reports and other information as would be required to be filed with the Commission by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto, PROVIDED that, if filing such documents by the Issuers with the Commission is not permitted under the Exchange Act, the Issuers shall provide such documents to the Trustee and upon written request supply copies of such documents to any prospective Holder. The Issuers shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

REPURCHASE OF DEBENTURES UPON A CHANGE OF CONTROL

    The Issuers must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Debentures then outstanding, at a purchase price equal to 101% of the principal amount thereof in the case of Senior Debentures, and 101% of the Accreted Value thereof in the case of Senior Discount Debentures, in each case plus accrued interest (if any) to the Payment Date.

    There can be no assurance that the Issuers will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Debentures) required by the foregoing covenant (as well as under covenants that may be contained in other securities of the Issuers which might be outstanding at the time). The above covenant requiring the Issuers to repurchase the

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Debentures will, unless consents are obtained, require the Issuers to repay all indebtedness then outstanding which by its terms would prohibit such Debenture repurchase, including indebtedness outstanding under the Bank Credit Agreement, the New Credit Facility and the Debentures, either prior to or concurrently with such Debenture repurchase.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of the holders of Debentures to require the Company to repurchase such Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries to another party may be uncertain.

    The Issuers are not required to make an Offer to Purchase pursuant to this covenant if a third party makes an Offer to Purchase in compliance with this covenant and repurchases all Debentures validly tendered and not withdrawn under such Offer to Purchase.

EVENTS OF DEFAULT

    The following are defined as "Events of Default" in the Indenture: (i) default in the payment of principal of or premium, if any, on the Debentures when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (ii) default in the payment of interest on any Debenture when the same becomes due and payable, and such default continues for a period of 30 days, (iii) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or limitations on the activities of FFC or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Debentures upon a Change of Control" covenant; (iv) the Issuers default in the performance of or breach any other covenant or agreement in the Indenture or under the Debentures (other than a default specified in clause (i), (ii) or (iii) above) and such default or breach continues for a period of 30 days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the outstanding Senior Debentures or in Accreted Value of the outstanding Senior Discount Debentures, as the case may be; (v) default by the Company or any Significant Subsidiary in the payment when due at maturity of indebtedness for borrowed money in excess of $25.0 million (individually or in the aggregate), and such defaulted payment shall not have been made, waived, or extended within 30 days of such payment default; (vi) the acceleration of the maturity of any indebtedness for borrowed money issued under an indenture or other instrument of the Company or any Significant Subsidiary in excess of $25.0 million (individually or in the aggregate), and such indebtedness shall not have been discharged in full or such acceleration shall not have been rescinded or annulled within 30 days of such acceleration; (vii) the entry of a final judgment or order (not subject to appeal) for the payment of money in excess of $25.0 million (individually or in the aggregate) (net of any amounts covered by reputable and creditworthy insurance companies) against the Company or any Significant Subsidiary which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal such final judgment or order has expired; (viii) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (ix) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or

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taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

    If an Event of Default (other than as specified in clause (viii) or (ix)) occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Senior Debentures or Senior Discount Debentures, as the case may be, may, and the Trustee, upon the request of the holders of not less than 25% in aggregate principal amount of the Senior Debentures or Senior Discount Debentures, as the case may be, outstanding, shall, by notice in writing to the Company (and to the Trustee if declaration is made by the holders) declare the entire unpaid principal or Accreted Value of, as applicable, premium, if any, and accrued interest on, all such Debentures to be due and payable immediately. If an Event of Default specified in clause
(viii) or (ix) above occurs and is continuing, then all unpaid principal or Accreted Value of, as applicable, premium, if any, and accrued interest on, all the Debentures then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Trustee may withhold notice to the Holders of any Default or Event of Default (except in payment of principal of, or premium, if any, or interest on, the Debentures) if the Trustee considers it in the interest of the holders of the Debentures to do so.

    The Indenture provides that at any time after a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Senior Debentures or Senior Discount Debentures, as the case may be, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if all Events of Default, other than the non-payment of the principal of, premium, if any, and interest on, all such Debentures that have become due solely by such declaration of acceleration, have been cured or waived and the rescission would not conflict with any judgment, order or decree of any court of competent jurisdiction.

    The Indenture provides that no Holder of any Debentures shall have any right to institute any proceeding, judicial or otherwise, with respect to such Indenture, or for the appointment for a receiver or trustee, or for any other remedy hereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default; (ii) the holders of not less than 25% in principal amount of the outstanding Senior Debentures or in Accreted Value of the outstanding Senior Discount Debentures, as the case may be, shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee; (iii) such holder or holders shall have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such proceeding; and (v) no direction inconsistent with such written request shall have been given to the Trustee during such 60-day period by the holders of a majority in principal amount of such outstanding Senior Debentures or Senior Discount Debentures, as the case may be.

    The Indentures provides that the holders of not less than a majority in aggregate principal amount of the outstanding Senior Debentures or Senior Discount Debentures, as the case may be, shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, provided that (a) such direction shall not be in conflict with any rule of law or with such respective Indenture or expose the Trustee to personal liability; and (b) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

    The Indenture provides that the holders of not less than a majority in aggregate principal amount of the outstanding Senior Debentures or Senior Discount Debentures, as the case may be, may on behalf of the holders of such Debentures waive any past default thereunder and its consequences, except a default in

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the payment of the principal of, premium, if any, or interest on any Debentures, or in respect of a covenant or provision of such Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debenture affected.

    The Issuers are required to deliver to the Trustee annually, on or before a date that is not more than 90 days after the end of each fiscal year, an Officer's Certificate stating whether or not the officer signing such certificate knows of any Default or Event of Default that has occurred. If such officer is aware of a Default or an Event of Default, such certificate will specify each such Default or Event of Default and the nature and status thereof. The Issuers also are obligated to notify the Trustee of any Default or Event of Default in the performance of any covenants or agreements under the Indenture.

DEFEASANCE

    DEFEASANCE AND DISCHARGE. The Indenture provides that the Issuers will be deemed to have paid and will be discharged from any and all obligations in respect of the Senior Debentures and Senior Discount Debentures on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Senior Debentures and Senior Discount Debentures, as the case may be, (except for, among other matters, certain obligations to register the transfer or exchange of the Debentures, to replace stolen, lost or mutilated Debentures, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Issuers have deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Senior Debentures and Senior Discount Debentures on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debentures, (B) the Issuers have delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders of the Senior Debentures or the Senior Discount Debentures, as the case may be, will not recognize income, gain or loss for federal income tax purposes solely as a result of the Issuers' exercise of their option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Issue Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or
Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a PRO FORMA basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and (D) if at such time such Debentures are listed on a national securities exchange, the Issuers have delivered to the Trustee an Opinion of Counsel to the effect that the Debentures will not be delisted as a result of such deposit, defeasance and discharge.

    DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Mergers" and all the covenants described herein under "Covenants," clause (iii) under "Events of Default" with respect to such clauses (iii) and (iv) under "Mergers," clause
(iv) under "Events of Default" with respect to such other covenants and clause
(vi) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S.

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Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Debentures on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debentures, the satisfaction of the provisions described in clauses (B)(ii), (C), (D) and (E) of the preceding paragraph and the delivery by the Issuers to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes solely as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

    DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. In the event the Issuers exercise their option to omit compliance with certain covenants and provisions of the Indenture with respect to the Debentures as described in the immediately preceding paragraph and the Debentures are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debentures at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debentures at the time of the acceleration resulting from such Event of Default. However, the Issuers will remain liable for such payments.

MODIFICATIONS AND AMENDMENTS

    The Indenture provides that the Issuers and the Trustee may, without the consent of holders of the Senior Debentures or Senior Discount Debentures, as the case may be, amend the Indenture or the Debentures or supplement the Indenture for certain specified purposes, including providing or making any other change that does not materially and adversely affect the rights of any Holder. Modifications and amendments of the Indenture may be made by the Issuer and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Senior Debentures and Senior Discount Debentures; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each outstanding Debenture affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Debenture or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Debenture or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) reduce the percentage of the outstanding Senior Debentures or Senior Discount Debentures, as the case may be, the consent of whose holders is required to modify or amend the Indenture or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture; (iii) modify any of the provisions of the Indenture requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase any such percentage of outstanding Senior Debentures or Senior Discount Debentures, as the case may be, required for such actions or to provide that certain other provisions of the Indentures cannot be modified or waived without the consent of the holder of each Debenture affected thereby.

NO PERSONAL LIABILITY OF PARTNERS, EQUITYHOLDERS, DIRECTORS, OFFICERS OR
  EMPLOYEES

    The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Debentures, or for the performance of any obligation contained in the Indentures or the Debentures, or for any claim based on, in respect of, or by reason of, such obligations, shall be had against any past, present or future partner, equityholder, director, officer, employee or controlling person, as such, of the Issuers or any successor. Each holder of the Debentures by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Debentures.

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
BOOK-ENTRY; DELIVERY AND FORM

    The certificates representing the Debentures will be issued in fully registered form without interest coupons. Debentures sold in offshore transactions in reliance on Regulation S under the Securities Act will initially be represented by one or more permanent global Debentures in definitive, fully registered form without interest coupons (each a "Regulation S Global Debenture") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Cedel Bank. Prior to the 40th day after the Closing Date, beneficial interests in a Regulation S Global Debenture may only be held through Euroclear or Cedel Bank, and any resale or transfer of such interests to U.S. persons shall not be permitted during such period unless such resale or transfer is made pursuant to Rule 144A or Regulation S.

    Debentures sold in reliance on Rule 144A will be represented by one or more permanent global Debentures in definitive, fully registered form without interest coupons (each a "Restricted Global Debenture"; and together with the Regulation S Global Debenture, the "Global Debentures") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

    Each Global Debenture (and any Debentures issued for exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under "Transfer Restrictions."

    Debentures originally purchased by or transferred to Institutional Accredited Investors who are not qualified institutional buyers ("Non-Global Purchasers") will be in registered form without interest coupons ("Certificated Debentures"). Upon the transfer of Certificated Debentures initially issued to a Non-Global Purchaser to a qualified institutional buyer or in accordance with Regulation S, such Certificated Debentures will, unless the applicable Restricted Global Debenture has previously been exchanged in whole for Certificated Debentures, be exchanged for an interest in such Restricted Global Debenture. For a description of the restrictions on the transfer of Certificated Debentures, see "Transfer Restrictions."

    Ownership of beneficial interests in a Global Debenture will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Restricted Global Debenture directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

    Investors may hold their interests in a Regulation S Global Debenture directly through Cedel Bank or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such system. On or after the 40th day following the Closing Date, investors may also hold such interests through organizations other than Cedel Bank or Euroclear that are participants in the DTC system. Cedel Bank and Euroclear will hold interests in the Regulation S Global Debentures on behalf of their participants through DTC.

    So long as DTC, or its nominee, is the registered owner or holder of a Global Debenture, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by such Global Debenture for all purposes under the Indenture and the Debentures. No beneficial owner of an interest in a Global Debenture will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel Bank.

    Payments of the principal of, and interest on, a Global Debenture will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Issuers, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments

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
made on account of beneficial ownership interests in a Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Issuers expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Debenture, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Debenture as shown on the records of DTC or its nominee. The Issuers also expect that payments by participants to owners of beneficial interests in such Global Debenture held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    The Issuers expect that DTC will take any action permitted to be taken by a holder of Debentures (including the presentation of Debentures for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Debenture is credited and only in respect of such portion of the aggregate principal amount of Debentures as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Debentures, DTC will exchange the applicable Global Debenture for Certificated Debentures, which it will distribute to its participants and which may be legended as set forth under the heading "Transfer Restrictions."

    The Issuers understand that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Debenture among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuers nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    If DTC is at any time unwilling or unable to continue as a depositary for the Global Debentures and a successor depositary is not appointed by the Issuers within 90 days, the Issuers will issue Certificated Debentures, which may bear the legend referred to under "Transfer Restrictions," in exchange for the Global Debentures. Holders of an interest in a Global Debenture may receive Certificated Debentures, which may bear the legend referred to under "Transfer Restrictions," in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

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                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the Debentures, but is not purported to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. Unless otherwise specifically noted, this summary applies only to those persons who are the initial Holders of Debentures, who acquired the Debentures for cash at the issue price as defined below and who hold Debentures as capital assets, and does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations, insurance companies, S corporations, regulated investment companies, real estate investment trusts, broker-dealers, taxpayers subject to the alternative minimum tax and persons that will hold the Debentures as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction) or aspects of federal income taxation that might be relevant to a prospective investor based upon such investor's particular tax situation. Accordingly, prospective purchasers of Debentures should consult their own tax advisors with respect to the particular consequences to them of the purchase, ownership and disposition of the Debentures, including the applicability of any state or local laws to which they may be subject, as well as with respect to the possible effects of changes in federal and other tax laws.

EFFECT OF EXCHANGE OF OLD SENIOR DISCOUNT DEBENTURES FOR SENIOR DISCOUNT
  EXCHANGE DEBENTURES

    The Issuers believe that the exchange of Old Senior Discount Debentures for Senior Discount Exchange Debentures pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Senior Discount Exchange Debentures will not be considered to differ materially in kind or extent from the Old Senior Discount Debentures. Rather, the Senior Discount Exchange Debentures received by a holder will be treated as a continuation of the Old Senior Discount Debentures in the hands of such holder. As a result, holders will not recognize any taxable gain or loss or any interest income as a result of exchanging Old Senior Discount Debentures for Senior Discount Exchange Debentures pursuant to the Exchange Offer, the holding period of the Senior Discount Exchange Debentures will include the holding period of the Old Senior Discount Debentures, and the basis of the Senior Discount Exchange Debentures will equal the basis of the Old Senior Discount Debentures immediately before the exchange.

UNITED STATES HOLDERS

    The following is a general discussion of certain United States federal income tax consequences of the ownership and sale or other disposition of the Debentures by a Holder that, for United States federal income tax purposes, is a "United States person". For purposes of this discussion, a "United States person" means a citizen or individual resident (as determined for U.S. federal income tax purposes) of the United States; a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; an estate the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source; or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Resident alien individuals will be subject to United States federal income tax with respect to the Debentures as if they were United States citizens.

    TAXABLE INTEREST

    Holders of the Senior Debentures will be taxed at ordinary income tax rates on interest received during the taxable year in accordance with such Holders' regular method of accounting for federal income tax purposes.

    ORIGINAL ISSUE DISCOUNT

    Because the Senior Discount Debentures are being issued at a discount from their "stated redemption price at maturity," they will bear original issue discount ("OID") for federal income tax purposes. For federal income tax purposes, OID on a Senior Discount Debenture is the excess of the stated redemption price at maturity of the Senior Discount Debenture over its "issue price." The issue price of the Senior Discount Debentures will be the price paid by the first purchaser, including the aggregate payments made by the purchaser under the purchase agreement (including modifications thereof). For purposes of this discussion, it is assumed that all initial holders will purchase their Senior Discount Debentures at the issue price. The stated redemption price at maturity of a Senior Discount Debenture will be the sum of all payments to be made on such Senior Discount Debenture, including all stated interest payments, other than payments of "qualified stated interest." Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. Because there will be no required payment of interest on the Senior Discount Debentures (assuming there has been no election by the Issuers to start the earlier accrual of cash interest) until October 15, 2003, none of the interest payments on the Senior Discount Debentures will constitute qualified stated interest. Because the stated redemption price at maturity of the Senior Discount Debentures will exceed their issue price by more than a DE MINIMIS amount, each Senior Discount Debenture will bear OID in an amount equal to the excess of (i) the sum of its principal amount and all stated interest payments over (ii) its issue price.

    A Holder will be required to include OID in income periodically over the term of a Senior Discount Debenture before receipt of the cash or other payment attributable to such income, regardless of the Holder's method of tax accounting. The amount of OID required to be included in a Holder's gross income for any taxable year is the sum of the "daily portions" of OID with respect to the Senior Discount Debenture for each day during the taxable year (or portion of the taxable year) during which such Holder holds the Senior Discount Debenture. In general, the includible amount is computed using the "constant yield method". Under the constant yield method, the daily portion is determined by allocating to each day of any "accrual period" within a taxable year a pro rata portion of an amount equal to the excess of (i) the product of the "adjusted issue price" of the debt instrument at the beginning of the accrual period and the "yield-to-maturity" of the debt instrument, over (ii) the total amounts payable as interest on the debt instrument during that accrual period.

    For purposes of computing OID, the Company will use six-month accrual periods that end on the days in the calendar year corresponding to the maturity date of the Senior Discount Debentures and the date six months prior to such maturity date, with the exception of an initial short accrual period. A Holder is permitted to use different accrual periods, provided that each accrual period is no longer than one year, and each scheduled payment of interest or principal occurs on either the first or last day of an accrual period. The adjusted issue price of a debt instrument at the beginning of any accrual period is the issue price of the debt instrument increased by the amount of OID previously includible in the gross income of the Holder, and decreased by any payments previously made to the Holder on the debt instrument. The original yield-to-maturity is the discount rate that, when used in computing the present value of all payments of principal and interest to be made on a debt instrument, produces an amount equal to the issue price of the debt instrument.

    The Treasury Regulations explain that (i) if a debt instrument provides for an alternative payment schedule or schedules where the timing and amount of the payments that comprise each schedule are known as of the issue date, and (ii) if any particular payment schedule for a debt instrument is significantly more likely than not to occur, the yield and maturity of the debt instrument are to be computed by assuming that payments will be made according to that schedule. Accordingly, a prepayment assumption would apply (that is, the Company would be deemed to exercise its option to redeem the Senior Discount Debentures prior to their stated maturity date) only if the Company's exercise of its prepayment option would lower the yield-to-maturity of the instruments. Because the Company's exercise of its prepayment option would result in the same or a higher yield-to-maturity, depending upon the date of exercise, the Company believes that it would not be presumed under these rules to exercise its right to redeem the Debentures prior to their stated maturity date. However, if the Company does in fact exercise its prepayment option, then for purposes of the OID rules, a Senior Discount Debenture will be treated as retired and then reissued on the date of the Company's exercise of its prepayment option for an amount equal to the adjusted issue price on that date. In that event, another OID computation would have to be made with respect to the constructively issued new debt instrument.

    Under these rules and the stated payment schedule, Holders of Senior Discount Debentures will be required to include in gross income increasingly greater amounts of OID in each successive accrual period. A Holder's tax basis in a Senior Discount Debenture will be increased by the amount of any OID includible in the Holder's income under these rules and decreased by the amount of any payment to the Holder (including payments of stated interest) with respect to the Senior Discount Debenture.

    On any Interest Payment Date prior to April 15, 2003, the Company may elect to commence the accrual of cash interest on the Senior Discount Debentures, in which case cash interest will be payable on each Interest Payment Date thereafter. Under the OID rules, solely for purposes of determining the amount of OID that is includible in income by a Holder of a Senior Discount Debenture, it is presumed that the Company will exercise an option to pay cash interest early if such exercise would lower the yield-to-maturity of the Senior Discount Debenture. The Company believes that the exercise of its option to pay interest early would not lower the yield-to-maturity of the Senior Discount Debentures. Under the OID rules, therefore, the Company would be presumed not to exercise its option to pay interest early. However, if, contrary to that presumption, the Company exercises such option, then solely for purposes of the accrual of OID, the yield and maturity of the Senior Discount Debentures will be redetermined by treating the Senior Discount Debentures as reissued on such date for an amount equal to the adjusted issue price on that date.

    The Company is obligated to pay additional interest ("Additional Interest") to the Holders under certain circumstances described under "Description of the Debentures--General" and "--Registration Rights." No amount of Additional Interest is being included in computing the yield-to-maturity of the Senior Discount Debentures because it is assumed that the Company will take all steps reasonably necessary to avoid incurring the obligation to pay Additional Interest. However, if the Company becomes obligated to pay Additional Interest, then solely for purposes of the accrual of OID, the yield-to-maturity of the Senior Discount Debentures will be redetermined by treating the Debentures as reissued on the date the Company becomes obligated to pay Additional Interest for an amount equal to the adjusted issue price on that date.

    SALE, EXCHANGE OR REDEMPTION OF DEBENTURES

    Generally, a sale, exchange or redemption of Debentures will result in taxable gain or loss equal to the difference between the amount of cash or other property received and the Holder's adjusted tax basis in the Debenture. A Holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a Debenture will initially equal the cost of the Debenture to such Holder, and will be increased by any amounts included in income as OID and decreased by the amount of any cash payments received by such Holder, except Additional Interest, regardless of whether such payments are denominated as principal or interest. Gain or loss upon a sale, exchange, or redemption of a Debenture will be capital gain or loss if the Debenture is held as a capital asset.

    Individuals will generally be taxed on net capital gain at a maximum rate of
(i) 28% for property held for 18 months or less but more than one year, (ii) 20% for property held more than 18 months, and (iii) 18% for property acquired after December 31, 2000 and held for more than five years. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets.

    Neither an exchange of the Debentures for Exchange Debentures of the Company with terms identical to those of the Debentures, nor the filing of a registration statement with respect to the resale of the Debentures should be a taxable event to the Holders of the Debentures, and Holders should not recognize any taxable gain or loss or any interest income as a result of such an exchange or such a filing.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under current United States federal income tax law, information reporting requirements apply to interest (including OID) paid to, and to the proceeds of sales or other dispositions before maturity by, certain non-corporate persons. In addition, a 31% backup withholding tax applies if a non-corporate person (i) fails to furnish such person's Taxpayer Identification Number ("TIN") (which, for an individual, is his or her Social Security Number) to the payor in the manner required, (ii) furnishes an incorrect TIN and the payor is so notified by the Internal Revenue Service (the "Service"), (iii) is notified by the Service that such person has failed properly to report payments of interest and dividends, or (iv) in certain circumstances, fails to certify, under penalties of perjury, that such person has not been notified by the Service that such person is subject to backup withholding for failure properly to report interest and dividend payments. Backup withholding does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

    Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a person under the backup withholding rules are allowed as a refund or a credit against such person's United States federal income tax, provided that the required information is furnished to the Service.

NON-UNITED STATES HOLDERS

    STATED INTEREST

    Interest paid (including OID) by the Company to any beneficial owner of a Debenture that is not a United States person ("Non-United States Holder") will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and (a) such Non-United States Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company; (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code; and (iii) satisfies certain certification requirements or (b) such Non-United States Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States withholding tax, and such Non-United States Holder provides a properly executed IRS Form 1001 claiming the exemption (or, after December 31, 1998, IRS Form W-8, which may require obtaining a Taxpayer Identification Number and making certain certifications).

    SALE, EXCHANGE OR RETIREMENT OF THE DEBENTURES

    A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption, retirement at maturity or other disposition of a Debenture unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Debenture as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

    FEDERAL ESTATE TAXES

    If interest on the Debentures is exempt from withholding of United States federal income tax under clause (a) of the rules described under "Stated Interest," the Debentures will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    The Company will, where required, report to the holders of Debentures and the Internal Revenue Service the amount of any interest paid on the Debentures in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

    In the case of payments of interest (including OID) to Non-United States Holders, Treasury Regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payment with respect to which either the requisite certification has been received or an exemption has otherwise been established; provided that neither the Company nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under the Treasury Regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-United States Holder on the disposition of the Debentures by or through a United States office of a United States or foreign broker, unless certain certification requirements are met or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Debentures by or through a foreign office of a United States broker or foreign broker with certain types of relationships to the United States unless the holder is an exempt recipient (as demonstrated through appropriate certification) or such broker has documentary evidence in its file that the holder of the Debentures is not a United States person and has no actual knowledge to the contrary and certain other conditions are met. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Debentures by or through a foreign office of a foreign broker not subject to the preceding sentence. Backup withholding does not apply to payments made to certain exempt recipients, such as tax-exempt organizations.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the Service. Non-United States Holders are urged to consult their tax advisors with respect to the application of these final regulations.

    Recently, the Treasury Department has promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not significantly alter the substantive withholding and information requirements but unify current certification procedures and forms and clarify reliance standards. Under the final regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. The final regulations would generally be effective for payments made after December 31, 1998, subject to certain transition rules.

                              PLAN OF DISTRIBUTION


    Each Participating Broker-Dealer that receives Exchange Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures. This Prospectus, as it may be amended or supplemented from time to time, may be used by any Participating Broker-Dealer subject to the prospectus delivery requirements of the Securities Act (other than an Excluded Participating Broker-Dealer). Until November 5, 1998 (90 days after the commencement of the Exchange Offer), all dealers effecting transactions in the Exchange Debentures may be required to deliver a prospectus.


    The Issuers will not receive any proceeds from any sales of the Exchange Debentures by Participating Broker-Dealers. Exchange Debentures received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Debentures or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Debentures. Any Participating Broker-Dealer that resells the Exchange Debentures that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Debentures may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Debentures and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Issuers will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that has provided the Issuers, pursuant to the Letter of Transmittal, with notice of its status as a Participating Broker-Dealer.

    The Debentures will not be listed on any stock exchange. The Debentures are designated for trading in the PORTAL market, and application is being made to list the Debentures on the Luxembourg Stock Exchange. However, there can be no assurance that an active trading market will exist for the Debentures or that such trading market will be liquid. See "Risk Factors--Lack of Public Market for the Debentures."

    Affiliates of BancAmerica Robertson Stephens, BancBoston Securities Inc., Chase Securities Inc., CIBC Oppenheimer, NationsBanc Montgomery Securities LLC and TD Securities (USA) Inc. were lenders under the Bank Credit Agreement and are lenders under the New Credit Facility. See "Description of Certain Indebtedness." Lazard Freres & Co. LLC, one of the Placement Agents, has from time to time provided investment banking services to the Company and received customary compensation for such services. In connection with the TCI Transaction, Mr. Steven Rattner, a limited partner of FHGLP and a member of its Board of Representatives, will receive certain distributions. Mr. Rattner is Deputy Chief Executive of Lazard Freres & Co. LLC.

                                 LEGAL MATTERS

    The validity of the Exchange Debentures will be passed upon by Dow, Lohnes & Albertson, PLLC, Washington, D.C.

                                    EXPERTS

    The consolidated financial statements of Falcon Holding Group, L.P. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 and the balance sheet of Falcon Funding Corporation as of March 27, 1998 included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of TCI Falcon Systems as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 have been included herein and in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    FHGLP has filed with the Commission a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-4, pursuant to the Securities Act, with respect to the Exchange Debentures offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement, and the exhibits and schedules thereto. For further information about the Issuers and the Debentures, reference is hereby made to the Registration Statement and to such exhibits and schedules.

    In addition, FHGLP files reports with the Commission and, as a result of the Exchange Offer, will be subject to the informational requirements of the Exchange Act. In addition, under the Indenture governing the Debentures, FHGLP is required to furnish to the Trustee and to registered holders of the Debentures audited annual consolidated financial statements, unaudited quarterly consolidated financial reports and certain other reports. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by FHGLP with the Commission pursuant to the informational requirements of the Exchange Act may be inspected without charge and copied upon payment of certain fees at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
FALCON HOLDING GROUP, L.P.

  Report of Ernst & Young LLP, Independent Auditors........................................................     F-2

  Consolidated Balance Sheets at December 31, 1996 and 1997................................................     F-3

  Consolidated Statements of Operations for each of the three years in the period ended December 31,
    1997...................................................................................................     F-4

  Consolidated Statements of Partners' Deficit for each of the three years in the period ended December 31,
    1997...................................................................................................     F-5

  Consolidated Statements of Cash Flows for each of the three years in the period ended December 31,
    1997...................................................................................................     F-6

  Notes to Consolidated Financial Statements...............................................................     F-7

  Condensed Consolidated Balance Sheet at March 31, 1998 (unaudited).......................................    F-33

  Condensed Consolidated Statements of Operations for the three months ended March 31, 1997 and 1998
    (unaudited)............................................................................................    F-34

  Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1997 and 1998
    (unaudited)............................................................................................    F-35

  Notes to Condensed Consolidated Financial Statements (unaudited).........................................    F-36

TCI FALCON SYSTEMS

  Independent Auditors' Report.............................................................................    F-38

  Combined Balance Sheets at December 31, 1996 and 1997....................................................    F-39

  Combined Statements of Operations and Parent's Investment for each of the three years in the period ended
    December 31, 1997......................................................................................    F-40

  Combined Statements of Cash Flows for each of the three years in the period ended December 31, 1997......    F-41

  Notes to Combined Financial Statements...................................................................    F-42

  Combined Balance Sheets at December 31, 1997 and March 31, 1998 (unaudited)..............................    F-49

  Combined Statements of Operations and Parent's Investment for the three months ended March 31, 1997 and
    1998 (unaudited).......................................................................................    F-50

  Combined Statements of Cash Flows for the three months ended March 31, 1997 and 1998 (unaudited).........    F-51

  Notes to Combined Financial Statements (unaudited).......................................................    F-52

FALCON FUNDING CORPORATION

  Report of Ernst & Young LLP, Independent Auditors........................................................    F-56

  Balance Sheet at March 27, 1998..........................................................................    F-57

  Note to Balance Sheet....................................................................................    F-58

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Partners
Falcon Holding Group, L.P.

    We have audited the accompanying consolidated balance sheets of Falcon Holding Group, L.P. as of December 31, 1996 and 1997, and the related consolidated statements of operations, partners' deficit and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Falcon Holding Group, L.P. at December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Los Angeles, California
March 17, 1998

                           FALCON HOLDING GROUP, L.P.

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                            --------------------------
                                                                1996          1997
                                                            ------------  ------------
                                                              (DOLLARS IN THOUSANDS)
ASSETS:
  Cash and cash equivalents...............................  $     13,633  $     13,917
  Receivables:
    Trade, less allowance of $907,000 and $825,000 for
      possible losses.....................................        10,942        13,174
    Affiliates............................................         6,458        11,254
  Other assets............................................        10,555        14,576
  Other investments.......................................         3,446         1,776
  Property, plant and equipment, less accumulated
    depreciation and amortization.........................       309,128       324,559
  Franchise cost, less accumulated amortization of
    $173,742,000 and $203,700,000.........................       256,461       222,281
  Goodwill, less accumulated amortization of $12,454,000
    and $18,531,000.......................................        72,956        66,879
  Customer lists and other intangible costs, less
    accumulated amortization of $8,793,000 and
    $25,517,000...........................................        76,448        59,808
  Deferred loan costs, less accumulated amortization of
    $5,755,000 and $7,144,000.............................        14,296        12,134
                                                            ------------  ------------
                                                            $    774,323  $    740,358
                                                            ------------  ------------
                                                            ------------  ------------

                          LIABILITIES AND PARTNERS' DEFICIT

LIABILITIES:
  Notes payable...........................................  $    885,786  $    911,221
  Accounts payable........................................        10,561         9,169
  Accrued expenses........................................        47,228        52,789
  Customer deposits and prepayments.......................         1,627         1,452
  Deferred income taxes...................................        10,301         7,553
  Minority interest.......................................           193           354
  Equity in losses of affiliated partnerships in excess of
    investment............................................         3,224         3,202
                                                            ------------  ------------
TOTAL LIABILITIES.........................................       958,920       985,740
                                                            ------------  ------------
COMMITMENTS AND CONTINGENCIES

REDEEMABLE PARTNERS' EQUITY...............................       271,902       171,373
                                                            ------------  ------------
PARTNERS' DEFICIT:
  General partner.........................................       (12,591)      (13,200)
  Limited partners........................................      (443,908)     (403,555)
                                                            ------------  ------------
TOTAL PARTNERS' DEFICIT...................................      (456,499)     (416,755)
                                                            ------------  ------------
                                                            $    774,323  $    740,358
                                                            ------------  ------------
                                                            ------------  ------------

          See accompanying notes to consolidated financial statements.

                           FALCON HOLDING GROUP, L.P.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED DECEMBER 31,
                                                            ----------------------------------------
                                                                1995          1996          1997
                                                            ------------  ------------  ------------
                                                                     (DOLLARS IN THOUSANDS)
REVENUES..................................................  $    151,208  $    217,320  $    255,886
                                                            ------------  ------------  ------------
EXPENSES:
  Service costs...........................................        41,626        60,302        75,643
  General and administrative expenses.....................        30,026        36,878        46,437
  Depreciation and amortization...........................        54,386       100,415       118,856
                                                            ------------  ------------  ------------
    Total expenses........................................       126,038       197,595       240,936
                                                            ------------  ------------  ------------
    Operating income......................................        25,170        19,725        14,950
                                                            ------------  ------------  ------------
OTHER INCOME (EXPENSE):
  Interest expense........................................       (58,326)      (72,641)      (81,326)
  Interest income.........................................           549         1,039         2,189
  Equity in net income (loss) of investee partnerships....        (5,705)          (44)          443
  Other income, net.......................................        13,077           814           885
  Income tax benefit......................................       --              1,122         2,021
                                                            ------------  ------------  ------------
NET LOSS..................................................  $    (25,235) $    (49,985) $    (60,838)
                                                            ------------  ------------  ------------
                                                            ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                           FALCON HOLDING GROUP, L.P.

                  CONSOLIDATED STATEMENTS OF PARTNERS' DEFICIT

                                                                                         UNREALIZED
                                                                                          GAIN ON
                                                                                         AVAILABLE-
                                                              GENERAL       LIMITED       FOR-SALE
                                                              PARTNER       PARTNERS     SECURITIES      TOTAL
                                                            ------------  ------------  ------------  ------------
                                                                            (DOLLARS IN THOUSANDS)
PARTNERS' DEFICIT,
  January 1, 1995.........................................  $    (11,839) $   (257,770) $    12,851   $   (256,758)
    Acquisition of Falcon First, Inc......................       --             61,268      --              61,268
    Reclassification to redeemable partners' equity.......       --           (177,938)     --            (177,938)
    Net loss for year.....................................          (252)      (24,983)     --             (25,235)
    Sale of marketable securities.........................       --            --           (12,133 )      (12,133)
    Unrealized loss on available-for-sale securities
      (included in other investments).....................       --            --              (885 )         (885)
                                                            ------------  ------------  ------------  ------------
PARTNERS' DEFICIT,
  December 31, 1995.......................................       (12,091)     (399,423)        (167 )     (411,681)
    Net loss for year.....................................          (500)      (49,485)     --             (49,985)
    Sale of marketable securities.........................       --            --               167            167
    Capital contribution..................................       --              5,000      --               5,000
                                                            ------------  ------------  ------------  ------------
PARTNERS' DEFICIT,
  December 31, 1996.......................................       (12,591)     (443,908)     --            (456,499)
    Reclassification from redeemable partners' equity.....       --            100,529      --             100,529
    Net loss for year.....................................          (609)      (60,229)     --             (60,838)
    Capital contribution..................................       --                 53      --                  53
                                                            ------------  ------------  ------------  ------------
PARTNERS' DEFICIT,
  December 31, 1997.......................................  $    (13,200) $   (403,555) $   --        $   (416,755)
                                                            ------------  ------------  ------------  ------------
                                                            ------------  ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                           FALCON HOLDING GROUP, L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     YEAR ENDED DECEMBER 31,
                                                                               -----------------------------------
                                                                                  1995         1996        1997
                                                                               -----------  -----------  ---------
                                                                                     (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net loss...................................................................  $   (25,235) $   (49,985) $ (60,838)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Payment-in-kind interest expense.........................................       27,127       26,580     20,444
    Depreciation and amortization............................................       54,386      100,415    118,856
    Amortization of deferred loan costs......................................        5,840        2,473      2,192
    Gain on sale of securities...............................................      (13,267)      (2,264)    --
    Gain on casualty losses..................................................      --           --          (3,476)
    Equity in net losses of investee partnerships............................        5,705           44       (443)
    Provision for losses on receivables, net of recoveries...................        3,076        2,417      5,714
    Deferred income taxes....................................................      --            (2,684)    (2,748)
    Other....................................................................          (17)         764      1,319
Increase (decrease) from changes in:
  Receivables................................................................         (348)      (2,420)    (9,703)
  Other assets...............................................................       (1,269)        (274)    (4,021)
  Accounts payable...........................................................         (214)       4,750     (1,357)
  Accrued expenses...........................................................      (12,542)      10,246     13,773
  Customer deposits and prepayments..........................................          (80)         569       (175)
                                                                               -----------  -----------  ---------
  Net cash provided by operating activities..................................       43,162       90,631     79,537
                                                                               -----------  -----------  ---------
Cash flows from investing activities:
  Capital expenditures.......................................................      (37,149)     (57,668)   (76,323)
  Proceeds from sale of available-for-sale securities........................       13,487        9,502     --
  Increase in intangible assets..............................................       (2,631)      (4,847)    (1,770)
  Acquisitions of cable television systems...................................      --          (247,397)    --
  Cash acquired in connection with the acquisition of
    Falcon First, Inc........................................................        2,655      --          --
  Proceeds from sale of cable system.........................................      --            15,000     --
  Other......................................................................          964        1,163      1,806
                                                                               -----------  -----------  ---------
    Net cash used in investing activities....................................      (22,674)    (284,247)   (76,287)
                                                                               -----------  -----------  ---------
Cash flows from financing activities:
  Borrowings from notes payable..............................................      408,707      700,533     37,500
  Repayment of debt..........................................................     (418,573)    (509,511)   (40,722)
  Deferred loan costs........................................................       (6,320)      (3,823)       (29)
  Capital contributions......................................................      --             5,000         93
  Minority interest capital contributions....................................          280      --             192
                                                                               -----------  -----------  ---------
    Net cash provided by (used in) financing activities......................      (15,906)     192,199     (2,966)
                                                                               -----------  -----------  ---------
Increase (decrease) in cash and cash equivalents.............................        4,582       (1,417)       284
Cash and cash equivalents, at beginning of year..............................       10,468       15,050     13,633
                                                                               -----------  -----------  ---------
Cash and cash equivalents, at end of year....................................  $    15,050  $    13,633  $  13,917
                                                                               -----------  -----------  ---------
                                                                               -----------  -----------  ---------

          See accompanying notes to consolidated financial statements.

                           FALCON HOLDING GROUP, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF ACCOUNTING POLICIES

FORM OF PRESENTATION

    Falcon Holding Group, L.P., a Delaware limited partnership (the "Partnership" or "FHGLP"), owns and operates cable television systems serving small to medium-sized communities and the suburbs of certain cities in 23 states (the "Owned Systems") as of December 31, 1997. The Partnership also controls, holds varying equity interests in and manages certain other cable television systems for a fee (the "Affiliated Systems" and, together with the Owned Systems, the "Systems"). As of December 31, 1997, the Affiliated Systems operated cable television systems in 16 states. FHGLP is a limited partnership, the sole general partner of which is Falcon Holding Group, Inc., a California corporation ("FHGI").

    The consolidated financial statements include the consolidated accounts of FHGLP, its subsidiary cable television operating partnerships and corporations (the "Owned Subsidiaries") and those operating partnerships' general partners, which are owned by FHGLP. The consolidated financial statements include the accounts of Enstar Communications Corporation, ("ECC"), a wholly-owned subsidiary of one of the operating partnerships, which is the general partner of the 15 limited partnerships operating under the name "Enstar" (the "Enstar Systems", which are Affiliated Systems). The consolidated financial statements also include the accounts of Enstar Finance Company, LLC ("EFC"), which ECC and the Partnership formed on June 6, 1997 in order to provide financing to certain of the Enstar limited partnerships. See Note 7.

    All significant inter-company accounts and transactions have been eliminated in consolidation. The consolidated financial statements do not give effect to any assets that the partners may have outside their interests in the Partnership, nor to any obligations, including income taxes, of the partners.

    On December 28, 1995, the Partnership completed the acquisition of all of the direct and indirect ownership interests in Falcon First, Inc. ("Falcon First") which it did not previously own. Falcon First was previously managed by the Partnership and, as such, classified as an "Affiliated Partnership" in prior periods. Due to the proximity of the acquisition date to December 31, 1995, no operating results were included for Falcon First for 1995, except for the management fees received by FHGLP pursuant to its management agreement with Falcon First. On July 12, 1996, the Partnership acquired the assets of Falcon Cable Systems Company ("FCSC"), an Affiliated Partnership. The results of operations of these Systems have been included in the consolidated financial statements of FHGLP from July 12, 1996. Management fees and reimbursed expenses received by the Partnership from FCSC for the period of January 1, 1996 through July 11, 1996 are also included in the consolidated financial statements and have not been eliminated in consolidation. See Note 3.

CASH EQUIVALENTS

    For purposes of the consolidated statements of cash flows, the Partnership considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 1996 and 1997 included $4.1 million and $4.5 million of investments in commercial paper and short-term investment funds of major financial institutions.

INVESTMENTS IN AFFILIATED PARTNERSHIPS

    The Partnership is the general partner of certain entities, which in turn act as general partner of related partnerships which own, directly or through subsidiaries, cable television systems managed by the Partnership (the "Affiliated Partnerships"). The Partnership's effective ownership interests in the Affiliated

                           FALCON HOLDING GROUP, L.P.

NOTE 1--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
Partnerships are less than one percent. The Affiliated Partnerships are accounted for using the equity method of accounting. Equity in net losses are recorded to the extent of the investments in and advances to the partnerships plus obligations for which the Partnership, as general partner, is responsible. The liabilities of the Affiliated Partnerships, other than amounts due the Partnership, principally consist of debt for borrowed money and related accrued interest.

OTHER INVESTMENTS

    Certain investments in which the Partnership exercises significant influence over the operations of the investee are carried on the equity method. Other investments are carried at cost.

PROPERTY, PLANT, EQUIPMENT AND DEPRECIATION AND AMORTIZATION

    Property, plant and equipment are stated at cost. Direct costs associated with installations in homes not previously served by cable are capitalized as part of the distribution system, and reconnects are expensed as incurred. For financial reporting, depreciation and amortization is computed using the straight-line method over the following estimated useful lives.

CABLE TELEVISION SYSTEMS:

Headend buildings and equipment...............................................     10-16 years
Trunk and distribution........................................................      5-15 years
Microwave equipment...........................................................     10-15 years

OTHER:

Furniture and equipment.......................................................       3-7 years
Vehicles......................................................................      3-10 years
Leasehold improvements........................................................   Life of lease

FRANCHISE COST AND GOODWILL

    The excess of cost over the fair values of tangible assets and customer lists of cable television systems acquired represents the cost of franchises and goodwill. In addition, franchise cost includes capitalized costs incurred in obtaining new franchises and in the renewal of existing franchises. These costs are amortized using the straight-line method over the lives of the franchises, ranging up to 25 years (composite 12 year average). Goodwill is amortized over 20 years. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful.

CUSTOMER LISTS AND OTHER INTANGIBLE COSTS

    Customer lists and other intangible costs include customer lists, covenants not to compete and organization costs which are amortized using the straight-line method over two to five years.

DEFERRED LOAN COSTS

    Costs related to borrowings are capitalized and amortized to interest expense over the life of the related loan.

                           FALCON HOLDING GROUP, L.P.

NOTE 1--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
RECOVERABILITY OF ASSETS

    The Partnership assesses on an ongoing basis the recoverability of intangible assets (including goodwill) and capitalized plant assets based on estimates of future undiscounted cash flows compared to net book value. If the future undiscounted cash flow estimates were less than net book value, net book value would then be reduced to estimated fair value, which generally approximates discounted cash flows. The Partnership also evaluates the amortization periods of assets, including goodwill and other intangible assets, to determine whether events or circumstances warrant revised estimates of useful lives.

REVENUE RECOGNITION

    Revenues from cable services are recognized as the services are provided. Management fees are recognized on the accrual basis based on a percentage of gross revenues of the respective cable television systems managed.

DERIVATIVE FINANCIAL INSTRUMENTS

    As part of the Partnership's management of financial market risk and as required by certain covenants in its Amended and Restated Credit Agreement, the Partnership enters into various transactions that involve contracts and financial instruments with off-balance-sheet risk, including interest rate swap and interest rate cap agreements. The Partnership enters into these agreements in order to manage the interest-rate sensitivity associated with its variable-rate indebtedness. The differential to be paid or received in connection with interest rate swap and interest rate cap agreements is recognized as interest rates change and is charged or credited to interest expense over the life of the agreements. Gains or losses for early termination of those contracts are recognized as an adjustment to interest expense over the remaining portion of the original life of the terminated contract.

INCOME TAXES

    The Partnership and its direct and indirect subsidiaries, except for Falcon First and ECC, are limited partnerships or limited liability companies and pay no income taxes as entities. All of the income, gains, losses, deductions and credits of the Partnership are passed through to its partners. Nominal taxes are assessed by certain state jurisdictions. The basis in the Partnership's assets and liabilities differs for financial and tax reporting purposes. At December 31, 1997, the book basis of the Partnership's net assets exceeded its tax basis by $58.8 million.

    Falcon First and ECC are corporations and are subject to federal and state income taxes, which have not been significant. Deferred taxes relate principally to the difference between book and tax basis of the cable television assets of Falcon First, partially offset by the tax effect of related net operating loss carryforwards.

RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the 1997 presentation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                           FALCON HOLDING GROUP, L.P.

NOTE 2--PARTNERSHIP MATTERS

    In connection with the acquisition of Falcon First, the Third Amended and Restated Partnership Agreement (the "Existing FHGLP Partnership Agreement") became effective on December 28, 1995. The Existing FHGLP Partnership Agreement provides for Class A, Class B and Class C partnership interests. At December 31, 1997, there were 6,237.05 Class A partnership units and 93,762.95 Class B partnership units. Class C partnership interests are generally not expressed in units but are carried at liquidation value. Income and losses of the Partnership are generally allocated to the General Partner and limited partners in proportion to the partnership interest held by each Partner. The Class C partnership interests have certain preferences with respect to the allocation of income and distributions of the Partnership. On August 1, 1996, the Partnership received $5.0 million from certain existing limited partners who purchased additional partnership interests, the proceeds of which were used to temporarily repay outstanding debt under the Amended and Restated Credit Agreement. These limited partners also entered into an option agreement to acquire additional partnership interests in the future for a purchase price of $10 million.

    Holders of Class A and B partnership units have voting rights in all partnership matters requiring a vote; the votes of the holder of Class C partnership interests are required for certain transactions, generally related to distributions. Class C partnership interests have a stated value of approximately $51.4 million which will increase at the annual rate of 8% from December 28, 1997 to December 27, 1999, 10% from December 28, 1999 to December 27, 2001, and 12% from December 28, 2001 until redemption. The Class C partnership interests must be redeemed by the Partnership in March 2004 at their then stated value. Class C partnership interests also have priority in liquidation over other partnership units in the amount of stated value.

    The Existing FHGLP Partnership Agreement provides for certain groups of holders of partnership units to have certain rights and priorities with respect to other holders of partnership units. Among these rights are stated obligations of the Partnership to redeem partnership units at fair value for Class A and B partnership units, or in the case of Class C partnership interests, as described above, at stated value. As more fully described below, partnership interests held by specified groups are subject to mandatory redemption and/or have the option to require redemption ("puts") of such partnership interests. As discussed in more detail below, these rights and priorities will be significantly revised and partially satisfied upon the closing of the TCI Transaction (as described below). Set forth below is a description of the rights and priorities contained in the Existing FHGLP Partnership Agreement.

    The following table sets forth the holdings and the estimated redemption rights of each of these groups of holders.

                                                        CLASS A      CLASS B                       ESTIMATED
                                                      PARTNERSHIP  PARTNERSHIP   REDEMPTION   REDEMPTION VALUE AT
                                                         UNITS        UNITS        RIGHTS      DECEMBER 31, 1997
                                                      -----------  -----------  ------------  -------------------
Group I Partners....................................      --         8,658.02   Put             $    17,446,000
Group II Partners...................................    1,368.13    36,748.96   Mandatory            76,809,000
Group III Partners..................................      --        10,732.30   Put                  21,627,000
Group IV Partner (Class B)..........................      --         2,043.33   Put                   4,118,000
Group IV Partner (Class C)..........................      --           --       Mandatory            51,373,000
                                                      -----------  -----------                -------------------
Redeemable Partners' Equity.........................    1,368.13    58,182.61                   $   171,373,000
                                                      -----------  -----------                -------------------
                                                      -----------  -----------                -------------------

                           FALCON HOLDING GROUP, L.P.

NOTE 2--PARTNERSHIP MATTERS (CONTINUED)
    The estimated redemption values at December 31, 1997 were based on management's estimate of the relative fair value of such interests under current market conditions. The actual redemption value of all partnership interests (other than Class C partnership interests) will generally be determined through negotiation or a third party appraisal mechanism at the time such units are put, and the appraisers will not be bound by historical estimates. Accordingly, such appraised valuations may be greater than or less than management's estimates and any such variations could be significant. The redemption value of the Class C partnership interests will generally be determined based on a formula due to the preferred status of such Class C interests.

    Group I holders have the option to require redemption of one-third of their partnership units at fair value effective September 1996; two-thirds of their partnership units effective September 1997; and all of their partnership units effective September 1998. The September 1996 and 1997 put rights were not exercised. Subject to certain conditions, the Partnership is required to redeem the Group II partnership units at fair value during the period July 1, 1998 through June 30, 1999. If Group I holders exercise their put rights (election is required to be made between December and March prior to the above effective dates), the Group II partnership units cannot be redeemed until the Group I redemption has been completed. The Group III partnership units must be redeemed concurrently with the redemption of the Group II partnership units unless the Group III holders exercise an option to not be so redeemed. If the Group III holders exercise their option not to be so redeemed, on the earlier of March 31, 2000 or approximately nine months after the Partnership's purchase of the Group II partnership units and for every two years thereafter, there will be a 90-day period during which the Partnership may elect to redeem the Group III partnership units and the Group III holders may elect to put their Group III partnership units (which redemption or put shall be effective within 180 days after the election to redeem or put, as applicable).

    The Class C partnership interests held by the Group IV holder may be repurchased by the Partnership at any time, and from time to time, at a price equal to the stated value thereof, and are subject to mandatory redemption at stated value in March 2004. The Group IV holder has the option to require redemption of its Class B partnership units at fair value at any time after June 30, 2004. Under certain circumstances, the Group IV holder may elect to share in the existing liquidity rights of the Group II holders. Certain of the Partnership's debt agreements (including the Amended and Restated Credit Agreement and the Notes) restrict the Partnership's ability to: (i) make distributions to fund the purchase of partnership units pursuant to the redemption provisions described above, (ii) incur indebtedness or issue debt securities in connection with such purchase, and (iii) sell a substantial amount of its assets. Absent the TCI Transaction discussed below, there can be no assurance that the Partnership would be able to satisfy the above obligations without a recapitalization of the Partnership and a renegotiation of its debt obligations. If the Partnership fails to purchase certain of the limited partnership interests within a specified period after the Partnership's purchase obligations arise, absent an alternative arrangement with the partners, liquidation of the Partnership's assets would be necessary.

    In the event of liquidation, the Partnership is required to distribute assets and/or the proceeds from liquidation first, to pay all debts and liabilities outstanding; second, to the holder of the Class C partnership interests; and finally, to holders of the Class A and Class B partnership interests in proportion to their respective percentage interests.

    In contemplation of the TCI Transaction, by agreement of the Group I, Group II, Group III and Group IV partners, the dates on which the partners may exercise certain put rights and the dates by which

                           FALCON HOLDING GROUP, L.P.

NOTE 2--PARTNERSHIP MATTERS (CONTINUED)
FHGLP is required to redeem certain partnership interests were tolled in accordance with the Contribution Agreement. The new dates are determined by adding to the original date the number of days in the period beginning on December 1, 1997 and ending ninety days after the earlier of December 31, 1998 or the date that the Contribution Agreement is terminated in accordance with its terms. As a result, assuming that the TCI Transaction has not closed and the Contribution Agreement is not terminated prior to December 31, 1998, the tolling period will be approximately sixteen months and the Partnership would not be required to purchase the partnership interests held by the Group I, Group II and Group III partners until the period of January 2000 to October 2000, with the Class C partnership interests held by the Group IV partner not becoming mandatorily redeemable until July 2005. If the Contribution Agreement is terminated prior to December 31, 1998, these new dates would be pushed forward accordingly and FHGLP may be required to redeem certain partnership interests earlier than the dates set forth above. Subject to certain customary exceptions, the Contribution Agreement may not be terminated without the consent of FHGLP prior to December 31, 1998.

    Upon completion of the TCI Transaction, the existing liquidity rights will be terminated and be replaced by certain new liquidity rights provided to the non-management limited partners in the new FHGLP Partnership Agreement.

    TCI TRANSACTION

    On December 30, 1997 FHGLP entered into a Contribution and Purchase Agreement (as it may be amended, the "Contribution Agreement") with Falcon Communications, L.P., a California limited partnership ("New Falcon"), TCI Falcon Holdings, LLC, a Delaware limited liability company ("TCI"), an affiliate of Tele-Communications, Inc., the existing partners of FHGLP and certain other persons (the transactions contemplated by the Contribution Agreement being referred to collectively as the "TCI Transaction"). The parties to the Contribution Agreement have agreed to consolidate under the ownership and control of New Falcon substantially all of the Systems and all of the TCI systems. The Systems to be contributed to New Falcon include the Systems owned by Falcon Video Communications, L.P. ("Falcon Video"), an Affiliated Partnership, which had revenues of $32.1 million for the year ended December 31, 1997. The contributed Systems will represent all of the Owned Systems and all of the Affiliated Systems currently under the control of FHGLP except for the Enstar Systems. The TCI systems will be contributed to New Falcon subject to $429.7 million of existing debt, which will be refinanced. The TCI systems, which had revenues of $119.5 million for the year ended December 31, 1997, are located in California, Oregon, Washington, Missouri and Alabama. Following completion of the TCI Transaction (the "Closing"), the TCI systems will be consolidated into and operated by the Owned Subsidiaries of the Partnership.

                           FALCON HOLDING GROUP, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2--PARTNERSHIP MATTERS (CONTINUED)

    New Falcon was organized as a California limited partnership in October 1997. Concurrently with the execution of the Contribution Agreement, FHGLP and TCI entered into an Amended and Restated Agreement of Limited Partnership of New Falcon (the "New Falcon Partnership Agreement"). FHGLP will own, subject to possible adjustment pursuant to the Contribution Agreement, approximately 53% of the equity of New Falcon and will serve as the managing general partner of New Falcon. TCI will own, subject to possible adjustment pursuant to the Contribution Agreement, approximately 47% of the equity of New Falcon (which equity interest includes the purchase of interests in New Falcon by TCI from certain limited partners of FHGLP, as described below). FHGI will continue to serve as the sole general partner of FHGLP. As such, subject to certain governance provisions set forth in the New Falcon Partnership Agreement, FHGI and its senior management will manage the business and day-to-day operations of New Falcon.

    As a result of the TCI Transaction, it is contemplated that New Falcon will initially assume (subject to a subsequent assumption by New Falcon II, as described below) the rights and obligations of FHGLP under the indenture (the "Indenture") governing FHGLP's 11% Senior Subordinated Notes due 2003 (the "Notes"). Accordingly, New Falcon will be substituted for FHGLP as an obligor under the Notes (subject to such subsequent assumption by New Falcon II). As of December 31, 1997, the aggregate principal amount of the Notes outstanding was $282.2 million. In addition, New Falcon will assume certain other indebtedness of FHGLP and TCI. The TCI Transaction is conditioned upon New Falcon's obtaining new financing in an amount sufficient to refinance its then existing indebtedness to be assumed by New Falcon as a result of the TCI Transaction.

    The Contribution Agreement provides that immediately following the consummation of the TCI Transaction, New Falcon will contribute substantially all of its assets to Falcon Communications, LLC, a newly-formed limited liability company wholly-owned by New Falcon ("New Falcon II"), subject to certain indebtedness to be assumed by New Falcon II, including the Notes and the indebtedness resulting from New Falcon's new financing. Thus, New Falcon II will be substituted for New Falcon as the obligor under the Notes (which the Partnership expects to repurchase or redeem prior to October 15, 1998--See Note
7) and the new financing. Any of the Notes then outstanding (see Note 7) will be redeemed in full by FHGLP (or New Falcon II if the TCI Transaction has closed) prior to October 15, 1998 in accordance with the redemption provisions of the Indenture. Although there can be no assurances, the Partnership expects that it will receive the necessary approvals from its senior lenders to effect such redemption. The Notes are redeemable at the option of the obligor, in whole or in part, at any time on or after September 15, 1998, at 105.5% of the outstanding principal amount, plus accrued interest to the redemption date.

    As part of the TCI Transaction, FHGLP will redeem a specified portion of the partnership interests in FHGLP currently held by certain of the non-management limited partners of FHGLP (the "Redeemed Partners") in exchange for a portion of FHGLP's limited partnership interest in New Falcon (the "New Falcon Interests"). Following the redemption, TCI will purchase the New Falcon Interests from the Redeemed Partners for cash in the approximate aggregate amount of $154.7 million.

    The consummation of the TCI Transaction is also subject to, among other things, the satisfaction of customary closing conditions and the receipt of certain third-party or governmental approvals, including the consent of franchising authorities. Although there can be no assurance that such closing conditions will be satisfied, that the Partnership will be able to obtain new financing on acceptable terms or that the TCI

                           FALCON HOLDING GROUP, L.P.

NOTE 2--PARTNERSHIP MATTERS (CONTINUED)
Transaction will be consummated, management presently anticipates that the TCI Transaction will be completed in the third quarter of 1998.

    THE AMENDED PARTNERSHIP AGREEMENT OF FHGLP

    Concurrently with the closing of the TCI Transaction, the existing partners of the Partnership will enter into a Fourth Amended and Restated Agreement of Limited Partnership of Falcon Holding Group, L.P. (the "New FHGLP Partnership Agreement"), and two additional persons will be admitted to the Partnership as limited partners (by virtue of their contribution to the Partnership at the closing of their interests in Falcon Video). FHGI will remain the general partner of the Partnership.

    The New FHGLP Partnership Agreement will substantially alter the rights and preferences of the partnership interests held by the Group I, Group II, Group III and Group IV limited partners. Among other changes, the New FHGLP Partnership Agreement will (1) provide for only one class of limited partnership interests; (2) eliminate the existing repurchase/put and conversion rights that currently apply to the partnership interests held by the Group I, Group II, Group III and Group IV limited partners and substitute a right of certain partners under certain circumstances to require that the Partnership or New Falcon purchase their interests and a right of the Partnership or New Falcon to purchase those interests; and (3) substantially alter the existing partnership governance provisions, including eliminating the Board of Representatives and substantially reducing the scope of partnership matters that require limited partnership approval and the percentage-in-interest required for such approval.

    The New FHGLP Partnership Agreement will also alter the allocation and distribution preferences that currently exist. Profits and losses will be allocated, and distributions will be made, in proportion to the partners' percentage interests, except that following a dissolution of the Partnership, distributions will be made first, to the two holders of certain interests which are entitled to the Preferred Return (the "Preferred Interests") until such partners have received the Preferred Return; second, to all other partners (excluding the holders of the Preferred Interests) until all partners (including the holders of the Preferred Interests) have received distributions in proportion to their percentage interests; thereafter, to all partners (including the holders of the Preferred Interests) in proportion to their percentage interests. "Preferred Return" will equal $6 million, plus a 10% return from the date of the closing of the TCI Transaction.

    Prior to closing, the Partnership intends to amend its existing Incentive Plan to provide for payments by the Partnership at closing to Participants (as defined under the Plan) in an aggregate amount of approximately $6.6 million and to reduce by such amount the Partnership's obligations to make future payments to Participants under the Plan. At closing, New Falcon will assume the obligations of the Partnership under the Incentive Plan, as so amended, other than the obligation to make payments at closing. Other than additional contributions by the General Partner in the amount of payments made by New Falcon under the Incentive Plan, the partners will not be required to make any additional capital contributions to the Partnership.

    The Partnership is the managing general partner and a limited partner of New Falcon, and TCI will be a general partner of New Falcon. Other than with respect to certain partnership matters that require the approval of New Falcon's Advisory Committee and certain additional partnership matters that require the approval of TCI, the Partnership has the exclusive authority to manage the business and operations of New Falcon.

                           FALCON HOLDING GROUP, L.P.

NOTE 2--PARTNERSHIP MATTERS (CONTINUED)
    The Amended and Restated Agreement of Limited Partnership of New Falcon generally provides that profits and losses will be allocated, and distributions will be made, in proportion to the partners' percentage interests. Other than the contributions contemplated by the Contribution Agreement and certain additional contributions that may be required by the Partnership in connection with payments by New Falcon under the Incentive Plan, neither the Partnership nor TCI will be required to make any additional capital contributions to New Falcon.

NOTE 3--ACQUISITIONS AND SALES

    FALCON FIRST

    Falcon First, through wholly-owned subsidiaries, owns cable television systems in Georgia, Alabama, Mississippi and New York. Prior to the acquisition of Falcon First on December 28, 1995, the Partnership had managed the Falcon First Systems for a fee and held an indirect, minority interest in its former parent company, Falcon First Communications, L.P. ("FFCLP"). As a result of the acquisition, the Falcon First Systems became Owned Systems; previously they were Affiliated Systems.

    The holders of the direct and indirect partnership interests in FFCLP, excluding the Partnership's affiliates, received newly issued partnership interests (Class B partnership interests) in the Partnership. In addition, certain holders of subordinated notes of FFCLP, through a newly-established holding company, received Class C partnership interests in the Partnership. The Class C partnership interests are entitled to a stated preference on liquidation and are mandatorily redeemable in 2004, subject to certain liquidity sharing rights. As of the closing of the Falcon First acquisition, the Class C partnership interests were entitled to an aggregate liquidation preference of approximately $51.4 million. See Note 2.

    FALCON CABLE SYSTEMS COMPANY

    The Systems of FCSC, acquired through a newly-formed subsidiary operating partnership on July 12, 1996, serve customers in California and Oregon and were previously managed by the Partnership as Affiliated Systems. As a result of the acquisition, the FCSC Systems became Owned Systems.

    The assets were acquired at a price determined by an appraisal process defined in the FCSC partnership agreement. Various legal challenges have been filed and are pending regarding the appraisal valuations. See Note 8.

    The acquisitions of Falcon First and FCSC were accounted for by the purchase method of accounting, whereby the purchase price of Falcon First was allocated to the assets and liabilities assumed based on the

                           FALCON HOLDING GROUP, L.P.

NOTE 3--ACQUISITIONS AND SALES (CONTINUED) estimated fair values at the date of acquisition, and the purchase price of the FCSC assets was allocated based on an appraisal, as follows:

                                                                         FALCON
                                                                          FIRST        FCSC
                                                                       -----------  ----------
                                                                       (DOLLARS IN THOUSANDS)
PURCHASE PRICE:
Class B partnership interests issued.................................   $   9,895   $   --
Class C partnership interests issued.................................      51,373       --
Debt assumed.........................................................     120,621       --
Other liabilities assumed............................................       3,274       --
Transaction costs....................................................       5,278        5,625
Asset purchase price determined by appraisal.........................      --          247,397
                                                                       -----------  ----------
                                                                          190,441      253,022
                                                                       -----------  ----------
FAIR MARKET VALUE OF ASSETS AND LIABILITIES ACQUIRED:
Property, plant and equipment........................................      33,992       81,941
Franchise costs......................................................      88,003       69,936
Customer lists and other intangible assets...........................       3,411       75,840
Other assets.........................................................       5,705        7,060
Deferred taxes related to step-up of intangible assets...............       9,048       --
                                                                       -----------  ----------
                                                                          140,159      234,777
                                                                       -----------  ----------
  Excess of Purchase Price over Fair Value of Assets and Liabilities
    Acquired.........................................................   $  50,282   $   18,245
                                                                       -----------  ----------
                                                                       -----------  ----------

    The excess of purchase price over the fair value of net assets acquired has been recorded as goodwill and is being amortized using the straight-line method over 20 years.

    The Class B partnership interests issued in the Falcon First transaction were valued in proportion to the Partnership's estimated fair value, which was agreed upon by all holders of Partnership interests in the Third Amended and Restated Partnership Agreement, which became effective December 28, 1995. See
Note 2.

    The Class C partnership interests were valued at current stated liquidation value which was equivalent to the unpaid amounts due on the subordinated notes of FCC.

    In connection with the Falcon First transaction, the Partnership entered into a $435 million Senior Secured Reducing Revolver (the "Bank Credit Agreement") in order to refinance its existing indebtedness and Falcon First's existing indebtedness, repay other notes, fund capital expenditures and provide for general liquidity requirements. On July 12, 1996, in connection with the acquisition of the FCSC assets, the Partnership further amended the terms of the Bank Credit Agreement and increased the available borrowings to $775 million (the "Amended and Restated Credit Agreement") in order to acquire the FCSC assets, repay other notes, pay transaction and financing costs, and provide future working capital. See Note 7.

                           FALCON HOLDING GROUP, L.P.

NOTE 3--ACQUISITIONS AND SALES (CONTINUED)

    Sources and uses of funds for each of the transactions were as follows:

                                                                         FALCON
                                                                          FIRST        FCSC
                                                                       -----------  ----------
                                                                       (DOLLARS IN THOUSANDS)
SOURCES OF FUNDS
Cash in Owned Systems................................................   $   5,325   $    7,757
Advance under bank credit facilities.................................     379,000      616,500
                                                                       -----------  ----------
  Total sources of funds.............................................   $ 384,325   $  624,257
                                                                       -----------  ----------
                                                                       -----------  ----------
USES OF FUNDS
Repay existing bank debt of the Partnership and of First, including
  accrued interest...................................................   $ 376,611   $  370,285
Purchase price of FCSC assets........................................      --          247,397
Transaction fees and expenses........................................       5,278        5,625
Available funds......................................................       2,436          950
                                                                       -----------  ----------
  Total uses of funds................................................   $ 384,325   $  624,257
                                                                       -----------  ----------
                                                                       -----------  ----------

The following unaudited condensed consolidated pro forma statements of operations present the consolidated results of operations of the Partnership as if the acquisitions had occurred at the beginning of the periods presented and are not necessarily indicative of what would have occurred had the acquisitions been made as of those dates or of results which may occur in the future.

                                                                         YEAR ENDED DECEMBER
                                                                                 31,
                                                                        ----------------------
                                                                           1995        1996
                                                                        ----------  ----------
                                                                        (DOLLARS IN THOUSANDS)
Revenues..............................................................  $  231,498  $  244,905
Expenses..............................................................     230,913     237,956
                                                                        ----------  ----------
  Operating income....................................................         585       6,949
Other expenses........................................................      74,554      82,728
                                                                        ----------  ----------
  Loss before income tax benefits.....................................     (73,969)    (75,779)
Income tax benefit....................................................       5,994       1,122
                                                                        ----------  ----------
Net loss..............................................................  $  (67,975) $  (74,657)
                                                                        ----------  ----------
                                                                        ----------  ----------

    On July 1, 1996, the Partnership sold certain of the Falcon First assets for $15 million, the proceeds being used to temporarily repay outstanding debt under the former Bank Credit Agreement. The cable assets sold were designated for sale as of the December 28, 1995 acquisition date and generated approximately 1.9% of consolidated revenues for the six months ended June 30, 1996. Given the designation of the assets for sale and the proximity of the sale date to the December 28, 1995 acquisition date, the resulting gain on sale of $3.6 million was recorded as a reduction to goodwill.

NOTE 4--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

                           FALCON HOLDING GROUP, L.P.

NOTE 4--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) CASH AND CASH EQUIVALENTS

    The carrying amount approximates fair value due to the short maturity of those instruments.

NOTES PAYABLE

    The fair value of the Partnership's subordinated notes payable is based on quoted market prices for similar issues of debt with similar remaining maturities. The carrying amount of the Partnership's remaining debt outstanding approximates fair value due to its variable rate nature.

INTEREST RATE HEDGING AGREEMENTS

    The fair value of interest rate hedging agreements is estimated by obtaining quotes from brokers as to the amount either party would be required to pay or receive in order to terminate the agreement.

    The following table depicts the fair value of each class of financial instruments for which it is practicable to estimate that value as of December 31:

                                                                            1996                     1997
                                                                   -----------------------  -----------------------
                                                                    CARRYING                 CARRYING
                                                                    VALUE(1)    FAIR VALUE   VALUE(1)    FAIR VALUE
                                                                   -----------  ----------  -----------  ----------
                                                                                (DOLLARS IN THOUSANDS)
Cash and cash equivalents........................................   $  13,633   $   13,633   $  13,917   $   13,917
Notes Payable (Note 7):
  11% Senior subordinated notes(2)...............................     253,537      225,648     282,193      299,125
  Amended and Restated Bank Credit Agreement(3)..................     616,000      616,000     606,000      606,000
  Other subordinated notes(2)....................................      15,000       16,266      15,000       16,202
  Capitalized lease obligations..................................         141          141          10           10
  Other..........................................................       1,108        1,108       8,018        8,018
                                                                   -----------  ----------  -----------  ----------


                                                                    NOTIONAL       FAIR      NOTIONAL       FAIR
                                                                    AMOUNT(4)    VALUE(5)    AMOUNT(4)    VALUE(5)
                                                                   -----------  ----------  -----------  ----------
Interest Rate Hedging Agreements (Note 7):
  Interest rate swaps............................................   $ 690,000   $       79   $ 585,000   $     (371)
  Interest rate caps.............................................      70,000         (305)     25,000         (148)

    The carrying value of interest rate swaps and caps was $865,000 and $402,000 at December 31, 1996 and 1997, respectively. See Note 7(e).

------------------------

(1) Carrying amounts represent cost basis.

(2) Determined based on quoted market prices of individual trades for those or similar notes. Accordingly, no inference may be drawn that such valuation would apply to the entire issue.

(3) Due to the variable rate nature of the indebtedness, the fair value is assumed to approximate the carrying value.

(4) The amount of debt on which current interest expense has been affected is $495 million and $520 million for swaps and $45 million and $25 million for caps, respectively, at December 31, 1996

                           FALCON HOLDING GROUP, L.P.

NOTE 4--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) and 1997. The balance of the contract totals presented above reflect contracts entered into as of December 31 which do not become effective until 1998, at which time effective contracts expire.

(5) The amount that the Partnership estimates it would receive (pay) to terminate the hedging agreements. This amount is not recognized in the consolidated financial statements.

NOTE 5--INVESTMENTS IN AFFILIATED PARTNERSHIPS

    FHGLP is the general partner of the Affiliated Partnerships shown below. FHGLP's effective ownership interest in the respective Affiliated Partnerships is less than one percent. FHGLP's investment in net losses in excess of equity of the Affiliated Partnerships was approximately $3.2 million at December 31, 1996 and 1997. FHGLP has the right, under certain circumstances, to acquire the assets of certain of the Affiliated Partnerships. See Notes 2 and 12.

    Investments in affiliated partnerships include:

       Falcon Classic Cable Investors, L.P., general partner of Falcon Classic Cable Income Properties, L.P. ("Falcon Classic" or "Classic").

       Falcon Video Communications Investors, L.P., general partner of Falcon Video.

       Enstar Partnerships, 15 limited partnerships of which ECC is the corporate general partner.

       Falcon Cable Investors Group, L.P., general partner of FCSC (through July 11, 1996 only. See Note 3).

       Falcon First Investors, L.P., general partner of Falcon First Communications, L.P. (through December 28, 1995 only. See Note 3).

    Investments in these partnerships are accounted for on the equity method of accounting. Equity in net losses are recorded to the extent of FHGLP's obligations as the general partner of the partnerships, except when the Partnership, as general partner or through subsidiaries, has guaranteed obligations of the partnerships.

    Summarized financial information of these partnerships is as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                           ----------------------------------
                                                              1995        1996        1997
                                                           ----------  ----------  ----------
                                                                 (DOLLARS IN THOUSANDS)
AT PERIOD END
Total assets.............................................  $  333,422  $  216,352  $  203,885
Total liabilities........................................     367,383     178,448     171,607
Partners' equity (deficit)...............................     (33,961)     37,904      32,278

FOR THE PERIOD
Revenues.................................................  $  164,671  $  116,241  $   92,613
Depreciation and amortization............................      70,994      41,363      32,506
Operating income.........................................       4,460      13,117       9,266
Net loss.................................................     (36,648)     (7,658)     (3,678)

                           FALCON HOLDING GROUP, L.P.

NOTE 6--PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of:

                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                             1996         1997
                                                                                          -----------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
Cable television systems................................................................  $   500,697  $   555,253
Furniture and equipment.................................................................       17,915       19,067
Vehicles................................................................................       10,861       12,067
Land, buildings and improvements........................................................       10,575       10,723
                                                                                          -----------  -----------
                                                                                              540,048      597,110
Less accumulated depreciation and amortization..........................................     (230,920)    (272,551)
                                                                                          -----------  -----------
                                                                                          $   309,128  $   324,559
                                                                                          -----------  -----------
                                                                                          -----------  -----------

NOTE 7--NOTES PAYABLE

    Notes payable consist of:

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1996        1997
                                                                                            ----------  ----------
                                                                                            (DOLLARS IN THOUSANDS)
FHGLP Only:
  11% Senior Subordinated Notes(a)........................................................  $  253,537  $  282,193
  Capitalized lease obligations...........................................................         141          10
Owned Subsidiaries:
  Amended and Restated Credit Agreement(b)................................................     616,000     606,000
  Other Subordinated Notes(c).............................................................      15,000      15,000
  Other(d)................................................................................       1,108       8,018
                                                                                            ----------  ----------
                                                                                            $  885,786  $  911,221
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    (A) 11% SENIOR SUBORDINATED NOTES

    On March 29, 1993, FHGLP issued $175 million aggregate principal amount of 11% Senior Subordinated Notes due 2003. Interest payment dates are semi-annual on each March 15 and September 15 commencing September 15, 1993. Through September 15, 2000 FHGLP, at its option, may pay all or any portion of accrued interest on the Notes by delivering to the holders thereof, in lieu of cash, additional Notes having an aggregate principal amount equal to the amount of accrued interest not paid in cash. Through December 31, 1997, the Partnership has elected to issue $107.2 million additional notes as payment-in kind for interest. The Partnership has elected to pay the interest payment due March 15, 1998 in cash, and under the terms of the Notes is required to continue to make cash payments. The Partnership obtained an amendment to the Amended and Restated Credit Agreement to permit payment of interest on the Notes in cash. The Notes represent unsecured general obligations of FHGLP, subordinated in right of payment to all senior indebtedness of FHGLP in the manner and to the extent set forth in the Indenture governing the Notes. In addition, the Notes are effectively subordinated to the claims of creditors of FHGLP's subsidiaries, including the Owned Partnerships. The Indenture contains, among others, covenants with respect to: (i) the incurrence of additional indebtedness, (ii) the making of investments, (iii) the making of restricted payments (as defined therein), (iv) transactions with affiliates, (v) asset sales (as

                           FALCON HOLDING GROUP, L.P.

NOTE 7--NOTES PAYABLE (CONTINUED)
defined) and (vi) mergers, consolidations and sales of substantially all assets. The Indenture's limitation on the incurrence of additional indebtedness limits the ratio of the total debt of the Partnership to Operating Cash Flow (as defined in the Indenture) to 7.5 to 1 if such indebtedness is incurred through December 31, 1999 and to 6.5 to 1 thereafter. Management believes that the Partnership was in compliance with such covenants as of December 31, 1997.

    The Notes are redeemable at the option of the Partnership, in whole or in part, at any time on or after September 15, 1998, initially at 105.5% of the outstanding principal amount, plus accrued interest, to the redemption date.

    The Partnership is presently pursuing a sale of $300 million of Senior Debentures due 2010 and of $200 million gross proceeds of Senior Discount Debentures due 2010 (collectively the "Senior Debentures"). If the Partnership is successful in selling the Senior Debentures, of which there can be no assurance, the net proceeds would be used to temporarily repay debt outstanding under the Amended and Restated Credit Agreement, and the Partnership would commence a tender offer for the Notes shortly thereafter.

    (B) AMENDED AND RESTATED CREDIT AGREEMENT

    The Partnership has a $775 million senior secured Amended and Restated Credit Agreement that matures on July 11, 2005 (see Note 3). The Amended and Restated Credit Agreement requires the Partnership to make annual reductions of $1.0 million on the Term Loan commencing December 31, 1997 and requires the Partnership to make quarterly reductions on the Reducing Revolver commencing March 31, 1999. Maximum available borrowings under the Amended and Restated Credit Agreement are $774 million at December 31, 1997 reducing to $185 million at December 31, 2004. The Amended and Restated Credit Agreement also includes a $75 million Acquisition Facility that the Partnership may, prior to December 31, 1998, request the Lenders to fund for the sole purpose of acquiring other businesses or assets and paying the applicable costs of such transactions, subject to certain terms and conditions. If any borrowings are advanced under this facility, quarterly repayments shall commence March 31, 1999 or later, (based on the amounts outstanding under the Reducing Revolver and Term Loan) and will not have a maturity date earlier than July 11, 2005. The Amended and Restated Credit Agreement requires interest on the amount outstanding under the Reducing Revolver to be tied to the ratio of consolidated total debt (as defined) to consolidated annualized cash flow (as defined). Interest rates are based on LIBOR or prime rates at the option of the Partnership. The LIBOR margin under the Reducing Revolver ranges from 0.75% to 1.625%, while interest on the Term Loan will be the LIBOR rate plus 2.375%.

    At December 31, 1997, the weighted average interest rate on borrowings outstanding under the Amended and Restated Credit Agreement (including the effects of the interest rate hedging agreements) was 7.69%. The Partnership is also required to pay a commitment fee per annum on the unused portion. The commitment fee is computed at 0.375% if the ratio of consolidated total debt to consolidated annualized operating cash flow is greater than or equal to 4.75x; if the ratio is less than 4.75x, the fee is computed at 0.25%. As of December 31, 1997, subject to covenant limitations, the Partnership had available borrowings under the Amended and Restated Credit Agreement of $38.3 million. Borrowings are collateralized by substantially all of the borrowers' assets (i.e. substantially all of the operating assets of the Partnership). In addition, FHGLP pledged certain of its assets to secure the borrowings, including its stock and partnership interests in its subsidiaries. However, the lending banks do not have recourse against the assets of FHGI or the limited partners of FHGLP.

                           FALCON HOLDING GROUP, L.P.

NOTE 7--NOTES PAYABLE (CONTINUED)

    The Amended and Restated Credit Agreement contains various restrictions relating to, among other items, mergers and acquisitions, investments, indebtedness, contingent liabilities and sale of property and also contains restrictions regarding distributions and a change of management or a change in control (as defined). Additionally, the Amended and Restated Credit Agreement contains financial covenants which may, among other things, limit the amount the Partnership may borrow. The Amended and Restated Credit Agreement currently contains, among others, the following covenants, which provide that (i) consolidated cash flow to consolidated cash interest expense (as defined) shall exceed 2.00x; (ii) consolidated total debt (as defined, which definition does not include the Notes) to consolidated annualized cash flow (as defined) shall not exceed 5.50 prior to June 29, 1999 reducing to 2.50 after June 30, 2002 and thereafter; and (iii) consolidated annualized cash flow to consolidated pro forma debt service (as defined) shall be greater than 110%. Management believes that the Partnership was in compliance with all financial covenants as of December 31, 1997.

    Substantially all of the assets of the Partnership are held by the Owned Subsidiaries. The Amended and Restated Credit Agreement contains restrictions that prohibit the Owned Subsidiaries from transferring assets or making distributions to FHGLP except for payments on account of management services provided by FHGLP, which were limited by the former Bank Credit Agreement based on the lesser of FHGLP's cash flow shortfall (as defined) or 3.75% of consolidated cable revenues (as defined). The 3.75% limit was raised to 4.25% under the Amended and Restated Credit Agreement, effective July 12, 1996. For 1996 and 1997 the permitted amount of distributions to FHGLP was $8.4 and $10.4 million; the actual amounts distributed were $3.5 and $6.8 million, respectively. Accordingly, at December 31, 1997, FHGLP faces a liquidity risk if it were to experience liquidity requirements in excess of the permitted distributions.

    The Partnership is presently negotiating a new Bank Credit Agreement which would replace the Amended and Restated Credit Agreement and provide funds for the Partnership's tender offer for the Notes and the closing of the TCI Transaction. There can be no assurance that the Partnership will be able to negotiate a new Bank Credit Facility on acceptable terms.

    (C) OTHER SUBORDINATED NOTES

    Other Subordinated Notes consist of 11.56% Subordinated Notes due March 2001. The subordinated note agreement contains certain covenants which are substantially the same as the covenants under the Amended and Restated Credit Agreement described in (b) above. At December 31, 1997, management believes that the Partnership was in compliance with such covenants.

    (D) OTHER

    Other notes payable consist of $7.5 million owed by EFC. On September 30, 1997, EFC obtained a secured bank facility with $35 million of availability from two agent banks in order to obtain funds that would be loaned to certain Enstar limited partnerships. The lenders advanced $7.5 million to EFC, which in turn advanced those funds to a number of Enstar limited partnerships at closing. The notes bear interest at LIBOR or prime rates at the option of EFC, plus margin add-ons as defined. The EFC bank facility is non-recourse to the Partnership and matures on August 31, 2001 at which time all funds previously advanced will be due in full. The Enstar partnerships utilized these funds to refinance existing debt and pay deferred management fees due ECC.

                           FALCON HOLDING GROUP, L.P.

NOTE 7--NOTES PAYABLE (CONTINUED)
    (E) INTEREST RATE HEDGING AGREEMENTS

    The Partnership utilizes interest rate hedging agreements to establish long-term fixed interest rates on a portion of its variable-rate debt. The Amended and Restated Credit Agreement requires that the Partnership maintain hedging arrangements with respect to at least 50% of its total outstanding indebtedness, excluding the Notes, for a two year period at rates satisfactory to the Administrative Agent in order to manage the interest rate sensitivity on its borrowings. At December 31, 1997, the Partnership participated in interest rate hedging contracts with an aggregate notional amount of $560 million under which the Partnership pays interest at fixed rates ranging from 5.22% to 6.55%, (weighted average rate of 5.79%), and receives interest at variable LIBOR rates. $40 million of these contracts were not yet effective at December 31, 1997, but are scheduled to go into effect during 1998 as certain of the existing contracts mature. The Partnership has reduced this position by entering into an interest rate hedging contract with a notional amount of $25 million under which it receives a fixed interest payment at 5.49% and pays interest at a variable LIBOR rate. The hedging contracts expire between January 1998 and July 2001. Certain of these contracts with an aggregate notional amount of $145 million provide the counterparties with an option to extend the maturity of the contracts for one year on substantially similar terms. The Partnership has also entered into one LIBOR interest rate cap agreement aggregating $25 million as of December 31, 1997.

    The hedging agreements resulted in additional interest expense of $729,000, $1.0 million and $350,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The Partnership does not believe that it has any significant risk of exposure to non-performance by any of its counterparties.

    In connection with the decision to make interest payments on the Notes in cash, the Partnership entered into various interest rate swap agreements with three banks on February 10, 1998 in order to reduce its interest cost. The agreements call for the Partnership to receive payments at 11%; and to make payments at 7.625% for the period September 16, 1997 through September 15, 1998 on a notional principal amount of approximately $282.2 million. The contracts further call for the Partnership to pay at a fixed rate of 7.625% and receive interest at variable LIBOR rates for the period September 16, 1998 through September 15, 2003 on a notional principal amount of approximately $297.7 million. The interest rate benefit received by the Partnership will be recognized over the life of the second interest rate swap agreement.

                           FALCON HOLDING GROUP, L.P.

NOTE 7--NOTES PAYABLE (CONTINUED)
    (F) DEBT MATURITIES

    The Partnership's notes payable outstanding at December 31, 1997 mature as follows:

               11% SENIOR                    OTHER
              SUBORDINATED    NOTES TO    SUBORDINATED
    YEAR         NOTES         BANKS         NOTES         OTHER         TOTAL
------------  ------------  ------------  ------------  ------------  ------------
                              (DOLLARS IN THOUSANDS)
    1998      $   --        $      1,000  $   --        $        527  $      1,527
    1999          --               1,000      --                   1         1,001
    2000          --               1,000      --             --              1,000
    2001          --              67,000       15,000          7,500        89,500
    2002          --              96,000      --             --             96,000
 Thereafter       282,193        440,000      --             --            722,193
              ------------  ------------  ------------        ------  ------------
              $   282,193   $    606,000  $    15,000   $      8,028  $    911,221
              ------------  ------------  ------------        ------  ------------
              ------------  ------------  ------------        ------  ------------

    The maturity date of notes payable may be accelerated upon the occurrence of certain events. See Note 2.

NOTE 8--COMMITMENTS AND CONTINGENCIES

    The Partnership leases land, office space and equipment under operating leases expiring at various dates through the year 2039. See Note 10.

    Future minimum rentals for operating leases at December 31, 1997 are as follows:

YEAR
----------------------------------------------------------     TOTAL
                                                            ------------
                                                            (DOLLARS IN
                                                             THOUSANDS)
1998......................................................  $  1,954
1999......................................................     1,798
2000......................................................     1,651
2001......................................................     1,488
2002......................................................     1,386
Thereafter................................................     2,841
                                                            ------------
                                                            $ 11,118
                                                            ------------
                                                            ------------

    In most cases, management expects that, in the normal course of business, these leases will be renewed or replaced by other leases. Rent expense amounted to $1.8 million in 1995, $2.1 million in 1996 and $2.4 million in 1997.

    In addition, the Partnership rents line space on utility poles in some of the franchise areas it serves. These rentals amounted to $1.9 million for 1995, $2.8 million for 1996 and $3.1 million for 1997. Generally, such pole rental agreements are short-term; however, the Partnership anticipates such rentals will continue in the future.

    Beginning in August 1997, the General Partner elected to self-insure the Partnership's cable distribution plant and subscriber connections against property damage as well as possible business interruptions caused by such damage. The decision to self-insure was made due to significant increases in the cost of

                           FALCON HOLDING GROUP, L.P.

NOTE 8--COMMITMENTS AND CONTINGENCIES (CONTINUED) insurance coverage and decreases in the amount of insurance coverage available. Management believes that the relatively small size of the Partnership's markets in any one geographic area coupled with their geographic separation will mitigate the risk that the Partnership could sustain losses due to seasonal weather conditions or other events that, in the aggregate, could have a material adverse effect on the Partnership's liquidity and cash flows. There can be no assurance that future self-insured losses will not exceed prior costs of maintaining insurance for these risks. The Partnership continues to purchase insurance coverage in amounts management views as appropriate for all other property, liability, automobile, workers' compensation and other types of insurable risks.

    FHGLP holds a general partnership interest in each of the limited partnerships which are the general partners of the Affiliated Partnerships, excluding the Enstar Partnerships. Although all the indebtedness for borrowed money owed by these Affiliated Partnerships to third party institutions is non-recourse, and each of their respective partnership agreements provide for indemnification of its general partner, FHGLP may have liability, as a result of its position as a general partner, with respect to all other obligations of the Affiliated Partnerships. The Partnership believes, however, that based on current values of the Affiliated Partnerships, the likelihood of any potential loss from such obligations is remote.

    Other commitments include approximately $29 million at December 31, 1997 to rebuild certain existing cable systems.

    The Partnership is regulated by various federal, state and local government entities. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), provides for among other things, federal and local regulation of rates charged for basic cable service, cable programming service tiers ("CPSTs") and equipment and installation services. Regulations issued in 1993 and significantly amended in 1994 by the Federal Communications Commission (the "FCC") have resulted in changes in the rates charged for the Partnership's cable services. The Partnership believes that compliance with the 1992 Cable Act has had a negative impact on its operations and cash flow. It also presently believes that any potential future liabilities for refund claims or other related actions would not be material. The Telecommunications Act of 1996 (the "1996 Telecom Act") was signed into law on February 8, 1996. As it pertains to cable television, the 1996 Telecom Act, among other things, (i) ends the regulation of certain CPSTs in 1999; (ii) expands the definition of effective competition, the existence of which displaces rate regulation; (iii) eliminates the restriction against the ownership and operation of cable systems by telephone companies within their local exchange service areas; and (iv) liberalizes certain of the FCC's cross-ownership restrictions. Because cable service rate increases have continued to outpace inflation under the FCC's existing regulations, the Partnership expects Congress and the FCC to explore additional methods of regulating cable service rate increases, including deferral or repeal of the March 31, 1999 sunset of CPST regulation.

    The Partnership has various contracts to obtain basic and premium programming for its Systems from program suppliers whose compensation is generally based on a fixed fee per customer or a percentage of the gross receipts for the particular service. Some program suppliers provide volume discount pricing structures or offer marketing support to the Partnership. The Partnership's programming contracts are generally for a fixed period of time and are subject to negotiated renewal. The Partnership does not have long-term programming contracts for the supply of a substantial amount of its programming. Accordingly, no assurances can be given that the Partnership's programming costs will not continue to increase substantially or that other materially adverse terms will not be added to the Partnership's programming

                           FALCON HOLDING GROUP, L.P.

NOTE 8--COMMITMENTS AND CONTINGENCIES (CONTINUED) contracts. Management believes, however, that the Partnership's relations with its programming suppliers generally are good.

    The Partnership, certain of its affiliates, and certain third parties have been named as defendants in an action entitled FRANK O'SHEA I.R.A. ET AL. v. FALCON CABLE SYSTEMS COMPANY, ET AL., Case No. BC 147386, pending in the Superior Court of the State of California, County of Los Angeles (the "Action"). Plaintiffs in the Action are certain former unitholders of FCSC purporting to represent a class consisting of former unitholders of FCSC other than those affiliated with FCSC and/or its controlling persons. The complaint in the Action alleges, among other things, that defendants breached their fiduciary and contractual duties to unitholders, and acted negligently, with respect to the purchase from former unitholders of their interests in FCSC in 1996. In particular, the complaint in the Action alleges, among other things, (a) that the appraisals conducted to determine the price at which the purchase of the former unitholders' interests would occur were "inadequate", "defective" and "unreasonable" and that the appraisal firms who conducted the appraisals (two out of three of which are named as defendants) acted negligently or recklessly in performing the appraisals; (b) that the price paid per unit was unfair and was intended to unfairly benefit the defendants at the expense of the public unitholders, in that allegedly the price paid did not fairly reflect the intrinsic value of the partnership assets, was not based on arms-length negotiation, and was less than the per unit value that could be derived from an alleged estimate of asset value submitted by FCSC to its lenders in connection with its borrowings; and (c) that the sums paid the unitholders should not have been based on a calculation that reflected payment to the General Partner of a "sales fee" as defined in the partnership agreement. As relief, the complaint seeks damages (and prejudgment interest) in an unspecified amount, and/or the imposition of a constructive trust upon the partnership assets purchased by certain defendants, and/or rescission of the transaction. The defendants have filed answers denying the material allegations of the complaint in the Action, and the Action is currently in the pre-trial discovery stage. The Court has set a trial date for October 1998 in this matter. The Partnership believes it has substantial and meritorious defenses to the claims.

    The Partnership is periodically a party to various legal proceedings. Such legal proceedings are ordinary and routine litigation proceedings that are incidental to the Partnership's business, and management presently believes that the outcome of all pending legal proceedings (including the Action) will not, in the aggregate, have a material adverse effect on the financial condition or results of operations of the Partnership.

NOTE 9--EMPLOYEE BENEFIT PLANS

    The subsidiaries of the Partnership have a cash or deferred profit sharing plan (the "Profit Sharing Plan") covering substantially all of their employees. FHGLP joined in the adoption of the FHGI cash or deferred profit sharing plan as of March 31, 1993. The provisions of this plan were amended to be substantially identical to the provisions of the Profit Sharing Plan.

    The Profit Sharing Plan provides that each participant may elect to make a contribution in an amount up to 20% of the participant's annual compensation which otherwise would have been payable to the participant as salary. The Partnership's contribution to the Profit Sharing Plan, as determined by management, is discretionary but may not exceed 15% of the annual aggregate compensation (as defined) paid to all participating employees. There were no contributions for the Profit Sharing Plan in 1995, 1996 or 1997.

                           FALCON HOLDING GROUP, L.P.

NOTE 9--EMPLOYEE BENEFIT PLANS (CONTINUED)
    On December 30 1993, the Partnership assumed the obligations of FHGI for its 1993 Incentive Performance Plan (the "Incentive Plan"). The value of the interests in the Incentive Plan is tied to the equity value of certain partnership units in FHGLP held by FHGI. In connection with the assumption by the Partnership, FHGI agreed to fund any benefits payable under the Incentive Plan through additional capital contribution to the Partnership, the waiver of its rights to receive all or part of certain distributions from the Partnership and/or a contribution of a portion of its partnership units to the Partnership. The benefits which are payable under the Incentive Plan are equal to the amount of distributions which FHGI would have otherwise received with respect to 3,780.14 of the Class B units of the Partnership and 237.98 of the Class A units of the Partnership held by FHGI and a portion of FHGI's interest in certain of the general partners of the Affiliated Partnerships. Benefits are payable under the Incentive Plan only when distributions would otherwise be paid to FHGI with respect to the above-described units and interests. The Incentive Plan is scheduled to terminate on January 5, 2003, at which time the Partnership is required to distribute the units described above to the participants in the Incentive Plan. At such time, FHGI is required to contribute the units to the Partnership to fund such distributions. The participants in the Incentive Plan are present and former employees of the Partnership and its operating affiliates, all of whom are 100% vested. Prior to the closing of the TCI Transaction, FHGLP expects to amend the Incentive Plan to provide for payments by FHGLP at the closing of the TCI Transaction to participants in an aggregate amount of approximately $6.6 million and to reduce by such amount FHGLP's obligations to make future payments to participants under the Incentive Plan. At the closing of the TCI Transaction, New Falcon will assume the obligations of FHGLP under the Incentive Plan, as so amended, other than the obligation to make the payments at closing of the TCI Transaction.

NOTE 10--RELATED PARTY TRANSACTIONS

    The Partnership (I.E., FHGLP) is a separate, stand-alone holding company which employs all of the management personnel. In addition, prior to October 1995, the Partnership conducted certain international investment and development activities. In October 1995, the Partnership sold certain of its international investments and loans to cable ventures in India and the Philippines to Falcon International Communications, LLC ("FIC"), a newly-formed, separately capitalized entity (or FIC's affiliates), for approximately $6.3 million in cash. FHGLP was reimbursed approximately $1.9 and $1.1 million by FIC for 1995 and 1996 operating costs related to these investments. The Partnership expects to incur no further liquidity obligations in respect of international investments, although the amount of reimbursement FHGLP receives from FIC with respect to the salaries of certain of its employees has been significantly reduced for 1997. Certain members of the Partnership's management also are officers of, and hold equity interests in, FIC.

                           FALCON HOLDING GROUP, L.P.

NOTE 10--RELATED PARTY TRANSACTIONS (CONTINUED)

    FHGLP is financially dependent on the receipt of permitted payments from the Owned Systems, management and consulting fees from domestic cable ventures, and the reimbursement of specified expenses by certain of the Affiliated Systems to fund its operations. Expected increases in the funding requirements of the Partnership combined with limitations on its sources of cash may create liquidity issues for the Partnership in the future. Specifically, the Amended and Restated Credit Agreement permits the subsidiaries of the Partnership to remit to FHGLP no more than 4.25% of their net cable revenues, as defined, in any year, effective July 12, 1996. As a result of the 1998 acquisition by FHGLP of the Falcon Classic Systems, FHGLP will no longer receive management fees and reimbursed expenses from Classic.

    The management and consulting fees and expense reimbursements earned from the Affiliated Partnerships amounted to approximately $8.6 million and $5.5 million, $6.3 million and $3.7 million (including the $1.9 and $1.1 million mentioned above related to international expenses) and $5.2 million and $2.1 million for the years ended December 31, 1995, 1996 and 1997, respectively. The fees of $8.6 million earned in 1995 include $1.6 million from Falcon First (based on 5% of its net cable revenues, as defined). The fees and expense reimbursements of $6.3 million and $3.7 million earned in 1996 included $1.5 million and $1.0 million earned from FCSC from January 1, 1996 through July 11, 1996. Subsequent to these acquisitions, the amounts payable to FHGLP in respect of its management of the former Falcon First and FCSC Systems became subject to the 4.25% limitation contained in the Amended and Restated Credit Agreement.

    Receivables from the Affiliated Partnerships for services and reimbursements described above amounted to approximately $6.5 million and $11.3 million (which, in 1997, includes $7.5 million of notes receivable from the Enstar Systems) at December 31, 1996 and 1997. The amount due at December 31, 1996 includes approximately $3.6 million related to fees and reimbursements deferred as a result of the liquidity constraints experienced by the Affiliated Partnerships, or decisions made by the Partnership.

    Included in Commitments and Contingencies (Note 8) are two facility lease agreements with the Partnership's Chief Executive Officer and his wife, or entities owned by them, requiring annual future minimum rental payments aggregating $2.1 million through 2001, one facility being assumed by an Owned Subsidiary as part of the assets acquired on July 12, 1996 from FCSC. That Owned Subsidiary intends to acquire the property for $282,500, a price determined by two independent appraisals. During the years ended December 31, 1995, 1996 and 1997 rent expense on the first facility amounted to $416,000, $397,000 and $383,000, respectively. The rent paid for the second facility for the period July 12, 1996 through December 31, 1996 amounted to approximately $18,000, and the amount paid in 1997 was approximately $41,000.

    In addition, the Partnership provides certain accounting, bookkeeping and clerical services to the Partnership's Chief Executive Officer. The costs of services provided were determined based on allocations of time plus overhead costs (rent, parking, supplies, telephone, etc.). Such services amounted to $180,000, $118,300 and $163,000 for the years ended December 31, 1995, 1996 and
1997, respectively. These costs were net of amounts reimbursed to the Partnership by the Chief Executive Officer amounting to $66,000, $75,000 and $55,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                           FALCON HOLDING GROUP, L.P.

NOTE 11--OTHER INCOME (EXPENSE)

    Other income (expense) is comprised of the following:

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
                                                                    (DOLLARS IN THOUSANDS)
Gain on sale of Available-for-Sale Securities.................  $  13,267  $   2,264  $  --
Gain on insured casualty losses...............................     --         --          3,476
Write down of investment......................................     --         (1,000)    --
Loss on sale of investment....................................     --         --         (1,360)
Lawsuit settlement costs, net of $500,000 insurance
  recovery....................................................     --         --         (1,030)
Other, net....................................................       (190)      (450)      (201)
                                                                ---------  ---------  ---------
                                                                $  13,077  $     814  $     885
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

NOTE 12--SUBSEQUENT EVENTS

    In March 1998 the Partnership paid to Classic $76.8 million, including $1.1 million of interest as required by an agreement settling certain litigation arising from the acquisition by the Partnership of substantially all of the assets of Falcon Classic, other than the system serving the City of Somerset, Kentucky. The Partnership also paid approximately $1.2 million to the settlement fund, a portion of which will be reimbursed by insurance. The acquisition of the City of Somerset assets will be completed as soon as regulatory approvals can be obtained, of which there can be no assurance. Falcon Classic had revenue of approximately $32.1 million for the year ended December 31, 1997, including approximately $1.5 million from the City of Somerset.

NOTE 13--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    OPERATING ACTIVITIES

    During the years ended December 31, 1995, 1996 and 1997, the Partnership paid cash interest amounting to approximately $30.8 million, $39.7 million and $48.1 million, respectively.

    INVESTING ACTIVITIES

    See Note 3 regarding the non-cash investing activities related to the acquisitions of Falcon First and the cable systems of FCSC.

    FINANCING ACTIVITIES

    See Note 3 regarding the non-cash financing activities relating to the acquisitions of Falcon First and the cable systems of FCSC. See Note 2 regarding the reclassification to redeemable partners' equity.

NOTE 14--FALCON HOLDING GROUP, L.P. (PARENT COMPANY ONLY)

    The following parent-only condensed financial information presents Falcon Holding Group, L.P.'s balance sheets and related statements of operations and cash flows by accounting for the investments in

                           FALCON HOLDING GROUP, L.P.

NOTE 14--FALCON HOLDING GROUP, L.P. (PARENT COMPANY ONLY) (CONTINUED) the Owned Subsidiaries on the equity method of accounting. The accompanying condensed financial information should be read in conjunction with the consolidated financial statements and notes thereto.

                      CONDENSED BALANCE SHEET INFORMATION

                                                                                                DECEMBER 31
                                                                                          ------------------------
                                                                                             1996         1997
                                                                                          -----------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
ASSETS:
  Cash and cash equivalents.............................................................  $     6,706  $     8,177
  Receivables:
    Intercompany notes and accrued interest receivable..................................      203,827      226,437
    Due from affiliates and other entities, of which $17,839,000 and $23,374,000 are
      contractually restricted or otherwise deferred (see Note 10)......................       20,944       25,340
  Prepaid expenses and other............................................................          202          711
  Investments in affiliated partnerships................................................       12,830       12,827
  Other investments.....................................................................        3,580        1,519
  Property, plant and equipment, less accumulated depreciation and amortization.........        1,180        1,323
  Deferred loan costs, less accumulated amortization....................................        5,721        4,846
                                                                                          -----------  -----------
                                                                                          $   254,990  $   281,180
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                                        LIABILITIES AND PARTNERS' DEFICIT
LIABILITIES:
  Notes payable.........................................................................  $       141  $        10
  11% Senior Subordinated Notes.........................................................      253,537      282,193
  Accounts payable......................................................................          266          179
  Accrued expenses......................................................................       11,702       14,025
  Equity in net losses of Owned Subsidiaries in excess of investment....................      173,941      230,155
                                                                                          -----------  -----------
TOTAL LIABILITIES.......................................................................      439,587      526,562
REDEEMABLE PARTNERS' EQUITY.............................................................      271,902      171,373
PARTNERS' DEFICIT.......................................................................     (456,499)    (416,755)
                                                                                          -----------  -----------
                                                                                          $   254,990  $   281,180
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                           FALCON HOLDING GROUP, L.P.

NOTE 14--FALCON HOLDING GROUP, L.P. (PARENT COMPANY ONLY) (CONTINUED)
                 CONDENSED STATEMENT OF OPERATIONS INFORMATION

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1995        1996        1997
                                                                                ----------  ----------  ----------
                                                                                      (DOLLARS IN THOUSANDS)
REVENUES:
  Management fees:
    Affiliated Partnerships...................................................  $    6,196  $    3,962  $    2,873
    Owned Subsidiaries........................................................       8,509      12,020      13,979
    International and other...................................................         639         413         281
                                                                                ----------  ----------  ----------
      Total revenues..........................................................      15,344      16,395      17,133
                                                                                ----------  ----------  ----------
EXPENSES:
  General and administrative expenses.........................................      10,309       9,096      11,328
  Depreciation and amortization...............................................         608         375         274
                                                                                ----------  ----------  ----------
      Total expenses..........................................................      10,917       9,471      11,602
                                                                                ----------  ----------  ----------
      Operating income........................................................       4,427       6,924       5,531

OTHER INCOME (EXPENSE):
  Interest income.............................................................      17,623      19,884      22,997
  Interest expense............................................................     (24,796)    (27,469)    (30,485)
  Equity in net losses of Owned Subsidiaries..................................     (16,392)    (50,351)    (56,422)
  Equity in net losses of investee partnerships...............................      (5,843)        (73)         (4)
  Other, net..................................................................        (254)      1,100      (2,455)
                                                                                ----------  ----------  ----------
NET LOSS......................................................................  $  (25,235) $  (49,985) $  (60,838)
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

                           FALCON HOLDING GROUP, L.P.

NOTE 14--FALCON HOLDING GROUP, L.P. (PARENT COMPANY ONLY) (CONTINUED)
                 CONDENSED STATEMENT OF CASH FLOWS INFORMATION

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                      -------------------------------
                                                                                        1995       1996       1997
                                                                                      ---------  ---------  ---------
                                                                                          (DOLLARS IN THOUSANDS)
Net cash provided by (used in) operating activities.................................  $   1,427  $  (8,969) $   1,478
                                                                                      ---------  ---------  ---------
Cash flows from investing activities:
  Distributions from affiliated partnerships........................................     --            773     --
  Capital expenditures..............................................................       (444)      (242)      (417)
  Investments in affiliated partnerships and other investments......................       (666)    (9,000)      (254)
  Proceeds from sale of investments and other assets................................      1,856          3        702
  Proceeds from sale of available-for-sale securities...............................     --          9,502     --
                                                                                      ---------  ---------  ---------
Net cash provided by investing activities...........................................        746      1,036         31
                                                                                      ---------  ---------  ---------
Cash flows from financing activities:
  Repayment of debt.................................................................       (121)      (120)      (131)
  Capital contributions.............................................................     --          5,000         93
                                                                                      ---------  ---------  ---------
Net cash provided by (used in) financing activities.................................       (121)     4,880        (38)
                                                                                      ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents................................      2,052     (3,053)     1,471
Cash and cash equivalents, at beginning of year.....................................      7,707      9,759      6,706
                                                                                      ---------  ---------  ---------
Cash and cash equivalents, at end of year...........................................  $   9,759  $   6,706  $   8,177
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

                           FALCON HOLDING GROUP, L.P.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                                                       MARCH 31,
                                                                                                          1998
                                                                                                      ------------
                                                                                                      (UNAUDITED)
                                                                                                      (DOLLARS IN
                                                                                                       THOUSANDS)
ASSETS:
  Cash and cash equivalents.........................................................................  $     11,162
  Receivables:
    Trade, less allowance of $781,000 for possible losses...........................................        12,291
    Affiliates......................................................................................        11,309
  Other assets......................................................................................        15,647
  Other investments.................................................................................         1,555
  Property, plant and equipment, less accumulated depreciation and amortization of $275,806,000.....       358,074
  Franchise cost, less accumulated amortization of $211,870,000.....................................       218,844
  Goodwill, less accumulated amortization of $20,010,000............................................        71,487
  Customer lists and other intangible costs, less accumulated amortization of $28,578,000...........        88,360
  Deferred loan costs, less accumulated amortization of $7,681,000..................................        11,597
                                                                                                      ------------
                                                                                                      $    800,326
                                                                                                      ------------
                                                                                                      ------------

                                        LIABILITIES AND PARTNERS' DEFICIT

LIABILITIES:
  Notes payable.....................................................................................  $  1,001,054
  Accounts payable..................................................................................         6,476
  Accrued expenses..................................................................................        44,812
  Customer deposits and prepayments.................................................................         1,652
  Deferred income taxes.............................................................................         7,026
  Minority interest.................................................................................           346
  Equity in losses of affiliated partnerships in excess of investment...............................         3,251
                                                                                                      ------------
TOTAL LIABILITIES...................................................................................     1,064,617
                                                                                                      ------------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PARTNERS' EQUITY.........................................................................       171,373
                                                                                                      ------------
PARTNERS' DEFICIT:
  General partner...................................................................................       (13,389)
  Limited partners..................................................................................      (422,275)
                                                                                                      ------------
TOTAL PARTNERS' DEFICIT.............................................................................      (435,664)
                                                                                                      ------------
                                                                                                      $    800,326
                                                                                                      ------------
                                                                                                      ------------

     See accompanying notes to condensed consolidated financial statements.

                           FALCON HOLDING GROUP, L.P.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                  UNAUDITED
                                                                                            ----------------------
                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1997        1998
                                                                                            ----------  ----------
                                                                                            (DOLLARS IN THOUSANDS)
REVENUES..................................................................................  $   63,984  $   64,557
                                                                                            ----------  ----------
EXPENSES:
  Service costs...........................................................................      18,295      19,565
  General and administrative expenses.....................................................      11,179      11,678
  Depreciation and amortization...........................................................      29,793      31,079
                                                                                            ----------  ----------
    Total expenses........................................................................      59,267      62,322
                                                                                            ----------  ----------
    Operating income......................................................................       4,717       2,235

OTHER INCOME (EXPENSE):
  Interest expense, net...................................................................     (20,384)    (20,487)
  Equity in net loss of investee partnerships.............................................         (71)       (248)
  Other expense, net......................................................................        (163)       (774)
  Income tax benefit......................................................................         566         365
                                                                                            ----------  ----------
NET LOSS..................................................................................  $  (15,335) $  (18,909)
                                                                                            ----------  ----------
                                                                                            ----------  ----------

     See accompanying notes to condensed consolidated financial statements.

                           FALCON HOLDING GROUP, L.P.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                  UNAUDITED
                                                                                            ----------------------
                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1997        1998
                                                                                            ----------  ----------
                                                                                            (DOLLARS IN THOUSANDS)
Net cash provided by operating activities.................................................  $   15,322  $    2,729
                                                                                            ----------  ----------
Cash flows from investing activities:
  Acquisition of cable television systems.................................................      --         (76,789)
  Capital expenditures....................................................................     (10,624)    (18,021)
  Increase in intangible assets...........................................................        (326)       (550)
  Other...................................................................................           9          42
                                                                                            ----------  ----------
    Net cash used in investing activities.................................................     (10,941)    (95,318)
                                                                                            ----------  ----------
Cash flows from financing activities:
  Borrowings from notes payable...........................................................       8,000      96,472
  Repayment of debt.......................................................................     (15,179)     (6,638)
  Other...................................................................................          24      --
                                                                                            ----------  ----------
    Net cash provided by (used in) financing activities...................................      (7,155)     89,834
                                                                                            ----------  ----------
Net decrease in cash and cash equivalents.................................................      (2,774)     (2,755)
Cash and cash equivalents at beginning of period..........................................      13,633      13,917
                                                                                            ----------  ----------
Cash and cash equivalents at end of period................................................  $   10,858  $   11,162
                                                                                            ----------  ----------
                                                                                            ----------  ----------

     See accompanying notes to condensed consolidated financial statements.

                           FALCON HOLDING GROUP, L.P.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

    Falcon Holding Group, L.P., a Delaware limited partnership (the "Partnership" or "FHGLP"), owns and operates cable television systems serving small to medium-sized communities and the suburbs of certain cities in 23 states (the "Owned Systems"). The Partnership also controls, holds varying equity interests in and manages certain other cable television systems for a fee (the "Affiliated Systems" and, together with the Owned Systems, the "Systems"). The Affiliated Systems operate cable television systems in 16 states. FHGLP is a limited partnership, the sole general partner of which is Falcon Holding Group, Inc., a California corporation ("FHGI").

    The condensed consolidated financial statements include the consolidated accounts of FHGLP, its subsidiary cable television operating partnerships and corporations (the "Owned Subsidiaries") and those operating partnerships' general partners which are owned by FHGLP. The condensed consolidated financial statements also include the accounts of Enstar Communications Corporation ("ECC"), a wholly-owned subsidiary of one of the operating partnerships, which is the general partner of the 15 limited partnerships operating under the name "Enstar" (the "Enstar Companys"), which are Affiliated Systems.

NOTE 2--INTERIM FINANCIAL STATEMENTS

    The interim financial statements for the three months ended March 31, 1997 and 1998 are unaudited. These condensed interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Partnership's latest Annual Report on Form 10-K. In the opinion of management, such statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of such periods. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of results for the entire year.

NOTE 3--MINORITY INTEREST

    Included in the operations of Falcon Telecable, one of the Owned Subsidiaries, are the results of operations of Lake Las Vegas Cablevision, L.P., a Delaware limited partnership, which is a joint venture owned 66 2/3% by Falcon Telecable. The minority interest reflects the 33 1/3% of the venture that Falcon Telecable does not own.

NOTE 4--ACQUISITION

    In March 1998 the Partnership paid to Falcon Classic Cable Income Properties, L.P. ("Falcon Classic") $76.8 million (including $1.1 million of interest as required by an agreement settling certain litigation arising from the acquisition by the Partnership of the assets of Falcon Classic) in order to purchase substantially all of the assets of Falcon Classic, other than the cable television system serving the City of Somerset, Kentucky. The Partnership also paid approximately $1.2 million to the settlement fund established in connection with the settlement of the above-referenced litigation, $500,000 of which was reimbursed by insurance on May 1, 1998. The acquisition of the City of Somerset assets will be completed as soon as regulatory approvals can be obtained, of which there can be no assurance. Falcon Classic had revenue of approximately $32.1 million for the year ended December 31, 1997, including approximately $1.5 million from the City of Somerset. On July 16, 1998, the Partnership completed the acquisition of the City of Somerset assets for approximately $6.5 million.

                           FALCON HOLDING GROUP, L.P.

                                  (UNAUDITED)

NOTE 5--SUBSEQUENT EVENTS

    On April 3, 1998 the Partnership and its wholly-owned subsidiary, Falcon Funding Corporation ("FFC" and, collectively with the Partnership, the "Issuers"), consummated the issuance of $375,000,000 aggregate principal amount of 8.375% Senior Debentures due 2010 (the "Senior Debentures") and $435,250,000 aggregate principal amount at maturity of 9.285% Senior Discount Debentures due 2010 (the "Senior Discount Debentures" and, collectively with the Senior Debentures, the "Debentures") in a private placement exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). The Issuers are obligated to consummate an offer to exchange, pursuant to an effective registration statement under the Securities Act, the Debentures for debentures with terms identical to the corresponding Debentures, or to cause resales of the Debentures to be registered under the Securities Act pursuant to a shelf registration statement.

    The Senior Debentures were issued at a price of 99.732% of their principal amount, for total gross proceeds to the Issuers of approximately $374.0 million. The Senior Discount Debentures were issued at a price of $633.29 per $1,000 aggregate principal amount at maturity, for total gross proceeds to the Issuers of approximately $275.6 million, and will accrete to stated value at an annual rate of 9.285% until April 15, 2003. After giving effect to offering discounts, commissions and estimated expenses of the offering, the sale of the Debentures generated net proceeds to the Issuers of approximately $631 million.

    The Partnership used substantially all the net proceeds from the sale of the Debentures to repay outstanding bank indebtedness. On April 20, 1998, the Partnership made a tender offer for all of its 11% Senior Subordinated Notes due 2003 (the "11% Notes") which expired on May 18, 1998. On May 19, 1998, the Partnership repurchased approximately $247.8 million aggregate principal amount of the 11% Notes with borrowings under the Partnership's Amended and Restated Credit Agreement. The remaining aggregate amount of 11% Notes not tendered of approximately $34.4 million will be redeemed prior to October 15, 1998 in accordance with the redemption provisions of the indenture governing the 11% Notes. The Partnership recorded an extraordinary loss of $19.6 million relating to the tender of the 11% Notes.

    On June 30, 1998, the Partnership entered into a new bank credit agreement (the "New Credit Facility"). The Partnership borrowed approximately $425.8 million under the New Credit Facility on June 30, 1998, approximately $329 million of which was used to repay the remaining indebtedness outstanding under the Company's existing Amended and Restated Credit Agreement.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors:
TCI Communications, Inc.:

    We have audited the accompanying combined balance sheets of the TCI Falcon Systems (as defined in Note 1 to the combined financial statements) as of December 31, 1996 and 1997, and the related combined statements of operations and parent's investment and cash flows for each of the years in the three-year period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the TCI Falcon Systems as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Denver, Colorado
March 4, 1998

                               TCI FALCON SYSTEMS
                              (DEFINED IN NOTE 1)

                            COMBINED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997

                                                                                               1996        1997
                                                                                            ----------  ----------
                                                                                             AMOUNTS IN THOUSANDS
ASSETS
Cash......................................................................................  $    2,614      --
Trade and other receivables, net..........................................................       3,021       4,665
Property and equipment, at cost:
  Land....................................................................................       1,017       1,232
  Distribution systems....................................................................     133,312     137,767
  Support equipment and buildings.........................................................      16,804      18,354
                                                                                            ----------  ----------
                                                                                               151,133     157,353
  Less accumulated depreciation...........................................................      58,658      69,857
                                                                                            ----------  ----------
                                                                                                92,475      87,496
                                                                                            ----------  ----------
Franchise costs...........................................................................     393,292     393,540
  Less accumulated amortization...........................................................      52,436      62,849
                                                                                            ----------  ----------
                                                                                               340,856     330,691
                                                                                            ----------  ----------
Other assets, at cost, net of amortization................................................         589         714
                                                                                            ----------  ----------
                                                                                            $  439,555     423,566
                                                                                            ----------  ----------
                                                                                            ----------  ----------

LIABILITIES AND PARENT'S INVESTMENT
Cash overdraft............................................................................  $   --           5,209
Accounts payable..........................................................................         135         350
Accrued expenses..........................................................................       3,284       3,487
Deferred income taxes (note 4)............................................................     114,002     121,183
                                                                                            ----------  ----------
  Total liabilities.......................................................................     117,421     130,229
Parent's investment (note 5)..............................................................     322,134     293,337
                                                                                            ----------  ----------
Commitments and contingencies (note 7)....................................................  $  439,555     423,566
                                                                                            ----------  ----------
                                                                                            ----------  ----------

            See accompanying notes to combined financial statements.

                               TCI FALCON SYSTEMS
                              (DEFINED IN NOTE 1)

           COMBINED STATEMENTS OF OPERATIONS AND PARENT'S INVESTMENT

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                                     1995       1996       1997
                                                                                  ----------  ---------  ---------
                                                                                        AMOUNTS IN THOUSANDS
Revenue.........................................................................  $   87,086    102,155    113,897
Operating costs and expenses:
  Operating (note 6)............................................................      28,245     33,521     39,392
  Selling, general and administrative...........................................      18,265     21,695     19,687
  Administrative fees (note 6)..................................................       4,085      5,768      5,034
  Depreciation..................................................................      11,316     12,077     12,724
  Amortization..................................................................       7,235      8,184      9,785
                                                                                  ----------  ---------  ---------
                                                                                      69,146     81,245     86,622
                                                                                  ----------  ---------  ---------

  Operating income..............................................................      17,940     20,910     27,275
Other income (expense):
  Intercompany interest expense (note 6)........................................      (5,923)    (4,701)    (5,832)
  Other, net....................................................................          16        (44)       (84)
                                                                                  ----------  ---------  ---------
                                                                                      (5,907)    (4,745)    (5,916)
                                                                                  ----------  ---------  ---------

  Earnings before income taxes..................................................      12,033     16,165     21,359
Income tax expense (note 4).....................................................      (4,758)    (6,239)    (8,808)
                                                                                  ----------  ---------  ---------
  Net earnings..................................................................       7,275      9,926     12,551
Parent's investment:
  Beginning of year.............................................................     225,354    265,497    322,134
  Change in due to TCI Communications, Inc. ("TCIC")............................      32,868     46,711    (41,348)
                                                                                  ----------  ---------  ---------
  End of year...................................................................  $  265,497    322,134    293,337
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

            See accompanying notes to combined financial statements.

                               TCI FALCON SYSTEMS
                              (DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                                      1995       1996       1997
                                                                                   ----------  ---------  ---------
                                                                                         AMOUNTS IN THOUSANDS
Cash flows from operating activities:
  Net earnings...................................................................  $    7,275      9,926     12,551
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation and amortization................................................      18,551     20,261     22,509
    Deferred income tax expense..................................................         869      4,533      7,181
    Changes in operating assets and liabilities, net of effects of acquisitions:
      Change in receivables......................................................      (1,042)       (55)    (1,644)
      Change in other assets.....................................................        (139)      (248)      (125)
      Change in accounts payable and accrued expenses............................         708       (473)       418
                                                                                   ----------  ---------  ---------
        Net cash provided by operating activities................................      26,222     33,944     40,890
                                                                                   ----------  ---------  ---------
Cash flows from investing activities:
  Capital expended for property and equipment....................................     (15,877)   (13,278)    (7,586)
  Cash paid for acquisitions.....................................................     (47,490)   (68,240)    --
  Cash proceeds from sale of assets, at book value, to TCIC......................       5,088     --         --
  Other investing activities.....................................................         850        732        221
                                                                                   ----------  ---------  ---------
        Net cash used in investing activities....................................     (57,429)   (80,786)    (7,365)
                                                                                   ----------  ---------  ---------
Cash flows from financing activities:
  Change in due to TCIC..........................................................      32,868     46,711    (41,348)
  Change in cash overdraft.......................................................      --         --          5,209
                                                                                   ----------  ---------  ---------
        Net cash provided by (used in) financing activities......................      32,868     46,711    (36,139)
                                                                                   ----------  ---------  ---------
        Net increase (decrease) in cash..........................................       1,661       (131)    (2,614)
        Cash:
          Beginning of year......................................................       1,084      2,745      2,614
                                                                                   ----------  ---------  ---------
          End of year............................................................  $    2,745      2,614     --
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest.........................................  $    5,923      4,701      5,832
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------
  Cash paid during the year for income taxes.....................................  $       78         86        140
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------

            See accompanying notes to combined financial statements.

                               TCI FALCON SYSTEMS
                              (DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1996 AND 1997

(1) BASIS OF PRESENTATION

    The combined financial statements include the accounts of thirteen of TCIC's cable television systems serving certain subscribers within Oregon, Washington, Alabama, Missouri and California (collectively, the "TCI Falcon Systems"). The TCI Falcon Systems are indirectly wholly-owned by various subsidiaries of TCIC. TCIC is a subsidiary of Tele-Communications, Inc. ("TCI"). All significant inter-entity accounts and transactions have been eliminated in combination.

    The TCI Falcon Systems have been acquired through a series of transactions where TCIC acquired various larger cable entities (the "Original Systems"). The TCI Falcon Systems' combined financial statements include an allocation of certain purchase accounting adjustments, including the related deferred tax effects, from TCIC's acquisition of the Original Systems. Such allocation and the related franchise cost amortization is based on the relative fair market value of systems involved. In addition, certain operating costs of TCI are charged to the TCI Falcon Systems based on their number of subscribers (see note
6). Although such allocations are not necessarily indicative of the costs that would have been incurred by the TCI Falcon Systems on a stand alone basis, management believes that the resulting allocated amounts are reasonable.

    PROPOSED PARTNERSHIP FORMATION

    Effective December 30, 1997, TCIC and Falcon Holding Group, LP ("Falcon") entered into a Contribution and Purchase Agreement, pursuant to which TCIC will contribute the TCI Falcon Systems to a newly formed partnership (the "Partnership") between TCIC and Falcon in exchange for an approximate 47% ownership interest in the Partnership. In addition, the Partnership will assume a portion of the intercompany amounts owed by the TCI Falcon Systems to TCIC and its affiliates. Consummation of the transaction is subject to, among other matters, regulatory approvals. There is no assurance that such transaction will be consummated.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    RECEIVABLES

    Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1996 and 1997 was not significant.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, including interest during construction and applicable overhead, are capitalized. During 1995, 1996 and 1997, interest capitalized was not significant.

    Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems and 3 to 40 years for support equipment and buildings.

    Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of systems in their entirety.

                               TCI FALCON SYSTEMS
                              (DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1995, 1996 AND 1997

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FRANCHISE COSTS

    Franchise costs include the difference between the cost of acquiring cable television systems and amounts assigned to their tangible assets. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred by the TCI Falcon Systems in negotiating and renewing franchise agreements are amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company periodically reviews the carrying amounts of property, plant and equipment and its intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates.

    REVENUE RECOGNITION

    Cable revenue for customer fees, equipment rental, advertising, pay-per-view programming and revenue sharing agreements is recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable television system.

    COMBINED STATEMENTS OF CASH FLOWS

    Transactions effected through the intercompany account with TCIC have been considered constructive cash receipts and payments for purposes of the combined statements of cash flows.

    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(3) ACQUISITIONS

    On July 31, 1996, pursuant to certain agreements entered into among TCIC, TCI, Viacom International, Inc. and Viacom, Inc. ("Viacom"), TCIC acquired all of the common stock of a subsidiary of Viacom which owned Viacom's cable systems and related assets (the "Viacom Acquisition"). The purchase price for the Viacom Acquisition was comprised of $1.7 billion in assumed debt and the issuance of $0.6 billion in preferred stock. In connection with the Viacom Acquisition, the Redding, California cable system ("Redding") was transferred to the TCI Falcon Systems at TCIC's allocated cost of approximately $68 million, which amount has been reflected as an increase in due to TCIC in the accompanying combined financial statements.

                               TCI FALCON SYSTEMS
                              (DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1995, 1996 AND 1997

(3) ACQUISITIONS (CONTINUED)
    The acquisition of Redding has been accounted for by the purchase method by the TCI Falcon Systems. Accordingly, the results of operations of Redding have been combined with those of the TCI Falcon Systems since the date of acquisition, and the TCI Falcon Systems have recorded Redding's assets and liabilities at fair value. On a pro forma basis, the TCI Falcon Systems' revenue and net earnings would have been increased by $8,273,000 and decreased by $474,000, respectively, for the year ended December 31, 1996 had Redding been combined with the TCI Falcon Systems on January 1, 1996. The foregoing unaudited pro forma financial information is based upon historical results of operations adjusted for acquisition costs and, in the opinion of management, is not necessarily indicative of the results had the TCI Falcon Systems operated Redding since January 1, 1996.

    As of January 26, 1995, TCI, TCIC and TeleCable Corporation ("TeleCable") consummated a transaction, whereby TeleCable was merged into TCIC. The TeleCable acquisition has been accounted for by the purchase method. The aggregate $1.6 billion purchase price was satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable shareholders of TCI Class A common stock and TCI Convertible Preferred Stock, Series D. In connection with the TeleCable acquisition, the Decatur, Alabama cable system was transferred to the TCI Falcon Systems at TCIC's allocated cost of approximately $47 million, which amount has been reflected as an increase in due to TCIC in the accompanying combined financial statements.

(4) INCOME TAXES

    The TCI Falcon Systems are included in the consolidated federal income tax return of TCI. Income tax expense for the TCI Falcon Systems is based on those items in the consolidated calculation applicable to the TCI Falcon Systems. Intercompany tax allocation represents an apportionment of tax expense or benefit (other than deferred taxes) among subsidiaries of TCI in relation to their respective amounts of taxable earnings or losses. The payable or receivable arising from the intercompany tax allocation is recorded as an increase or decrease in due to TCIC. Deferred income taxes are based on the book and tax basis differences of the assets and liabilities within the TCI Falcon Systems.

                               TCI FALCON SYSTEMS
                              (DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1995, 1996 AND 1997

(4) INCOME TAXES (CONTINUED)
    Income tax expense for the years ended December 31, 1995, 1996 and 1997 consists of:

                                                                                      CURRENT    DEFERRED      TOTAL
                                                                                     ---------  -----------  ---------
                                                                                           AMOUNTS IN THOUSANDS
Year ended December 31, 1995:
  Intercompany allocation..........................................................  $  (3,811)     --          (3,811)
  Federal..........................................................................     --            (387)       (387)
  State and local..................................................................        (78)       (482)       (560)
                                                                                     ---------  -----------  ---------
                                                                                     $  (3,889)       (869)     (4,758)
                                                                                     ---------  -----------  ---------
                                                                                     ---------  -----------  ---------
Year ended December 31, 1996:
  Intercompany allocation..........................................................  $  (1,620)     --          (1,620)
  Federal..........................................................................     --          (4,032)     (4,032)
  State and local..................................................................        (86)       (501)       (587)
                                                                                     ---------  -----------  ---------
                                                                                     $  (1,706)     (4,533)     (6,239)
                                                                                     ---------  -----------  ---------
                                                                                     ---------  -----------  ---------
Year ended December 31, 1997:
  Intercompany allocation..........................................................  $  (1,487)     --          (1,487)
  Federal..........................................................................     --          (5,862)     (5,862)
  State and local..................................................................       (140)     (1,319)     (1,459)
                                                                                     ---------  -----------  ---------
                                                                                     $  (1,627)     (7,181)     (8,808)
                                                                                     ---------  -----------  ---------
                                                                                     ---------  -----------  ---------

    Income tax expense differs from the amounts computed by applying the federal income tax rate of 35% as a result of the following:

                                                                                          YEARS ENDED DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1995       1996       1997
                                                                                       ---------  ---------  ---------
                                                                                            AMOUNTS IN THOUSANDS
Computed "expected" tax expense......................................................  $  (4,212)    (5,658)    (7,476)
Amortization not deductible for tax purposes.........................................       (155)      (178)      (265)
State and local income taxes, net of federal income tax benefit......................       (364)      (382)      (948)
Other................................................................................        (27)       (21)      (119)
                                                                                       ---------  ---------  ---------
                                                                                       $  (4,758)    (6,239)    (8,808)
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

                               TCI FALCON SYSTEMS
                              (DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1995, 1996 AND 1997

(4) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax asset and deferred tax liabilities at December 31, 1996 and 1997 are presented below:

                                                                                                 DECEMBER 31,
                                                                                             ---------------------
                                                                                                1996       1997
                                                                                             ----------  ---------
                                                                                             AMOUNTS IN THOUSANDS
Deferred tax asset--principally due to non-deductible accruals.............................  $       81        128
                                                                                             ----------  ---------
Deferred tax liabilities:
  Property and equipment, principally due to differences in depreciation...................      18,195     20,985
  Franchise costs, principally due to differences in amortization and initial basis........      95,888    100,326
                                                                                             ----------  ---------
    Total gross deferred tax liabilities...................................................     114,083    121,311
                                                                                             ----------  ---------
    Net deferred tax liability.............................................................  $  114,002    121,183
                                                                                             ----------  ---------
                                                                                             ----------  ---------

(5) PARENT'S INVESTMENT

    Parent's investment in the TCI Falcon Systems at December 31, 1996 and 1997 is summarized as follows:

                                                                                                 DECEMBER 31,
                                                                                             ---------------------
                                                                                                1996       1997
                                                                                             ----------  ---------
                                                                                             AMOUNTS IN THOUSANDS
Due to TCIC................................................................................  $  260,807    219,459
Retained earnings..........................................................................      61,327     73,878
                                                                                             ----------  ---------
                                                                                             $  322,134    293,337
                                                                                             ----------  ---------
                                                                                             ----------  ---------

    The amount due to TCIC represents advances for operations, acquisitions and construction costs as well as the allocation of certain costs from TCIC. See note 6.

(6) TRANSACTIONS WITH RELATED PARTIES

    The amounts due to TCIC consist of various intercompany advances and expense allocations. TCIC charges intercompany interest expense at variable rates to cable systems within the TCI Falcon Systems based upon amounts due to TCIC from the cable systems. As a result of TCIC's ownership of 100% of the TCI Falcon Systems, the amounts due to TCIC have been classified as a component of parent's investment in the accompanying combined financial statements. Such amounts are due on demand.

    The TCI Falcon Systems purchase, at TCIC's cost, substantially all of their pay television and other programming from affiliates of TCIC. Charges for such programming were $15,774,000, $20,248,000 and $25,500,000 for 1995, 1996 and
1997, respectively, and are included in operating expenses in the accompanying combined financial statements.

    Certain subsidiaries of TCIC provide administrative services to the TCI Falcon Systems and have assumed managerial responsibility of the TCI Falcon Systems' cable television system operations and construction. As compensation for these services, the TCI Falcon Systems pay a monthly fee calculated on a per-subscriber basis.

                               TCI FALCON SYSTEMS
                              (DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1995, 1996 AND 1997

(6) TRANSACTIONS WITH RELATED PARTIES (CONTINUED)
    The intercompany advances and expense allocation activity in amounts due to TCIC consists of the following:

                                                                                            DECEMBER 31,
                                                                                  --------------------------------
                                                                                     1995       1996       1997
                                                                                  ----------  ---------  ---------
                                                                                        AMOUNTS IN THOUSANDS
Beginning of year...............................................................  $  181,228    214,096    260,807
  Transfer of cable system acquisition purchase price...........................      47,490     68,240     --
  Programming charges...........................................................      15,774     20,248     25,500
  Administrative fees...........................................................       4,085      5,768      5,034
  Intercompany interest expense.................................................       5,923      4,701      5,832
  Tax allocations...............................................................       3,811      1,620      1,487
  Cash transfer.................................................................     (44,215)   (53,866)   (79,201)
                                                                                  ----------  ---------  ---------
End of year.....................................................................  $  214,096    260,807    219,459
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

(7) COMMITMENTS AND CONTINGENCIES

    On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). In 1993 and 1994, the Federal Communications Commission ("FCC") adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, the TCI Falcon Systems' basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 and 1994 rate regulations. The rate regulations do not apply to the relatively few systems which are subject to "effective competition" or to services offered on an individual service basis, such as premium movie and pay-per-view services.

    The TCI Falcon Systems believe that they have complied in all material respects with the provisions of the 1992 Cable Act, including its rate setting provisions. However, the TCI Falcon Systems' rates for Regulated Services are subject to review by the FCC, if a complaint has been filed, or the appropriate franchise authority, if such authority has been certified. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions.

    Certain plaintiffs have filed or threatened separate class action complaints against certain of the TCI Falcon Systems, alleging that the systems' practice of assessing an administrative fee to subscribers whose payments are delinquent constitutes an invalid liquidated damage provision, a breach of contract, and violates local consumer protection statutes. Plaintiffs seek recovery of all late fees paid to the subject systems as a class purporting to consist of all subscribers who were assessed such fees during the applicable

                               TCI FALCON SYSTEMS
                              (DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1995, 1996 AND 1997

(7) COMMITMENTS AND CONTINGENCIES (CONTINUED) limitation period, plus attorney fees and costs. In addition to such matters, the TCI Falcon Systems have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is possible the TCI Falcon Systems may incur losses upon conclusion of the matters referred to above, an estimate of any loss or range of loss cannot presently be made. Based upon the facts available, management believes that, although no assurance can be given as to the outcome of these actions, the ultimate disposition should not have a material adverse effect upon the combined financial condition or results of operations of the TCI Falcon Systems.

    Management of the TCI Falcon Systems has not yet assessed the cost associated with its year 2000 readiness efforts to ensure that its computer systems and related software properly recognize the year 2000 and continue to process business information, and the related potential impact on the TCI Falcon Systems' results of operations. Amounts expended to date have not been material, although there can be no assurance that costs ultimately required to be paid to ensure the TCI Falcon Systems' year 2000 readiness will not have an adverse effect on the TCI Falcon Systems' financial position or results of operations. Additionally, there can be no assurance that the systems of the TCI Falcon Systems' suppliers will be converted in time or that any such failure to convert by such third parties will not have an adverse effect on the TCI Falcon Systems' financial position or results of operations.

    The TCI Falcon Systems lease business offices, have entered into pole rental agreements and use certain equipment under lease arrangements. Rental expense under such arrangements amounted to $1,152,000, $1,370,000 and $1,868,000 in 1995, 1996 and 1997, respectively.

    Future minimum lease payments under noncancellable operating leases for each of the next five years are summarized as follows (amounts in thousands):

YEARS ENDING DECEMBER 31,
-------------------------------------------------------------------------------------
1998.................................................................................  $     908
1999.................................................................................        760
2000.................................................................................        665
2001.................................................................................        531
2002.................................................................................        468
Thereafter...........................................................................      3,181
                                                                                       ---------
                                                                                       $   6,513
                                                                                       ---------
                                                                                       ---------

                               TCI FALCON SYSTEMS
                              (DEFINED IN NOTE 1)

                            COMBINED BALANCE SHEETS

                                                                                          DECEMBER 31,   MARCH 31,
                                                                                              1997         1998
                                                                                          ------------  -----------
                                                                                            AMOUNTS IN THOUSANDS
                                                                                                 (UNAUDITED)
ASSETS
Cash....................................................................................   $   --           --
Trade and other receivables, net........................................................        4,665        2,557

Property and equipment, at cost:
  Land..................................................................................        1,232        1,233
  Distribution systems..................................................................      137,767      141,653
  Support equipment and buildings.......................................................       18,354       18,581
                                                                                          ------------  -----------
                                                                                              157,353      161,467
  Less accumulated depreciation.........................................................       69,857       73,158
                                                                                          ------------  -----------
                                                                                               87,496       88,309
                                                                                          ------------  -----------

Franchise costs.........................................................................      393,540      398,527
  Less accumulated amortization.........................................................       62,849       65,332
                                                                                          ------------  -----------
                                                                                              330,691      333,195
                                                                                          ------------  -----------

Other assets, at cost, net of amortization..............................................          714          700
                                                                                          ------------  -----------
                                                                                           $  423,566      424,761
                                                                                          ------------  -----------
                                                                                          ------------  -----------

LIABILITIES AND PARENT'S INVESTMENT
Cash overdraft..........................................................................   $    5,209        1,841
Accounts payable........................................................................          350          600
Accrued expenses........................................................................        3,487        3,458
Deferred income taxes...................................................................      121,183      121,362
                                                                                          ------------  -----------
      Total liabilities.................................................................      130,229      127,261

Parent's investment (note 3)............................................................      293,337      297,500
                                                                                          ------------  -----------
Commitments and contingencies (note 5)..................................................   $  423,566      424,761
                                                                                          ------------  -----------
                                                                                          ------------  -----------

            See accompanying notes to combined financial statements.

                               TCI FALCON SYSTEMS
                              (DEFINED IN NOTE 1)

           COMBINED STATEMENTS OF OPERATIONS AND PARENT'S INVESTMENT

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1997        1998
                                                                                            ----------  ----------
                                                                                             AMOUNTS IN THOUSANDS
                                                                                                 (UNAUDITED)
Revenue...................................................................................  $   28,576      28,421

Operating costs and expenses:
  Operating (note 4)......................................................................       9,942      10,418
  Selling, general and administrative.....................................................       4,933       5,433
  Administrative fees (note 4)............................................................       1,303       1,126
  Depreciation............................................................................       2,998       3,311
  Amortization............................................................................       2,443       2,480
                                                                                            ----------  ----------
                                                                                                21,619      22,768
                                                                                            ----------  ----------
    Operating income......................................................................       6,957       5,653

Other income (expense):
  Intercompany interest expense (note 4)..................................................      (1,120)     (1,448)
  Other, net..............................................................................         (48)         59
                                                                                            ----------  ----------
                                                                                                (1,168)     (1,389)
                                                                                            ----------  ----------
    Earnings before income taxes..........................................................       5,789       4,264

Income tax expense........................................................................      (2,235)     (1,793)
                                                                                            ----------  ----------
    Net earnings..........................................................................       3,554       2,471

Parent's investment:
  Beginning of year.......................................................................     322,134     293,337
  Change in due to TCI Communications, Inc. ("TCIC")......................................      (9,152)      1,692
                                                                                            ----------  ----------
  End of period...........................................................................  $  316,536     297,500
                                                                                            ----------  ----------
                                                                                            ----------  ----------

            See accompanying notes to combined financial statements.

                               TCI FALCON SYSTEMS
                              (DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1997        1998
                                                                                            ----------  ----------
                                                                                             AMOUNTS IN THOUSANDS
                                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net earnings............................................................................  $    3,554       2,471
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation and amortization.........................................................       5,441       5,791
    Deferred income tax expense...........................................................       1,624         179
    Changes in operating assets and liabilities, net of effects of acquisitions:
      Change in receivables...............................................................         470       2,108
      Change in other assets..............................................................         114          14
      Change in accounts payable and accrued expenses.....................................        (844)        221
                                                                                            ----------  ----------
        Net cash provided by operating activities.........................................      10,359      10,784
                                                                                            ----------  ----------
Cash flows from investing activities:
  Capital expended for property and equipment.............................................        (609)     (2,024)
  Other investing activities..............................................................         151         (61)
                                                                                            ----------  ----------
        Net cash used in investing activities.............................................        (458)     (2,085)
                                                                                            ----------  ----------
Cash flows from financing activities:
  Change in due to TCIC...................................................................      (9,152)     (5,331)
  Change in cash overdraft................................................................      --          (3,368)
                                                                                            ----------  ----------
        Net cash used in financing activities.............................................      (9,152)     (8,699)
                                                                                            ----------  ----------
        Net increase in cash..............................................................         749      --
        Cash:
          Beginning of year...............................................................       2,614      --
                                                                                            ----------  ----------
          End of year.....................................................................  $    3,363      --
                                                                                            ----------  ----------
                                                                                            ----------  ----------

            See accompanying notes to combined financial statements.

                               TCI FALCON SYSTEMS
                              (DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                 MARCH 31, 1998
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

    The combined financial statements include the accounts of thirteen of TCIC's cable television systems serving certain subscribers within Oregon, Washington, Alabama, Missouri and California (collectively, the "TCI Falcon Systems"). The TCI Falcon Systems are indirectly wholly-owned by various subsidiaries of TCIC. TCIC is a subsidiary of Tele-Communications, Inc. ("TCI"). All significant inter-entity accounts and transactions have been eliminated in combination.

    The accompanying interim combined financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These combined financial statements should be read in conjunction with the combined financial statements and notes thereto contained in the TCI Falcon Systems' report for the year ended December 31, 1997.

    The TCI Falcon Systems have been acquired through a series of transactions where TCIC acquired various larger cable entities (the "Original Systems"). The TCI Falcon Systems' combined financial statements include an allocation of certain purchase accounting adjustments, including the related deferred tax effects, from TCIC's acquisition of the Original Systems. Such allocation and the related franchise cost amortization is based on the relative fair market value of systems involved. In addition, certain operating costs of TCI are charged to the TCI Falcon Systems based on their number of subscribers (see note
4). Although such allocations are not necessarily indicative of the costs that would have been incurred by the TCI Falcon Systems on a stand alone basis, management believes that the resulting allocated amounts are reasonable.

    PROPOSED PARTNERSHIP FORMATION

    Effective December 30, 1997, TCIC and Falcon Holding Group, LP ("Falcon") entered into a Contribution and Purchase Agreement, pursuant to which TCIC will contribute the TCI Falcon Systems to a newly formed partnership (the "Partnership") between TCIC and Falcon in exchange for an approximate 47% ownership interest in the Partnership. In addition, the Partnership will assume a portion of the intercompany amounts owed by the TCI Falcon Systems to TCIC and its affiliates. Consummation of the transaction is subject to, among other matters, regulatory approvals. There is no assurance that such transaction will be consummated.

    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(2) ACQUISITION

    On January 1, 1998, a subsidiary of TCIC acquired certain cable television assets in and around Ellensburg, WA from King Videocable Company. On the same date, these assets were transferred to the

                               TCI FALCON SYSTEMS
                              (DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1998
                                  (UNAUDITED)

(2) ACQUISITION (CONTINUED)
TCI Falcon Systems. As a result of these transactions, the TCI Falcon Systems recorded non-cash increases in property and equipment of $2,100,000, in franchise costs of $4,923,000, and in parent's investment of $7,023,000. Assuming the acquisition had occurred on January 1, 1997, the TCI Falcon Systems' pro forma results of operations would not have been materially different from the results of operations for the three months ended March 31, 1997.

(3) PARENT'S INVESTMENT

    Parent's investment in the TCI Falcon Systems at December 31, 1997 and March 31, 1998 is summarized as follows:

                                                                     DECEMBER 31,  MARCH 31,
                                                                         1997         1998
                                                                     ------------  ----------
                                                                       AMOUNTS IN THOUSANDS
Due to TCIC........................................................   $  219,459   $  221,151
Retained earnings..................................................       73,878       76,349
                                                                     ------------  ----------
                                                                      $  293,337   $  297,500
                                                                     ------------  ----------
                                                                     ------------  ----------

    The amount due to TCIC represents advances for operations, acquisitions and construction costs as well as the allocation of certain costs from TCIC. See note 4.

(4) TRANSACTIONS WITH RELATED PARTIES

    The amounts due to TCIC consist of various intercompany advances and expense allocations. TCIC charges intercompany interest expense at variable rates to cable systems within the TCI Falcon Systems based upon amounts due to TCIC from the cable systems. As a result of TCIC's ownership of 100% of the TCI Falcon Systems, the amounts due to TCIC have been classified as a component of parent's investment in the accompanying combined financial statements. Such amounts are due on demand.

    The TCI Falcon Systems purchase, at TCIC's cost, substantially all of their pay television and other programming from affiliates of TCIC. Charges for such programming were $6,445,000 and $7,133,000 for the three months ended March 31, 1997 and 1998, respectively, and are included in operating expenses in the accompanying combined financial statements.

    Certain subsidiaries of TCIC provide administrative services to the TCI Falcon Systems and have assumed managerial responsibility of the TCI Falcon Systems' cable television system operations and construction. As compensation for these services, the TCI Falcon Systems pay a monthly fee calculated on a per-subscriber basis.

                               TCI FALCON SYSTEMS
                              (DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1998
                                  (UNAUDITED)

(4) TRANSACTIONS WITH RELATED PARTIES (CONTINUED)
    The intercompany advances and expense allocation activity in amounts due to TCIC consists of the following:

                                                                             MARCH 31, 1998
                                                                          --------------------
                                                                          AMOUNTS IN THOUSANDS
Beginning of period.....................................................       $  219,459
  Transfer of cable system acquisition purchase price...................            7,023
  Programming charges...................................................            7,133
  Administrative fees...................................................            1,126
  Intercompany interest expense.........................................            1,448
  Tax allocations.......................................................            1,614
  Cash transfer.........................................................          (16,652)
                                                                                 --------
End of period...........................................................       $  221,151
                                                                                 --------
                                                                                 --------

(5) COMMITMENTS AND CONTINGENCIES

    On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). In 1993 and 1994, the Federal Communications Commission ("FCC") adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, the TCI Falcon Systems' basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 and 1994 rate regulations. The rate regulations do not apply to the relatively few systems which are subject to "effective competition" or to services offered on an individual service basis, such as premium movie and pay-per-view services.

    The TCI Falcon Systems believe that they have complied in all material respects with the provisions of the 1992 Cable Act, including its rate setting provisions. However, the TCI Falcon Systems' rates for Regulated Services are subject to review by the FCC, if a complaint has been filed, or the appropriate franchise authority, if such authority has been certified. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions.

    Certain plaintiffs have filed or threatened separate class action complaints against certain of the TCI Falcon Systems, alleging that the systems' practice of assessing an administrative fee to subscribers whose payments are delinquent constitutes an invalid liquidated damage provision, a breach of contract, and violates local consumer protection statutes. Plaintiffs seek recovery of all late fees paid to the subject systems as a class purporting to consist of all subscribers who were assessed such fees during the applicable

                               TCI FALCON SYSTEMS
                              (DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1998
                                  (UNAUDITED)

(5) COMMITMENTS AND CONTINGENCIES (CONTINUED) limitation period, plus attorney fees and costs. In addition to such matters, the TCI Falcon Systems have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is possible the TCI Falcon Systems may incur losses upon conclusion of the matters referred to above, an estimate of any loss or range of loss cannot presently be made. Based upon the facts available, management believes that, although no assurance can be given as to the outcome of these actions, the ultimate disposition should not have a material adverse effect upon the combined financial condition or results of operations of the TCI Falcon Systems.

    The TCI Falcon Systems lease business offices, have entered into pole rental agreements and use certain equipment under lease arrangements. Rental expense under such arrangements amounted to $441,000 and $527,000 for the three months ended March 31, 1997 and 1998, respectively.

    Management of the TCI Falcon Systems has not yet assessed the cost associated with its year 2000 readiness efforts to ensure that its computer systems and related software properly recognize the year 2000 and continue to process business information, and the related potential impact on the TCI Falcon Systems' results of operations. Amounts expended to date have not been material, although there can be no assurance that costs ultimately required to be paid to ensure the TCI Falcon Systems' year 2000 readiness will not have an adverse effect on the TCI Falcon Systems' financial position or results of operations. Additionally, there can be no assurance that the systems of the TCI Falcon Systems' suppliers will be converted in time or that any such failure to convert by such third parties will not have an adverse effect on the TCI Falcon Systems' financial position or results of operations.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholder
Falcon Funding Corporation

    We have audited the accompanying balance sheet of Falcon Funding Corporation as of March 27, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Falcon Funding Corporation as of March 27, 1998 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Los Angeles, California
March 31, 1998

                           FALCON FUNDING CORPORATION
                                 BALANCE SHEET
                                 MARCH 27, 1998

Assets--Cash........................................................................  $   1,000
                                                                                      ---------
                                                                                      ---------
Shareholder's Equity
  Common stock, par value $0.01; 1,000 shares authorized,
    100 shares issued and outstanding...............................................  $       1
  Additional paid-in capital........................................................        999
                                                                                      ---------
                                                                                      $   1,000
                                                                                      ---------
                                                                                      ---------

                           FALCON FUNDING CORPORATION

                             NOTE TO BALANCE SHEET

                                 MARCH 27, 1998

NOTE 1--BASIS OF PRESENTATION

Falcon Funding Corporation ("FFC"), a California corporation, is a wholly-owned subsidiary of Falcon Holding Group, L.P. FFC was organized on March 16, 1998 ("inception") solely for the purpose of acting as co-issuer with Falcon Holding Group, L.P., of $649.6 million (gross proceeds) of senior debentures and senior discount debentures due 2010. FFC had no operations from inception through March 27, 1998 and is not expected to have material operations or assets in the future. FFC is not expected to participate in servicing the principal, interest, premium, if any, or any payment obligations on the debentures.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Set forth below is an estimate of the fees and expenses payable by the Registrants in connection with the Exchange Offer. All amounts are estimated except the filing fees:

Securities and Exchange Commission Registration Fee...............................  $  191,939
Printing and Engraving Fees.......................................................      35,000
Fees of Trustee...................................................................       5,000
Legal Fees and Expenses...........................................................      75,000
Accounting Fees and Expenses......................................................      70,000
Miscellaneous.....................................................................      23,061
                                                                                    ----------
  Total...........................................................................  $  400,000
                                                                                    ----------
                                                                                    ----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    INDEMNIFICATION UNDER THE EXISTING PARTNERSHIP AGREEMENT. The Existing Partnership Agreement provides that FHGLP will indemnify and hold harmless certain Indemnified Persons from any liability, loss, or damage incurred by the Indemnified Person (and will not hold the Indemnified Person liable to FHGLP for any liability, loss, or damage incurred by FHGLP) by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of FHGLP; provided that if the liability, loss, damage or claim arises out of any action or inaction of the Indemnified Person, indemnification will be available only if (i) the Indemnified Person determined, in good faith, that its or his course of conduct was in, or not opposed to, the best interests of FHGLP, or the Indemnified Person did not intend its or his inaction to be harmful or opposed to the best interests of FHGLP, and (ii) the action or inaction did not constitute fraud, gross negligence, breach of fiduciary duty (which shall not be construed to encompass mistakes in judgment or any breach of any Indemnified Person's duty of care that did not constitute gross negligence), or willful misconduct by the Indemnified Person. The class of Indemnified Persons includes Falcon in its capacity as the general partner (and its officers, directors, shareholders, employees, and agents), and the employees, officers, and agents of FHGLP, the members of the Board of Representatives ((and the partners that appointed such member to the extent such partner suffers any liability, loss, or damage as a result of the actions of such member of the Board of Representatives). Indemnification under the Existing Partnership Agreement is recoverable only from the assets of FHGLP and not from any assets of the partners. FHGLP may pay for insurance covering liability of the Indemnified Persons for negligence in operation of FHGLP's affairs. The Company may enter into agreements with certain of the Indemnified Persons setting forth procedures for implementing the indemnities provided in the Existing Partnership Agreement, subject to the approval procedures provided for in the Existing Partnership Agreement. The indemnification provisions under the Existing Partnership Agreement do not constitute a waiver by any limited partner of any right that such limited partner may have against any party, including Falcon, under federal or state securities laws.

    Section 17-108 of the Delaware Revised Uniform Limited Partnership Act authorizes a limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.

    INDEMNIFICATION UNDER NEW PARTNERSHIP AGREEMENT. The New Partnership Agreement provides that the Partnership will indemnify and hold harmless certain Indemnified Persons from any liability, loss, or damage incurred by the Indemnified Person (and will not hold the Indemnified Person liable to the Partnership for any liability, loss, or damage incurred by the Partnership) by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Partnership; provided that if the liability, loss, damage or claim arises out of any action or inaction of the Indemnified Person, indemnification will be available only if (i) the Indemnified Person determined, in good faith, that its or his course of conduct was in, or not opposed to, the best interests of the Partnership, or the Indemnified Person did not intend its or his inaction to be harmful or opposed to the best interests of the Partnership, and (ii) the action or inaction did not constitute fraud, gross negligence, breach of fiduciary duty (which shall not be construed to encompass mistakes in judgment or any breach of any Indemnified Person's duty of care that did not constitute gross negligence), or willful misconduct by the Indemnified Person. The class of Indemnified Persons includes Falcon in its capacity as the general partner (and its officers, directors, shareholders, employees, and agents), and the employees, officers, and agents of The Partnership. Indemnification under the New Partnership Agreement is recoverable only from the assets of The Partnership and not from any assets of the partners. The Partnership may pay for insurance covering liability of the Indemnified Persons for negligence in operation of The Partnership's affairs. The Company may enter into agreements with certain of the Indemnified Persons (and will enter into agreements with the officers of [Falcon/FHGI]) setting forth procedures for implementing the indemnities provided in the New Partnership Agreement. The indemnification provisions under the New Partnership Agreement do not constitute a waiver by any limited partner of any right that such limited partner may have against any party, including Falcon, under federal or state securities laws.

    Section 17-108 of the Delaware Revised Uniform Limited Partnership Act authorizes a limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.

    INDEMNIFICATION UNDER FHGI AND FFC ARTICLES OF INCORPORATION. The Articles of Incorporation of FHGI and FFC authorize the corporation to provide indemnification of agents (as defined by Section 317 of the California Corporations Code) through by-law provisions, agreements with such persons, votes of stockholders or disinterested directors, or otherwise, to the fullest extent permissible under California law. The by-laws of FHGI provide that the corporation shall indemnify such agents to the maximum extent permitted by California law; the by-laws of FFC provide that the corporation shall have the power to indemnify officers, directors, employees and agents (including, without limitation, fiduciaries of an employee benefit plan governed by the Employee Retirement Income Security Act of 1974) of FFC, and such other persons designated by the Board of Directors, to the full extent permitted under California law, as amended from time to time.

    Section 317 of the California Corporations Code defines "agent" as any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was the predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation. Section 317 also provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In addition, a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. No indemnification shall be made under Section 317 for any of the following: (i) in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (ii) amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

    INDEMNIFICATION UNDER NEWFALCON PARTNERSHIP AGREEMENT. The NewFalcon Partnership Agreement provides that the Company will indemnify and hold harmless certain Indemnified Persons from any liability, loss, or damage incurred by the Indemnified Person (and will not hold the Indemnified Person liable to the Company for any liability, loss, or damage incurred by the Company) by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company; provided that if the liability, loss, damage or claim arises out of any action or inaction of the Indemnified Person, indemnification will be available only if (i) the Indemnified Person determined, in good faith, that its or his course of conduct was in, or not opposed to, the best interests of the Company, or the Indemnified Person did not intend its or his inaction to be harmful or opposed to the best interests of the Company, and (ii) the action or inaction did not constitute fraud, gross negligence, breach of fiduciary duty (which shall not be construed to encompass mistakes in judgment or any breach of any Indemnified Person's duty of care that did not constitute gross negligence), or willful misconduct by the Indemnified Person. The class of Indemnified Persons includes FHGLP in its capacity as the managing general partner (and its officers, directors, shareholders, employees, and agents), the employees, officers, and agents of the Company, the members of the Advisory Committee (and the partner that appointed such member to the extent such partner suffers any liability, loss, or damage as a result of the actions of such member of the Advisory Committee). Indemnification under the NewFalcon Partnership Agreement is recoverable only from the assets of the Company and not from any assets of the partners. The Company may pay for insurance covering liability of the Indemnified Persons for negligence in operation of the Company's affairs. The Company may enter into agreements with certain of the Indemnified Persons (and will enter into agreements with the officers of FGHI) setting forth procedures for implementing the indemnities provided in the NewFalcon Partnership Agreement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    On March 17, 1998, in connection with the formation of the FFC, FFC issued 1,000 shares of its voting common stock, one cent ($.01) par value per share, to FHGLP for cash consideration of $1,000. The issuance of FFC common stock to FHGLP was deemed to be exempt from the registration requirements of the Act as a transaction not involving any public offering, pursuant to Section 4(2) of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       2.1   1995 Contribution, Purchase and Partnership Amendment Agreement, dated as of December 28, 1995 by and among Falcon Holding Group, L.P., its current limited partners, Falcon Holding Group, Inc., Falcon
               First Communications, L.L.C., Falcon First Communications, L.P., its limited partners and Falcon First
               Investors, L.P. (16)

       3.1   Certificates of Limited Partnership of FHGLP (1)

       3.2   Amended and Restated Agreement of Limited Partnership of FHGLP (1)

       3.3   Third Amended and Restated Agreement of Limited Partnership of FHGLP (7)

       3.4   Form of Fourth Amended and Restated Agreement of Limited Partnership of FHGLP (1)

       3.5   Form of Amended and Restated Agreement of Limited Partnership of New Falcon*

       3.6   Articles of Incorporation of FFC*

       3.7   Bylaws of FFC*

       4.1   Indenture for the Old Notes, dated as of March 29, 1993, between FHGLP and United States Trust Company of New York, as trustee (1)

       4.2   Form of Old Note (included in Exhibit No. 4.1) (1)

       4.3   Form of Amended and Restated Indenture for the Notes, between FHGLP and United States Trust Company of
               New York, as trustee (1)

       4.4   Form of New Note (included in Exhibit No. 4.3) (1)

       4.5   Notice to MONY Mutual Life Insurance Company of New York of Prepayment of Falcon Cablevision's, a
               California limited partnership's, 12% Subordinated Notes due December 31, 1995 (8)

       4.6   Indenture for the Debentures, dated as of April 3, 1998, by and among FHGLP, FFC and United States Trust
               Company of New York, as Trustee*

       5.1   Opinion of Dow, Lohnes & Albertson, PLLC

      10.1   Bank Credit Agreement, dated as of March 17, 1993, between the Owned Partnerships, and certain lenders and agents named therein (1)

      10.2   Pledge and Subordination Agreement, dated as of March 29, 1993, between Falcon, FHGLP and certain lenders and agents named therein (1)

      10.3   Guarantors Contribution Agreement, dated as of March 29, 1993, among certain subsidiaries of FHGLP (1)

      10.4   Management Compensation Agreement, dated as of March 29, 1993, by and among Falcon and the Limited
               Partners signatory thereto (1)

      10.5   Management Rights Agreement, dated as of March 29, 1993, by and between FHGLP and Hellman & Friedman
               Capital Partners (1)

      10.6   Management Rights Agreement, dated as of March 29, 1993, by and between FHGLP and Hellman & Friedman
               Capital Partners II, L.P. (1)

      10.7   Lease, dated December 1989, between Raymond Business Center and Falcon (1)

      10.8   Lease, dated as of June 25, 1992, by and between Sumitomo Life Realty (N.Y.), Inc. and Falcon (1)

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.9   Cash or Deferred Profit Sharing Plan of Falcon (1)

      10.10  Money Purchase Pension Plan of Falcon (1)

      10.11  Combined Incentive Performance Plan of FHGLP (1)

      10.12  Falcon Holding Group 401(k) Plan (1)

      10.13  Ordinance No. 93-75 of the city of Santa Clara, Utah granting to Falcon Telecable a Franchise to
               Construct, Operate and Maintain a Cable Television System (2)

      10.14  Ordinance No. 93-01 of the Board of Trustees for the Town of Stratford, Oklahoma granting to Falcon
               Cable Media a permit to construct, operate and maintain a cable television system and declaring an emergency (2)

      10.15  Resolution of the City Council of Hardy, Arkansas extending the Cable Television Franchise of Falcon
               Telecable (2)

      10.16  Ordinance No. 1064 N.S. of the City Council of the City of Colville passing an Ordinance amending
               Ordinance No. 768 N.S. Section 5. Extending the length of time for the existing Franchise for one year
               (1)

      10.17  Ordinance #3 an ordinance to amend the franchise tax for the Town of Leeds, Utah (1)

      10.18  Ordinance No. 1077 regulating rates charged by cable television operators within the City of Pleasanton,
               Texas (4)

      10.19  Permit for the Town of Bethel Acres, Oklahoma authorized Falcon Cable TV to provide cable communication services to the Town of Bethel Acres (4)

      10.20  Ordinance No. 93-01, an ordinance setting forth regulations, terms and conditions under which cable television systems shall operate in Stratford, Oklahoma; and granting to Falcon Cable Media, its successors and assigns, a permit to construct, operate and maintain a cable television system and declaring an emergency (4)

      10.21  Confirmation of offer of employment with Jon Lunsford and Promissory Note (3)

      10.22  Loan agreement between Falcon Holding Group L.P., Lender, and Neil McCarthy Borrower including Short
               Form Deed of Trust and Assignment of Rents (Individual) and Promissory Note (8)

      10.23  Amendment No. 1 to Bank Credit Agreement, dated as of March 17, 1993, between the Owned Partnerships, and certain lenders and agents named therein (6)

      10.24  Amendment No. 2 to Bank Credit Agreement, dated as of March 17, 1993, between the Owned Partnerships, and certain lenders and agents named therein (6)

      10.25  Bank Credit Agreement, dated as of December 28, 1995, among certain affiliates of Falcon Holding Group,
               L.P., their respective subsidiaries that are from time to time party thereto, The First National Bank of Boston, as Managing Agent, Toronto-Dominion (Texas) Inc., as Administrative Agent, Chemical Bank,
               as Co-Administrative Agent, NationsBank of Texas, N.A., as Syndication Agent, and the several lenders from time to time party thereto. (7)

      10.26  Agreement and Plan of Merger, dated as of December 28, 1995, by and among Falcon First Communications,
               L.L.C., Falcon First Communications, L.P., its limited partners and Falcon First Investors, L.P. (7)

      10.27  Amendment to Contingent Interest Agreement, dated as of December 28, 1995, between Falcon First
               Communications, L.P., Continental Equity Capital Corporation, First Chicago Investment Corporation,
               Madison Dearborn Partners VIII and William Blair Venture Partners III Limited Partnership (7)

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.28  Tax-Sharing Agreement, dated as of December 28, 1995, by and between WB Cable Investors II, Inc.,
               Madison Dearborn Partners VI, Continental Equity Capital Corporation, Avy Stein, John Willis, Burton
               McGillevray, Hellman & Friedman Capital Partners II, L.P., Falcon Cable Trust and Falcon Holding
               Group, L.P. (7)

      10.29  Employment Termination and Settlement Agreement between Neil McCarthy and Falcon Holding Group, L.P., dated September 1, 1995 (8)

      10.30  First Amendment to and Extension of office Lease between Raymond Business Center and Falcon Holding
               Group, L.P. (9)

      10.31  Asset purchase agreement by and among subsidiaries of Falcon Holding Group, L.P. and Teleview, Inc. (9)

      10.32  Amendment No. 1 to Bank Credit Agreement, dated as of December 28, 1995 , among certain affiliates of
               Falcon Holding Group, L.P., their respective subsidiaries that are from time to time party thereto,
               The First National Bank of Boston, as Managing Agent, Toronto-Dominion (Texas) Inc., as Administrative
               Agent, Chemical Bank, as Co-Administrative Agent, NationsBank of Texas, N.A., as Syndication Agent,
               and the several lenders (9)

      10.33  Restricted Subordination Agreement dated as of March 26, 1993 as restated as of December 28, 1995 between Falcon Holding Group, L.P., Falcon Holding Group, Inc. and AUSA Life Insurance Company, Inc.
               and MONY Life Insurance Company of America (9)

      10.34  System Appraisal of Falcon Cable Systems Company, as of December 31, 1995, by Malarkey-Taylor
               Associates, Inc., dated April 29, 1996 (filed as Exhibit 1 to the June 13 Falcon Cable Systems Company
               Report file no. 19332 and incorporated by reference) (10)

      10.35  System Appraisal of Falcon Cable Systems Company, as of December 31, 1995, by Kane-Reece Associates,
               Inc., dated April 29, 1996 (filed as Exhibit 2 to the June 13 Falcon Cable Systems Company Report file
               no. 19332 and incorporated by reference) (10)

      10.36  System Appraisal of Falcon Cable Systems Company, as of December 31, 1995, by Waller Capital Corporation
               (filed as Exhibit 3 to the June 13 Falcon Cable Systems Company Report file no. 19332 and incorporated by reference) (10)

      10.37  Asset Purchase Agreement by and between the Partnership and New Falcon, dated as of June 13, 1996 (filed as Exhibit 4 to the June 13 Falcon Cable Systems Company Report file no. 19332 and incorporated by reference) (10)

      10.38  Amended and Restated Credit Agreement dated July 12, 1996 (10)

      10.39  Limited Partnership Interest Purchase Agreement dated July 15, 1996, by and among Falcon Holding Group,
               L.P., Marc B. Nathanson, Trustee of the Falcon Cable Trust and Advance TV of California, Inc. (11)

      10.40  Partnership Option Agreement dated July 15, 1996, by and among Marc B. Nathanson, Trustee of the Falcon
               Cable Trust and Falcon Holding Group, L.P. (11)

      10.41  Partnership Option Agreement dated July 15, 1996, between Advance TV of California, Inc. and Falcon
               Holding Group, L.P. (11)

      10.42  Fourth Amendment to Note Purchase and Exchange Agreement dated July 12, 1996, between Falcon Telecable,
               AUSA Life Insurance Company of America and MONY Life Insurance Company of America (11)

      10.43  Second Restated Subordination Agreement between Registrant and AUSA Life Insurance Company, Inc. and
               MONY Life Insurance Company of America dated July 12, 1996 (11)

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.44  Second Restated Guaranty Agreement, dated July 12, 1996, by Falcon Cablevision, Falcon Cable Media,
               Falcon Community Cable, L.P., Falcon Community Ventures I Limited Partnership, Falcon Investors Group,
               LTD., Falcon Telecable Investors Group, Falcon Media Investors Group, Falcon Community Investors,
               L.P., Falcon Telecom, L.P., Falcon Cable Systems Company II, L.P., and Falcon First, Inc. in favor of each of AUSA Life Insurance Company, Inc. and MONY Life Insurance Company of America with respect to the Notes (11)

      10.45  Certificate, dated (July 12, 1996), of Falcon Holding Group, Inc. with respect to the common ownership of certain partnership guarantors (11)

      10.46  Insurance Cost Allocation Agreement, dated July 1, 1996, between Falcon Holding Group, L.P. and Falcon
               International Communications, L.L.C. (12)

      10.47  Fair Market Valuation Report for Falcon Classic Cable Income Properties, L.P., as of December 31, 1996,
               dated February 20, 1997, prepared by Arthur Andersen LLP (12)

      10.48  Valuation Analysis for Falcon Classic Cable Income Properties, L.P., as of December 31, 1996, dated
               March 3, 1997, prepared by Communications Equity Associates (12)

      10.49  Fair Market Valuation Report for Falcon Classic Cable Income Properties, L.P., as of December 31, 1996,
               dated March 10, 1997, prepared by Kane Reece Associates, Inc. (12)

      10.50  Assignment and Acceptance Agreement, dated December 4, 1996, between Banque Paribas and City National
               Bank (13)

      10.51  Enstar Finance Company, LLC Limited Liability Company Agreement dated June 6, 1997 (14)

      10.52  Asset Purchase Agreement, dated as of June 27, 1997, by and among Falcon Community Cable, L.P., Falcon
               Cable Media, Falcon Cable Systems Company II, L.P. and Falcon Classic Cable Income Properties, L.P.
               (14)

      10.53  Second Amendment to the 1993 Incentive Performance Plan of FHGLP (14)

      10.54  Third Amendment to the 1993 Incentive Performance Plan of FHGLP (14)

      10.55  Fourth Amendment to the 1993 Incentive Performance Plan of FHGLP (14)

      10.56  Credit Agreement dated as of September 30, 1997 among Enstar Finance Company, LLC, Banque Paribas, as
               Administrative Agent, and Bank of America National Trust and Savings Association, as Documentation
               Agent (15)

      10.57  Amended and Restated Credit Agreement Consent No. 1 dated as of July 11, 1997 between the affiliates of
               Falcon Holding Group, L.P., BankBoston, The First National Bank of Boston, as Managing Agent,
               Toronto-Dominion (Texas) Inc., as Administrative Agent and NationsBank of Texas, N.A., as Syndication
               Agent (15)

      10.58  Amended and Restated Credit Agreement Amendment No. 2 dated as of September 3, 1997, among the affiliates of Falcon Holding Group, L.P., BankBoston, N.A., as Managing Agent for itself and the other lenders, Toronto-Dominion (Texas) Inc., as Administrative Agent and NationsBank of Texas, N.A., as
               Syndication Agent (15)

      10.59  Amended and Restated Credit Agreement Amendment No. 3 dated as of February 6, 1998, among the affiliates of Falcon Holding Group, L.P., BankBoston, N.A., as Managing Agent for itself and the other Lenders,
               Toronto-Dominion (Texas) Inc., as Administrative Agent and Nationsbank of Texas, N.A., as Syndication
               Agent (17)

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.60  Amended and Restated Credit Agreement Amendment No. 4 dated as of March 17, 1998, among the affiliates of Falcon Holding Group, L.P., BankBoston, N.A., as Managing Agent for itself and the other Lenders,
               Toronto-Dominion (Texas) Inc., as Administrative Agent and NationsBank of Texas, N.A., as Syndication
               Agent (17)

      10.61  First Amendment to Contribution and Purchase Agreement, dated as of March 23, 1998, by and among Falcon
               Holding Group, L.P., Falcon Communications, L.P., and TCI Falcon Holdings, LLC. (18)

      10.62  Second Amendment to Contribution and Purchase Agreement, dated as of April 2, 1998, between Falcon
               Holding Group, L.P., Falcon Communications, L.P. and TCI Falcon Holdings, LLC. (18)

      10.63  Waiver Letter, dated as of March 27, 1998, among Falcon Holding Group, L.P., Falcon Communications, L.P.
               and TCI Falcon Holdings, LLC relating to the Amended and Restated Agreement of Limited Partnership of
               Falcon Communications, L.P., dated as of December 30, 1997. (18)

      10.64  Contribution and Purchase Agreement, dated December 30, 1997, by and among Falcon Holding Group, L.P.,
               Falcon Communications, L.P., Falcon Holding Group, Inc., TCI Falcon Holdings, LLC, Belo Ventures,
               Inc., and the other parties executing the Agreement. (16)

      10.65  Third Amendment to Contribution and Purchase Agreement, dated as of May 12, 1998, by and among Falcon
               Holding Group, L.P., Falcon Communications, L.P. and TCI Holdings LLC.*

      10.66  Credit Agreement, dated as of June 30, 1998, by and among BankBoston, N.A., The Chase Manhattan Bank,
               NationsBank, N.A., Toronto Dominion (Texas) Inc., Bank of America, N.T. & S.A. and other lenders signatory thereto.*

      12     Computation of Deficiency of Earnings to Fixed Charges*

      23.1   Consent of Dow, Lohnes & Albertson, PLLC (contained in Exhibit 5.1)

      23.2   Consent of Ernst & Young, LLP*

      23.3   Consent of KPMG Peat Marwick LLP*

      25.1   Form T-1 (Statement of Eligibility of Trustee)*

      27.1   Financial Data Schedule of FHGLP*

      27.2   Financial Data Schedule of FFC*

      99.1   Letter of Transmittal*

      99.2   Notice of Guaranteed Delivery*


------------------------

   * Previously filed with this Registration Statement.

 (1) Incorporated by reference to the exhibits to FHGLP's Registration Statement on Form S-4, Registration No. 33-60776.

 (2) Incorporated by reference to the exhibits to FHGLP's Quarterly Report on Form 10-Q, File No. 33-60776 for the quarter ended September 30, 1993.

 (3) Incorporated by reference to the exhibits to FHGLP's Quarterly Report on Form 10-Q, File No. 33-60776 for the quarter ended September 30, 1995.

 (4) Incorporated by reference to the exhibits to FHGLP's Annual Report on Form 10-K, File No. 33-60776 for the fiscal year ended December 31, 1993.

 (5) Incorporated by reference to the exhibits to FHGLP's Annual Report on Form 10-K, File No. 33-60776 for the fiscal year ended December 31, 1994.

 (6) Incorporated by reference to the exhibits to FHGLP's Quarterly Report on Form 10-Q, File No. 33-60776 for the quarter ended June 30, 1995.

 (7) Incorporated by reference to the exhibits to FHGLP's current Report on Form 8-K, File No. 33-60776 dated December 28, 1995.

 (8) Incorporated by reference to the exhibits to FHGLP's Annual Report on Form 10-K, File No. 33-60776 for the fiscal year ended December 31, 1995.

 (9) Incorporated by reference to the exhibit to FHGLP's Quarterly Report on Form 10-Q, File No. 33-60776 for the quarter ended March 31, 1996.

 (10) Incorporated by reference to the exhibits to FHGLP's Quarterly Report on Form 10-Q, File No. 33-60776 for the quarter ended June 30, 1996.

 (11) Incorporated by reference to the exhibits to FHGLP's Quarterly Report on Form 10-Q, File No. 33-60776 for the quarter ended September 30, 1996.

 (12) Incorporated by reference to the exhibits to FHGLP's Annual Report on Form 10-K, File No. 33-60776 for the fiscal year ended December 31, 1996.

 (13) Incorporated by reference to the exhibits to FHGLP's Quarterly Report on Form 10-Q, File No. 33-60776 for the quarter ended March 31, 1997.

 (14) Incorporated by reference to the exhibits to FHGLP's Quarterly Report on Form 10-Q, File No. 33-60776 for the quarter ended June 30, 1997.

 (15) Incorporated by reference to the exhibits to FHGLP's Quarterly Report on Form 10-Q, File No. 33-60776 for the quarter ended September 30, 1997.

 (16) Incorporated by reference to the exhibits to FHGLP's Current Report on Form 8-K, File No. 33-60776, dated December 30, 1997.

 (17) Incorporated by reference to the exhibits to FHGLP's Annual Report on Form 10-K, File No. 33-60776 for the fiscal year ended December 31, 1997.

 (18) Incorporated by reference to the exhibits to FHGLP's quarterly report on Form 10-Q, File No. 33-60776 for the quarter ended March 31, 1998.

(b)Financial Statement Schedules

   Schedule II--Valuation and Qualifying Accounts of Falcon Holding Group, L.P. for each of the three years in the period ended December 31, 1997.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrants hereby undertake:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

        (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrants hereby undertake that:

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issues undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, Falcon Holding Group, L.P. has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 5, 1998.


                                FALCON HOLDING GROUP L.P.

                                By:  Falcon Holding Group, Inc.,
                                     its General Partner

                                By:            /s/ MICHAEL K. MENEREY
                                     -----------------------------------------
                                                 Michael K. Menerey
                                              CHIEF FINANCIAL OFFICER


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Director of Falcon Holding
              *                   Group, Inc. and Chief
------------------------------    Executive Officer of the    August 5, 1998
      Marc B. Nathanson           Registrant (Principal
                                  Executive Officer)

              *
------------------------------  President and Chief           August 5, 1998
       Frank J. Intiso            Operating Officer

              *
------------------------------  Director of Falcon Holding    August 5, 1998
    Stanley S. Itskowitch         Group, Inc.

                                Chief Financial Officer
    /s/ MICHAEL K. MENEREY        and Secretary of the
------------------------------    Registrant (Principal       August 5, 1998
      Michael K. Menerey          Financial and Accounting
                                  Officer)



                               *POWER OF ATTORNEY

    Michael K. Menerey, by signing his name hereto, does sign this document on behalf of each of the persons indicated above for whom he is attorney-in-fact pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.

                                               /s/ MICHAEL K. MENEREY
                                     -----------------------------------------
                                                 Michael K. Menerey
                                                  ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, Falcon Funding Corporation has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 5, 1998.


                                FALCON FUNDING CORPORATION

                                By:            /s/ MICHAEL K. MENEREY
                                     -----------------------------------------
                                                 Michael K. Menerey
                                              CHIEF FINANCIAL OFFICER


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Director and Chief
              *                   Executive Officer of the
------------------------------    Registrant (Principal       August 5, 1998
      Marc B. Nathanson           Executive Officer)

              *
------------------------------  Director and President and    August 5, 1998
       Frank J. Intiso            Chief Operating Officer

              *                 Director and Executive
------------------------------    Vice President and          August 5, 1998
    Stanley S. Itskowitch         General Counsel

                                Director and Chief
                                  Financial Officer and
    /s/ MICHAEL K. MENEREY        Secretary of the
------------------------------    Registrant (Principal       August 5, 1998
      Michael K. Menerey          Financial and Accounting
                                  Officer)



                               *POWER OF ATTORNEY

    Michael K. Menerey, by signing his name hereto, does sign this document on behalf of each of the persons indicated above for whom he is attorney-in-fact pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.

                                               /s/ MICHAEL K. MENEREY
                                     -----------------------------------------
                                                 Michael K. Menerey
                                                  ATTORNEY-IN-FACT

                           FALCON HOLDING GROUP, L.P.
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                                      ADDITIONS
                                                       BALANCE AT    CHARGED TO
                                                      BEGINNING OF    COSTS AND                                BALANCE AT
DESCRIPTION                                              PERIOD       EXPENSES    DEDUCTIONS(A)   OTHER(B)    END OF PERIOD
----------------------------------------------------  -------------  -----------  -------------  -----------  -------------
                                                                             (DOLLARS IN THOUSANDS)
Allowance for possible losses on receivables........

Year ended December 31,
  1995..............................................    $     201     $   2,499     $  (1,928)    $      58     $     830
  1996..............................................    $     830     $   2,817     $  (2,740)       --         $     907
  1997..............................................    $     907     $   5,714     $  (5,796)       --         $     825

------------------------

(a) Write-off uncollectible accounts.

(b) Allowance for losses on receivable acquired in connection with the acquisition of Falcon First.